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Appendix A
TABLE OF CONTENTS 3
TABLE OF CONTENTS 4

As Filed with the Securities and Exchange Commission on May 20, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EVERGREEN RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Colorado	1311	84-0834147
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1401 17th Street, Suite 1200
Denver, Colorado 80202
(303) 298-8100
(Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

Mark S. Sexton, Chairman, President and Chief Executive Officer
Evergreen Resources, Inc.
1401 17th Street, Suite 1200
Denver, Colorado 80202
(303) 298-8100
(Name, address, including Zip Code, and telephone number,
including area code, of agent for service)

The Commission is requested to send copies of
all communications to:

Garza Baldwin, III, Esq. Womble Carlyle Sandridge & Rice, PLLC One Wachovia Center, Suite 3300 301 South College Street Charlotte, North Carolina 28202	Mark R. Levy, Esq. Holland & Hart LLP 555-17th Street Suite 3200 Denver, Colorado 80202

        Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, no par value(1)	1,856,523	$13.72	$25,471,496	$2,061

(1)
Each share of the registrant's common stock includes one preferred share purchase right.

(2)
Computed in accordance with Rule 457(f) based on the average of the high ($13.74) and low ($13.70) sales price of the common stock of Carbon Energy Corporation on May 14, 2003 as reported on the American Stock Exchange.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Special Meeting of Shareholders

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

        The Board of Directors of Carbon Energy Corporation has unanimously approved a merger in which Carbon will become a subsidiary of Evergreen Resources, Inc. In the merger, you will receive 0.275 shares of Evergreen common stock for each share of Carbon common stock that you own plus cash instead of any fractional share.

        Evergreen common stock is listed on the New York Stock Exchange under the symbol "EVG." On March 28, 2003, the last trading day prior to the public announcement of the merger, the closing price of Evergreen common stock was $45.40. On                        , 2003, the latest practicable date prior to the printing of this document, the closing price of Evergreen common stock was $            . Based on the 0.275 exchange ratio and the closing price of Evergreen common stock on March 28, the implied value of the merger consideration was approximately $12.485 per share, and the implied transaction value was approximately $84,300,000 based on the implied value of the merger consideration and the number of shares of Carbon common stock outstanding on that date. Based on the 0.275 exchange ratio and the closing price of Evergreen common stock on                        , the implied dollar value of the merger consideration was approximately $            per share, and the implied transaction value was approximately $            based on that value and the number of shares of Carbon common stock outstanding on that date. Evergreen expects to issue approximately 1,691,339 shares of common stock in the merger, which will represent approximately 8% of the outstanding Evergreen common stock immediately after the merger.

        The price of Evergreen common stock will fluctuate prior to completion of the merger. As explained in more detail in this proxy statement/prospectus, the merger does not include a price-based termination right or other protection against declines in the market price of Evergreen common stock, and Carbon has not obtained an updated fairness opinion from its financial advisor. Carbon shareholders do not have the right to seek an appraisal of the value of their Carbon shares in the merger.

        You generally will not recognize gain or loss for federal income tax purposes on your receipt of the Evergreen common stock. However, Evergreen will pay cash instead of issuing fractional shares of common stock in the merger, and you generally will recognize gain or loss on any cash you receive instead of a fractional share.

        At the meeting, you will consider and vote on the merger. The merger cannot be completed unless holders of at least a majority of the shares of Carbon common stock entitled to vote, voting as a single class, approve the merger. Carbon's Board of Directors believes the merger is in the best interests of Carbon's shareholders and recommends that the shareholders vote to approve it. No vote of Evergreen shareholders is required to approve the merger.

        Yorktown Energy Partners III, L.P. and I have agreed to vote our shares of Carbon's common stock for approval of the merger. Yorktown and I own 73.2% and 3.8%, respectively, of Carbon's outstanding common stock.

        The special meeting will be held at                    .m., Mountain Daylight Time, on                        , 2003 at                        .

        This proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully.

        YOU SHOULD CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE     .

        Your vote is very important.    Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you fail to return your proxy card and fail to vote in person, the effect will be the same as a vote against the merger.

        On behalf of the Board of Directors of Carbon, I urge you to vote "FOR" approval of the merger.

                        Patrick R. McDonald
                         President and Chief Executive Officer

          Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the Evergreen common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated                        , 2003 and is expected to be first mailed to shareholders of Carbon on or about                        , 2003.

ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Evergreen and Carbon from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents, which are incorporated by reference in this proxy statement/prospectus, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Evergreen Resources, Inc. 1401 17th Street, Suite 1200 Denver, Colorado 80202 (303) 298-8100 Attention: Director of Investor Relations	Carbon Energy Corporation 1700 Broadway, Suite 1150 Denver, Colorado 80290 (303) 863-1555 (ext. 231) Attention: Corporate Relations Department

        IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY [INSERT DATE NO LATER THAN 5 BUSINESS DAYS PRIOR TO MEETING] IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

        See "Where You Can Find More Information" on page     .

Carbon Energy Corporation
1700 Broadway, Suite 1150
Denver, Colorado 80290

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                        , 2003

        Carbon Energy Corporation will hold a special meeting of shareholders on                        , 2003 at                .m., Mountain Daylight Time, at                         located at                        , for the following purposes:

  •
  To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of March 31, 2003, among Carbon Energy Corporation, Evergreen Resources, Inc. and Evergreen Merger Corporation (the "merger subsidiary"), and a related plan of merger (collectively, the "merger agreement"), providing for the merger of the merger subsidiary with and into Carbon (the "merger"). In the merger, each share of Carbon common stock will be converted into the right to receive 0.275 shares of Evergreen common stock plus cash instead of fractional shares, all as described in more detail in the accompanying proxy statement/prospectus. A copy of the merger agreement and related plan of merger is attached as Appendix A to the accompanying proxy statement/prospectus.

  •
  To approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the above proposals.

  •
  To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

        Additional information about the proposals set forth above may be found in the accompanying proxy statement/prospectus. Please carefully review the accompanying proxy statement and the merger agreement and related plan of merger attached as Appendix A.

        Holders of shares of Carbon common stock as of the close of business on                        , 2003 are entitled to notice of the meeting and to vote at the meeting. If your shares are not registered in your own name, you will need additional documentation from the record holder in order to vote personally at the meeting.

        You are strongly urged to vote on the above proposals.    The enclosed proxy is solicited by and on behalf of the Carbon Board of Directors. Carbon shareholders have two ways to vote by proxy: (1) by mail and (2) by telephone. To vote by telephone, Carbon shareholders should follow the instructions on the enclosed proxy form. To vote by mail, Carbon shareholders should complete, sign, date and return the enclosed proxy form in the envelope provided, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the vote is taken by voting again by delivering to the Secretary of Carbon a written revocation or a proxy with a later date or by oral revocation in person to any of the persons named on the enclosed proxy card at the special meeting. Attendance at the meeting will not by itself revoke a proxy.

By Order of the Board of Directors

Patrick R. McDonald
 Secretary

Denver, Colorado
                        , 2003

        Regardless of the number of shares you hold, your vote is very important. Please complete, sign, date and promptly return the proxy card in the enclosed envelope so that your shares will be represented whether or not you plan to attend the special meeting. Failure to secure a quorum on the date set for the special meeting would require an adjournment that would cause us to incur considerable additional expense.

SUMMARY
You Will Receive 0.275 Shares of Evergreen Stock for Each Share of Carbon Stock
You Will Not Be Subject to Federal Income Tax on Shares Received in the Merger
Evergreen Does Not Expect to Pay Dividends Following the Merger
Carbon's Board of Directors Unanimously Recommends Shareholder Approval
Carbon's Board Received a Fairness Opinion from RBC Dain Rauscher, Inc.
You Do Not Have Dissent and Appraisal Rights
Special Meeting to Approve Merger to be Held , 2003
Information About the Companies
As a Result of the Merger, Carbon Will Become a Subsidiary of Evergreen
Majority Shareholder Vote Required to Approve the Merger
Record Date Set at , 2003; One Vote per Share of Carbon Stock
Certain Interests of Carbon Directors and Executive Officers in the Merger Differ From Your Interests
Evergreen Will Assume Carbon Stock Options and Restricted Stock Awards
Certain Conditions Must Be Satisfied for the Merger to Occur
The Merger Agreement May Be Terminated or Amended Under Certain Circumstances
Carbon Could Be Required to Pay a Termination Fee to Evergreen
Share Price Information
There are Differences Between the Rights of Carbon's and Evergreen's Shareholders
Evergreen Common Stock Issued in Merger Will Be Listed on NYSE
What You Need to Do Now
Comparative Market Prices and Dividends
Selected Unaudited Pro Forma Combined Financial Information
Selected Consolidated Financial Data
Comparative Per Share Data
A WARNING ABOUT FORWARD-LOOKING INFORMATION
RISK FACTORS
Risks Related to the Merger
Risks Related to Evergreen Common Stock
MEETING OF SHAREHOLDERS
General
Who Can Vote at the Meeting
Attending the Meeting
Vote Required
Voting and Revocation of Proxies
Solicitation of Proxies
Recommendation of the Carbon Board
THE MERGER
General
Background of and Reasons for the Merger
Opinion of Carbon's Financial Advisor
Exchange Ratio
Exchange of Carbon Stock Certificates
The Merger Agreement
Termination Fee
Interests of Carbon's Directors and Officers in the Merger
Material United States Federal Income Tax Consequences of the Merger

i

Material Canadian Federal Income Tax Considerations
Regulatory Considerations
Accounting Treatment
Effect on Employee Benefit Plans and Stock Options
Severance Agreements
Restrictions on Resales by Affiliates
Rights of Dissenting Shareholders
INFORMATION ABOUT EVERGREEN
General
Additional Information
INFORMATION ABOUT CARBON
DESCRIPTION OF EVERGREEN CAPITAL STOCK
General
Evergreen Common Stock
Evergreen Preferred Stock
Shareholder Rights Plan
Other Anti-Takeover Provisions
COMPARISON OF THE RIGHTS OF EVERGREEN SHAREHOLDERS AND CARBON SHAREHOLDERS
Summary of Material Similarities and Differences of the Rights of Evergreen and Carbon Shareholders
Authorized Capital Stock
Special Meetings of Shareholders
Directors
Actions Without Meeting
Dividends and Other Distributions
Shareholder Nominations and Shareholder Proposals
Exculpation and Indemnification
Mergers, Share Exchanges and Sales of Assets
Amendments to Articles of Incorporation and Bylaws
Consideration of Business Combinations
Shareholder Rights Plan
OTHER BUSINESS
LEGAL MATTERS
EXPERTS
NOTICE REGARDING ARTHUR ANDERSEN LLP
CARBON ANNUAL AND QUARTERLY REPORT
WHERE YOU CAN FIND MORE INFORMATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Appendix A—	Agreement and Plan of Reorganization and the Plan of Merger (excluding certain annexes)
Appendix B—	Fairness Opinion of RBC Dain Rauscher Inc.
Appendix C—	Annual Report on Form 10-K and Annual Report on Form 10-K/A of Carbon Energy Corporation for the year ended December 31, 2002
Appendix D—	Quarterly Report on Form 10-Q of Carbon Energy Corporation for the quarter ended March 31, 2003

ii

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we refer you. See "Where You Can Find More Information" on page     .

You Will Receive 0.275 Shares of Evergreen Stock for Each Share of Carbon Stock

        If the merger is completed, you will receive 0.275 shares of Evergreen common stock for each outstanding share of Carbon common stock you own plus cash instead of any fractional share of Evergreen common stock that would otherwise be issued.

        Please do not send your Carbon common stock certificate until after receipt of written instructions following completion of the merger. See "What You Need to Do Now."

        The table below shows the closing prices of Evergreen common stock and Carbon common stock and the implied dollar value of the merger consideration on March 26, 2003 (the last date on which Carbon common stock was traded on the American Stock Exchange before public announcement of the merger), March 28, 2003 (the last full trading day on the New York Stock Exchange before public announcement of the merger) and on                        , 2003. The implied dollar value of the merger consideration is calculated by multiplying Evergreen's per share closing price on the applicable date by the exchange ratio of 0.275, which is the number of shares of Evergreen common stock that you would receive in the merger for each share of Carbon common stock you own.

	March 26, 2003	March 28, 2003	, 2003
Evergreen	$43.96	$45.40
Carbon	$10.50	N/A
Implied dollar value of the merger consideration	N/A	$12.49

        Because the 0.275 exchange ratio is fixed but the market price of Evergreen will fluctuate prior to the merger, the pro forma equivalent price for Carbon common stock will also fluctuate prior to the merger, and you will not know the final implied dollar value of the merger consideration when you vote upon on the merger. Evergreen common stock is trade on the New York Stock Exchange under the symbol "EVG." Carbon common stock is traded on the American Stock Exchange under the symbol "CRB." You should obtain current stock price quotations from a newspaper, the Internet or your broker. We urge you to obtain information on the market value of Evergreen and Carbon common stock that is more recent than that provided in this proxy statement/prospectus.

You Will Not Be Subject to Federal Income Tax on Shares Received in the Merger (Page     )

        Neither company is required to complete the merger unless it receives a legal opinion from Evergreen's legal counsel, dated as of the closing date, to the effect that, based on specified facts, representations and assumptions, the merger will be treated as a "reorganization" for federal income tax purposes. Therefore, it is expected that, for federal income tax purposes, you generally will not recognize any gain or loss on the conversion of shares of Carbon common stock into shares of Evergreen common stock. You will be taxed, however, if you receive any cash instead of any fractional share of Evergreen common stock that would otherwise be issued. Tax matters are complicated, and the tax consequences of the merger may vary among shareholders. We urge you to contact your own tax advisor to understand fully how the merger will affect you.

Evergreen Does Not Expect to Pay Dividends Following the Merger

        Evergreen has not declared or paid and does not anticipate declaring or paying any dividends on its common stock in the near future. Any future determination as to the declaration and payment of dividends will be at the discretion of Evergreen's Board of Directors and will depend on then existing conditions, including Evergreen's financial condition, results of operations, contractual restrictions, capital requirements, business prospects and such other factors as the Board deems relevant.

Carbon's Board of Directors Unanimously Recommends Shareholder Approval (Page     )

        The Carbon Board of Directors believes that the merger is in the best interests of Carbon shareholders and unanimously recommends that you vote "FOR" approval of the merger agreement and the related plan of merger. The Carbon Board believes that, as a result of the merger, you will be able to achieve greater value on a long term basis than you would if Carbon remained independent.

        Yorktown Energy Partners III, L.P., which owns 73.2% of Carbon's outstanding common stock, and Patrick R. McDonald, who owns directly or indirectly 3.8% of Carbon's outstanding common stock, have agreed to vote their shares in favor of the merger.

Carbon's Board Received a Fairness Opinion from RBC Dain Rauscher Inc. (Page     )

        Carbon's financial advisor, RBC Dain Rauscher Inc., or RBC, has given an opinion to the Carbon Board that, as of March 31, 2003 (the date the merger agreement was executed), the exchange ratio in the merger was fair from a financial point of view to you as holders of Carbon common stock. The full text of this opinion is attached as Appendix B to this proxy statement/prospectus. We encourage you to read the opinion carefully to understand the assumptions made, matters considered and limitations of the review undertaken by RBC in rendering its fairness opinion. The opinion of RBC will not be updated prior to closing and does not reflect changes in circumstances after the signing of the merger agreement. Carbon has agreed to pay a fee of $500,000 to RBC for advisory services in connection with the potential merger with Evergreen. At the time this proxy statement/prospectus is mailed to you, Carbon has paid $300,000 to RBC as a fee for the fairness opinion delivered to the Carbon Board on March 31, 2003. The fairness opinion fee was payable upon delivery of the opinion without regard to whether the merger is completed but will be credited against the transaction fee mentioned above. Carbon will pay RBC the balance of $200,000 at the time the merger is completed. Carbon has also agreed to reimburse RBC for reasonable expenses and to indemnify RBC and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

You Do Not Have Dissent and Appraisal Rights (Page     )

        You do not have the right to dissent from the merger and demand an appraisal of the fair value of your shares in connection with the merger.

Special Meeting to Approve Merger to be Held                        , 2003 (Page     )

        Carbon will hold the special meeting at              .m., Mountain Daylight Time, on                        , 2003 at                        located at                         . At the meeting, you will vote on the merger agreement and the plan of merger, the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to approve the matters being voted upon at the meeting and any other business that properly arises.

Information About the Companies (Page     ,    )

Evergreen Resources, Inc.
1401 17th Street, Suite 1200
Denver, Colorado 80202
(303) 298-8100

        Evergreen is a Colorado corporation organized on January 14, 1981. Evergreen is an independent energy company engaged in the operation, development, production, exploration and acquisition of unconventional natural gas properties. Evergreen is one of the leading developers of coal bed methane reserves in the United States. Its current operations are principally focused on developing and expanding its coal bed methane project located in the Raton Basin in southern Colorado. In addition, Evergreen has begun a coal bed methane project in southern Alaska.

Carbon Energy Corporation
1700 Broadway, Suite 1150
Denver, Colorado 80290
(303) 863-1555

        Carbon is an independent oil and gas company engaged in the exploration, development and production of natural gas and crude oil in the United States and Canada. Carbon's areas of operations in the United States are the Piceance Basin in Colorado and the Uintah Basin in Utah. Carbon's areas of operations in Canada are central and northwest Alberta and southeast Saskatchewan.

As a Result of the Merger, Carbon Will Become a Subsidiary of Evergreen (Page     )

        In the merger, Evergreen's merger subsidiary will merge into Carbon, and Carbon will become a wholly-owned subsidiary of Evergreen. If the Carbon shareholders approve the merger agreement and the plan of merger at the special meeting, we currently expect to complete the merger in the third quarter of 2003.

        We have included the merger agreement as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement in full, as it is the legal document that governs the merger.

Majority Shareholder Vote Required to Approve the Merger (Page     )

        Approval of the merger agreement and the plan of merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Carbon common stock entitled to vote, voting as a single class. If you fail to vote or abstain, it will have the effect of a vote against the merger agreement and the plan of merger. At the record date, the directors and executive officers of Carbon and their affiliates together owned about 81.8% of the outstanding Carbon common stock entitled to vote at the meeting. Yorktown Energy Partners III, L.P., the largest shareholder of Carbon, and Patrick R. McDonald, the Company's President and Chief Executive Officer, have agreed to vote their shares in favor of the merger.

        Brokers who hold shares of Carbon stock as nominees will not have authority to vote those shares on the merger unless the beneficial owners of those shares provide voting instructions. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares. If your shares are not registered in your name, you will need additional documentation from your record holder to vote the shares in person.

        The merger does not require the approval of Evergreen's shareholders.

Record Date Set at                        , 2003; One Vote per Share of Carbon Stock (Page     )

        If you owned shares of Carbon common stock at the close of business on                        , 2003, the record date, you are entitled to vote on the merger agreement, the plan of merger, the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to approve the matters being voted upon at the meeting and any other matters that may be properly considered at the meeting.

        On the record date, there were                        shares of Carbon common stock outstanding. At the meeting, you will have one vote for each share of Carbon common stock that you owned on the record date.

Certain Interests of Carbon Directors and Executive Officers in the Merger Differ From Your Interests (Page     )

        Some of Carbon's directors and executive officers have interests in the merger that differ from, or are in addition to, the interests of other Carbon shareholders. These interests include acceleration of vesting of stock-based awards upon a change of control under benefit and compensation plans maintained by Carbon and, in the case of certain key employees and executive officers of Carbon, severance benefits payable to the employee upon termination in the event of a change in control under existing employment agreements with Carbon. The Carbon Board of Directors was aware of these and other interests and considered them when it approved and adopted the merger agreement.

        Employment Agreements.    In 1999, Carbon entered into an employment agreement with Patrick R. McDonald providing for Mr. McDonald to serve as Carbon's President and Chief Executive Officer. This employment agreement was renewed in October 2002 with a new three-year employment agreement containing similar terms. Either Carbon or Mr. McDonald may terminate the agreement if there is a change in control of Carbon, which includes shareholder approval of the merger. In the event of a change in control supported by the Carbon Board of Directors, Mr. McDonald is to be paid 300% of his average annual compensation for the prior three years upon termination of the employment agreement by Mr. McDonald or Carbon. In addition, the employment agreement provides that any outstanding stock options and incentive awards granted to Mr. McDonald will become 100% vested, without any restrictions, upon a change in control.

        Carbon has also entered into an employment agreement with Kevin D. Struzeski providing for Mr. Struzeski to serve as Carbon's Chief Financial Officer. The employment agreement provides that either Carbon or Mr. Struzeski may terminate the agreement if there is a change in control of Carbon, which includes shareholder approval of the merger. In the event of a change in control supported by the Carbon Board of Directors, Mr. Struzeski is to be paid 200% of his average annual compensation for the prior two years upon termination of his employment agreement by Carbon or 100% of his average annual compensation upon termination of his employment by him. In addition, the employment agreement provides that any outstanding stock options and incentive awards granted to Mr. Struzeski will become 100% vested, without any restrictions, upon a change in control.

        Carbon has entered into employment agreements with six other employees, including three Canadian employees. These agreements provide for severance benefits in the event of a change in control of Carbon followed by termination of the employee's employment. The severance benefits range from 100% to 200% of the employee's average annual compensation for the prior two years upon termination of employment following a change in control supported by the Board of Directors. The agreements also provide that upon a change in control, any outstanding stock options and incentive awards granted to the employee will become 100% vested, without restrictions.

        Voting Agreements.    Evergreen has entered into voting agreements with each of Yorktown Energy Partners, III, L.P. and Mr. McDonald, pursuant to which Yorktown and Mr. McDonald have agreed to vote their shares in favor of adoption and approval of the merger agreement and against any action that could delay, postpone or impair completion of the merger. Yorktown and Mr. McDonald have also agreed not to transfer or dispose of their shares prior to the effective date of the merger or termination of the merger agreement.

        Registration Rights Agreement.    Pursuant to a registration rights agreement, Evergreen has agreed to file a registration statement with the SEC within 45 days after the date the merger becomes effective to register for one year the resale of the Evergreen shares to be received in the merger by Yorktown and its limited partners and Mr. McDonald and his related entities.

        Indemnification of Directors and Executive Officers.    The merger agreement provides that for three years after the merger becomes effective Evergreen or one of its subsidiaries will maintain directors' and officers' liability insurance covering directors and officers of Carbon for acts or omissions occurring before the merger becomes effective. The insurance will provide at least the same coverage and amounts as contained in Carbon's policy on the date of the merger agreement, subject to certain limits on the premiums that Evergreen will be required to pay. Evergreen has also agreed to indemnify all individuals who are or have been officers, directors or employees of Carbon or a Carbon subsidiary before the merger becomes effective from any acts or omissions in such capacities before the merger becomes effective to the extent such indemnification is permitted by Carbon's governing documents and applicable law.

        The material terms and financial provisions of these arrangements are described under the heading "Interests of Carbon's Directors and Officers in the Merger" on page     .

Evergreen Will Assume Carbon Stock Options and Restricted Stock Awards (Page     )

        When the merger is completed, outstanding options to purchase Carbon common stock granted to Carbon employees and directors under Carbon's equity-based plans will be assumed by Evergreen and become options in respect of Evergreen common stock (or substitute options to acquire Evergreen common stock will be granted). The number of shares subject to these options and the exercise price thereof will be adjusted to reflect the exchange ratio. In addition, upon approval of the merger agreement by the shareholders of Carbon, all outstanding and unvested Carbon stock options will vest and become immediately exercisable.

        In addition, the executive officers and certain employees of Carbon have received grants of restricted stock awards. All restricted stock outstanding under Carbon's plan becomes fully vested upon a change in control, which includes shareholder approval of the merger agreement.

Certain Conditions Must Be Satisfied for the Merger to Occur (Page     )

        A number of conditions must be met for us to complete the merger, including, but not limited to:

  •
  approval of the merger agreement by the Carbon shareholders;

  •
  receipt of the opinion of Evergreen's counsel that the merger will constitute a reorganization under Section 368 of the Internal Revenue Code, as amended, and that Carbon shareholders will not recognize gain or loss to the extent they exchange their Carbon common stock for Evergreen common stock;

  •
  the continuing accuracy of the parties' representations in the merger agreement;

  •
  the continuing effectiveness of the registration statement filed with the Securities and Exchange Commission (the "SEC") covering the shares of Evergreen common stock to be issued in the merger;

  •
  the shares of Evergreen common stock issuable pursuant to the merger agreement shall have been approved for listing on the New York Stock Exchange; and

  •
  none of Carbon's properties and assets shall have suffered a casualty loss or have been taken in condemnation such that, when considered with any inaccurate representations and warranties, there is a material adverse effect on Carbon after taking into account proceeds of insurance and any condemnation award.

The Merger Agreement May Be Terminated or Amended Under Certain Circumstances (Page     )

        Evergreen and Carbon can mutually agree at any time to terminate the merger agreement without completing the merger. Either company can also unilaterally terminate the merger agreement if:

  •
  the merger is not completed by October 31, 2003;

  •
  the shareholders of Carbon do not approve the merger;

  •
  any condition that must be satisfied to complete the merger cannot be satisfied or fulfilled prior to the closing date;

  •
  the other company violates, in a material way, any of its representations, warranties or obligations under the merger agreement and the violation is not cured in a timely fashion; or

  •
  any of the required regulatory approvals are denied, and the time period for appeals and requests for reconsideration have expired.

        Generally, the party seeking to terminate because a condition cannot be satisfied or fulfilled cannot itself be in violation of the merger agreement in a way that would allow the other party to terminate.

        Evergreen and Carbon can agree to amend the merger agreement in any way, except that after the shareholders' meeting we cannot decrease the consideration that Carbon shareholders will receive in the merger. Either company can waive any of the requirements of the other company contained in the merger agreement, except that neither company can waive any required regulatory approval.

Carbon Could Be Required to Pay a Termination Fee to Evergreen (Page     )

        Carbon will be required to pay Evergreen a termination fee of $2,500,000 if the merger agreement is terminated:

  •
  by Evergreen or Carbon because Carbon's Board of Directors fails to recommend to Carbon's shareholders that they approve the merger, and Carbon's shareholders fail to approve the merger;

  •
  by Evergreen because Carbon breaches its non-solicitation covenant or its covenant to recommend that the Carbon shareholders approve the merger; or

  •
  by Evergreen because Carbon has breached any of its representations, warranties or covenants under the merger agreement (other than the non-solicitation covenant or its covenant to recommend that the Carbon shareholders approve the merger), the violation is not cured in a timely fashion and Carbon has received notice of a competing proposal from a third party at the time of or prior to the breach.

Share Price Information (Page     )

        Evergreen common stock is traded on the New York Stock Exchange under the symbol "EVG". Carbon common stock is traded on the American Stock Exchange under the symbol "CRB". On March 28, 2003, the last full NYSE trading day before public announcement of the merger, Evergreen common stock closed at $45.40. On March 26, 2003, the last date on which Carbon common stock was traded on AMEX before public announcement of the merger, the closing price of Carbon common stock was $10.50. On                        , 2003, Carbon common stock closed at $            , and Evergreen common stock closed at $            . The market prices of Evergreen and Carbon, and the pro forma equivalent price for Carbon common stock, will fluctuate prior to the merger. You should obtain current stock price quotations from a newspaper, the Internet or your broker.

There are Differences Between the Rights of Carbon's and Evergreen's Shareholders (Page             )

        Both Evergreen and Carbon are governed by the Colorado Business Corporation Act (the "CBCA"). However, the rights of Carbon's shareholders are governed by Carbon's articles of incorporation and bylaws, which differ from Evergreen's articles of incorporation and bylaws with respect to certain matters, including:

  •
  Directors may be removed from office under Evergreen's articles of incorporation and bylaws only for cause and only by the vote of 80% of the outstanding shares entitled to vote in the election of directors, while directors may be removed from office under Carbon's articles of incorporation and bylaws with or without cause by a majority of votes cast at a special shareholders meeting called for the purpose of the removal; and

  •
  Evergreen's articles of incorporation and bylaws require the vote of 80% of the shares entitled to vote to approve an amendment to the provisions of the articles of incorporation concerning the composition of the Board of Directors, while Carbon's articles of incorporation do not alter the statutory requirement that a majority of the outstanding shares approve such an amendment to the articles of incorporation.

        A more complete discussion of the differences in rights of Evergreen and Carbon shareholders is set forth in "Comparison of the Rights of Evergreen and Carbon Shareholders" on page     .

Evergreen Common Stock Issued in Merger Will Be Listed on NYSE

        Evergreen will list the shares of its common stock to be issued in the merger on the New York Stock Exchange.

What You Need to Do Now

        After you have carefully read this document, please vote your shares of Carbon common stock by telephone by following the telephone instructions on the reverse side of the enclosed proxy form, or by signing and mailing the enclosed proxy form in the return envelope provided as soon as possible so that your shares will be represented at the annual meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals. If you do not vote or you abstain, it will have the effect of a vote against the merger proposal.

        After the merger, you will have to surrender your Carbon common stock certificates to receive new certificates representing the number of shares of common stock of Evergreen you are entitled to receive in the merger. Please do not send certificates until after receipt of written instructions following completion of the merger.

Comparative Market Prices and Dividends

        Evergreen common stock is listed on the New York Stock Exchange under the symbol "EVG," and Carbon common stock is listed on the American Stock Exchange under the symbol "CRB." The table below shows the high and low prices of Evergreen common stock and Carbon common stock for the last two fiscal years and 2003 to date. Neither company has paid dividends on its common stock since inception, and the merger agreement restricts Carbon's ability to pay dividends. See page     .

	Evergreen		Carbon
	High	Low	High	Low
Quarter Ended
March 31, 2003	$46.49	$41.29	$11.95	$9.80
June 30, 2003 (through May 16, 2003)	52.10	44.60	14.00	12.00
For year 2003 (through May 16, 2003)	52.10	41.29	14.00	9.80
Quarter Ended
March 31, 2002	$43.65	$33.01	$8.70	$7.81
June 30, 2002	45.40	39.26	9.99	8.51
September 30, 2002	42.51	30.90	9.89	9.50
December 31, 2002	47.00	37.75	10.25	9.70
For year 2002	47.00	30.90	10.25	7.81
Quarter Ended
March 31, 2001	$43.50	$29.45	$8.80	$6.81
June 30, 2001	50.99	34.80	12.40	8.80
September 30, 2001	42.35	30.65	9.90	8.10
December 31, 2001	43.00	32.04	9.59	8.50
For year 2001	50.99	29.45	12.40	6.81

        The table below shows the closing price of Evergreen common stock on March 28, 2003, the last full NYSE trading day before public announcement of the proposed merger, and the closing price of Carbon common stock on March 26, 2003, the last date on which Carbon common stock was traded on AMEX before public announcement of the merger.

Evergreen historical	$45.40
Carbon historical	$10.50
Carbon pro forma equivalent*	$12.49

*
Calculated by multiplying Evergreen's per share closing price by the exchange ratio of 0.275.

Selected Unaudited Pro Forma Condensed Combined Financial Information

        The following unaudited pro forma condensed combined financial information shows the pro forma effect of the proposed merger. The unaudited pro forma condensed combined financial information includes statements of operations for the three months ended March 31, 2003 and the year ended December 31, 2002 and certain production and other data, which assume the merger occurred on January 1, 2002. The unaudited pro forma condensed combined financial information also includes certain balance sheet information as of March 31, 2003, which assumes the merger occurred on that date.

        This information is only a summary. You should read the unaudited pro forma condensed combined financial information and the accompanying notes that are included in this document. You should also read the historical information of Evergreen that is incorporated by reference into this document and for Carbon that is incorporated by reference in, and accompanies, this document.

        We are providing the unaudited pro forma condensed combined financial and other data that is preliminary and is being furnished solely for information purposes. The pro forma information does not purport to represent what the financial position and the results of operations of the combined company would have actually been had the proposed merger in fact occurred on the dates indicated, nor is it necessarily indicative of the results of operations or financial position that may occur in the future.

        The information was prepared based on the fact that both Evergreen and Carbon use the full cost method of accounting for their oil and gas producing activities. We have not reflected as an adjustment to the historical data any annual cost savings that may result from the merger.

        No pro forma adjustments have been made with respect to the following items. These items are reflected in the historical results of Evergreen and Carbon, as applicable, and should be considered in reading the pro forma results:

  •
  In 2002, Evergreen recognized a $51.5 million expense related to the impairment of its international properties.

  •
  In 2002, Carbon recognized a $13.2 million reduction to the carrying value of its oil and gas properties pursuant to the full cost ceiling test limitation.

Unaudited Pro Forma Condensed Combined Company Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended March 31, 2003	Year Ended December 31, 2002
Revenues:
Oil and gas revenues	$54,430	$125,068
Interest and other	(3)	920

Total revenues	54,427	125,988

Expenses:
Lease operating expense	6,009	20,949
Transportation costs	3,367	12,233
Production and property taxes	3,111	6,610
Depreciation, depletion and amortization	8,047	30,716
Full cost ceiling impairment	—	13,218
Impairment of international properties	—	51,546
General and administrative expenses	4,120	14,113
Interest expense	2,526	8,818
Other	(76)	645

Total expenses	27,104	158,848

Income (loss) from continuing operations, before income taxes	27,323	(32,860)
Income tax provision (benefit)	9,873	(5,732)

Net income (loss) from continuing operations	$17,450	$(27,128)

Basic income (loss) from continuing operations per common share	$0.84	$(1.31)

Diluted income (loss) from continuing operations per common share	$0.82	$(1.31)

Weighted average shares outstanding:
Basic	20,749	20,646

Diluted	21,410	20,646

Pro Forma Combined Company Three Months Ended March 31, 2003
PRODUCTION AND OTHER DATA:
Production:
Gas (Bcf)	11.64
Oil and NGLs (MBbls)	22.5
Bcfe	11.8
Cost per Mcfe:
Lease operating expense	$0.51
Depreciation, depletion and amortization of oil and gas properties	$0.68
Pro Forma Combined Company as of March 31, 2003
(in thousands)
BALANCE SHEET DATA:
Cash and cash equivalents	$9,046
Total assets	$812,750
Total long-term obligations	$260,242
Total stockholders' equity	$406,934

Selected Consolidated Financial Data

        We are providing the following information to help you analyze the financial aspects of the merger. We derived the information below from Evergreen's unaudited financial statements for the three months ended March 31, 2003 and 2002 and its audited financial statements for 1998 through 2002. This information is only a summary, and you should read it in conjunction with Evergreen's historical financial statements and the related notes contained in the annual and quarterly reports and other documents that Evergreen has filed with the SEC. See "Where You Can Find More Information" on page     .

Evergreen-Historical Financial Information
(Dollars in thousands, except for per share amounts)

	Three Months Ended March 31,		Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(in thousands, except per share amounts)
Statement of Operations Data
Revenues:
Natural gas revenues	$48,974	$20,192	$111,550	$119,745	$59,128	$26,722	$21,582
Interest and other	147	122	576	1,025	565	207	178

Total revenues	49,121	20,314	112,126	120,770	59,693	26,929	21,760
Expenses:
Lease operating expenses	4,717	3,685	16,161	12,228	7,475	4,245	2,280
Transportation costs	3,367	2,835	12,233	9,524	5,902	4,001	2,519
Production and property taxes	2,980	1,190	5,960	5,472	2,567	1,146	1,077
Depreciation, depletion and amortization	5,529	4,792	20,916	16,212	8,190	4,757	3,860
Impairment of international properties	—	—	51,546	—	—	—	—
General and administrative	2,606	2,189	9,226	6,985	4,364	3,024	1,933
Interest expense	2,199	1,920	8,345	8,331	3,330	1,927	1,870
Other	(76)	7	645	653	178	175	286

Total expenses	21,322	16,618	125,032	59,405	32,006	19,275	13,825
Income (loss) from continuing operations before income taxes, discontinued operations and cumulative effect of change in accounting principle	27,799	3,696	(12,906)	61,365	27,687	7,654	7,935
Income tax provision-deferred	10,147	1,312	(4,582)	22,838	10,695	2,979	3,062

Income (loss) from continuing operations before discontinued operations and cumulative effect of change in accounting principle	17,652	2,384	(8,324)	38,527	16,992	4,675	4,873
Discontinued operations
Gain on disposal of discontinued operations, net	—	—	—	—	—	452	—
Equity in earnings of discontinued operations, net	—	—	—	—	—	—	339

Net income (loss) before cumulative effect of change in accounting principle	17,652	2,384	(8,324)	38,527	16,992	5,127	5,212
Cumulative effect of change in accounting principle, net of tax	713	—	—	—	—	—	—

Net income (loss)	16,939	2,384	(8,324)	38,527	16,992	5,127	5,212
Preferred stock dividends	—	—	—	—	(2,929)	—	—

Net income (loss) attributable to common stockholders	$16,939	$2,384	$(8,324)	$38,527	$14,063	$5,127	$5,212

Basic income (loss) per common share
From continuing operations	$0.93	$0.13	$(0.44)	$2.08	$0.91	$0.36	$0.47
From discontinued operations	—	—	—	—	—	0.03	0.03
Cumulative effect in change in accounting principle, net of tax	(0.04)	—	—	—	—	—	—

Basic income (loss) per common share	$0.89	$0.13	$(0.44)	$2.08	$0.91	$0.39	$0.50

Diluted income (loss) per common share
From continuing operations	$0.90	$0.12	$(0.44)	$1.98	$0.87	$0.34	$0.44
From discontinued operations	—	—	—	—	—	0.03	0.03
Cumulative effect in change in accounting principle, net of tax	(0.04)	—	—	—	—	—	—

Diluted income (loss) per common share	$0.86	$0.12	$(0.44)	$1.98	$0.87	$0.37	$0.47

Statement of Cash Flows Data
Net cash provided by (used in):
Operating activities	$20,343	$10,495	$53,602	$90,113	$31,274	$12,731	$12,147
Investing activities	(26,888)	(28,461)	(114,766)	(122,547)	(144,196)	(43,864)	(47,202)
Financing activities	6,971	17,268	58,990	31,457	116,269	30,471	34,260
		December 31,
	March 31, 2003
		2002	2001	2000	1999	1998
		(in thousands)
Balance Sheet Data
Cash and cash equivalents	$1,310	$871	$3,024	$4,034	$651	$1,334
Working (deficit) capital	(2,228)	(5,138)	(6,793)	6,850	(62)	(468)
Total assets	650,103	606,761	556,025	450,745	184,369	139,626
Total long-term obligations	239,000	236,000	181,000	149,748	15,500	47,045
Total stockholders' equity	324,734	312,428	314,940	266,852	153,510	76,679

        We derived the information below from the audited financial statements of Carbon and its predecessor Bonneville Fuels for 1998 through 2002 and from its unaudited financial statements for the three months ended March 31, 2003 and 2002. For 1999, the table presents the activities of Carbon for November and December 1999 (Carbon's activities prior to November 1, 1999 were minimal) and Bonneville Fuels for the period January through October 1999, and the results of operations and cash flow of Carbon and Bonneville Fuels on a pro forma basis for the year ended December 31, 1999. This information is only a summary, and you should read it in conjunction with Carbon's historical financial statements and the related notes contained herein. See "Where You Can Find More Information" on page     .

Carbon-Historical Financial Information
(Dollars in thousands, except for per share amounts)

	As of or for the Three Months Ended March 31, 2003	As of or for the Three Months Ended March 31, 2002					As of or for the Two Months Ended December 31, 1999	As of or for the Ten Months Ended October 31, 1999
			As of or for the Year Ended December 31,			Pro Forma for the Year Ended December 31, 1999			As of or for the Year Ended December 31, 1998
			2002	2001	2000
Statement of Operations Data
Revenues	$6,274	$3,626	$16,520	$21,955	$16,603	$10,299	$1,775	$8,524	$7,281
Net earnings (loss)	1,493	(532)	(14,555)	1,573	1,456	147	(491)	638	(2,191)
Basic income (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$0.19	$(0.09)	$(2.39)	$0.51	$0.25	n/a	$(0.12)	n/a	n/a
Cumulative effect of change in accounting principle, net of tax	0.05	—	—	(0.25)	—	n/a	—	n/a	n/a

Basic income (loss) per share	$0.24	$(0.09)	$(2.39)	$0.26	$0.25	n/a	$(0.12)	n/a	n/a

Diluted income (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$0.18	$(0.09)	$(2.39)	$0.49	$0.25	n/a	$(0.12)	n/a	n/a
Cumulative effect of change in accounting principle, net of tax	0.05	—	—	(0.24)	—	n/a	—	n/a	n/a

Diluted income (loss) per share	$0.23	$(0.09)	$(2.39)	$0.25	$0.25	n/a	$(0.12)	n/a	n/a

Statement of Cash Flows Data
Cash provided by (used in) operating activities	$2,592	$(2,065)	$2,657	$14,232	$3,755	$(713)	$999	$(1,712)	$4,696
Cash provided by (used in) investing activities	7,223	(2,439)	(7,572)	(17,297)	(8,266)	(28,841)	(24,110)	(4,731)	(5,948)
Cash provided by (used in) financing activities	(2,027)	4,504	4,875	3,089	3,526	28,056	24,106	3,950	3,450
Balance Sheet Data
Total assets	$58,342	n/a	$52,304	$62,368	$62,480	n/a	$39,298	$22,912	$22,840
Working capital (deficit)	3,489	n/a	(3,671)	(5,051)	(267)	n/a	232	1,954	562
Long-term debt	21,242	n/a	22,709	17,870	15,082	n/a	9,100	9,800	5,850
Stockholders' equity	20,688	n/a	18,608	33,854	32,235	n/a	24,315	9,701	9,063

Comparative Per Share Data

        The following table presents: (1) historical per share data for Evergreen; (2) historical, pro forma and equivalent pro forma per share data for Carbon; and (3) pro forma per share data of the combined company after giving effect to the merger.

        The combined company pro forma per share data was derived by combining information from the historical consolidated financial statements of Evergreen and Carbon using the purchase method of accounting for the merger. You should read this table together with the historical consolidated financial statements of Evergreen and Carbon that are filed with the Securities and Exchange Commission and incorporated by reference into this document. See "Additional Information—Where You Can Find More Information" on page     . You should not rely on the pro forma per share data as being necessarily indicative of actual results had the merger occurred on January 1, 2002.

	Three Months Ended March 31, 2003(3)	Year Ended December 31, 2002(3)
Historical—Evergreen
Earnings (loss) from continuing operations per share:
Basic	$0.93	$(0.44)
Diluted	$0.90	$(0.44)
Book value per share	$17.01	N/A
Historical—Carbon
Earnings (loss) from continuing operations per share:
Basic	$0.19	$(2.39)
Diluted	$0.18	$(2.39)
Book value per share	$3.38	N/A
Pro forma—Carbon
Earnings (loss) from continuing operations per share(4):
Basic	$0.10	$(2.57)
Diluted	$0.10	$(2.57)
Equivalent Pro Forma—Carbon
Earnings (loss) from continuing operations per share(2):
Basic	$0.28	$(0.36)
Diluted	$0.28	$(0.36)
Book value per share	$5.38	N/A
Pro Forma Combined Company
Earnings (loss) from continuing operations per share(1):
Basic	$0.84	$(1.31)
Diluted	$0.82	$(1.31)
Book value per share	$19.58	N/A

(1)
The combined company's pro forma data includes the effect of the merger on the basis described in the notes to the unaudited pro forma condensed combined financial statements included elsewhere in this document.

(2)
Carbon's equivalent pro forma amounts have been calculated by multiplying the combined company's pro forma earnings (loss) from continuing operations, and book value per share amounts by the 0.275 exchange ratio.

(3)
Evergreen and Carbon declared no cash dividends during the periods presented.

(4)
The pro forma earnings (loss) from continuing operations per share data gives effect to Carbon's sale in March 2003 of certain properties as discussed in the notes to the unaudited pro forma condensed combined financial statements included elsewhere in this document.

A WARNING ABOUT FORWARD-LOOKING INFORMATION

        Evergreen and Carbon have each made forward-looking statements in this document and in other documents to which this document refers that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the managements of Evergreen and Carbon and on information currently available to them or, in the case of information that appears under the heading "The Merger—Background of and Reasons for the Merger" on page     , information that was available to the managements of Evergreen and Carbon as of the date of the merger agreement, and should be read in connection with the notices about forward-looking statements made by Evergreen and Carbon in their reports filed with the SEC under the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this document are forward-looking statements. Such statements address activities, events or developments that Evergreen and Carbon expect, believe, project, intend or anticipate will or may occur, including such matters as future capital, development and exploration expenditures, reserve estimates (including estimates of future net revenues associated with such reserves and the present value of such future net revenues), future production of oil and natural gas, business strategies, expansion and growth of operations, cash flow and anticipated liquidity, prospect development and property acquisition, obtaining financial or industry partners for prospect or program development, or marketing of oil and natural gas. See "Where You Can Find More Information" on page     .

        Any statements in this document about the anticipated effects of the merger and Evergreen's anticipated performance in future periods are subject to risks relating to, among other things, the following possibilities:

  •
  costs or difficulties related to the integration of the business of Evergreen and its merger partners, including Carbon;

  •
  a decline in natural gas prices;

  •
  incorrect estimates of required capital expenditures;

  •
  increases in the costs of drilling and completing wells and for gas gathering;

  •
  an increase in the cost of production and operations;

  •
  an inability to meet projections;

  •
  adverse changes in the securities markets;

  •
  general economic conditions;

  •
  risks associated with exploration;

  •
  ability to find, acquire, market, develop and produce new properties;

  •
  operating hazards attendant to the oil and natural gas business;

  •
  uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures;

  •
  the strength and financial resources of our competitors;

  •
  our ability to find and retain skilled personnel;

  •
  climatic conditions;

  •
  labor relations;

  •
  environmental risks; and

  •
  regulatory developments.

        Management of each of Evergreen and Carbon believes the forward-looking statements about its company are reasonable; however, shareholders of Carbon should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Evergreen following completion of the merger may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond Evergreen's and Carbon's ability to control or predict.

        All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Evergreen or Carbon or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Evergreen nor Carbon undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

RISK FACTORS

        By electing to receive Evergreen's common stock, you will be subject to the risks of ownership of that security. You are urged to consider carefully the following important risk factors, as well as those other risk factors that Evergreen has filed with the SEC and that are incorporated by reference into this document.

Risks Related to the Merger

        We may be unable to successfully integrate our operations, which could have an adverse effect on the business, results of operations, financial condition or prospects of Evergreen after the merger.

        To be successful after the merger, Evergreen and Carbon will need to combine and integrate the operations of their separate companies into one company. Evergreen and Carbon could encounter difficulties in the integration process. Integration will require substantial management attention and could divert attention away from the day-to-day business of the combined company. If Evergreen and Carbon cannot integrate their businesses successfully, they may fail to realize the benefits they expect from the merger. See "The Merger—Background of and Reasons for the Merger."

        Failure to consummate the merger could negatively impact Carbon and its business.

        In order to complete the merger, Carbon must meet all merger conditions. If for any reason the merger does not occur, that failure could adversely affect Carbon's business and make it difficult for Carbon to attract other acquisition partners. In addition, in the event the merger agreement is terminated, Carbon may be required to pay Evergreen a $2,500,000 termination fee. See "The Merger—Termination Fee" beginning on page     .

        Executive officers and directors of Carbon have potential conflicts of interest in their recommendation that Carbon shareholders vote for approval of the merger.

        When considering the recommendation of Carbon's Board of Directors, you should be aware that some executive officers and directors of Carbon have interests in the merger that are somewhat different from your interests. These arrangements may create potential conflicts of interest. These and certain other additional interests of Carbon's directors and executive officers may cause some of these persons to view the proposed transaction differently than you view it, as a shareholder. See "The Merger—Interests of Carbon Directors and Executive Officers in the Merger" beginning on page     .

        You will receive a fixed ratio of 0.275 shares of Evergreen common stock for each share of Carbon common stock that you own plus cash instead of any fractional share, regardless of any change in the market values of Carbon common stock or Evergreen common stock before the completion of the merger.

        Upon completion of the merger, each share of Carbon common stock will be converted into the right to receive 0.275 shares of Evergreen common stock plus cash in lieu of fractional shares. The market values of Evergreen common stock and Carbon common stock have varied since Evergreen and Carbon entered into the merger agreement and are likely to continue to vary in the future due to changes in the business, operations or prospects of Evergreen and Carbon, market assessments of the merger, regulatory considerations, market and economic considerations and other factors. The dollar value of Evergreen common stock that holders of Carbon common stock will receive upon completion of the merger will depend on the market value of Evergreen common stock at the time of completion of the merger, which may be lower than the closing price of Evergreen common stock on the last full trading day preceding public announcement that Evergreen and Carbon entered into the merger agreement, the last full trading day prior to the date of this proxy statement/prospectus or the date of the special meeting. There will be no adjustment to the exchange ratio, and the parties do not have a right to terminate the merger agreement based solely upon changes in the market price of either Evergreen common stock or Carbon common stock.

        Sales of substantial amounts of Evergreen's common stock in the open market by Carbon shareholders could depress Evergreen's stock price.

        Other than shares held by certain affiliates of Carbon, shares of Evergreen's common stock that are issued to shareholders of Carbon will be freely tradable without restrictions or further registration under the Securities Act of 1933. Two of Carbon's affiliates, Yorktown Energy Partners III, L.P. and Patrick R. McDonald, Carbon's President and Chief Executive Officer, own 73.2% and 3.8%, respectively, of Carbon's outstanding common stock. Evergreen has agreed to file a registration statement with the SEC to permit Yorktown and its limited partners and Mr. McDonald and his related entities to sell their shares free of restrictions applicable to other affiliates of Carbon for a period of one year from the effective date of the registration statement. If the merger with Carbon closes and if Carbon shareholders, including Yorktown, its limited partners and Mr. McDonald, sell substantial amounts of Evergreen common stock in the public market following the transaction, the market price of Evergreen common stock could fall. These sales might also make it more difficult for Evergreen to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

        Loss of Key Carbon employees may have a negative impact on the transition to combined operations.

        Carbon has several key employees who are familiar with the interests and operations of Carbon. Loss of such key employees could have an adverse effect on Evergreen's ability to exploit and operate efficiently Carbon's properties. Some of these key Carbon employees have employment agreements pursuant to which they can terminate their employment after a change in control and receive a severance payment. See "The Merger—Interests of Carbon's Directors and Officers in the Merger."

        Evergreen may encounter difficulties expanding its oil and gas activities into the international areas in which Carbon operates.

        If the merger is completed, Evergreen will acquire Carbon's working interests in Alberta and Saskatchewan, Canada. These international operations may be adversely affected by currency fluctuations. The expenses of such operations are payable in Canadian dollars. As a result, Evergreen's Canadian operations will be subject to the risk of fluctuations in the relative value of the Canadian and United States dollars. In addition, international operations are subject to political, economic and other uncertainties, including, among others, risk of war, revolution, border disputes, expropriation, re-negotiation or modification of existing contracts, import, export and transportation regulations and tariffs, taxation policies, including royalty and tax increase and retroactive tax claims, exchange controls, limits on allowable levels of production, labor disputes and other uncertainties arising out of foreign government sovereignty over Evergreen's international operations.

        After the merger, Evergreen may be affected by the gas prices in the Rocky Mountain Region.

        Oil and gas commodity markets are influenced by global and regional supply and demand factors. Worldwide political events can also impact commodity prices. The prices to be received by Evergreen for the natural gas production from Carbon's properties acquired in the merger will be determined mainly by factors affecting the regional supply of and demand for natural gas. Based on recent experience as described below, regional differences could cause published indices used generally to establish the price received for natural gas production in the United States to be higher than the market price received by Carbon for natural gas produced from its properties.

        At December 31, 2002, approximately 60% of Carbon's United States production was in the Piceance Basin in Colorado and the Uintah Basin in Utah. After March, 2002, natural gas prices for production in these areas were unusually low relative to Evergreen's operations and the majority of the producing areas in the United States. Reduced regional seasonal demand and inadequate pipeline transportation capacity linking Carbon's production in the Piceance and Uintah Basins to consuming regions are principal factors contributing to these price differentials. While there is the prospect for additional pipeline capacity out of this region, which is expected to help alleviate the price differentials received by Rocky Mountain gas producers, continued volatility is expected to affect the price received for natural gas produced from Carbon's properties after the merger with Evergreen.

Risks Related to Evergreen Common Stock

        Oil and gas prices are volatile, and an extended decline in prices would hurt Evergreen's profitability and financial condition.

        Evergreen's revenues, operating results, profitability, future rate of growth and the carrying value of its oil and gas properties depend heavily on prevailing market prices for oil and gas. Evergreen's management expects the markets for oil and gas to continue to be volatile. Any substantial or extended decline in the price of oil or gas would have a material adverse effect on Evergreen's financial condition and results of operations. Such a decline could reduce Evergreen's cash flow and borrowing capacity, as well as the value and the amount of its gas reserves. All of Evergreen's proved reserves are natural gas. Therefore, Evergreen is more directly impacted by volatility in the price of natural gas. Various factors beyond Evergreen's control can affect prices of oil and gas, including:

  •
  worldwide and domestic supplies of oil and gas,

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  the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls,

  •
  political instability or armed conflict in oil or gas producing regions,

  •
  the price and level of foreign imports,

  •
  worldwide economic conditions,

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  marketability of production,

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  the level of consumer demand,

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  the price, availability and acceptance of alternative fuels,

  •
  the availability of pipeline capacity,

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  weather conditions, and

  •
  actions of federal, state, local and foreign authorities.

        These external factors and the volatile nature of the energy markets make it difficult to estimate future commodity prices.

        Evergreen periodically reviews the carrying value of its oil and gas properties under the full cost accounting rules of the SEC. Under these rules, capitalized costs of proved oil and gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%. Application of the ceiling test generally requires pricing future reserves at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded, even if prices were depressed for only a short period of time. Evergreen may be required to write down or impair the carrying value of its oil and gas properties when oil and gas prices are depressed or unusually volatile. If a write-down is required, it would result in a charge to earnings and book value but would not impact cash flow from operating activities. Once incurred, a write-down of oil and gas properties is not reversible at a later date.

        Evergreen's operations require large amounts of capital.

        Evergreen's current development plans will require it to make large capital expenditures for the exploration and development of its natural gas properties. Historically, Evergreen has funded its capital expenditures through a combination of funds generated internally from sales of production or properties, the issuance of equity, long-term debt financing and short-term financing arrangements. Management cannot be sure that any additional financing will be available to Evergreen on acceptable terms. Future cash flows and the availability of financing will be subject to a number of variables, such as:

  •
  the success of Evergreen's coal bed methane project in the Raton Basin,

  •
  Evergreen's success in locating and producing new reserves,

  •
  the level of production from existing wells, and

  •
  prices of oil and natural gas.

        Issuing equity securities to satisfy Evergreen's financing requirements could cause substantial dilution to existing shareholders. In addition, debt financing could lead to:

  •
  a substantial portion of Evergreen's operating cash flow being dedicated to the payment of principal and interest,

  •
  Evergreen being more vulnerable to competitive pressures and economic downturns, and

  •
  restrictions on Evergreen's operations.

        If Evergreen's revenues were to decrease due to lower oil and natural gas prices, decreased production or other reasons, and if it could not obtain capital through its credit facility or otherwise, Evergreen's ability to execute its development plans, replace its reserves or maintain its production levels could be greatly limited.

        Information concerning Evergreen's reserves and future net revenue estimates is uncertain.

        There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and their values, including many factors beyond the control of Evergreen. Estimates of proved undeveloped reserves, which comprise a significant portion of Evergreen's reserves, are by their nature uncertain. The reserve data incorporated in this proxy statement/prospectus by reference to Evergreen's Form 10-K for the year ended December 31, 2002 are estimates. Although management believes they are reasonable, estimates of production, revenues and capital and operating expenditures will likely vary from actual results, and these variances may be material.

        Estimates of oil and natural gas reserves, by necessity, are projections based on geologic and engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable oil and natural gas reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions governing future oil and natural gas prices, future operating costs, severance, ad valorem and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom may vary substantially.

Any significant variance in the assumptions could materially affect the estimated quantity and value of the reserves. Actual production, revenues and expenditures with respect to Evergreen's reserves will likely vary from estimates, and such variances may be material.

        Analysts and investors should not construe the present value of future net reserves, or PV-10, as the current market value of the estimated oil and natural gas reserves attributable to Evergreen's properties. Management has based the estimated discounted future net cash flows from proved reserves on prices and costs as of the date of the estimate, in accordance with applicable regulations, whereas actual future prices and costs may be materially higher or lower. Many factors will affect actual future net cash flows, including:

  •
  the amount and timing of actual production,

  •
  supply and demand for natural gas,

  •
  curtailments or increases in consumption by natural gas purchasers, and

  •
  changes in governmental regulations or taxation.

        The timing of the production of oil and natural gas properties and of the related expenses affect the timing of actual future net cash flows from proved reserves and, thus, their actual present value. In addition, the 10% discount factor, which Evergreen is required to use to calculate PV-10 for reporting purposes, is not necessarily the most appropriate discount factor given actual interest rates and risks to which Evergreen's business or the oil and natural gas industry in general are subject.

        Evergreen depends heavily on expansion and development of the Raton Basin.

        All of Evergreen's proved reserves are in the Raton Basin, and its future growth plans rely heavily on increasing production and reserves in the Raton Basin. Evergreen's proved reserves will decline as reserves are depleted, except to the extent Evergreen conducts successful exploration activities or acquires other properties containing proved reserves.

        At December 31, 2002, Evergreen had estimated net proved undeveloped reserves of approximately 443 Bcf, which constituted approximately 36% of its total estimated net proved reserves. Evergreen's development plan includes increasing its reserve base through continued drilling and development of its existing properties in the Raton Basin. Evergreen cannot be sure that its planned projects in the Raton Basin will lead to significant additional reserves or that it will be able to continue drilling productive wells at anticipated finding and development costs.

        Future acquisitions pose risks to Evergreen's business and growth prospects.

        As part of its growth strategy, Evergreen may make additional acquisitions of businesses and properties. However, suitable acquisition candidates may not be available on terms and conditions Evergreen finds acceptable. In pursuing acquisitions, Evergreen competes with other companies, many of which have greater financial and other resources to acquire attractive companies and properties. Even if future acquisitions are completed, the following are some of the risks associated with acquisitions, including the proposed acquisition of Carbon, that could have a material adverse effect on Evergreen's business, financial condition and results of operations:

  •
  some of the acquired businesses or properties may not produce revenues, earnings or cash flow at anticipated levels,

  •
  Evergreen may assume liabilities that were not disclosed or exceed Evergreen's estimates,

  •
  Evergreen may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems,

  •
  acquisitions could disrupt Evergreen's ongoing business, distract management, divert resources and make it difficult to maintain Evergreen's current business standards, controls and procedures,

  •
  Evergreen may finance future acquisitions by issuing common stock for some or all of the purchase price, which could dilute the ownership interests of Evergreen's stockholders, and

  •
  Evergreen may incur additional debt related to future acquisitions.

        Evergreen's industry is highly competitive.

        Major oil companies, independent producers and institutional and individual investors are actively seeking oil and gas properties throughout the world, along with the equipment, labor and materials required to operate properties. Many of Evergreen's competitors have financial and technological resources vastly exceeding those available to Evergreen. Many oil and gas properties are sold in a competitive bidding process in which Evergreen may lack technological information or expertise available to other bidders. Evergreen cannot be sure that it will be successful in acquiring and developing profitable properties in the face of this competition.

        The oil and gas exploration business involves a high degree of business and financial risk.

        The business of exploring for and, to a lesser extent, developing oil and gas properties is an activity that involves a high degree of business and financial risk. Property acquisition decisions generally are based on various assumptions and subjective judgments that are speculative. Although available geological and geophysical information can provide information about the potential of a property, it is impossible to predict accurately the ultimate production potential, if any, of a particular property or well. Moreover, the successful completion of an oil or gas well does not ensure a profit on investment. A variety of factors, both geological and market-related, can cause a well to become uneconomic or marginally economic.

        Evergreen's business is subject to operating hazards that could result in substantial losses.

        The oil and natural gas business involves operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks, any of which could cause Evergreen a substantial loss. In addition, Evergreen may be held liable for environmental damage caused by previous owners of property it owns or leases. As a result, Evergreen may face substantial liabilities to third parties or governmental entities, which could reduce or eliminate funds available for exploration, development or acquisitions or cause Evergreen to incur losses. An event that is not fully covered by insurance—for example, losses resulting from pollution and environmental risks, which are not fully insurable—could have a material adverse effect on Evergreen's financial condition and results of operations.

        Exploratory drilling is an uncertain process with many risks.

        Exploratory drilling involves numerous risks, including the risk that Evergreen will not find any commercially productive natural gas or oil reservoirs. The cost of drilling, completing and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations, including:

  •
  unexpected drilling conditions,

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  pressure or irregularities in formations,

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  equipment failures or accidents,

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  adverse weather conditions,

  •
  compliance with governmental requirements, and

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  shortages or delays in the availability of drilling rigs and the delivery of equipment.

        Evergreen's future drilling activities may not be successful, nor can Evergreen management be sure that Evergreen's overall drilling success rate or its drilling success rate for activity within a particular area will not decline. Unsuccessful drilling activities could have a material adverse effect on Evergreen's results of operations and financial condition. Also, Evergreen may not be able to obtain any options or lease rights in potential drilling locations that it identifies. Although Evergreen has identified numerous potential drilling locations, management cannot be sure that Evergreen will ever drill them or that it will produce natural gas from them or any other potential drilling locations.

        Hedging transactions may limit Evergreen's potential gains or expose Evergreen to loss.

        To manage Evergreen's exposure to price risks in the marketing of its natural gas, Evergreen enters into natural gas fixed price physical delivery contracts as well as commodity price swap and collar contracts from time to time with respect to a portion of its current or future production. While intended to reduce the effects of volatile natural gas prices, these transactions may limit Evergreen's potential gains if natural gas prices were to rise substantially over the price established by the contracts. In addition, such transactions may expose Evergreen to the risk of financial loss in certain circumstances, including instances in which:

  •
  Evergreen's production is less than expected,

  •
  there is a widening of price differentials between delivery points for Evergreen's production and the delivery point assumed in the contracts,

  •
  the counterparties to Evergreen's futures contracts fail to perform under the contracts, or

  •
  a sudden, unexpected event materially impacts natural gas prices.

        Evergreen may face unanticipated water disposal costs.

        Evergreen's management believes that the State of Colorado will continue to routinely approve permits for the use of well-site pits, water disposal wells and evaporation ponds for the disposal of produced water. Where groundwater produced from the Raton Basin coal seams meets surface discharge permit levels, Evergreen can lawfully discharge the water into arroyos and surface waters pursuant to permits it has obtained from the State of Colorado. All of these disposal options require a laboratory analysis program to ensure compliance with state permit standards. Additionally, Evergreen contracts with an independent water sampling company that collects the water samples and monitors Evergreen's water management program. These monitoring costs are directly related to the number of well-site pits, evaporation ponds and discharge points.

        Where water of lesser quality is discovered or Evergreen's wells produce water in excess of the applicable volumetric permit limits, Evergreen may have to drill additional disposal wells to re-inject the produced water back into deep underground rock formations. Produced water is currently injected at eight such wells, and two more of these underground injection control (UIC) wells are under development. The costs to dispose of this produced water may increase, which could have a material adverse effect on Evergreen's operations in this area, if any of the following occur: (1) Evergreen cannot obtain future permits from the State of Colorado, (2) water of lesser quality is produced, (3) Evergreen's wells produce excess water or (4) new laws or regulations require water to be disposed of in a different manner.

        Evergreen has limited protection for its technology and depends on technology owned by others.

        Evergreen uses operating practices that management believes are of significant value in developing coal bed methane reserves. In most cases, patent or other intellectual property protection is unavailable for this technology. Evergreen's use of independent contractors in most aspects of its drilling and some completion operations makes the protection of such technology more difficult. Moreover, Evergreen relies on the technological expertise of the independent contractors that it retains for its oil and gas operations. Evergreen has no long-term agreements with these contractors, and management cannot be sure that Evergreen will continue to have access to this expertise.

        Evergreen's industry is heavily regulated.

        Federal, state and local authorities extensively regulate the oil and gas industry. Legislation and regulations affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may affect, among other things, the pricing or marketing of oil and gas production. Noncompliance with statutes and regulations may lead to substantial penalties, and the overall regulatory burden on the industry increases the cost of doing business and, in turn, decreases profitability. State and local authorities regulate various aspects of oil and gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the positioning of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, the sharing of markets, production limitations, plugging and abandonment, and restoration.

        Evergreen must comply with complex environmental regulations.

        Evergreen's operations are subject to complex and constantly changing environmental laws and regulations adopted by United States federal, state and local governmental authorities. New laws or regulations, or changes to current requirements, could have a material adverse effect on its business. State, federal and local environmental agencies have relatively little experience with the regulation of coal bed methane operations, which are technologically different from conventional oil and gas operations. This inexperience has created uncertainty regarding how these agencies will interpret air, water and waste requirements and other regulations to coal bed methane drilling, fracture stimulation methods, production and water disposal operations. Evergreen will continue to be subject to uncertainty associated with new regulatory interpretations and inconsistent interpretations between state and federal agencies. Evergreen could face significant liabilities to the government and third parties for discharges of oil, natural gas or other pollutants into the air, soil or water, and Evergreen could have to spend substantial amounts on investigations, litigation and remediation. Evergreen cannot be sure that existing environmental laws or regulations, as currently interpreted or enforced, or as they may be interpreted, enforced or altered in the future, will not materially adversely affect its results of operations and financial condition. As a result, Evergreen may face material indemnity claims with respect to properties it owns or leases or has owned or has leased.

        Evergreen's business depends on transportation facilities owned by others.

        The marketability of Evergreen's gas production depends in part on the availability, proximity and capacity of pipeline systems owned by third parties. Although Evergreen has some contractual control over the transportation of its product, material changes in these business relationships could materially affect its operations. Federal and state regulation of gas and oil production and transportation, tax and energy policies, changes in supply and demand, pipeline pressures, and general economic conditions could adversely affect Evergreen's ability to produce, gather and transport natural gas.

        Market conditions could cause Evergreen to incur losses on its transportation contracts.

        Evergreen has gas transportation contracts that require it to transport minimum volumes of natural gas. If Evergreen ships smaller volumes, it may be liable for the shortfall. Unforeseen events, including production problems or substantial decreases in the price or demand for natural gas, could cause Evergreen to ship less than the required volumes, resulting in losses on these contracts.

        Evergreen depends on key personnel.

        Evergreen's success will continue to depend on the continued services of its executive officers and a limited number of other senior management and technical personnel. Loss of the services of any of these people could have a material adverse effect on Evergreen's operations. Evergreen does not have employment agreements with its executive officers.

        Evergreen does not pay dividends.

        Evergreen has never declared nor paid any cash dividends on its common stock, and it has no intention to do so in the near future.

        Evergreen's articles of incorporation and bylaws have provisions that discourage corporate takeovers and could prevent shareholders from realizing a premium on their investment.

        Evergreen's articles of incorporation and bylaws contain provisions that may have the effect of delaying or preventing a change in control. These provisions, among other things, provide for a staggered Board of Directors and noncumulative voting in the election of the Board and impose procedural requirements on shareholders who wish to make nominations for the election of directors or propose other actions at shareholders' meetings. Also, Evergreen's articles of incorporation authorize the Board to issue up to 24,900,000 shares of preferred stock without shareholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board may determine. These provisions, alone or in combination with each other and with the rights plan described below, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to shareholders for their common stock.

        On July 7, 1997 Evergreen's Board of Directors adopted a shareholder rights agreement, which provides for the distribution of uncertificated stock purchase rights to shareholders of Evergreen at a rate of one right for each share of common stock held of record. The rights plan is designed to enhance the Board's ability to prevent an acquirer from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire Evergreen by means of unfair or abusive takeover tactics. However, the existence of the rights plan may impede a takeover of Evergreen not supported by the Board, including a takeover that may be desired by a majority of Evergreen's shareholders or involving a premium over the prevailing stock price.

        Evergreen's stock price has been and is likely to continue to be volatile.

        The market price of Evergreen common stock has been volatile. During 2002, the sale price of the common stock on the NYSE has ranged from a low of $30.90 per share to a high of $47.00 per share. For the period January 1, 2003 through May 16, 2003, the price has ranged from a low of $41.29 to a high of $52.10. The market price of Evergreen's common stock is subject to many factors, including:

  •
  prices for oil and natural gas,

  •
  general stock market conditions,

  •
  conditions in Evergreen's industry,

  •
  changes in Evergreen's revenues and earnings, and

  •
  changes in analyst recommendations and projections.

MEETING OF SHAREHOLDERS

General

        This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the Carbon Board of Directors from holders of Carbon common stock, for use at the special meeting of shareholders to be held at                        on                         ,                        , 2003 at                .m., Mountain Daylight Time, and at any adjournments or postponements of the special meeting. At the special meeting of shareholders, holders of Carbon common stock will be asked to vote upon the following proposals:

  •
  approval and adoption of the Agreement and Plan of Reorganization, dated March 31, 2003, among Carbon Energy Corporation, Evergreen Resources, Inc. and Evergreen Merger Corporation and the related plan of merger pursuant to which Evergreen Merger Corporation would merge into Carbon, and Carbon would become a wholly-owned subsidiary of Evergreen. In this proxy statement/prospectus, we refer to the Agreement and Plan of Reorganization and the related plan of merger as the "merger agreement" and to Evergreen Merger Corporation as the "merger subsidiary." A copy of the merger agreement is attached as Appendix A; and

  •
  adjournment of the special meeting, if necessary, to solicit additional proxies to approve of the matters being voted upon at the meeting, and such other matters as may properly come before the special meeting.

        Proxies may be voted on other matters that may properly come before the meeting, if any, at the discretion of the proxy holders. The Carbon Board of Directors knows of no such other matters except those incidental to the conduct of the meeting.

Who Can Vote at the Meeting

        The Carbon Board of Directors has fixed the close of business (             p.m., Mountain Daylight Time) on                        , 2003 as the record date for determining the holders of Carbon common stock entitled to notice of, and to vote at, the special meeting. Only holders of record of Carbon common stock at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting.

        On the record date, there were            shares of Carbon common stock issued and outstanding and entitled to vote at the special meeting, held by approximately             holders of record. Holders of record of Carbon common stock are entitled to one vote per share on any matter which may properly come before the special meeting. Votes may be cast at the special meeting in person or by proxy.

        The presence at the special meeting, either in person or by proxy of the holders of a majority of the outstanding Carbon common stock entitled to vote, is necessary to constitute a quorum in order to transact business at the special meeting. However, in the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed in order to solicit additional proxies.

Attending the Meeting

        If you are a beneficial owner of Carbon common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Carbon common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

        Approval of the proposal to approve and adopt the merger agreement will require the affirmative vote of a majority of the shares of Carbon common stock outstanding on the record date, voting as a single class. Under applicable Colorado law, in determining whether the proposal to approve and adopt the merger agreement has received the requisite number of affirmative votes, non-votes and abstentions will have the same effect as a vote against the proposal. Brokers who hold shares of Carbon common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners of those shares. Any shares which are not voted because the nominee-broker lacks such discretionary authority ("broker non-votes") will have the same effect as a vote against the proposal.

        Action on any other matter that is properly presented at the meeting for consideration of the shareholders will be approved if a quorum is present for that matter and the votes cast favoring the action exceed the votes cast opposing the action. A quorum will be present for a particular matter if a majority of the outstanding shares of Carbon common stock entitled to vote on that matter is represented at the meeting in person or by proxy. For purposes of determining whether a quorum is present for a particular matter, shares with respect to which proxies have been marked as abstentions and any broker non-vote shares will be treated as shares present. The Carbon Board of Directors is not aware of any other business to be presented at the meeting other than matters incidental to the conduct of the meeting.

        Because approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Carbon common stock entitled to vote, and abstentions and broker non-vote shares will have the same effect as votes against the merger, the Carbon Board of Directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-prepaid envelope or to otherwise vote your shares in another approved manner.

        You should not return your stock certificates with your proxy cards.    The procedure for surrendering your stock certificates is described under "The Merger—Exchange of Carbon Stock Certificates" on page    .

        As of the record date, Carbon's directors and executive officers and their affiliates may be deemed to be the owners of approximately 5,031,300 outstanding shares of Carbon common stock (not including shares that may be acquired upon the exercise of stock options) (representing approximately 81.8% of the voting power of Carbon common stock). Yorktown Energy Partners III, L.P., the largest shareholder of Carbon, and Patrick R. McDonald, President and Chief Executive Officer, are obligated pursuant to agreements with Evergreen to vote the outstanding shares they own (77.0% of Carbon's stock in the aggregate) in favor of approval and adoption of the merger agreement. See "The Merger—Voting Agreement." As of the record date, the directors and officers of Evergreen, their affiliates, Evergreen and its subsidiaries have no ownership in the shares of Carbon common stock.

Voting and Revocation of Proxies

        Shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by such proxies unless the proxies are revoked as described below. If your proxy is properly executed but does not contain voting instructions, your proxy will be voted "for" approval of the merger agreement. If other matters are properly presented before the special meeting, the persons named in such proxy will have authority to vote in accordance with their judgment on any other such matters. It is not expected that any matter other than as described in this proxy statement/prospectus will be brought before the special meeting.

        The grant of a proxy on the enclosed proxy card does not preclude a shareholder from voting in person. You may revoke a proxy at any time prior to your proxy being voted at the special meeting by:

  •
  voting again by telephone; or

  •
  delivering, prior to the special meeting, to Patrick R. McDonald, Secretary of Carbon, at Carbon, 1700 Broadway, Suite 1150, Denver, Colorado 80290, a written notice of revocation bearing a later date or time than the proxy; submitting another proxy by mail that is later dated and that is properly signed, dated and completed; or oral revocation in person to any of the persons named on the enclosed proxy card at the special meeting.

        Attendance at the special meeting will not by itself constitute revocation of a proxy. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares.

        Your broker may allow you to deliver your voting instructions via the telephone or the internet. Please see the voting instruction form from your broker. If your shares are not registered in your name, you will need additional documentation from your record holder to vote the shares in person.

Solicitation of Proxies

        Carbon will pay the cost of printing this proxy statement/prospectus and all other costs of soliciting proxies. Directors, officers and other employees of Carbon or its subsidiaries may solicit proxies personally, by telephone or facsimile or otherwise. None of these people will receive any special compensation for solicitation activities. Carbon will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such brokerage firms and other custodians, nominees and fiduciaries, and Carbon will reimburse these record holders for their reasonable out-of-pocket expenses. Carbon has engaged                  to assist in distributing proxy materials and contacting record and beneficial owners of Carbon common stock. Carbon has agreed to pay            approximately $          , including out-of-pocket expenses for its services to be rendered on behalf of Carbon.

        The special meeting may be adjourned for the purpose of soliciting additional proxies in favor of the merger. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the shares of Carbon common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Carbon shareholders who have already sent in their proxies to revoke them at any time prior to their use.

Recommendation of the Carbon Board

        The Carbon Board has unanimously approved the merger agreement and believes that the proposed transaction is fair to and in the best interests of Carbon and its shareholders. The Carbon Board unanimously recommends that Carbon's shareholders vote "FOR" approval of the merger agreement. See "The Merger—Background of and Reasons for the Merger" on page    .

THE MERGER

        The following information describes the material aspects of the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this proxy statement/prospectus, including the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and incorporated herein by reference. You are urged to read the appendices in their entirety.

General

        The merger agreement provides for the merger of the merger subsidiary with and into Carbon, with Carbon becoming a wholly-owned subsidiary of Evergreen. As a result of the merger, holders of Carbon common stock will exchange their shares of Carbon for shares of common stock of Evergreen. On the effective date of the merger, each share of Carbon common stock then issued and outstanding will be converted into and exchanged for the right to receive 0.275 shares of Evergreen common stock plus cash instead of fractional shares. Shares held by Carbon, Evergreen or any Evergreen subsidiaries will not be converted to Evergreen common stock.

Background of and Reasons for the Merger

  Background of the Merger

        In 2000 and 2001 at regularly scheduled meetings and from time to time, various directors and executive officers of Carbon discussed the long-term growth objectives for Carbon as well as the means and strategy required to achieve these objectives. Carbon's Board and management generally discussed the following: obtaining additional capital in order to develop Carbon's oil and natural gas properties; alternatives to acquire additional capital; potential barriers to raising capital; achieving a greater degree of liquidity for Carbon's shareholders; the possibility of Carbon's merging with a larger company with greater access to capital; growing through one or more acquisitions of assets or companies; and other means of achieving Carbon's objectives.

        In February, 2001, Carbon retained Dain Rauscher Wessels (which was subsequently acquired by Royal Bank of Canada and is now known as RBC Dain Rauscher Inc., "RBC") to act as financial adviser to and provide investment banking services for Carbon. RBC worked with Carbon's management and Board to assess Carbon's strategic objectives.

        After retaining RBC, Carbon and RBC had discussions with financial institutions, institutional investors and private equity sources regarding the possibility of raising additional capital by issuing equity. Carbon's small capitalization and public float and the illiquidity of its shares were concerns to the entities contacted. Carbon's management and Board determined that raising equity financing at an attractive price was not feasible at that time. Carbon and RBC had discussions with several other companies which, in Carbon's and RBC's view, might have a strategic interest in Carbon's properties located in Colorado, Utah and Alberta, Canada. Several of the companies contacted declined to express an interest in Carbon's assets, and no further discussions were held with such companies. Four of the companies contacted expressed an interest in Carbon. After execution of confidentiality agreements, Carbon management met with representatives of each of these companies to present an overview of Carbon's assets in the United States and Canada and to gauge their interest in Carbon's assets. Each of these companies declined to pursue additional discussions with Carbon, citing the relatively small size of Carbon's assets or the lack of operating or geographical synergy as the reason.

        Commencing in September 2001, Carbon held discussions relating to a possible acquisition of a Canadian public company listed on the Toronto Stock Exchange. In November 2001 Carbon retained RBC to provide financial advisory and investment banking services in connection with a possible transaction with that company. After conducting its due diligence review, Carbon submitted an offer to acquire such company for cash and common stock of Carbon. The Board of Directors of the target company responded with an alternative proposal. Negotiations continued, but the parties could not reach an agreement on the consideration to be paid, at which point discussions between the two companies ceased.

        In May 2002, Carbon considered another possible transaction with a Canadian public company listed on the Canadian Venture Exchange. In July 2002, Carbon retained RBC to provide financial advisory and investment banking services in connection with the possible transaction. After conducting its due diligence review, Carbon submitted an offer to acquire the target company for cash. The Board of Directors of the target company declined to accept Carbon's offer. Carbon's offer expired and there were no further discussions.

        In June 2002, Carbon engaged in discussions with another company, larger than Carbon, and retained RBC to provide financial advisory and investment banking services in connection with a possible transaction. After conducting its due diligence review of the target company, Carbon submitted an offer to acquire the company in a merger in which the proposed target company stockholders would have the choice of receiving Carbon stock or cash as consideration in the transaction. The Board of Directors of the target company declined Carbon's offer and subsequently accepted an offer to be acquired by a NYSE-listed company for cash and stock.

        Throughout the remainder of 2002, Carbon continued to explore and consider various strategic alternatives, including, but not limited to, equity financing, merger opportunities and asset or corporate acquisitions. At the regularly scheduled Board meeting during the second quarter of 2002, and from time to time between individual Board members and management, the alternatives were discussed. In July 2002, Carbon received an unsolicited inquiry from a public oil and gas company, and Mr. McDonald contacted during September 2002 one other public oil and gas company, regarding a potential transaction involving Carbon. Mr. McDonald met with each company, and, after preliminary discussions with each regarding a share-for-share merger, Carbon executed confidentiality agreements with each company. Mr. McDonald presented to each company an overview of Carbon's operations, assets and business objectives. Both companies subsequently orally indicated to Carbon that, in their estimation, the value of Carbon was less than or equal to the then trading price of Carbon shares and that the geographical locations of some of Carbon's assets were not a strategic fit. The Carbon Board of Directors discussed the indications of value and the prospects for the share appreciation of the two companies, and based on their analysis, advised Mr. McDonald to discontinue discussions with these companies. During the course of the discussions noted above, Carbon did not receive any written offers regarding a potential business combination.

        The first contact between Carbon and Evergreen was on October 3, 2002, when Mr. McDonald was introduced to Mark S. Sexton, President and Chief Executive Officer of Evergreen and both informally discussed their business strategies. Mr. McDonald subsequently forwarded to Mr. Sexton public information regarding Carbon. Mr. Sexton reviewed the information and, at Mr. McDonald's suggestion, agreed to meet to learn more about Carbon's business and operations.

        On November 13, 2002, the parties executed a confidentiality agreement. After signing the agreement, Mr. McDonald met with Evergreen's senior management and independent reserve engineers to discuss the companies' business objectives, assets and operations. Mr. McDonald presented an overview of Carbon's operations, reserves and production, undeveloped potential and strategy.

        Following the initial discussion with Mr. Sexton and again after the November 13, 2002 meeting, Mr. McDonald informed Carbon's Board about the possibility of a combination with Evergreen. Mr. McDonald met with members of Carbon's Board collectively and individually to discuss the business and operations of Evergreen. Mr. McDonald and members of Carbon's Board reviewed and analyzed public information regarding the financial condition, operations, production, reserves and undeveloped potential of Evergreen. The directors advised Mr. McDonald to continue discussions with Evergreen. Subsequently, Mr. McDonald at least weekly had contacts with each of the Carbon directors to report to them on the status of a possible transaction with Evergreen.

        On December 2, 2002, the Evergreen Board of Directors authorized Evergreen's management to pursue a transaction with Carbon subject to the Board's approval of a definitive merger agreement.

        On December 4, 2002, Carbon held a regularly scheduled Board meeting at which Mr. McDonald updated the Board of Directors regarding the strategic and business considerations relating to the transaction, the ongoing due diligence review, the status of discussions between the parties and other matters relating to a possible transaction. Following the discussion, the Board of Directors authorized Mr. McDonald to continue discussions with Evergreen. After this meeting concluded, Mr. Sexton and Dennis R. Carlton, Executive Vice President—Exploration and Chief Operating Officer of Evergreen, by telephone, and Kevin R. Collins, Executive Vice President—Finance, Chief Financial Officer and Treasurer of Evergreen, joined the directors to introduce themselves and Evergreen.

        On December 23, 2002, Mr. McDonald met with representatives of Evergreen's management to review the results of Evergreen's valuation of the reserves and other assets of Carbon. The parties also reviewed and discussed Evergreen's proved reserves and other assets and business operations. The parties reviewed the relative contributions of Evergreen and Carbon from a financial, production and reserves basis.

        On December 30, 2002, Mr. Sexton and Mr. Collins, along with other representatives of Evergreen, met with Mr. McDonald to discuss the potential benefits and the structure of a business combination transaction. Both parties indicated a willingness to consider a share-for-share exchange.

        During January and February 2003, Carbon, Mr. McDonald and Evergreen officers and technical persons continued valuation analyses of both companies and discussed information regarding production, oil and natural gas reserves, drilling opportunities, undeveloped acreage, personnel, regulatory matters and other business and operational items pertaining to the activities of both companies. In late January, 2003, Carbon prepared and furnished to Evergreen a draft letter of intent for a transaction, which did not include the financial terms of the proposed transaction.

        On February 3, 2003, Carbon announced that it had entered into an agreement with a third party to sell the Company's interest in 97 gross wells (23.3 net wells) and 25,400 gross acres (8,200 net acres) located primarily in southeast New Mexico, for a sale price of $14.4 million in cash, net of normal closing adjustments. This sale represented a complete exit from this region and completed Carbon's program of selling assets which did not fit with its focus on the development of natural gas properties in the Piceance and Uintah Basins of the United States and in central Alberta. Net proved reserves at December 31, 2002 of the divested properties were 7.3 billion cubic feet of natural gas and 172,000 barrels of oil.

        In early February, 2003, Mr. McDonald and Mr. Sexton held discussions regarding the possible exchange ratios for the business combination. Each person commented on the basis for that party's proposed exchange ratio.

        On February 11, 2003, following considerable discussion among representatives from Evergreen and between Mr. McDonald and the Carbon Board of Directors, Messrs. Sexton and McDonald preliminarily agreed on an exchange ratio of 0.275 shares of Evergreen for every one share of Carbon, subject to approval by the Boards of Carbon and Evergreen and satisfactory resolution of all other remaining legal and business issues. On February 14, 2003, Mr. McDonald, counsel for Carbon, a representative of Yorktown Energy Partners III, L.P. ("Yorktown") and Yorktown's counsel explained to Evergreen Yorktown's need to receive shares of Evergreen that would be freely transferable, and the parties considered the possibility of a registration statement by Evergreen covering the resale of Evergreen shares by Yorktown. The parties also discussed some terms in the draft letter of intent.

        Also, in February, 2003, Evergreen prepared a revised draft of the letter of intent, and the parties negotiated terms of the letter of intent. On March 3, 2003, Carbon sent to Evergreen proposed changes to the draft letter of intent. The parties then decided that it would be more efficient and expeditious to negotiate the terms of a definitive agreement for the proposed merger and not to enter into a letter of intent.

        On March 7, 2003, Evergreen provided a draft of the merger agreement to Carbon and thereafter, through March 30, 2003, prepared additional drafts of the merger agreement to reflect negotiations of the parties. Mr. McDonald, on behalf of Carbon, and officers of Evergreen, together with their legal counsel, negotiated the final terms of the merger agreement during this time period.

        On March 10, 2003, Evergreen provided to Carbon drafts of the voting agreement, registration rights agreement and affiliate agreement contemplated by the merger agreement, and the parties negotiated changes to those agreements between March 10, 2003 and March 31, 2003.

        On March 24, 2003, Carbon closed its sale of the interests described above in southeast New Mexico. The proceeds from this asset sale were used to repay borrowings under Carbon's United States credit facility.

        On March 24, 2003, Carbon engaged RBC to provide investment banking and financial advisory services in connection with the transaction with Evergreen.

        On March 24, 2003, the Evergreen Board approved the merger agreement and related agreements in the form submitted to the Board by management and authorized management to execute and deliver on behalf of Evergreen definitive agreements with such changes as management determined appropriate.

        During the period of March 29 through March 31, 2003, the parties prepared and completed a letter agreement regarding the availability of a cashless exercise feature to be offered to option holders of Carbon after they exchange their Carbon options for Evergreen options and the minimum severance benefit in the event of termination of Carbon employees.

        By March 30, 2003, Mr. McDonald, Mr. Sexton and Mr. Collins, with the assistance of their Boards of Directors and financial and legal advisers, had resolved all remaining business and legal issues for the merger agreement. The officers then presented the merger agreement to their Boards for approval.

        On March 31, 2003, the Board of Directors of Carbon held a special meeting to review the proposed transaction. At the meeting, Carbon's management, together with Carbon's financial and legal advisers, apprised the Carbon Board of Directors of the status of discussions and reviewed the proposed terms of the transaction. Carbon management discussed the results of their diligence review. A representative of Carbon's law firm for the sale, Welborn, Sullivan, Meek and Tooley, P.C., reviewed the terms of the transaction agreements. RBC made a presentation to Carbon's Board in which it discussed the information described under "Opinion of Carbon's Financial Advisor." At that meeting, RBC provided to the Board of Directors an oral opinion (subsequently confirmed in writing) that, as of March 31, 2003, and subject to no material changes occurring to the terms of the documents relating to the proposed merger, the exchange ratio was fair from a financial point of view to the holders of Carbon common stock. The Carbon Board also considered reasons for the proposed merger, strategic alternatives previously considered by the Board, the Company's current condition, its growth potential, the current condition and growth potential of Evergreen, the equal treatment of the shareholders, the likelihood of the merger closing and risks of not closing the merger, the intended tax treatment for the merger and other factors. The Carbon Board determined that the merger and the other transactions contemplated by the merger agreement were fair and in the best interests of Carbon and its shareholders. The Carbon Board approved the merger and the merger agreement and resolved to recommend that Carbon shareholders vote to approve the merger agreement. Shortly after the meeting of the Carbon Board, the merger agreement, the voting agreements and the registration rights agreement were executed by the parties.

        On March 31, 2003, Evergreen and Carbon issued separate press releases announcing that the parties had entered into the merger agreement and terms of the merger.

  Carbon's Reasons for the Merger

        At its special meeting held March 31, 2003, the Carbon Board of Directors unanimously approved the merger agreement and resolved to recommend the approval of the merger agreement by the Carbon shareholders.

        In reaching its decision, the Carbon Board of Directors considered a number of factors, including the following:

  •
  Larger, Better Capitalized Company.  Carbon has a significant inventory of undrilled exploratory and development prospects located in the Rocky Mountain region of the United States and in Canada, including the Piceance and Uintah Basins of Colorado and Utah and the Carbon and Rowley areas of central Alberta. Carbon has a limited amount of capital with which to develop its properties. The merger represents an opportunity for Carbon shareholders to have an interest in Evergreen, which has the financial flexibility and capital resources to accelerate the drilling of exploratory and development drilling projects and to fund corporate and asset acquisition opportunities in the United States and Canada.

  •
  Liquidity of Stock.  The merger will increase liquidity for the shareholders of Carbon in the combined company compared to its present illiquid position. The Board considered the current financial market conditions, historical market price for Carbon stock since the inception of Carbon, trading information with respect to Carbon's common stock, the relatively illiquid and inactive trading pattern for Carbon common stock since Carbon became a publicly-held corporation and the fact that securities analysts have generally not followed the common stock of the Carbon. Evergreen stock is listed on the New York Stock Exchange, and it trades with substantially greater volumes and will potentially receive higher multiples than that of Carbon. In addition, approximately 10 securities analysts issue reports on Evergreen.

  •
  Premium to Trading Price.  The consideration offered in the merger, consisting of Evergreen shares, represented an approximately 18.9% premium over the closing price of Carbon's common stock on the trading day preceding the announcement of the merger.

  •
  Tax Consequences.  The parties intend that the merger be a tax-free reorganization for federal income tax purposes, and the receipt of an opinion on this subject is a condition to closing the merger. Accordingly, the merger should not be taxable either to Carbon or its United States shareholders, except for cash issued for fractional shares.

  •
  Previous Efforts.  Carbon was unsuccessful in attempts prior to 2003 to secure additional equity financing, consummate merger transactions or make a significant corporate or asset acquisition.

  •
  Consolidation of the Industry.  Carbon's management and its Board of Directors believes that the energy industry will continue to experience consolidation of companies, which affects the ability of Carbon to acquire lands for development, producing assets and acquisitions of other businesses. Larger oil and gas companies may also benefit from cost savings and economies of scale in the exploration, development and operation of properties.

  •
  Technical Expertise.  The merger of the two companies will result in a company with a combined technical team which has a strong track record in the oil and gas industry.

  •
  Fairness Opinion.  Carbon's Board considered the opinion of RBC that, as of March 31, 2003, based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio in the merger was fair from a financial point of view to the Carbon shareholders.

        In determining to approve the merger, the Carbon Board of Directors also considered information presented by management of Carbon and advisers to Carbon with respect to the merger, including but not limited to the following:

  •
  Reports from management of Carbon as to the results of due diligence review of Evergreen and its business;

  •
  Strategic alternatives of Carbon, including growth through acquisitions, expansion through internal growth and diversification, and raising additional capital;

  •
  Carbon's current condition, including results of operations, financial condition, and operations capabilities;

  •
  Carbon's growth potential in the United States and Canada and risks involved in Carbon's business;

  •
  The current condition of Evergreen, including results of operations, financial condition and operations capabilities;

  •
  Information with respect to historical trading prices and trading multiples of the common stock of Evergreen; and

  •
  The terms of the merger agreement.

        The Carbon Board did not quantify or assign relative weights to the factors considered in reaching its conclusion. Rather, the Carbon Board views its recommendation as being based on the totality of the information presented to and considered by it. In addition, individual Carbon directors may have given different weights to different factors. In considering the recommendation of the Carbon Board with respect to the merger, you should be aware that some officers and directors of Carbon have interests in the merger that may be different from, or in addition to, the interests of Carbon shareholders generally (discussed in greater detail in "The Merger—Interests of Carbon's Directors and Officers in the Merger" beginning on page    ). The Carbon Board of Directors was aware of these interests and considered them in approving the merger and merger agreement.

  Evergreen's Reasons for the Merger

        Over the past several years Evergreen has developed a substantial asset in the Raton Basin. With over 900 producing wells, daily net gas production in excess of 120 MMcfd and total proved reserves of 1.3 tcf, Evergreen has grown substantially over the past eight years. Evergreen has had substantial success with its business model.

        The company's business focus includes the following:

  •
  Unconventional natural gas plays;

  •
  North American prospects;

  •
  Large acreage positions for economies of scale;

  •
  Low finding and development costs;

  •
  Vertical integration; and

  •
  Technical plays, proven commercial by advances in industry extraction technology.

        Evergreen's current business strategy is to enhance shareholder value by increasing reserves, production, revenues, cash flow, earnings and net asset value per share.

        While the Raton Basin project has developed into a significant resource and cash flow generator, Evergreen believes that it can continue to add value through the development of other unconventional gas resource plays using the Raton Basin excess cash flow and technologies to accelerate new basin development.

        Evergreen has developed a unique business model in the oil and gas industry. Evergreen has focused entirely on unconventional natural gas resources with the development of its coal bed methane (CBM) project in southern Colorado and the start of a CBM pilot project in Alaska. The focus will be on unconventional natural gas plays located within North American prospects, emphasizing the Rocky Mountain region, with large acreage positions and drilling locations, as well as low operating, finding and development costs. The unconventional natural gas resources include CBM, tight gas sands and fractured shales. These resources have several characteristics that require special attention for successful exploration and production, thus separating them from conventional gas resources.

        The United States Energy Information Administration recently noted that due to technological improvements and rising natural gas prices, natural gas production from unconventional sources is projected to increase more rapidly than conventional gas production. Unconventional gas production is projected to grow from 5.4 trillion cubic feet in 2001 to 9.5 trillion cubic feet in 2025, increasing from 28% of total U.S production in 2001 to 36% in 2025.

        Successful unconventional natural gas exploration, development and production are technology-driven operations, and Evergreen is structured to optimize the development of unconventional natural gas reservoirs. Vertical integration makes Evergreen unique in the industry, as Evergreen has direct control of nearly every phase of its operations. Through various subsidiaries, Evergreen performs its own well cementing services and fracture stimulation treatments, provides workover completion rigs, designs and constructs its own gas collection lines, owns and operates compressor stations, and markets its own gas production. This operational control provides Evergreen with a strong competitive edge and efficient cost structure while also providing the quality control and experimentation that Evergreen believes is necessary to succeed in unconventional natural gas development.

        Evergreen believes that the Carbon assets fit nicely into the Evergreen business model for the following reasons:

  United States

  •
  Access to large acreage position in the Piceance and Douglas Creek Arch and Uintah Basins with approximately 150,000 gross acres;

  •
  Potential to increase production and reserves through additional development and exploratory drilling in multiple formations and existing well remediations;

  •
  Low operating, finding and development costs; and

  •
  A proven technical team in place with specific knowledge of the Piceance and Uintah Basins.

  Canada

  •
  Good Canadian acreage position in a known hydrocarbon-bearing sedimentary basin with 77,000 gross acres;

  •
  A proven Canadian management and technical team in place that has demonstrated an ability to create value in Canada;

  •
  Opportunity to increase the value of the Canadian assets through drilling unexploited potential in numerous formations, including coal seams and tight gas sands;

  •
  Low operating, finding and development costs; and

  •
  Potential to consolidate additional acreage in strategic areas.

        The acquisition provides Evergreen with diversification into new areas of economic potential outside of its core Raton Basin assets. Evergreen believes it will create additional value in these areas using its own methods and equipment.

Opinion of Carbon's Financial Advisor

        On March 31, 2003, RBC delivered to Carbon's Board an oral opinion (subsequently confirmed in writing) that, as of March 31, 2003 and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of Carbon's common stock.

        THE FULL TEXT OF RBC'S OPINION, DATED MARCH 31, 2003, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED TO THIS DOCUMENT AS APPENDIX B AND IS INCORPORATED INTO THIS DOCUMENT BY REFERENCE. YOU SHOULD CAREFULLY READ THE OPINION IN ITS ENTIRETY. RBC'S OPINION IS DIRECTED TO CARBON'S BOARD, ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO HOLDERS OF CARBON'S COMMON STOCK AND DOES NOT ADDRESS OTHER TERMS AND AGREEMENTS RELATING TO THE MERGER.

        RBC's opinion does not address the merits of the underlying decision by Carbon to engage in the transaction, or the relative merits of the transaction compared to any alternative business strategy or transaction in which Carbon might engage. RBC's opinion was provided for the information and assistance of Carbon's Board and does not constitute a recommendation to any shareholder as to how such holder should vote on the approval and adoption of the merger agreement or any matter related thereto. RBC does not express any opinion as to the prices at which Carbon's common stock has traded or will trade following the announcement of the transaction.

        In arriving at its opinion, RBC:

  •
  Reviewed the financial terms of the merger agreement;

  •
  Reviewed and analyzed certain publicly available business, financial and other data with respect to Carbon and Evergreen and certain other relevant historical operating data relating to Carbon and Evergreen made available to RBC from published sources and from the internal records of Carbon and Evergreen;

  •
  Conducted discussions with members of the senior management of Carbon with respect to the business prospects and financial outlook of Carbon;

  •
  Conducted discussions with members of the senior management of Evergreen with respect to the business prospects and financial outlook of Evergreen and the combined company;

  •
  Received and reviewed financial forecasts prepared by Carbon's management and Evergreen's management on the potential future performance of Carbon and Evergreen, respectively, each on a stand alone basis, and combined; and

  •
  Reviewed Carbon's and Evergreen's Summary Reserve Reports, each dated December 31, 2002, prepared by their respective independent reserve engineers.

        In arriving at its opinion, RBC performed the following analyses in addition to the review and inquiries referred to in the preceding paragraph:

  •
  Reviewed the reported prices and trading activity for Carbon common stock and Evergreen common stock;

  •
  Compared the implied historical exchange ratios between Evergreen common stock and Carbon common stock with the exchange ratio;

  •
  Considered the relative contribution of Carbon and Evergreen;

  •
  Compared selected market valuation metrics of Carbon, Evergreen and other comparable publicly-traded companies;

  •
  Compared the financial metrics, to the extent publicly available, of selected precedent transactions; and

  •
  Performed other studies and analyses as it deemed appropriate.

        In connection with its review, RBC assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to RBC by Carbon and Evergreen, and did not independently verify such information. RBC did not perform an independent evaluation or appraisal of any of the respective assets or liabilities of Carbon or Evergreen, and was not furnished with any such valuations or appraisals. In addition, RBC did not conduct any physical inspection of the property or facilities of Carbon or Evergreen.

        RBC has assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. RBC has also assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement, and that all conditions to the consummation of the merger will be satisfied without waiver thereof. In addition, RBC assumed that, in the course of obtaining the necessary regulatory approvals for the merger, no restrictions, including any divestiture requirements, will be imposed that would have a material effect on the combined company.

  RBC's Financial Analysis

        The following is a presentation of the material financial analyses used by RBC in connection with rendering its opinion. The following summary does not purport to be a complete description of the analyses performed by RBC. To the extent that the following quantitative information is based on market data, it is based on market data as they existed on March 28, 2003, and is not necessarily indicative of current conditions. Some of the summaries of the financial analyses below include information in tabular format. The tables alone are not a complete description of RBC's financial analyses and should be read in conjunction with the text of the analyses.

  Exchange Ratio and Premium Analysis

        RBC calculated the ratio of the average market price of Carbon common stock to the average of Evergreen common stock over selected periods ending March 28, 2003. In addition, RBC calculated the implied premium being paid in the merger based on the exchange ratio of 0.275 shares of Evergreen common stock for each share of Carbon common stock relative to historic implied exchange ratios based on Evergreen and Carbon common stock prices over the selected periods ending March 28, 2003.

	Ratio	Premium
Offer Exchange Ratio	0.275	—
Average Exchange Ratio Since February 2000	0.228	20.6%
Average Exchange Ratio for Latest Twelve Months	0.237	16.2%
Average Exchange Ratio for Latest Sixty Days	0.242	13.8%
Average Exchange Ratio for Latest Thirty Days	0.246	11.6%
Current Exchange Ratio (3/28/03)	0.231	18.9%

  Relative Contribution

        RBC analyzed the relative contribution of Carbon and Evergreen to the combined company resulting from the merger based on selected historical and estimated future operating and financial information for Carbon, Evergreen and the combined company based on Carbon and Evergreen managements' forecasts. The results of the analyses are summarized as follows:

					Year-End Reserves (BCFE)
	Enterprise Value Percent Contribution	Annual Production (Bcfe)
		2002	2003E	2004E	2002	2003E	2004E
Carbon	7%	11%	13%	13%	5%	5%	5%
Evergreen	93%	89%	87%	87%	95%	95%	95%
	Enterprise Value Percent Contribution	PV-10% Value at 12/31/02	2002	EBITDA 2003E	2004E
Carbon	7%	5%	6%	11%	12%
Evergreen	93%	95%	94%	89%	88%
		Cash Flow
	Equity Value Percent Contribution				Risked Net Asset Value
		2002	2003E	2004E
Carbon	9%	6%	9%	10%	5%
Evergreen	91%	94%	91%	90%	95%

        Enterprise value is defined as equity value plus book value of debt and liquidation or market value of preferred stock, less excess cash and cash equivalents. EBITDA is defined as net income, plus interest, income tax expense, depreciation, depletion and amortization (DD&A). PV-10 is defined as estimated future net revenues from proved reserves, discounted at 10%. Cash flow is defined as net income, plus DD&A, deferred taxes and other non-cash items.

  Comparable Public Company Analysis

        RBC reviewed and compared selected financial information, ratios and public market multiples for Carbon and Evergreen to corresponding financial information, ratios and public market multiples of eight publicly traded middle capitalization exploration and production companies. The group of comparable companies used in the comparison included: Cimarex Energy Co., Patina Oil & Gas Corporation, Prima Energy Corporation, Quicksilver Resources Inc., St. Mary Land & Exploration Company, Tom Brown, Inc., Ultra Petroleum Corp. and Westport Resources Corporation.

        The selected companies were chosen because they are publicly traded companies with operations that for the purposes of analysis may be considered similar to Carbon and/or Evergreen. RBC calculated and compared various financial multiples and ratios. The multiples and ratios were calculated using the closing prices for the common stock of Evergreen and Carbon and each of the selected companies on March 28, 2003 and were based on the most recent publicly available information and Evergreen and Carbon management forecasts. RBC's analyses of the selected companies compared the following to the results of Evergreen and Carbon: enterprise value to historical 2002 and forecasted 2003 and 2004 EBITDA, price to historical 2002 and forecasted 2003 and 2004 cash flow, adjusted enterprise value to historical 2002 and forecasted 2003 and 2004 daily production and adjusted enterprise value to proved reserves. Adjusted enterprise value is defined as enterprise value less book value of non-oil and gas assets and undeveloped acreage.

	Enterprise Value/EBITDA			Price/Cash Flow Per Share
	2002	2003E	2004E	2002	2003E	2004E
Carbon multiples—3/28/03	15.5x	3.5x	3.3x	17.8x	4.4x	3.8x
Carbon transaction multiples	19.0x	4.3x	4.0x	21.2x	5.2x	4.6x
Range of multiples for comparable companies	5.6x - 28.1x	3.3x - 9.9x	3.7x - 7.2x	4.4x - 28.8x	3.4x - 12.9x	3.8x - 6.1x
Median for comparable companies	8.7x	5.3x	5.0x	7.9x	5.1x	4.9x
	Adjusted Enterprise Value/Daily Production			Adjusted Enterprise Value/Proved Reserves
	2002	2003E	2004E
Carbon multiples—3/28/03	$4,945	$3,305	$2,766	$1.08
Carbon transaction multiples	6,198	4,142	3,466	1.36
Range of multiples for comparable companies	4,157 - 14,063	4,143 - 10,217	3,820 - 5,973	0.73 - 2.00
Median for comparable companies	6,003	5,089	4,491	1.30

  Comparable Precedent Merger & Acquisition Analysis

        RBC compared certain information of selected publicly disclosed acquisitions of exploration and production companies from 2000 through 2003, in which the consideration paid ranged between $50 million and $1 billion, which RBC considered reasonably comparable to the merger. RBC reviewed 18 public corporate transactions, 17 private corporate transactions, 13 Rocky Mountain asset transactions and 29 Canadian public corporate transactions.

        RBC calculated a range of multiples of enterprise value to latest twelve months ("LTM") EBITDA and adjusted enterprise value to proved reserves and latest twelve months production implied in these transactions. The range and median results for the comparable transactions are compared to the implied acquisition metrics of the merger below.

	Adjusted Enterprise Value/
	Proved Reserves	2002 Daily Production	Enterprise Value/ LTM EBITDA
Carbon transaction multiples	$1.36	$6,198	19.0x
Public Corporate Transactions
Range of multiples for comparable transactions	0.66 - 2.11	1,092 - 12,196	2.9x - 39.2x
Median for comparable transactions	0.95	3,968	5.3x
Private Corporate Transactions
Range of multiples for comparable transactions	0.54 - 1.71	2,620 - 8,255	—
Median for comparable transactions	1.02	4,920	—
Rocky Mountain Asset Transactions
Range of multiples for comparable transactions	0.53 - 2.12	2,240 - 9,308	—
Median for comparable transactions	0.83	5,253	—
Public Corporate Canadian Transactions
Range of multiples for comparable transactions	0.76 - 2.77	2,294 - 7,947	2.9x - 10.0x
Median for comparable transactions	1.35	3.738	6.0x

  Other Considerations

        In performing its analyses, RBC made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of RBC, Carbon and Evergreen. Any estimates contained in the analyses performed by RBC are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. RBC, Carbon and Evergreen assume no responsibility for their accuracy. RBC's opinion and RBC's presentation to Carbon's Board were among several factors taken into consideration by Carbon's Board in making its determination to approve the merger agreement. Consequently, RBC's analyses described above should not be viewed as determinative of the decision of Carbon's Board or Carbon's executive management to engage in the transaction.

        The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, RBC did not attribute any particular weight to any analysis or factor considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. Accordingly, RBC believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying RBC's opinion. In addition, in certain of its analyses RBC compared Carbon and the transaction with Evergreen to public companies and to other transactions that RBC deemed comparable. No public company or transaction utilized by RBC as a comparison is identical to Carbon or to the transaction with Evergreen. An analysis of the results of such comparisons is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and transactions and other factors that could affect the public trading value of the comparable companies or enterprise value of the comparable transactions to which Carbon and the transaction with Evergreen were being compared.

        RBC's opinion was based on circumstances as they existed and could be evaluated on, and the information made available to it at, the date of such opinion and was without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may have existed or occurred after such date. RBC has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date thereof and does not have any obligation to update, revise or reaffirm the opinion.

        RBC was retained to render its opinion on the basis of its experience with mergers and acquisitions in the energy industry in general, and on the basis of its experience with companies in the exploration and production sector of the energy industry. RBC is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. RBC has, in the past, provided financial advisory services to Carbon. In the ordinary course of its business, RBC and its affiliates may actively trade the equity securities of Carbon and Evergreen for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        Pursuant to the terms of the engagement of RBC, Carbon has agreed to pay RBC an advisory fee of $500,000, payable upon consummation of the transaction, and a fee of $300,000 for rendering its fairness opinion. The fairness opinion fee is creditable against the transaction fee and payment is not contingent on consummation of the merger. Carbon also has agreed to reimburse RBC for reasonable expenses and to indemnify RBC and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Exchange Ratio

        Upon completion of the merger, each outstanding share of Carbon common stock will be converted into the right to receive 0.275 shares of Evergreen common stock plus cash instead of any fractional shares of Evergreen common stock that would otherwise be issued. Shares of Carbon common stock held by Carbon, Evergreen or any Evergreen subsidiaries will be canceled.

        You should be aware that the market value of a share of Evergreen common stock will fluctuate and that neither Evergreen nor Carbon can give you any assurance as to what the price of Evergreen common stock will be when the merger becomes effective or when certificates for those shares are delivered following surrender and exchange of your certificates for shares of Carbon stock. We urge you to obtain information on the market value of Evergreen common stock that is more recent than that provided in this proxy statement/prospectus. See "Summary Comparative Market Prices and Dividends" on page     .

        No fractional shares of Evergreen common stock will be issued in the merger. If you would otherwise be entitled to a fractional share of Evergreen common stock in the merger, you will be paid an amount in cash determined by multiplying the fractional part of the share of Evergreen common stock by the average of the closing prices per share of Evergreen common stock on the New York Stock Exchange (the "NYSE") for the 20 trading days preceding the closing date of the merger as reported daily in The Wall Street Journal.

Exchange of Carbon Stock Certificates

        When the merger is completed, without any action on the part of Carbon or the Carbon shareholders, shares of Carbon common stock will be converted into and will represent the right to receive, upon surrender of the certificate representing such shares as described below, whole shares of Evergreen common stock and cash instead of any fractional share of Evergreen common stock that would otherwise be issued. Promptly after the merger becomes effective, Evergreen will deliver or mail to you a form of letter of transmittal and instructions for surrender of your Carbon stock certificates. When you properly surrender your certificates or provide other satisfactory evidence of ownership and return the letter of transmittal duly executed and completed in accordance with its instructions and any other documents as may be reasonably requested, Evergreen will promptly deliver to you the shares of Evergreen common stock and cash, if any, to which you are entitled.

        You should not send in your stock certificates until you receive the letter of transmittal and instructions.

        After the merger is completed, and until surrendered as described above, each outstanding Carbon stock certificate will be deemed for all purposes to represent only the right to receive the merger consideration. No interest will be paid or accrued on any cash payable for fractional shares as part of the merger consideration. With respect to any Carbon stock certificate that has been lost, stolen or destroyed, Evergreen will pay the merger consideration attributable to the shares represented by such certificate upon receipt of a surety bond in a reasonable amount or other adequate indemnity, as required in accordance with Evergreen's standard policy, and evidence reasonably satisfactory to Evergreen of ownership of the shares in question. After the merger is completed, Carbon's transfer books will be closed and no transfer of the shares of Carbon stock outstanding immediately before the time that the merger becomes effective will be made on Evergreen's stock transfer books.

        To the extent permitted by law, after the merger becomes effective, you will be entitled to vote at any meeting of Evergreen shareholders the number of whole shares of Evergreen common stock into which your shares of Carbon stock are converted, regardless of whether you have exchanged your Carbon stock certificates for Evergreen stock certificates. In the event Evergreen declares a dividend or other distribution on the Evergreen common stock which has a record date after the merger becomes effective, the declaration will include dividends or other distributions on all shares of Evergreen common stock issuable under the merger agreement. However, no dividend or other distribution payable to the holders of record of Evergreen common stock will be delivered to you until you surrender your Carbon stock certificate for exchange as described above. Upon surrender of your Carbon stock certificate, the certificate representing the Evergreen common stock into which your shares of Carbon stock have been converted, together with cash instead of any fractional share of Evergreen common stock to which you would otherwise be entitled and any undelivered dividends, will be delivered and paid to you, without interest.

The Merger Agreement

  Effective Date and Time of the Merger

        The merger agreement provides that the closing of the merger will take place as soon as practicable following the satisfaction of the conditions to the completion of the merger, or a later date mutually acceptable to the parties. The merger will become effective at the time and date specified in the articles of merger to be filed with the Secretary of State of Colorado. It is currently anticipated that the merger will become effective in the third quarter of 2003, assuming all conditions to the respective obligations of Evergreen and Carbon to complete the merger have been satisfied.

  Conditions to the Merger

        The obligations of Evergreen and Carbon to carry out the merger are subject to satisfaction (or, if permissible, waiver) of the following conditions at or before the time the merger becomes effective:

  •
  all corporate action necessary to authorize the performance of the merger agreement must have been duly and validly taken, including the approval of the shareholders of Carbon of the merger agreement;

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  Evergreen's registration statement on Form S-4 relating to the merger (including any post-effective amendments) must be effective under the Securities Act, no proceedings may be pending or, to Evergreen's knowledge, threatened by the SEC to suspend the effectiveness of the registration statement and the Evergreen common stock to be issued in the merger must either have been registered or exempt from registration under applicable state securities laws;

  •
  the parties must have received all regulatory approvals and third party consents required in connection with the transactions contemplated by the merger agreement. All notice periods and waiting periods required with respect to the consents and approvals must have passed, and all approvals must be in effect;

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  neither Evergreen nor Carbon nor any of their respective subsidiaries may be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits completion of the transactions provided in the merger agreement;

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  Carbon and Evergreen must have received an opinion of Evergreen's legal counsel, in form and substance satisfactory to Carbon and Evergreen, to the effect that the merger will constitute one or more reorganizations under Section 368 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and that the shareholders of Carbon will not recognize any gain or loss to the extent that they exchange shares of Carbon common stock for shares of Evergreen common stock; and

  •
  the shares of Evergreen common stock issuable pursuant to the merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

        The obligations of Carbon to carry out the transactions in the merger agreement are subject to the satisfaction of the following additional conditions at or before the time the merger becomes effective, unless, where permissible, waived by Carbon:

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  Evergreen must have performed in all material respects all obligations and complied in all material respects with all covenants required by the merger agreement;

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  Carbon must have received certain closing certificates from Evergreen and legal opinions from Evergreen's counsel;

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  Evergreen must have entered into a registration rights agreement with Yorktown Energy Partners III, L.P. and with Patrick R. McDonald and entities related to him, providing for the registration of the shares to be received in the merger by Yorktown, Mr. McDonald and those entities;

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  The representations and warranties of Evergreen concerning the following must be true and correct (except for de minimis inaccuracies):

  •
  its capitalization;

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  its and its subsidiaries' organization and authority to conduct business;

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  its authorization of, and the binding nature of, the merger agreement; and

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  the absence of any conflict between the transactions in the merger agreement and Evergreen's articles of incorporation or bylaws; and

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  There must not be inaccuracies in the representations and warranties of Evergreen in the merger agreement that, individually or in the aggregate, have or are reasonably likely to have a material adverse effect on Evergreen and its subsidiaries taken as a whole, including, without limitation, the accuracy of reports and other filings with the SEC.

        The obligations of Evergreen to carry out the transactions in the merger agreement are subject to satisfaction of the following additional conditions at or before the time the merger becomes effective, unless, where permissible, waived by Evergreen:

  •
  No regulatory approval shall have imposed any condition or requirement that would, in the opinion of Evergreen's Board of Directors, have a material adverse effect on Evergreen's business or render the merger unadvisable or unduly burdensome;

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  Carbon must have performed in all material respects all of its obligations and complied in all material respects with all of its covenants required by the merger agreement;

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  Evergreen must have received agreements from certain affiliates of Carbon concerning their shares of Carbon common stock and the shares of Evergreen common stock to be received by them;

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  Evergreen must have received certain closing certificates from Carbon and legal opinions from Carbon's counsel;

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  None of Carbon's properties and assets shall have suffered a casualty loss (meaning a loss, damage or reduction in value resulting from catastrophic occurrences or acts of God or any other loss which is not a result of normal wear and tear) nor have been taken in condemnation, and no proceeding for such loss shall be pending, such that, when aggregated with inaccuracies in Carbon's representations and warranties, they would have a material adverse effect (as defined in the merger agreement) after taking into account proceeds of insurance or any condemnation award;

  •
  The representations and warranties of Carbon concerning the following must be true and correct (except for de minimis inaccuracies):

  •
  its capitalization;

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  its and its subsidiaries' organization and authority to conduct business;

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  its ownership of its subsidiaries and other equity interests;

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  its authorization of, and the binding nature of, the merger agreement;

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  the absence of conflict between the transactions in the merger agreement and Carbon's articles of incorporation or bylaws;

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  actions taken to exempt the merger from any applicable anti-takeover laws; and

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  its labor relations; and

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  There must not be inaccuracies in the representations and warranties of Carbon in the merger agreement that, individually or in the aggregate, have or are reasonably likely to have a material adverse effect on Carbon and its subsidiaries taken as a whole (evaluated without regard to whether the merger is completed).

  Conduct of Carbon's and Evergreen's Businesses Before the Merger Becoming Effective

        Except with the consent of Evergreen, until the merger is effective, neither Carbon nor any of its subsidiaries may:

  •
  carry on its business other than in the usual, regular and ordinary course in substantially the same manner as previously conducted, or establish or acquire any new subsidiary or engage in any new type of activity or expand any existing activities;

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  declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

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  issue, grant or authorize any rights to acquire capital stock or effect any recapitalization, reclassification, stock dividend, stock split or similar change in capitalization;

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  amend its articles of incorporation or bylaws;

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  impose or permit the imposition or existence of any lien, charge or encumbrance on any share of stock held by it in any Carbon subsidiary, or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

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  fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

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  increase the rate of compensation of any of its directors, officers or employees (excluding increases in compensation resulting from the exercise of compensatory stock options that are outstanding as of the date of the merger agreement) or pay or agree to pay any bonus to, or provide any new employee benefit or incentive to, any of its directors, officers or employees, except for increases or payments made in the ordinary course of business consistent with past practice pursuant to plans or arrangements in effect on the date of the merger agreement;

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  enter into or substantially modify (except as provided for in the merger agreement or as may be required by applicable law or regulation) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees; provided, however, that this subparagraph shall not prevent renewal of any of the foregoing consistent with past practice;

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  merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity; or liquidate, sell or otherwise dispose of any assets or acquire any assets other than in the ordinary course of its business consistent with past practices;

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  solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of or a substantial equity interest in, or any recapitalization, liquidation or dissolution involving or a business combination or similar transaction with, Carbon or any Carbon subsidiary other than as contemplated by the merger agreement; or authorize any officer, director, agent or affiliate of Carbon or any Carbon subsidiary to do any of the above; or fail to notify Evergreen immediately if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated; provided, that this paragraph does not apply to furnishing information to or participating in negotiations or discussions with any person that has made, or that the Carbon Board of Directors determines in good faith is reasonably likely to make, a superior offer if the Carbon Board of Directors determines in good faith, after consultation with outside legal counsel, that it should take such actions in light of its fiduciary duty to Carbon's shareholders (a superior offer means a proposal or offer to acquire or purchase all or a substantial portion of the assets of or a substantial equity interest in, or to effect any recapitalization, liquidation or dissolution involving or a business combination or other similar transaction with, Carbon or any Carbon subsidiary (including, without limitation, a tender offer or exchange offer to purchase Carbon common stock) other than as contemplated by the merger agreement: (a) that did not arise from or involve a breach or violation by Carbon of any provision of the merger agreement; (b) that the Carbon Board of Directors determines in its good faith judgment, based, among other things, on advice of its financial advisor, to be more favorable to the Carbon shareholders than the merger; and (c) the financing for the implementation of which, to the extent required, is then committed as evidenced by a letter of the lender issued to Carbon and provided by Carbon to Evergreen's Board of Directors, which commitment will be subject only to conditions that are usual and customary for transactions of the type contemplated by the letter, or the Carbon Board of Directors, based among other things on advice of its financial advisor, has a reasonable basis for being highly confident that the party making such proposal or offer will obtain such financing to the extent required);

  •
  enter into (a) any material agreement, arrangement or commitment not made in the ordinary course of business, (b) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by Carbon or a Carbon subsidiary or guarantee by Carbon or a Carbon subsidiary of any obligation, (c) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (this clause shall not apply to the election of directors by shareholders or the reappointment of officers in the normal course), or (d) any contract, agreement or understanding with a labor union;

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  change its methods of accounting in effect at December 31, 2002, except as required by changes in generally accepted accounting principals concurred to by Evergreen (which may not unreasonably withhold its concurrence) or change in any material respect its methods of reporting income and deductions for federal income tax purposes from those used in the preparation of its federal income tax returns for the year ended December 31, 2002, except as required by changes in law or regulation;

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  incur any commitments for capital expenditures or obligations to make capital expenditures in excess of $50,000, for any one expenditure, or $250,000, in the aggregate;

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  take any action that would or could reasonably be expected to (a) cause the merger not to constitute a reorganization under Section 386 of the Internal Revenue Code as determined by Evergreen, (b) result in any inaccuracy of a representation or warranty that would permit termination of the merger agreement or (c) cause any of the conditions precedent to the transactions contemplated by the merger agreement to fail to be satisfied;

  •
  dispose of or acquire any material assets, other than in the ordinary course of its business;

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  issue any shares of capital stock (including treasury shares), except pursuant to Carbon's stock option plans with respect to the stock options outstanding as of March 31, 2003 (or that may become outstanding after March 31, 2003 other than in violation of the merger agreement);

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  incur any indebtedness other than in the ordinary course of business; and

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  agree to do any of the foregoing.

        In addition, Carbon has agreed, among other things:

  •
  to convene and hold a meeting of shareholders to obtain the necessary vote to approve the merger as soon as reasonably practicable following the effectiveness of Evergreen's registration statement filed in connection with the merger. Subject to their fiduciary duties, the Carbon Board of Directors will recommend to the Carbon shareholders the approval of the merger agreement;

  •
  to take such actions as may be reasonably necessary to modify the structure of or to add parties to (so long as such addition is an Evergreen subsidiary) the transactions, as long as the modification does not change the consideration to be received by Carbon shareholders, abrogate the covenants and other agreements contained in the merger agreement or substantially delay or impair the prospects of completing the merger;

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  to keep Evergreen advised of all material developments relevant to its business prior to completion of the merger;

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  to provide Evergreen access to Carbon's books and records;

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  to cooperate with Evergreen and its agents with respect to any environmental audits of Carbon's properties;

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  to maintain the confidentiality of all information obtained in connection with the merger agreement; and

  •
  use its best efforts to cause all Carbon affiliates to execute and deliver to Evergreen agreements concerning the shares of Evergreen common stock to be received by them as necessary to promote compliance with federal securities laws.

        Except with the consent of Carbon, until the merger is effective, neither Evergreen nor any of its subsidiaries may take any action that would or might be expected to:

  •
  cause the merger not to constitute a reorganization under Section 368 of the Internal Revenue Code;

  •
  result in any inaccuracy of a representation or warranty that would allow termination of the merger agreement;

  •
  cause any of the conditions precedent to the transactions contemplated in the merger agreement to fail to be satisfied; or

  •
  fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

        Evergreen has also agreed, among other things, to keep Carbon advised of all material developments relevant to its business before the completion of the merger, to provide Carbon access to Evergreen's books and records and to maintain the confidentiality of all information obtained in connection with the merger agreement.

  Waiver; Amendment; Termination; Expenses

        Except with respect to any required regulatory approval, Evergreen or Carbon may at any time (whether before or after approval of the merger agreement by the Carbon shareholders) extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies of the other party in the representations or warranties contained in the merger agreement or any document delivered pursuant thereto, (b) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained in the merger agreement, or (c) the performance by the other party of any of its obligations set out in the merger agreement. The parties may also mutually amend or supplement the merger agreement in writing at any time. However, no extension, waiver, amendment or supplement which would reduce the exchange ratio to be provided to holders of Carbon common stock upon completion of the merger or the payment terms for fractional interests will be made after the Carbon shareholders approve the merger agreement.

        The merger agreement may be terminated, and the merger may be abandoned:

  •
  at any time before the merger becomes effective, by the mutual consent in writing of Evergreen and Carbon;

  •
  at any time before the merger becomes effective, by either party: (a) in the event of a material breach by the other party of any covenant or agreement contained in the merger agreement; or (b) in the event of an inaccuracy of any representation or warranty of the other party contained in the merger agreement that would provide the nonbreaching party the ability to refuse to complete the merger under the applicable standard in the merger agreement (see "—Conditions to the Merger" on page    ); and, in either case, if the breach or inaccuracy has not been cured by the earlier of 30 days following notice of the breach or inaccuracy to the breaching party or the effective time of the merger;

  •
  at any time before the merger becomes effective, by either party in writing, if any of the conditions precedent to the obligations of the other party to complete the transactions contemplated by the merger agreement cannot be satisfied or fulfilled before the time the merger becomes effective, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings;

  •
  at any time, by either party in writing, if any of the applications for prior approval required to complete the merger are denied, and the time period for appeals and requests for reconsideration has run;

  •
  at any time, by either party in writing, if the shareholders of Carbon do not approve the merger agreement by the required vote;

  •
  at any time following October 31, 2003 by either party in writing, if the merger has not yet become effective and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings; and

  •
  at any time prior to 11:59 p.m. on May 10, 2003 by Evergreen in writing, if Evergreen determines in good faith, through review of information disclosed by Carbon, or as a result of Evergreen's due diligence investigation following the date of the merger agreement, or otherwise, that there exist (a) any conditions which represent or are reasonably likely to result in a breach of Carbon's representation and warranty regarding environmental matters, (b) any defects in title that would render Carbon's title to any of the properties or assets less than good and marketable, (c) any contracts or agreements to which Carbon or any of its properties or assets are bound that contain terms that are not typical of similar contracts dealing with similar subject matter, or (d) any other conditions, defects or circumstances, whether or not relating to Carbon's properties and assets, that would materially and adversely affect the ownership, use or value of any of Carbon's properties or that would make the financial condition, results of operations, business or business prospects of Carbon and its subsidiaries, taken as a whole, materially adversely different from Evergreen's reasonable expectations on the date of execution of the merger agreement. The fact that Carbon has disclosed information to Evergreen will not prevent Evergreen from terminating the merger agreement pursuant to this paragraph on account of such information.

        If the merger agreement is terminated pursuant to any of the provisions described above, both the merger agreement and the plan of merger will become void and have no effect, except that (a) provisions in the merger agreement relating to confidentiality, the termination fee and expenses will survive the termination and (b) a termination for an uncured breach of a covenant or agreement or inaccuracy in a representation or warranty will not relieve the breaching party from liability for that breach or inaccuracy.

        Each party will pay the expenses it incurs in connection with the merger agreement and the merger.

Termination Fee

        In the event that the merger agreement is terminated:

  •
  by either Carbon or Evergreen because the shareholders of Carbon fail to approve the merger agreement and either (a) at the time of the Carbon shareholders' meeting or (b) prior to such shareholders' meeting, the Carbon Board of Directors withdraws its recommendation or refuses to recommend to the shareholders of Carbon that they vote to approve the plan of merger;

  •
  by Evergreen because Carbon has breached its non-solicitation covenant or its covenant to submit the merger to the Carbon shareholders for approval and recommend approval of the merger agreement to the Carbon shareholders; or

  •
  by Evergreen because (a) Carbon has knowingly breached its representations, warranties or covenants (other than its non-solicitation covenant or its covenant to submit the merger to the Carbon shareholders for approval and recommend approval of the merger agreement to the Carbon shareholders); (b) all applicable notice and cure periods have expired; and (c) an overture has been communicated to the Carbon Board of Directors at or before the time of the breach to engage in an agreement or plan to purchase all or a substantial portion of the assets of, or a substantial equity interest in, Carbon, to effect a recapitalization, liquidation or dissolution involving Carbon or to effect a business combination or similar transaction with Carbon other than with Evergreen, then Carbon will pay a termination fee of $2,500,000 to Evergreen.

Interests of Carbon's Directors and Officers in the Merger

        Some members of Carbon's management and the Carbon Board have interests in the merger that are in addition to or different from their interests as Carbon shareholders. The Carbon Board was aware of these interests and considered them in approving the merger agreement and the merger.

  Vesting of Stock Options

        Directors and executive officers of Carbon have received grants of stock options under Carbon's stock incentive plans. Under the terms of these plans, all unvested options will vest and become exercisable as a result of Carbon shareholder approval of the merger agreement. As of April 30, 2003, Carbon directors and executive officers held options to acquire 35,003 shares of Carbon common stock at an average exercise price of $9.1214 that will vest on an accelerated basis. Upon completion of the merger, each outstanding option to acquire Carbon common stock will be converted into an option to acquire 0.275 shares of Evergreen common stock, and the exercise price will be adjusted correspondingly. Employees of Carbon or a Carbon subsidiary at the time of the merger ("transferred employees") will be allowed to exercise their Evergreen options by share delivery or cashless exercise, or both, to the extent that such payment methods are generally available to other holders of Evergreen options. See "Effect on Employee Benefit Plans and Options—Stock Options" on page     .

  Restricted Stock

        The executive officers and certain employees of Carbon have received grants of restricted stock awards under Carbon's 1999 Restricted Stock Plan. The restricted stock vests 33.33% each year over a three-year period from the date of grant. All restricted stock outstanding under this plan becomes fully vested upon a change of control as defined in the plan, which includes shareholder approval of the merger agreement. Mr. McDonald (President, Chief Executive Officer and a director of Carbon) and Kevin D. Struzeski (Chief Financial Officer of Carbon) own 10,001 and 7,501 shares of restricted stock of Carbon, respectively, as to which vesting will be accelerated if the shareholders of Carbon approve the merger agreement.

  Carbon Employment Agreements

        In October 1999, Patrick R. McDonald and Carbon entered into a three-year employment agreement which provided for Mr. McDonald to be the President and Chief Executive Officer of Carbon. This employment agreement was renewed in October 2002 by the parties entering into a new three-year employment agreement with similar terms. Either Carbon or Mr. McDonald may terminate the agreement if there is a change in control of Carbon as defined in the employment agreement. A change in control includes shareholder approval of the merger agreement. In the event of a change in control supported by the Board of Directors, Mr. McDonald is to be paid 300% of his average annual compensation upon termination of the employment agreement by Carbon or Mr. McDonald. In the event of a change in control not supported by a majority of the Board of Directors, Mr. McDonald is to be paid 400% of his average annual compensation upon termination of the employment agreement by Carbon or Mr. McDonald. For this purpose, Mr. McDonald's compensation means the arithmetic average of Mr. McDonald's annual base salary and incentive compensation for the three years prior to termination of his employment, which is currently approximately $610,000 (which is multiplied by a percentage stated above if his employment is terminated after shareholder approval of the merger). In addition, upon a change in control, the employment agreement provides that any outstanding stock options and incentive awards (including restricted stock) granted to Mr. McDonald become 100% vested, without any restrictions.

        In October 1999, Carbon entered into a two-year employment agreement with Mr. Struzeski, which provides for Mr. Struzeski to be the Chief Financial Officer of Carbon. The initial two-year term ended in October 2001, after which the agreement continues from year to year unless Carbon or Mr. Struzeski gives a written notice of termination at least three months preceding the date of termination. The employment agreement with Mr. Struzeski provides that either Carbon or Mr. Struzeski may terminate the contract if there is a change in control of Carbon, which includes shareholder approval of the merger agreement. In the event of a change in control supported by the Board of Directors, Mr. Struzeski is to be paid 200% of his average annual compensation upon termination of his employment agreement by Carbon or 100% of his average annual compensation upon termination of his employment by him. In the event of a change in control not supported by a majority of the Board of Directors, Mr. Struzeski is to be paid 300% of his average annual compensation upon termination of the employment agreement. Mr. Struzeski's compensation for this purpose is an annualized amount of base salary and incentive compensation which is equal to approximately $277,000 (which is multiplied by a percentage stated above if his employment is terminated after shareholder approval of the merger). His employment agreement also provides that, in the event of a change in control, any outstanding stock options, stock appreciation rights and incentive awards (including restricted stock) granted to Mr. Struzeski will become 100% vested, without restrictions.

        In addition, Carbon has entered into employment agreements with six other employees, including three Canadian employees. These agreements provide for severance benefits in the event of a change in control of Carbon followed by termination of the employee's employment. The severance benefits range from 100% to 200% of the employee's average annual compensation upon termination of employment following a change in control supported by the Board of Directors and from 200% to 300% of the employee's average annual compensation upon termination of employment following a change in control not supported by the Board of Directors. These employment agreements also generally provide that in the event of a change in control, any outstanding stock options, stock appreciation rights and incentive awards (including restricted stock) granted to the employee will become 100% vested, without restrictions.

  Voting Agreements

        Evergreen has entered into voting agreements with each of Yorktown Energy Partners III, L.P., the largest shareholder of Carbon, and Patrick R. McDonald, Carbon's President and Chief Executive Officer. Pursuant to the voting agreements, Yorktown and Mr. McDonald have agreed to vote their shares in favor of adoption and approval of the merger agreement and against any action that could delay, postpone or impair the completion of the merger. The voting agreements also state that the voting agreements will not be construed to require Yorktown or Mr. McDonald to take any action or fail to take any action that the party determines in good faith, after consulting with legal counsel, would be in violation of any applicable law or legal duty. In addition, Yorktown and Mr. McDonald have agreed not to transfer or dispose of their shares prior to the effective date of the merger or termination of the merger agreement.

  Registration Rights Agreement

        Pursuant to a registration rights agreement, Evergreen has agreed to file a registration statement with the SEC within 45 days after the effective date of the merger to register for one year the resale of the shares to be received in the merger by Yorktown and its limited partners and Mr. McDonald and entities related to him. Evergreen is to maintain the registration statement in effect for a period of one year from the date of effectiveness.

  Indemnification of Directors and Officers

        The merger agreement provides that Evergreen or one of its subsidiaries will maintain for three years after the merger becomes effective directors' and officers' liability insurance covering directors and officers of Carbon for acts or omissions occurring before the merger becomes effective. This insurance will provide at least the same coverage and amounts as contained in Carbon's policy on the date of the merger agreement, unless the annual premium on the policy for the first year of such coverage would exceed 125% of the annual premium payments on Carbon's policy, and for any subsequent year exceed 125% of the premium for the immediately preceding year, in which case Evergreen would maintain the most advantageous policies of directors' and officers' liability insurance obtainable for such year for a premium equal to that amount. Evergreen has also agreed to indemnify all individuals who are or have been officers, directors or employees of Carbon or a Carbon subsidiary before the merger becomes effective from any acts or omissions in such capacities before the merger becomes effective to the extent such indemnification is permitted by Carbon's articles of incorporation and bylaws at the date of the merger agreement and the CBCA.

Material United States Federal Income Tax Consequences of the Merger

        The following is a summary of the material anticipated federal income tax consequences of the merger generally applicable to the shareholders of Carbon and to Evergreen and Carbon. This summary is not intended to be a complete description of all of the federal income tax consequences of the merger. No information is provided with respect to the tax consequences of the merger under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to certain specific categories of shareholders, including but not limited to:

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  corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations;

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  persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts);

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  persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the merger), who elect to apply a mark-to-market method of accounting, or who are subject to the "golden parachute" provisions of the Internal Revenue Code (to the extent that tax affects the tax consequences of the merger);

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  persons who acquired Carbon stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment;

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  persons who do not hold their shares as capital assets; or

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  persons who hold their shares as part of a "hedge," "constructive sale," "straddle," "conversion transaction or similar integrated transaction."

        No ruling has been or will be requested from the Internal Revenue Service with respect to the tax effects of the merger. The federal income tax laws are complex, and a shareholder's individual circumstances may affect the tax consequences to the shareholder. Consequently, each Carbon shareholder is urged to consult his or her own tax advisor regarding the tax consequences, including the applicable United States federal, state, local, and foreign tax consequences, of the merger to him or her.

  Tax Consequences of the Merger Generally

        In the opinion of Berenbaum, Weinshienk & Eason, P.C., counsel to Evergreen:

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  the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended;

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  each of Evergreen, Evergreen Merger Corporation and Carbon will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code of 1986, as amended;

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  no gain or loss will be recognized by Evergreen, Evergreen Merger Corporation or Carbon by reason of the merger;

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  the shareholders of Carbon will recognize no gain or loss for federal income tax purposes to the extent Evergreen common stock is actually received in the merger in exchange for Carbon common stock;

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  a shareholder of Carbon who receives cash instead of a fractional share of Evergreen common stock will recognize gain or loss as if the shareholder was deemed to receive the fractional share and such fractional share was then redeemed for cash in an amount equal to the amount paid by Evergreen in respect of the fractional share, provided that such redemption is treated as an exchange under Section 302 of the Internal Revenue Code;

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  the tax basis in the Evergreen common stock received by a shareholder (including any fractional share interest deemed received) will be the same as the tax basis in the Carbon common stock surrendered in exchange; and

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  the holding period for Evergreen common stock received (including any fractional share interest deemed received) in exchange for shares of Carbon common stock will include the period during which the shareholder held the shares of Carbon common stock surrendered in exchange, provided that the Carbon common stock was held as a capital asset at the time the merger becomes effective.

        The completion of the merger is conditioned upon the receipt by Evergreen and Carbon of the legal opinion of Evergreen's legal counsel, dated as of the date the merger is completed, to the effect of the first and fourth bulleted items described above. Neither party intends to waive this condition.

  Cash Received Instead of a Fractional Share of Evergreen Common Stock

        A shareholder of Carbon who receives cash instead of a fractional share of Evergreen common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Evergreen, provided that such redemption is treated as an exchange under Section 302 of the Internal Revenue Code. As a result, a Carbon shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the portion of the basis of the shares of Evergreen common stock allocable to his or her fractional interest. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is greater than one year. Long-term capital gain of a non-corporate holder is generally subject to tax at a maximum federal tax rate of 20%.

  Backup Withholding and Information Reporting

        Payments of cash to a holder surrendering shares of Carbon stock will be subject to information reporting and backup withholding (whether or not the holder also receives Evergreen common stock) at a rate of 30% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Each holder of Carbon common stock should consult with his own tax advisor as to this qualification for exemption from backup withholding and the procedure for obtaining such exemption.

        Tax matters are very complicated, and the tax consequences of the merger to each holder of Carbon common stock will depend on the facts of that shareholder's particular situation. The United States federal income tax discussion set forth above does not address all United States federal income tax consequences that may be relevant to a particular holder and may not be applicable to holders in special situations. Holders of Carbon common stock are urged to consult their own tax advisors regarding the specific tax consequences of the merger.

Material Canadian Federal Income Tax Considerations

        In the opinion of Burnet Duckworth & Palmer LLP, counsel to Evergreen, the following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Tax Act"), as of the date hereof, generally applicable to a shareholder of Carbon in respect of merger who, at all relevant times, for the purposes of the Tax Act and any applicable income tax treaty or convention, (i) is, or is deemed to be, resident in Canada, (ii) in respect of whom neither Carbon nor Evergreen is a foreign affiliate; (iii) deals at arm's length with Carbon and Evergreen; (iv) is not affiliated with Carbon or Evergreen and (v) holds Carbon shares as capital property. Carbon shares generally will be considered capital property to such a shareholder unless the shareholder holds such Carbon shares in the course of carrying on a business, or the shareholder has acquired them in a transaction or transactions considered to be an adventure in the nature of trade. Carbon shares are not Canadian securities (as defined in the Tax Act) and therefore an election in accordance with subsection 39(4) of the Tax Act is not available in respect of such shares. This summary does not apply to Carbon shareholders who are "financial institutions", "specified financial institutions" or an interest in which would be a "tax shelter investment" each as defined in the Tax Act.

        The summary is based on the provisions of the Tax Act in force on the date hereof and counsel's understanding of the current published administrative practices of the Canada Customs and Revenue Agency (the "CCRA"). The CCRA has a long standing administrative practice which applies to various corporate reorganizations where cash is paid in lieu of issuing fractional shares. While this practice has not been specifically approved for the type of transaction described herein, it is anticipated and this opinion assumes that such practice will be adopted by the CCRA and made applicable to this type of transaction The summary takes into account all specific proposals to amend the Tax Act which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that all such Proposed Amendments will be enacted in their present form. No assurances can be given that the Proposed Amendments will be enacted in the form proposed, if at all. The summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action or changes in administrative practices of the CCRA (save as noted above), nor does it take into account provincial, territorial or foreign income tax legislation or considerations. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation.

  Disposition of Carbon Shares in Exchange for Evergreen Shares

        A holder of Carbon shares who receives Evergreen shares in exchange for Carbon shares pursuant to the merger will, unless the holder elects in a tax return for the taxation year in which the merger takes place not to have this provision apply, be deemed to have disposed of such Carbon shares for proceeds of disposition equal to the holder's adjusted cost base and consequently will realize neither a gain or loss as a result of such disposition. The holder will be deemed to acquire the Evergreen shares at a cost equal to such proceeds and will generally be required to average such cost with the cost of any other Evergreen shares held as capital property for the purpose of determining the adjusted cost base of each Evergreen share held.

        A holder of Carbon shares who receives less than Cdn$200 cash in lieu of a fraction of an Evergreen share pursuant to the merger may, choose to reduce the cost of the Evergreen shares acquired by the amount of such cash or recognize a gain (or loss) equal to the amount by which the cash exceeds (or is less than) the adjusted cost base of the applicable Carbon shares.

        A holder of Carbon shares who receives Evergreen shares (including a holder who receives cash in lieu of a faction of an Evergreen share) in exchange for Carbon shares pursuant to the merger and who elects in a tax return for the taxation year in which the merger takes place not to have the provisions noted above apply, will be deemed to have disposed of such Carbon shares for proceeds of disposition equal to their fair market and to have acquired the Evergreen shares for the same amount (less any cash received in lieu of a fraction of share). The holder will generally be required to average such cost with the cost of any other Evergreen shares held as capital property for the purpose of determining the adjusted cost base of each Evergreen share held. Such a shareholder will be required to include one-half of the amount of any capital gain (a "taxable capital gain") in income, and one-half of the amount of any capital loss (an "allowable capital loss") will be required to be deducted against taxable capital gains realized in the year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may ordinarily be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.

        A Shareholder that is, throughout the relevant taxation year, a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 1/2% on its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains. 80% of capital gains realized by an individual or a trust, other than certain specified trusts, will be taken into account in determining liability for alternative minimum tax under the Tax Act.

        The summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal, business or tax advice or representations to any particular Carbon shareholder. Accordingly, Carbon shareholders should consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax laws of any country, province, state or local tax authority.

Regulatory Considerations

        No filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is required in connection with the merger. Neither Carbon nor Evergreen is aware of a material U.S. governmental or regulatory approval required for completion of the merger, other than compliance with the applicable corporate laws of Colorado.

        No filing under Canada's Competition Act or application for review under Canada's Investment Canada Act are anticipated to be required in connection with the merger. The parties are not aware of a material Canadian governmental or regulatory approval required for the completion of the merger.

Accounting Treatment

        Under purchase accounting, Evergreen would record the acquired identifiable assets and liabilities assumed at their fair market value at the time the merger is completed. Any excess of the cost of Carbon over the sum of the fair values of tangible and identifiable intangible assets would be recorded as goodwill. Evergreen's reported income would include the operations of Carbon after the merger. Financial statements of Evergreen issued after completion of the merger would reflect the impact of the merger with Carbon. Financial statements of Evergreen issued before completion of the merger would not be restated retroactively to reflect Carbon's historical financial position or results of operations. The unaudited pro forma financial information contained in this proxy statement/prospectus has been prepared using the purchase method of accounting. See "Summary—Comparative Per Share Data" on page    .

Effect on Employee Benefit Plans and Stock Options

  Employee Benefit Plans

        Each transferred employee will become an employee of Evergreen or an Evergreen subsidiary (an "Evergreen employer"). As of a date (the "benefit plan date") determined by Evergreen with respect to the 401(k) plan and separately with respect to each other plan or program of Carbon, and to be not later than the first day following the calendar year during which Carbon is merged into Evergreen or an Evergreen subsidiary, Evergreen will cause Carbon's 401(k) plan either to be merged with Evergreen's 401(k) plan or to be frozen or terminated, as determined by Evergreen and subject to receipt of applicable regulatory or governmental approvals. Each transferred employee who is a participant in Carbon's 401(k) plan at the time the merger becomes effective and continues in the employment of an Evergreen employer until the benefit plan date will be eligible to participate in Evergreen's 401(k) plan as of the benefit plan date. All rights to participate in Evergreen's 401(k) plan are subject to Evergreen's right to amend or terminate the plan. Evergreen will maintain Carbon's 401(k) plan and any related supplemental plans for the benefit of participating employees until the benefit plan date. In administering Evergreen's 401(k) plan, service with Carbon and its subsidiaries will be deemed to be service with Evergreen for participation and vesting purposes, but not for purposes of benefit accrual.

        Each transferred employee will be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of the Evergreen employer as of the benefit plan date with respect to each such plan or program, conditional upon the transferred employee's being employed by the Evergreen employer as of the benefit plan date and subject to complying with eligibility requirements of the respective plans and programs. With respect to any plan or program of Carbon that the Evergreen employer determines in its discretion provides benefits of the same type or class as a corresponding plan or program maintained by the Evergreen employer, Evergreen will cause the Evergreen employer to continue the Carbon welfare plans and programs in effect for the benefit of the transferred employees so long as they remain eligible to participate and until they become eligible to participate in the corresponding plan or program maintained by the Evergreen employer (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of the Evergreen employer to terminate the plan or program). For purposes of administering these plans and programs, service with Carbon will be deemed to be service with the Evergreen employer for the purpose of determining eligibility to participate and vesting (if applicable), but not for purposes of computing benefits, if any, determined in whole or in part with reference to service.

        Except to the extent of contractual commitments specifically made or assumed by Evergreen, all transferred employees will be employees at will (to the extent permitted by applicable law) of the Evergreen employer, and no Evergreen employer will have any obligation arising from the merger to continue any transferred employees in its employ or in any specific job or to provide to any transferred employee any specified level of compensation or any incentive payments, benefits or perquisites. Each transferred employee who is terminated by an Evergreen employer after the merger becomes effective, excluding any employee who has a then-existing contract providing for severance, will be entitled to severance pay in accordance with the special severance policy adopted by Evergreen for transferred employees, if and to the extent that the employee is entitled to severance pay under the applicable policy. Such an employee's service with Carbon will be aggregated with Evergreen service for purposes of determining the amount of severance pay, if any, under the applicable severance policy.

        Evergreen has agreed to honor all employment agreements, severance agreements and deferred compensation agreements that Carbon and its subsidiaries have with their current and former employees and directors and which have been disclosed to Evergreen pursuant to the merger agreement, except to the extent any agreements are superseded or terminated when the merger becomes effective or thereafter. Except as these agreements may provide otherwise, and except as otherwise described above, the employee benefit plans of Carbon will be frozen, terminated or merged into comparable plans of Evergreen, as Evergreen may determine in its sole discretion.

  Stock Options

        At the time the merger becomes effective, each then outstanding stock option granted under Carbon's various stock option plans will be converted into rights with respect to Evergreen common stock. Unless it elects to substitute options as described below, Evergreen will assume each of these stock options in accordance with the terms of the Carbon plan, except that: (a) Evergreen and the compensation committee of the Evergreen Board will be substituted for Carbon and its committee with respect to administering its stock option plan; (b) each stock option may be exercised solely for shares of Evergreen common stock; (c) the number of shares of Evergreen common stock subject to each stock option will be the number of whole shares (omitting any fractional share) determined by multiplying the number of shares of Carbon common stock subject to the stock option by the exchange ratio in the merger and (d) the per share exercise price for each stock option will be adjusted by dividing the per share exercise price for the stock option by the exchange ratio in the merger and rounding up to the nearest cent.

        As an alternative to converting the stock options, Evergreen may choose to substitute options under the Evergreen Resources, Inc. 2000 Stock Incentive Plan or any other comparable plan for all or a part of the Carbon stock options, subject to the adjustments described in (c) and (d) in the preceding paragraph, and further subject to the condition that such modification will not constitute a modification, extension or renewal of any of the stock options. Except as provided above, the substituted options will continue in effect on the same terms and conditions provided in Carbon's stock option plans and the stock option agreements relating to the options.

        Pursuant to a letter agreement between Carbon and Evergreen, Evergreen will allow transferred employees the opportunity to exercise stock options by (a) delivering shares of Evergreen common stock owned by the transferred employee at the time of exercise for a period of at least six months; or (b) delivering written notice of exercise to Evergreen and delivering to a broker written notice of exercise and irrevocable instructions to promptly deliver to Evergreen the amount of sale or loan proceeds to pay the option price, or a combination of both methods, to the extent and so long as Evergreen continues to offer such methods to Evergreen option holders in general.

        Each grant of a converted or substitute option to any individual who will be a director or officer of Evergreen (as construed under Rule 16b-3 of the SEC) will, as a condition to such conversion or substitution, be approved in accordance with the provisions of Rule 16b-3. Each incentive stock option will be adjusted as required by Section 424 of the Internal Revenue Code, and the related regulations, so that it continues to be an incentive stock option, and so that it will not constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Internal Revenue Code.

        Evergreen has reserved and will continue to reserve adequate shares of Evergreen common stock for the exercise of any converted or substitute options. As soon as practicable after the merger, if it has not already done so, and to the extent Carbon has a registration statement in effect or an obligation to file a registration statement, Evergreen will file a registration statement under the Securities Act with respect to the shares of Evergreen common stock subject to converted or substitute options, and Evergreen will use its reasonable efforts to maintain the effectiveness of the registration statement (and maintain the current status of the related prospectus or prospectuses) for so long as the converted or substitute options remain outstanding. With respect to those directors and officers, if any, who following the merger may be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, Evergreen will administer the assumed Carbon stock option plan (or the Evergreen option plan, if applicable) in a manner that complies with Rule 16b-3 of the SEC to the extent necessary to preserve the benefits of Rule 16b-3 to the extent such benefits were available to these officers and directors prior to the effective time of the merger.

        Based on stock options outstanding as of the record date, options to purchase an aggregate of approximately            shares of Carbon common stock may be outstanding at the effective time of the merger. Any shares of Carbon common stock issued pursuant to the exercise of stock options under the stock option plans before the effective time of the merger will be converted into shares of Evergreen common stock in the same manner as other outstanding shares of Carbon common stock.

        Evergreen will deliver to each Carbon employee who receives converted or substitute options an appropriate notice setting forth the employee's rights with respect to the converted or substitute options.

        Eligibility to receive stock option grants after the merger will be determined by Evergreen in accordance with its plans and procedures and subject to any contractual obligations.

Severance Agreements

        Pursuant to a letter agreement between Carbon and Evergreen, if Evergreen terminates any transferred employee who does not have an existing agreement providing for severance without fault of the transferred employee within one year after the effective time of the merger, the transferred employee will be entitled to a special severance benefit equal to the transferred employee's monthly base salary payable for the number of months following his or her termination equal to the number of years of combined continuous service of the transferred employee with Carbon and Evergreen. The letter agreement covers only those employees who are not otherwise a party to an agreement that provides severance payments and, accordingly, does not cover Carbon's executive officers. A transferred employee with less than three years of continuous service will be deemed to have three years of service, and the "monthly base salary" will be the annual base salary immediately prior to the termination divided by 12. Terminated employees will be entitled to partial months' severance benefits for partial years of continuous service. Both a voluntary termination by the transferred employee and a termination by Evergreen due to the transferred employee's failure to perform his or her job in accordance with reasonable performance standards established by Evergreen will be deemed to be a termination due to fault of the transferred employee. The severance benefit will no longer be available in the event that the employment of a transferred employee is transferred to a new employer pursuant to a sale of assets by Evergreen to an unrelated entity.

Restrictions on Resales by Affiliates

        The shares of Evergreen common stock to be issued in the merger will be registered under the Securities Act and will be freely transferable, except any shares received by any shareholder who may be deemed to be an "affiliate" of Carbon at the effective time of the merger for purposes of Rule 145 under the Securities Act. Affiliates of Carbon may sell their shares of Evergreen common stock acquired in the merger only in transactions registered under the Securities Act or permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted by the Securities Act. Persons who may be deemed affiliates of Carbon generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with Carbon and include directors and certain executive officers of Carbon. The restrictions on resales by an affiliate extend also to related parties of the affiliate, including parties related by marriage who live in the same home as the affiliate.

        Carbon has agreed to use its best efforts to cause each of its affiliates to deliver to Evergreen a written agreement to the effect generally that he or she will not offer to sell, transfer or otherwise dispose of any shares of Evergreen common stock issued to that person in the merger, except in compliance with the Securities Act and the related rules and regulations.

        These restrictions will be set forth in a legend on certificates issued to such affiliates pursuant to the merger.

        As a condition to the merger, Evergreen will enter into registration rights agreements with each of Yorktown Energy Partners III, L.P. and with Patrick R. McDonald and entities related to him, providing for the registration of the resale of the shares of Evergreen common stock acquired in the merger by Yorktown and its limited partners and by Mr. McDonald and such entities.

Rights of Dissenting Shareholders

        Carbon shareholders will not have any right to dissent from the merger and demand an appraisal of their shares of Evergreen common stock.

INFORMATION ABOUT EVERGREEN

General

        Evergreen is a Colorado corporation organized on January 14, 1981 and engaged in the operation, development, production, exploration and acquisition of unconventional natural gas properties. Evergreen is one of the leading developers of coal bed methane reserves in the United States. Its current operations are principally focused on developing and expanding its coal bed methane project located in the Raton Basin in southern Colorado. The Company has also acquired a significant acreage position in Kansas and has begun a coal bed methane project in southern Alaska.

        Evergreen is one of the largest holders of oil and gas leases in the Raton Basin. Evergreen holds interests in approximately 325,000 gross acres of coal bed methane properties in the basin. At December 31, 2002, Evergreen had estimated net proved reserves of 1.24 Tcf, 64% of which were proved developed, with a present value of future net reserves, or PV-10, of approximately $1.6 billion. Evergreen's net daily gas sales for the month of December 2002 were approximately 114 MMcf from a total of 837 net producing wells. Evergreen's Raton Basin drilling program has enabled Evergreen to build an extensive inventory of additional drilling locations. Evergreen has identified at least 700 additional drilling locations on its Raton Basin acreage, of which 377 were included in its estimated proved reserve base at December 31, 2002. Evergreen operates and has a 100% working interest in substantially all of its Raton Basin acreage and wells.

        Since Evergreen began its drilling efforts in the Raton Basin, Evergreen has drilled more than 650 wells and achieved a success rate of approximately 98%. In addition, Evergreen has acquired over 250 producing wells in the Raton Basin since the beginning of the Raton Basin project. From March 31, 1995 through December 31, 2002, Evergreen grew its estimated proved reserves from 58 Bcf to 1,239 Bcf, which represents a compound annual growth rate of approximately 48%. During the same period, Evergreen's net daily gas sales increased from just over one MMcf to approximately 114 MMcf.

        Evergreen's management believes Evergreen's success in the Raton Basin has enabled Evergreen to become one of the lowest-cost finders, developers and producers among United States publicly-traded independent oil and gas companies. From the beginning of Evergreen's Raton Basin project through December 31, 2002, Evergreen has spent approximately $330 million on the drilling and completion of its wells, pipelines, gas collection systems and compression equipment, and $244 million on the acquisition of additional properties. This represents an estimated total finding and development cost of $0.33 per proved Mcf excluding acquisitions and $0.44 per proved Mcf including acquisitions.

        In 2001, Evergreen acquired a 100% working interest in approximately 64,000 gross acres of prospective coal bed methane properties in Alaska. The acreage is located in the Cook Inlet-Susitna Basin approximately 30 miles north of Anchorage. Evergreen began drilling operations in Alaska in late October 2002. By year-end, Evergreen had drilled two four-well pilot projects. All eight wells penetrated coal seams with aggregate thicknesses in excess of 100 feet. Completion and production testing operations are expected to be completed in the spring of 2003.

Additional Information

        You can find additional information about Evergreen in Evergreen's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and Quarterly Report for the quarter ended March 31, 2003, which are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page     .

INFORMATION ABOUT CARBON

        Carbon is an independent oil and gas company engaged in the exploration, development and production of natural gas and crude oil in the United States and Canada. Carbon's areas of operations in the United States are the Piceance Basin in Colorado and the Uintah Basin in Utah. Carbon's areas of operations in Canada are central Alberta and southeastern Saskatchewan.

        You can find additional information about Carbon in the following reports, all of which are incorporated by reference into this proxy statement/prospectus: Carbon's Annual Report on Form 10-K and Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, attached hereto as Appendix C; Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, attached hereto as Appendix D; and Current Reports on Form 8-K filed February 3, 2003, April 1, 2003, April 8, 2003 and May 16, 2003. See "Where You Can Find More Information" on page    .

DESCRIPTION OF EVERGREEN CAPITAL STOCK

General

        The authorized capital stock of Evergreen consists of 50,000,000 shares of Evergreen common stock, no par value, and 24,900,000 shares of preferred stock, no par value. As of April 30, 2003, there were 19,339,170 shares of Evergreen common stock issued and outstanding. There were no shares of Evergreen preferred stock issued and outstanding as of such date. Based on the number of shares of Carbon common stock outstanding at the record date, it is estimated that approximately            shares of Evergreen common stock would be issued in the merger.

Evergreen Common Stock

        Holders of shares of Evergreen common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. There are no cumulative voting rights with respect to the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of Evergreen common stock will be able to elect Evergreen's entire Board of Directors. Holders of Evergreen common stock have no preemptive rights and are entitled to such dividends as may be declared by the Board of Directors out of legally available funds. Evergreen common stock is not entitled to any sinking fund, redemption or conversion provisions. If Evergreen liquidates, dissolves or winds up its business, the holders of Evergreen common stock will be entitled to share ratably in Evergreen's net assets remaining after the payment of all creditors, if any, and the liquidation preferences of any preferred shareholders. When issued to Carbon shareholders pursuant to the merger agreement, the shares of Evergreen common stock will be fully paid and nonassessable. The common stock is currently listed on the NYSE. The transfer agent and registrar for the common stock is Computershare Investor Services, L.L.C.

Evergreen Preferred Stock

        The Evergreen Board of Directors is authorized to issue shares of preferred stock in one or more series and has the authority to fix the voting, conversion, dividend, redemption, liquidation and other rights, preferences, privileges and qualifications of the preferred stock, all without any further vote or action by Evergreen's shareholders. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of Evergreen common stock, and adversely affect the rights and powers, including voting rights, of such holders.

        The issuance of shares of Evergreen preferred stock, or the issuance of rights to purchase shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class or series voting rights that would enable the holders to block such a transaction, or might facilitate a business combination by including voting rights that would provide a required percentage vote of the shareholders. In addition, under certain circumstances, the issuance of Evergreen preferred stock could adversely affect the voting power of the holders of Evergreen common stock. Although Evergreen's Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of Evergreen's shareholders, the Board could act in a manner that would discourage an acquisition attempt or other transaction that some or even a majority of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek shareholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which Evergreen's securities are traded.

Shareholder Rights Plan

        On July 7, 1997, Evergreen's Board of Directors adopted a shareholder rights plan pursuant to which stock purchase rights were distributed as a dividend to Evergreen's common shareholders at a rate of one right for each share of common stock held of record as of July 22, 1997 and for each share of stock issued thereafter. The rights plan is designed to enhance the Board's ability to prevent an acquiror from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire Evergreen by means of unfair or abusive takeover tactics that have been prevalent in many unsolicited takeover attempts.

        Under the rights plan, the rights will become exercisable only if a person or a group (except for those who held 20% or more of Evergreen's outstanding stock when the rights plan was adopted) acquires or commences a tender offer for 20% or more of Evergreen's common stock. Until they become exercisable, the rights attach to and trade with Evergreen common stock. The rights will expire July 22, 2007. The rights may be redeemed by the continuing members of the Board at $.001 per right prior to the day after a person or group has accumulated 20% or more of the common stock. If a person or group acquired 20% of Evergreen's outstanding common stock, the rights would then be modified to represent the right to receive, for the exercise price, common stock having a value worth twice the exercise price. If Evergreen were involved in a merger or other business combination at any time after a person or group has acquired 20% or more of Evergreen's common stock, the rights would entitle a holder to buy a number of shares of common stock of the acquiring entity having a market value of twice the exercise price of each right. All rights held or acquired by a person or group holding 20% or more of Evergreen's shares are void. The rights are not triggered by continued stock ownership of those who held 20% or more of Evergreen's stock when the rights plan was adopted, unless these shareholders increase their holdings in Evergreen above 30%.

Other Anti-Takeover Provisions

        Evergreen's articles of incorporation and bylaws contain provisions that may have the effect of delaying, deferring or preventing a change in control of Evergreen. These provisions, among other things, provide for a Board of Directors with staggered terms and noncumulative voting in the election of directors and impose certain procedural requirements on shareholders who wish to make nominations for the election of directors or propose other actions at shareholders' meetings.

        In addition, Evergreen's articles of incorporation authorize the Board to issue up to 24,900,000 shares of preferred stock without shareholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine. These provisions, alone or in combination with each other and with the shareholder rights plan described above, may discourage transactions involving actual or potential changes of control of Evergreen, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of common stock.

COMPARISON OF THE RIGHTS OF EVERGREEN
SHAREHOLDERS AND CARBON SHAREHOLDERS

        When the merger becomes effective, holders of Carbon common stock will become shareholders of Evergreen. The following is a summary of material differences between the rights of holders of Evergreen common stock and holders of Carbon common stock. Since Evergreen and Carbon are both organized under the laws of the State of Colorado, the differences in the rights of holders of Evergreen common stock and those of holders of Carbon common stock arise only from differing provisions of their respective articles of incorporation and bylaws and from Evergreen's shareholder rights plan.

        The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of Evergreen common stock and holders of Carbon common stock. This summary is qualified in its entirety by reference to the governing corporate instruments of Evergreen and Carbon, to which the shareholders of Carbon are referred.

Summary of Material Similarities and Differences of the Rights of Evergreen and Carbon Shareholders (a more complete description of the items in this chart immediately follows)

	Evergreen	Carbon
Authorized Capital Stock	50,000,000 shares common stock 24,900,000 shares preferred stock	20,000,000 shares common stock 10,000,000 shares preferred stock
Special Meetings of Shareholders	—May be called by Chief Executive Officer or Board of Directors —Must be called by Chief Executive Officer at request of holders of 10% of outstanding stock	—May be called by President or Board of Directors —Must be called by President or Secretary at request of holders of 10% of outstanding stock
Directors	—Must have at least six members —Divided into three classes —May be removed from office only for cause and by the vote of 80% of the outstanding shares entitled to vote	—No minimum or maximum number of members —May be removed from office with or without cause by the vote of the majority of the outstanding shares entitled to vote
Dividends and Other Distributions	—Subject to CBCA requirements regarding distributions to shareholders	—Subject to CBCA requirements regarding distributions to shareholders
Shareholder Nominations and Shareholder Proposals	—Bylaws establish advance notice procedures for shareholder proposals and for the nomination of candidates for election as directors	—Bylaws do not establish advance notice procedures for shareholder proposals or for the nomination of candidates for election as directors
Exculpation and Indemnification	—Directors must comply with CBCA regarding discharge of duties
—Directors have no personal liability for monetary damages for breach of duty as director
—Evergreen will indemnify its directors and officers against liabilities arising out of his or her status as a director or officer	—Directors must comply with CBCA regarding discharge of duties
—Directors have no personal liability for monetary damages for breach of duty as director
—Carbon will indemnify its directors and officers against liabilities arising out of his or her status as a director
Mergers, Share Exchange and Sales of Assets	—Must be approved by majority of shareholders, unless such approval is not required	—Must be approved by majority of shareholders, unless such approval is not required

Amendments to Articles of Incorporation and Bylaws	—The Articles of Incorporation and Bylaws require the vote of more than 80% of the outstanding shares entitled to vote to approve an amendment to the provisions of the Articles of Incorporation relating to composition of Evergreen Board and a unanimous vote to approve an amendment to the provisions of the Articles of Incorporation concerning indemnification of officers and directors
—Shareholders can approve an amendment to the Articles of Incorporation without Board approval if the amendment is proposed by shareholders entitled to cast at least 10% of the votes entitled to be cast
—Evergreen Board of Directors may amend Bylaws	—Articles of Incorporation may be amended by approval of majority of votes entitled to be cast by each group entitled to vote
—Shareholders can approve an amendment to the Articles of Incorporation without Board approval if the amendment is proposed by shareholders entitled to cast at least 10% of the votes entitled to be cast
—Carbon Board of Directors may amend Bylaws
Consideration of Business Combinations	—Articles of Incorporation set forth specific factors for consideration by the Evergreen Board of Directors	—Neither Articles of Incorporation nor Bylaws set forth specific factors for consideration by the Carbon Board of Directors
Shareholders' Rights of Dissent and Appraisal	—Under the CBCA, dissenters' rights are not available	—Under the CBCA, dissenters' rights are not available
Shareholder Rights Plan	—Evergreen has a shareholder rights plan that may impede a non-negotiated business transaction	—Carbon does not have a shareholder rights plan

Authorized Capital Stock

  Evergreen

        Evergreen's authorized capital stock consists of 50,000,000 shares of Evergreen common stock and 24,900,000 shares of Evergreen preferred stock. Evergreen's articles of incorporation authorize the Evergreen Board to issue shares of Evergreen preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of Evergreen preferred stock in each series. As of April 30, 2003, there were 19,339,170 shares of Evergreen common stock outstanding. No shares of Evergreen preferred stock were issued and outstanding as of that date.

  Carbon

        Carbon's authorized capital stock consists of 20,000,000 shares of Carbon common stock, no par value, and 10,000,000 shares of Carbon preferred stock, no par value. Carbon's articles of incorporation authorize the Carbon Board of Directors to issue shares of Carbon preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of Carbon preferred stock in each series. As of April 30, 2003, there were 6,150,323 shares of Carbon common stock outstanding and no shares of Carbon preferred stock outstanding.

Special Meetings of Shareholders

  Evergreen

        Special meetings of the shareholders of Evergreen may be called at any time by Evergreen's Chief Executive Officer or by the Evergreen Board. Special meetings must be called by the Chief Executive Officer at the request of the holders of at least 10% of the outstanding Evergreen stock.

  Carbon

        Special meetings of the Carbon shareholders may be called by the President or the Board of Directors. Special meetings must be called by the President or Secretary upon one or more written demands by holders of at least 10% of the outstanding Carbon stock.

Directors

  Evergreen

        Evergreen's articles of incorporation and bylaws provide for a Board of Directors having not less than six members as determined from time to time by resolution of a majority of the members of the Evergreen Board or by resolution of the shareholders of Evergreen. Currently, the Evergreen Board consists of nine directors. The Evergreen Board is divided into three classes, with directors serving staggered terms (typically three years). Under Evergreen's articles of incorporation and bylaws, Evergreen directors may be removed only for cause and only by the vote of 80% of the outstanding shares entitled to vote in the election of directors.

  Carbon

        Carbon's bylaws state that the number of directors shall be fixed from time to time by the Carbon Board of Directors. Currently, the Carbon Board consists of six directors. Carbon's Board of Directors may increase or decrease the number of directors at any time, but no decrease may cause the term of an incumbent director to be shortened. Carbon directors may be removed with or without cause by a majority of votes cast at a special shareholder meeting called for purposes of the removal.

Actions without Meeting

        Under the CBCA, any action that may be taken at a meeting of shareholders may be taken without a meeting only if such action is authorized by the unanimous written consent of all shareholders entitled to vote at a meeting for such purposes. Under the CBCA, any action that may be taken at a meeting of directors may be taken without a meeting only if such action is authorized by the unanimous written consent of all directors. Evergreen's and Carbon's bylaws reflect these requirements.

Dividends and Other Distributions

  Evergreen

        Dividends in cash, property or shares of Evergreen's capital stock may be paid on Evergreen's common stock, as and when declared by Evergreen's Board of Directors, out of funds to the extent allowed under the CBCA. Evergreen has not declared nor paid and does not anticipate declaring or paying any dividends on its common stock in the near future. Any future determination as to the declaration and payment of dividends would be at the discretion of Evergreen's Board of Directors and would depend on then existing conditions, including Evergreen's financial condition, results of operations, contractual restrictions, capital requirements, business prospects and such other factors as the Board deems relevant.

  Carbon

        The holders of Carbon common stock are entitled to share ratably in dividends when and if declared by Carbon's Board of Directors out of legally available funds.

Shareholder Nominations and Shareholder Proposals

        In accordance with Rule 14a-8 under the Exchange Act, shareholder proposals intended to be included in Evergreen's or Carbon's proxy statement and presented at a regularly scheduled special meeting must be received by Evergreen or Carbon, as applicable, at least 120 days before the anniversary of the date that the previous year's proxy statement was first mailed to shareholders. As provided in the SEC rules, if the special meeting date has been changed by more than 30 days from the date of the prior year's meeting, or for special meetings, the proposal must be submitted within a reasonable time before the corporation begins to print and mail its proxy material.

  Evergreen

        Evergreen's bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or at the direction of the Evergreen Board or one of its committees, of candidates for election as directors. Evergreen's bylaws provide that a shareholder wishing to nominate a person as a candidate for election to the Evergreen Board must submit the nomination in writing to the Secretary of Evergreen at least 30 days and no more than 60 days before the annual meeting of shareholders, together with biographical information about the candidate and his or her written consent to being named in the proxy statement as a nominee and to serving as a director if elected and the shareholder's name and shareholdings. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the Chairman of the meeting.

        Evergreen's bylaws provide that shareholder proposals intended to be presented at a regularly scheduled annual meeting must be received by Evergreen no less than 60 days and no more than 90 days before the anniversary of the previous year's annual shareholders' meeting. As provided in the SEC rules, if the special meeting date has been changed by more than 30 days before or more than 60 days after the date of the prior year's meeting, the proposal must be submitted no less than the earlier of 60 days before the annual shareholders' meeting and 10 days after the day on which Evergreen publicly announces the date of the annual shareholders' meeting, and no more than 90 days before the annual shareholders' meeting. The notice must contain:

  •
  a brief description of the proposal and the reasons for bringing the proposal before the annual shareholders' meeting;

  •
  the name and shareholdings of the shareholder submitting the proposal; and

  •
  any material interest of the shareholder in the proposal.

  Carbon

        Neither Carbon's articles of incorporation nor its bylaws address procedures for nominating directors or submitting shareholder proposals.

Exculpation and Indemnification

        Evergreen's and Carbon's articles of incorporation and bylaws each require the corporation to indemnify each of its directors and officers to the fullest extent permitted by law against liabilities arising out of his or her status as a director or officer. Applicable law permits such indemnification, provided that the director or officer acted in good faith and in a manner reasonably believed to be in the corporation's best interests and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was illegal. Without prior court approval, the corporation may not indemnify an officer or director against liabilities resulting from any claim, issue or matter in which the officer or director was adjudged liable for negligence or misconduct in the performance of his or her duties.

        Evergreen's and Carbon's articles of incorporation also each provide that no director will be personally liable to the corporation or its shareholders for monetary damages for breaches of fiduciary duty as a director to the full extent permitted by law. Applicable law does not permit any limitation for liability related to:

  •
  breaches of a director's duty of loyalty;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  distributions made in violation of certain statutory requirements; or

  •
  any transaction from which the director directly or indirectly derives an improper personal benefit.

        Evergreen's articles of incorporation also provide that no director or officer will be personally liable for any injury to person or property arising out of a tort committed by an employee unless such director or officer was personally involved in the situation giving rise to the liability or unless such director or officer committed a criminal offense in connection with such situation.

Mergers, Share Exchanges and Sales of Assets

        Colorado law generally requires that the holders of a majority of the outstanding capital stock of each constituent corporation approve a merger and that the holders of a majority of the outstanding capital stock of a corporation approve the disposition of substantially all of the corporation's assets otherwise than in the ordinary course of business. Colorado law does not require a shareholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its articles of incorporation) if:

  •
  the merger agreement does not amend the existing articles of incorporation;

  •
  each share of the stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the merger; and

  •
  the shares of authorized, unissued shares or treasury shares of common stock of the surviving corporation and/or the shares, securities or obligations convertible into such stock to be issued or delivered under the plan of merger do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

        Unless one of these exceptions is available, Colorado law requires that a majority of the shareholders of each constituent corporation approve a merger. Neither the articles of incorporation nor the bylaws of Evergreen or Carbon alter the statutory requirements for shareholder approval of mergers or asset sales.

Amendments to Articles of Incorporation and Bylaws

        Under the CBCA, an amendment or change to the articles of incorporation generally requires the approval of the Board of Directors, followed by the approval of such amendment by the affirmative vote of the owners of a majority of the outstanding shares entitled to vote thereon, with limited exceptions for certain matters that do not require shareholder approval. When an amendment of the articles would adversely affect the rights of a class of stock or the rights of a series of a class, the CBCA provides that the enactment of the amendment also requires the affirmative vote of the owners of a majority of the outstanding shares of such class or series. Furthermore, the CBCA provides that, unless otherwise provided in the articles of incorporation, an amendment of the articles of a corporation need not be adopted by the Board of Directors prior to its submission to the shareholders for approval if it is proposed by a petition of shareholders entitled to cast at least 10% of the votes that all shareholders are entitled to cast thereon. Evergreen's articles of incorporation provide that amendment of Article VII, concerning indemnification of officers and directors, requires a unanimous stockholder vote and that amendment of Article XII, concerning the composition of the Board of Directors, requires a vote of 80% of the shares entitled to vote for the election of directors. Carbon's articles of incorporation do not include comparable provisions.

        The CBCA provides that a corporation's bylaws may be amended by the Board of Directors or by shareholders. Both Evergreen's and Carbon's articles of incorporation and bylaws allow the Board of Directors to amend the bylaws without shareholder approval.

Consideration of Business Combinations

  Evergreen

        Evergreen's articles of incorporation provide that when evaluating any offer of another party to make a tender or exchange offer for any equity security, merge or consolidate with another corporation or purchase or otherwise acquire all or substantially all of Evergreen's properties and assets, Evergreen's Board of Directors will, in connection with its exercise of its judgment in determining what is in the best interests of Evergreen and its stockholders, give due consideration to all relevant factors, including the social, legal, environmental and economic effects on Evergreen's employees, customers, suppliers and other constituencies, on the communities and geographical areas in which Evergreen operates or is located and on any of the businesses and properties of Evergreen. Evergreen's Board of Directors must also give due consideration not only to the consideration being offered, in relation to the market price for Evergreen's capital stock, but also in relation to Evergreen's value in a freely negotiated transaction and in relation to the Board of Directors' estimate of Evergreen's future value (including the unrealized value of its properties and assets) as an independent going concern.

  Carbon

        Carbon's articles of incorporation do not specify any factors to which Carbon's Board of Directors must give consideration in evaluating a transaction involving a potential change in control of Carbon.

Shareholder Rights Plan

  Evergreen

        Evergreen has a shareholder rights plan that was adopted July 7, 1997 and amended August 22, 2000. This plan may make it more difficult for a potential acquirer to effect a non-negotiated business transaction with Evergreen. See "Description of Evergreen Capital Stock—Shareholder Rights Plan."

  Carbon

        Carbon does not have a shareholder rights plan.

OTHER BUSINESS

        The Carbon Board is not aware of any business to come before the meeting other than those matters described in this proxy statement/prospectus. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited by this proxy statement/prospectus will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

LEGAL MATTERS

        The validity of the shares of Evergreen common stock offered by this proxy statement/prospectus will be passed upon by Berenbaum, Weinshienk & Eason, P.C., as counsel to Evergreen.

EXPERTS

        The consolidated financial statements of Evergreen Resources, Inc. incorporated by reference in this proxy statement/prospectus have been audited by BDO Seidman, LLP, independent certified public accounts, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. The audit report incorporated by reference refers to a change in the method of accounting for derivative instruments effective January 1, 2001.

        The consolidated financial statements of Carbon Energy Corporation as of December 31, 2002, and for the year then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002, financial statements refers to a change in the method of accounting for derivative instruments and hedging activities in 2001.

        The consolidated financial statements of Carbon Energy Corporation as of and for each of the two years in the period ended December 31, 2001, incorporated by reference in this proxy statement/prospectus, have been audited by Arthur Andersen LLP, independent certified public accountants, as stated in their report incorporated by reference herein. See "Notice Regarding Arthur Andersen LLP" below.

NOTICE REGARDING ARTHUR ANDERSEN LLP

        On July 12, 2002, Carbon announced that it had appointed KPMG LLP to replace Arthur Andersen LLP as Carbon's independent accountants. After reasonable efforts, Carbon has been unable to obtain Arthur Andersen's updated written consent to the incorporation by reference into this proxy statement/prospectus of Arthur Andersen's audit reports with respect to Carbon's financial statements. Under these circumstances, Rule 437a under the Securities Act permits Evergreen and Carbon to omit Arthur Andersen's updated written consent from this proxy statement/prospectus.

        Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

        Accordingly, Arthur Andersen may not be liable under Section 11(a) of the Securities Act because it has not consented to being named as an expert in this proxy statement/prospectus. Evergreen believes, however, that other persons who may be liable under Section 11(a) of the Securities Act, including Evergreen's officers and directors, may still rely on Arthur Andersen's audit reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act.

CARBON ANNUAL AND QUARTERLY REPORTS

        An annual report on Form 10-K and Form 10-K/A for the year ended December 31, 2002 and a quarterly report on Form 10-Q for the quarter ended March 31, 2003, including consolidated financial statements, accompany this proxy statement/prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        Evergreen and Carbon file their annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or certain other information that the companies file with the SEC at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information should also be available for inspection at the offices of the NYSE.

        Evergreen has filed the registration statement to register with the SEC the Evergreen common stock to be issued to Carbon shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Evergreen. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in Evergreen's registration statement or the exhibits to the registration statement.

        The SEC allows Evergreen to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the documents set forth below that Evergreen has previously filed with the SEC. These documents contain important information about Evergreen and its business.

  •
  Evergreen's annual report on Form 10-K for the fiscal year ended December 31, 2002;

  •
  Evergreen's quarterly report on Form 10-Q for the quarter ended March 31, 2003; and

  •
  The descriptions of Evergreen's common stock and shareholder rights plan contained in Evergreen's registration statements on Form 8-A filed on July 7, 1997 and August 22, 2000.

        Evergreen also incorporates by reference additional documents that may be filed with the SEC between the date of this proxy statement/prospectus and the completion of the merger or the termination of the merger agreement. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

        This proxy statement/prospectus also incorporates by reference the documents set forth below that Carbon has previously filed with the SEC. These documents contain important information about Carbon and its business.

  •
  Carbon's annual report on Form 10-K and annual report on Form 10-K/A for the fiscal year ended December 31, 2002;

  •
  Carbon's quarterly report on Form 10-Q for the quarter ended March 31, 2003; and

  •
  Carbon's current reports on Form 8-K filed February 3, 2003, April 1, 2003, April 8, 2003 and May 16, 2003.

        If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits except those that the companies have specifically incorporated by reference in this proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Evergreen Resources, Inc. 1401 17th Street, Suite 1200 Denver, Colorado 80202 (303) 298-8100	Carbon Energy Corporation 1700 Broadway, Suite 1150 Denver, Colorado 80290 (303) 863-1555

        If you would like to request documents, please do so by                        , 2003 to receive them before the meeting.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Evergreen and Carbon have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this document. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date set forth on the cover page of this proxy statement/prospectus. Neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Evergreen common stock in the merger creates any implication to the contrary.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        On March 31, 2003, Evergreen Resources, Inc. entered into a merger agreement to acquire 100% of the outstanding common stock of Carbon Energy Corporation.

        Carbon is an independent oil and gas company engaged in the exploration, development and production of natural gas and crude oil in the United States and Canada. Carbon's areas of operations in the United States are the Piceance Basin in Colorado and the Uintah Basin in Utah. Carbon's areas of operations in Canada are central and northwest Alberta and southeast Saskatchewan.

        Under the terms of the merger agreement, Carbon's shareholders will receive 0.275 shares of Evergreen common stock for each common share of Carbon. The exchange ratio was based upon the relative values of the two securities at the time of this agreement. This will require Evergreen to issue approximately 1.69 million new shares of Evergreen common stock to Carbon's shareholders. Based upon the average closing price of Evergreen's common stock for a period two days before and after announcement of the merger, the average value per share is $45.43 per share, and the total value of the stock to be issued is approximately $76.8 million. The aggregate value of the transaction, including transaction costs of approximately $7 million and the fair value of Carbon employee stock options to be assumed by Evergreen of approximately $5.4 million is approximately $89.2 million. The transaction is expected to be non-taxable to the stockholders of both companies.

        The acquired Carbon properties are estimated to contain at least 88 billion cubic feet equivalent (Bcfe) of proved reserves, substantially all of which are natural gas. Carbon operates substantially all of its properties in the United States and Canada. Net gas reserves in the United States and Canada are approximately 57 Bcf and 31 Bcf, respectively, of which 39% and 66% are classified as proved developed and the remaining amounts are classified as proved undeveloped. Independent petroleum engineering consultants, Netherland, Sewell & Associates, Inc., prepared the reserve estimates for Carbon. The gross acreage position is approximately 150,000 acres in the United States and 77,000 acres in Canada.

        The following unaudited pro forma condensed combined financial information shows the pro forma effect of the proposed merger. The unaudited pro forma condensed combined financial information includes statements of operations for the year ended December 31, 2002 and for the three months ended March 31, 2003, which assume the merger occurred on January 1, 2002. The unaudited pro forma condensed combined financial information also includes a balance sheet as of March 31, 2003, which assumes the merger occurred on that date.

        The unaudited pro forma condensed combined financial information has been prepared to assist in your analysis of the financial effects of the merger. It is based on the historical financial statements of Evergreen and Carbon and should be read in conjunction with those historical financial statements and related notes, which, for Evergreen and Carbon, are incorporated by reference into this document.

        The pro forma information is based on the estimates and assumptions set forth in the notes to such information. It is preliminary and is being furnished solely for information purposes. The pro forma information does not purport to represent what the financial position and the results of operations of the combined company would have actually been had the proposed merger in fact occurred on the dates indicated, nor is it necessarily indicative of the results of operations or financial position that may occur in the future.

        The information was prepared based on the fact that both Evergreen and Carbon use the full cost method of accounting for their oil and gas producing activities. We have not reflected as an adjustment to the historical data any annual cost savings that may result from the merger.

        No pro forma adjustments have been made with respect to the following items. These items are reflected in the historical results of Evergreen and Carbon, as applicable, and should be considered in reading the pro forma results:

  •
  In 2002, Evergreen recognized a $51.5 million expense related to the impairment of its international properties.

  •
  In 2002, Carbon recognized a $13.2 million reduction to the carrying value of its oil and gas properties pursuant to the full cost ceiling test limitation.

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2003

	Evergreen Historical	Carbon Historical	Pro Forma Adjustments (Notes 3 and 4)		Pro Forma Combined Company
	(in thousands)
ASSETS
Total current assets	$37,701	$13,207	$—		$50,908
Property and equipment, net	605,888	44,684	100,105	(a)	750,677
Other assets	6,514	451	4,200	(a)	11,165

	$650,103	$58,342	$104,305		$812,750

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$39,929	$9,718	$7,000	(a)	$56,647
Notes payable	139,000	21,242	—		160,242
Senior convertible notes	100,000	—	—		100,000
Deferred income taxes	34,159	3,707	35,793	(a)	73,659
Production taxes payable and other	10,989	2,987	—		13,976

Total liabilities	324,077	37,654	42,793		404,524

Minority interest in subsidiary	1,292	—	—		1,292
Total stockholders' equity	324,734	20,688	61,512	(a)(b)	406,934

	$650,103	$58,342	$104,305		$812,750

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Three Months Ended March 31, 2003

	Evergreen Historical	Carbon Adjusted and Reclassified (Note 5)	Pro Forma Adjustments (Notes 3 and 4)		Pro Forma Combined Company
	(in thousands, except per share amounts)
Revenues:
Oil and gas revenues	$48,974	$5,456	$—		$54,430
Interest and other	147	(150)	—		(3)

Total revenues	49,121	5,306	—		54,427

Expenses:
Lease operating expense	4,717	1,292	—		6,009
Transportation costs	3,367	—	—		3,367
Production and property taxes	2,980	131	—		3,111
Depreciation, depletion and amortization	5,529	1,178	1,340	(c)	8,047
General and administrative expenses	2,606	1,514	—		4,120
Interest expense	2,199	327	—		2,526
Other	(76)	—	—		(76)

Total expenses	21,322	4,442	1,340		27,104

Income from continuing operations, before income taxes	27,799	864	(1,340)		27,323
Income tax provision	10,147	236	(510	)(d)	9,873

Net income from continuing operations	$17,652	$628	$(830)		$17,450

Basic income from continuing operations per common share	$0.93	$0.10			$0.84

Diluted income from continuing operations per common share	$0.90	$0.10			$0.82

Weighted average shares outstanding
Basic	19,059	6,120			20,749

Diluted	19,720	6,381			21,410

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2002

	Evergreen Historical	Carbon Adjusted and Reclassified (Note 5)	Pro Forma Adjustments (Notes 3 and 4)		Pro Forma Combined Company
	(in thousands, except per share amounts)
Revenues:
Oil and gas revenues	$111,550	$13,518	$—		$125,068
Interest and other	576	344	—		920

Total revenues	112,126	13,862	—		125,988

Expenses:
Lease operating expense	16,161	4,788	—		20,949
Transportation costs	12,233	—	—		12,233
Production and property taxes	5,960	650	—		6,610
Depreciation, depletion and amortization	20,916	4,808	4,992	(c)	30,716
Full cost ceiling impairment	—	13,218	—		13,218
Impairment of international properties	51,546	—	—		51,546
General and administrative expenses	9,226	4,887	—		14,113
Interest expense	8,345	473	—		8,818
Other	645	—	—		645

Total expenses	125,032	28,824	4,992		158,848

Loss from continuing operations, before income taxes	(12,906)	(14,962)	(4,992)		(32,860)
Income tax (benefit) provision	(4,582)	747	(1,897	)(d)	(5,732)

Net loss from continuing operations	$(8,324)	$(15,709)	$(3,095)		$(27,128)

Basic and diluted loss from continuing operations per common share	$(0.44)	$(2.57)			$(1.31)

Weighted average shares outstanding (basic and diluted)	18,956	6,101			20,646

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

March 31, 2003

(1)    BASIS OF PRESENTATION

        The accompanying unaudited pro forma condensed combined balance sheet and condensed combined statements of operations present the pro forma effects of the merger. The unaudited pro forma condensed combined balance sheet is presented as though the merger occurred on March 31, 2003. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2003 and the year ended December 31, 2002 are presented as though the merger occurred on January 1, 2002.

(2)    METHOD OF ACCOUNTING FOR THE MERGER

        Evergreen will account for the merger using the purchase method of accounting for business combinations. Under that method of accounting, Evergreen is deemed to be the acquiror for accounting purposes based on a number of factors determined in accordance with generally accepted accounting principles.

        The purchase method of accounting requires that Carbon's assets and liabilities assumed by Evergreen be revalued and recorded at their estimated "fair values." In the merger, Evergreen will issue 0.275 of a share of Evergreen common stock for each outstanding share of Carbon common stock. On a pro forma basis, assuming that the merger had occurred on March 31, 2003, this would have resulted in Evergreen issuing approximately 1.69 million shares of its common stock to Carbon stockholders.

        Based upon the average closing price of Evergreen's common stock for a period two days before and after announcement of the merger, the average value per share is $45.43 per share, and the total value of the stock to be issued is approximately $76.8 million. The aggregate value of the transaction, including transaction costs of approximately $7 million and the fair value of Carbon employee stock options to be assumed by Evergreen of approximately $5.4 million is approximately $89.2 million.

(3)    PRO FORMA ADJUSTMENTS RELATED TO THE MERGER

        The unaudited pro forma condensed combined balance sheet includes the following adjustments:

  (a)
  This entry adjusts the historical book values of Carbon's assets and liabilities to their estimated fair values as of March 31, 2003. The calculation of the total purchase price and the preliminary allocation of this price to the acquired assets and liabilities are shown below.

(in thousands except per share price)
Calculation of preliminary purchase price:
Shares of Evergreen common stock to be issued to Carbon stockholders	1,690
Average Evergreen stock price	$45.43

Fair value of common stock to be issued	76,800
Plus estimated merger costs to be incurred	7,000
Plus fair value of Carbon employee stock options to be assumed by Evergreen	5,400

Total preliminary purchase price	89,200
Plus fair value of liabilities to be assumed by Evergreen:
Current liabilities	9,718
Long-term debt	21,242
Other noncurrent liabilities	2,987
Deferred income tax liability	39,500

Total preliminary purchase price plus liabilities assumed	$162,647

Allocation of preliminary purchase price:
Current assets	$13,207
Proved oil and gas properties	136,389
Unproved oil and gas properties	8,400
Other noncurrent assets	4,651

Total fair value of Carbon's assets	$162,647

        The total preliminary purchase price includes the value of the Evergreen common stock to be issued to Carbon stockholders in the merger. The total preliminary purchase price also includes:

  •
  $7 million of estimated merger costs. These costs include investment banking expenses, severance, legal and accounting fees, printing expenses and other merger-related costs. These costs have been added to current liabilities in the unaudited pro forma condensed combined balance sheet.

  •
  $5.4 million of Evergreen employee stock options to be issued in exchange for existing Carbon employee stock options. The value of these options is added to stockholders' equity in the unaudited pro forma condensed combined balance sheet.

        The purchase price allocation is preliminary and is subject to change due to several factors, including: (1) changes in the fair values of Carbon's assets and liabilities as of the closing date of the merger (specifically oil and gas property values may change due to pricing volatility); (2) the actual merger costs incurred; (3) the number of Carbon shares and stock options outstanding as of the closing date of the merger; and (4) changes in Evergreen's fair value estimates that may be made between now and the closing date of the merger. These changes will not be known until after the closing date of the merger. However, Evergreen does not believe that the final purchase price allocation will differ materially from the estimated allocation presented herein.

  (b)
  This adjustment includes the elimination of the historical book value of Carbon's stockholders' equity of $20,688,000.

        The unaudited pro forma condensed combined statements of operations include the following adjustments:

  (c)
  This adjustment revises Carbon's historical depreciation, depletion and amortization expense to reflect the adjustment of Carbon's assets from historical book value to fair value. For the combined companies' oil and gas producing properties, pro forma depreciation, depletion and amortization expense of $8.0 million and $30.7 million for the three month period ended March 31, 2003 and the year ended December 31, 2002 was calculated using the equivalent units-of-production method. Carbon's proved oil and gas reserves, divided by its annualized production for 2002, yields an estimated reserve life of approximately 12 years for gas reserves and 6 years for oil reserves.

  (d)
  This adjustment records the income tax impact of the depreciation, depletion, amortization, and other pro forma adjustments at the statutory rate which approximates Evergreen's effective tax rate of approximately 38.0% for the three month period ended March 31, 2003 and the year ended December 31, 2002.

(4)    COMMON SHARES OUTSTANDING

March 31, 2003

        Net income from continuing operations per average common share outstanding for the three months ended March 31, 2003 has been calculated based on the pro forma weighted average number of shares outstanding as follows:

	Basic	Diluted
	(in thousands)
Evergreen's weighted average common shares outstanding	19,059	19,720
Carbon's shares outstanding multiplied by 0.275 exchange ratio	1,690	1,690

Pro forma weighted average Evergreen shares outstanding	20,749	21,410

December 31, 2002

        Net loss from continuing operations per average common share outstanding for the year ended December 31, 2002 has been calculated based on the pro forma weighted average number of shares outstanding as follows for both basic and diluted calculations:

(in thousands)
Evergreen's weighted average common shares outstanding	18,956
Carbon's shares outstanding multiplied by 0.275 exchange ratio	1,690

Pro forma weighted average Evergreen shares outstanding	20,646

        The diluted shares outstanding for the year ended December 31, 2002 do not include options and warrants to purchase 1,405,028 shares of Evergreen common stock because their inclusion would have been anti-dilutive. Also, no potential common shares related to Evergreen's senior convertible debt were included in the computation of diluted earnings (loss) per share for the three months ended March 31, 2003 and the year ended December 31, 2002 as no circumstances occurred that would allow them to be convertible.

        Pro forma shares of Evergreen common stock outstanding at March 31, 2003 and December 31, 2002, assuming the merger occurred at that date, are as follows:

	March 31, 2003	December 31, 2002
	(in thousands)
Evergreen's common shares outstanding	19,091	19,053
Carbon's common shares outstanding multiplied by 0.275 exchange ratio	1,690	1,690

Pro forma common shares outstanding	20,781	20,743

(5)    CARBON'S HISTORICAL AND RECLASSIFIED BALANCES

  Disposition of Assets

        On March 24, 2003, Carbon closed on the sale of its interests in 97 gross wells (23.3 net wells) and 25,400 gross acres (8,200 net acres) located primarily in southeast New Mexico. The adjusted purchase price was $14.4 million in cash, net of normal closing adjustments. Proceeds from the sale were used to repay borrowings under Carbon's U.S. credit facility with Bank of Oklahoma.

        The following pro forma adjustments give effect to Carbon's sale of oil and gas properties to Fasken and are based upon assumptions set forth below. The pro forma adjustments reflect the effects of the above mentioned transaction assuming that the transaction for which the pro forma effects are shown was consummated on January 1, 2002 for the pro forma statement of operations adjustments. The unaudited pro forma statements of operations include the following adjustments:

  (i)
  Reflects the reduction in revenues and operating expenses associated with the sold properties.

  (ii)
  Represents the estimated decrease in depreciation, depletion and amortization expense resulting from the exclusion of the sold properties from Carbon's full cost pool computed on the units-of-production method.

  (iii)
  Represents the estimated decrease in interest expense as a result of the utilization of net sale proceeds from the property sale to repay borrowings under Carbon's credit facility.

  (iv)
  Reflects the income tax impact of the adjustments described above at the U.S. statutory rate which approximates Carbon's effective tax rate of 37.5% for the three months ended March 31, 2003. No adjustment was made to income taxes for the year ended December 31, 2002 as Carbon recorded a valuation allowance for all of its U.S. deferred tax assets in that year.

  Reclassifications

        Evergreen and Carbon present certain revenues and expenses differently in their respective consolidated financial statements. To make the unaudited pro forma financial information consistent, certain of Carbon's 2002 and 2003 reported amounts of revenues and expenses have been reclassified to conform Evergreen's presentation.

        The historical, sale-adjusted and reclassified amounts for the three months ended March 31, 2003 are presented in the following table:

	Carbon Historical	Pro Forma Sale Adjustments		Reclassifications	Carbon Adjusted and Reclassified
	(in thousands)
Revenues:
Oil and gas revenues	$6,466	$(1,498	)(i)	$488	$5,456
Interest income and other	(192)	42	(i)	—	(150)

Total revenues	6,274	(1,456)		488	5,306

Expenses:
Lease operating expense	1,259	(324	)(i)	357	1,292
Production and property taxes	—	—		131	131
Depreciation, depletion and amortization	1,452	(274	)(ii)	—	1,178
General and administrative expenses	1,514	—		—	1,514
Interest expense	339	(12	)(iii)	—	327

Total expenses	4,564	(610)		488	4,442

Income from continuing operations before income taxes	1,710	(846)		—	864
Income tax provision	553	(317	)(iv)	—	236

Net income from continuing operations	$1,157	$(529)		$—	$628

        The historical, sale-adjusted and reclassified amounts for the year ended December 31, 2002 are presented in the following table:

	Carbon Historical	Pro Forma Sale Adjustments		Reclassifications	Carbon Historical Adjusted and Reclassified
	(in thousands)
Revenues:
Oil and gas revenues	$16,176	$(4,209	)(i)	$1,551	$13,518
Interest and other	344	—		—	344

Total revenues	16,520	(4,209)		1,551	13,862

Expenses:
Lease operating expense	5,027	(1,140	)(i)	901	4,788
Production and property taxes	—	—		650	650
Depreciation, depletion and amortization	6,142	(1,334	)(ii)	—	4,808
Full cost ceiling impairment	13,218	—		—	13,218
General and administrative expenses	4,887	—		—	4,887
Interest and other, net	1,054	(581	)(iii)	—	473

Total expenses	30,328	(3,055)		1,551	28,824

Loss from continuing operations before income taxes	(13,808)	(1,154)		—	(14,962)
Income tax provision	747	—		—	747

Net loss from continuing operations	$(14,555)	$(1,154)		$—	$(15,709)

(6)    ADOPTION OF NEW ACCOUNTING STANDARD

        In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002.

        Evergreen and Carbon adopted SFAS No. 143 effective January 1, 2003 using a cumulative effect approach to recognize transition amounts for asset retirement obligations, asset retirement costs and accumulated depreciation. The effect of the adoption of this Statement required Evergreen and Carbon to record a non-cash expense of approximately $0.7 million and a credit of approximately $0.3 million, respectively, as a cumulative effect of a change in accounting principle, net of tax, on January 1, 2003. In addition, Evergreen and Carbon recorded non-current liabilities of approximately $4.6 million and $3.0 million, respectively, and additions to oil and gas properties of approximately $3.9 million and $3.5 million, respectively, in connection with the adoption of this Statement effective January 1, 2003.

(7)    SUPPLEMENTAL PRO FORMA INFORMATION REGARDING OIL AND GAS OPERATIONS

        The following pro forma supplemental information regarding oil and gas operations is presented pursuant to the disclosure requirements of SFAS No. 69, "Disclosures About Oil and Gas Producing Activities." The following pro forma supplemental information does not give effect to Carbon's sale of certain properties as discussed in Note 5.

  Pro Forma Costs Incurred

        The following tables reflect the costs incurred in oil and gas producing property acquisition, exploration and development activities of Evergreen, Carbon and the combined company on a pro forma basis for the year ended December 31, 2002.

	Total			Domestic			Canada	International
	Evergreen	Carbon	Combined	Evergreen	Carbon	Total	Carbon	Evergreen
	(in millions)
Acquisition costs
Proved	$—	$1.1	$1.1	$—	$—	$—	$1.1	$—
Unproved	—	1.3	1.3	—	0.8	0.8	0.5	—
Development	59.4	6.5	65.9	59.4	2.1	61.5	4.4	—
Gas collection	36.6	—	36.6	36.6	—	36.6	—	—
Exploration	24.5	2.1	26.6	9.8	1.8	11.6	0.3	14.7

Total	$120.5	$11.0	$131.5	$105.8	$4.7	$110.5	$6.3	$14.7

        The following table sets forth the changes in the net quantities of oil, natural gas and NGLs reserves of Evergreen, Carbon and the combined company on a pro forma basis for the year ended December 31, 2002.

	Total			Domestic Gas			Canada Gas
	Evergreen	Carbon	Combined	Evergreen	Carbon	Total	Carbon
	(Bcf)			(Bcf)			(Bcf)
Beginning of year	1,050.6	53.9	1,104.5	1,050.6	34.0	1,084.6	19.9
Revisions of previous estimates	(19.7)	—	(19.7)	(19.7)	1.4	(18.3)	(1.4)
Extensions and discoveries	246.9	12.6	259.5	246.9	5.3	252.2	7.3
Production	(39.0)	(5.2)	(44.2)	(39.0)	(3.0)	(42.0)	(2.2)
Sales of reserves	—	(1.0)	(1.0)	—	(1.0)	(1.0)	—
Purchase of reserves	—	2.2	2.2	—	—	—	2.2

End of year	1,238.8	62.5	1,301.3	1,238.8	36.7	1,275.5	25.8
Proved developed reserves	795.9	46.0	841.9	795.9	28.6	824.5	17.4
% proved developed reserves	64%	74%	65%	64%	78%	65%	67%
	Total			Domestic Oil & Liquids	Canada Oil & Liquids
	Evergreen	Carbon	Combined	Carbon	Carbon
	(MBbl)			(MBbl)	(MBbl)
Beginning of year	—	851	851	412	439
Revisions of previous estimates	—	73	73	32	41
Extensions and discoveries	—	142	142	22	120
Production	—	(141)	(141)	(91)	(50)
Sales of reserves		(110)	(110)	(110)	—
Purchase of reserves	—	7	7	—	7

End of year	—	822	822	265	557
Proved developed reserves	—	663	663	237	426
% proved developed reserves	0%	81%	81%	89%	76%

        The following tables set forth the standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGL reserves for Evergreen, Carbon and the combined company on a pro forma basis as of December 31, 2002.

	Total			Domestic			Canada
	Evergreen	Carbon	Combined	Evergreen	Carbon	Total	Carbon
	(in millions)
Future cash inflows	$5,223.1	$242.1	$5,465.2	$5,223.1	$123.1	$5,346.2	$119.0
Future production costs	(1,456.6)	(56.6)	(1,513.2)	(1,456.6)	(34.8)	(1,491.4)	(21.8)
Future development costs	(117.5)	(18.2)	(135.7)	(117.5)	(13.6)	(131.1)	(4.6)
Future income taxes	(1,189.1)	(43.1)	(1,232.2)	(1,189.1)	(13.2)	(1,202.3)	(29.9)

Future net cash flows	2,459.9	124.2	2,584.1	2,459.9	61.5	2,521.4	62.7
10% discount to reflect timing of cash flows	(1,357.8)	(42.4)	(1,400.2)	(1,357.8)	(25.5)	(1,383.3)	(16.9)

Standardized measure of discounted future net cash flows	$1,102.1	$81.8	$1,183.9	$1,102.1	$36.0	$1,138.1	$45.8

        Future cash inflows are computed by applying year-end prices to the year-end quantities of proved reserves, except in those instances where fixed and determinable price changes are provided by contractual arrangements in existence at year-end. These year-end prices are adjusted for transportation and other charges and for geographic differentials. The December 31, 2002, sales price for natural gas utilized for the purposes of estimating Evergreen's proved reserves and future net revenue was $4.22 per Mcf. The sales prices used for Carbon were based on average oil and liquids prices of $29.48 per barrel in the United States and $24.68 per barrel in Canada, and average natural gas prices of $3.14 per Mcf in the United States and $3.84 per Mcf in Canada.

        The following table includes the components of the changes in the standardized measure of discounted future net cash flows of Evergreen, Carbon and the combined company on a pro forma basis for the year ended December 31, 2002.

	Total
	Evergreen	Carbon	Combined
	(in millions)
Standardized measure, beginning of period	$418.0	$47.8	$465.8
Sales, net of production costs	(77.2)	(10.8)	(88.0)
Extensions and discoveries	270.5	18.3	288.8
Net change in sales prices, net of production costs	810.0	38.1	848.1
Purchase of reserves	—	4.7	4.7
Revisions of quantity estimates	(28.0)	(0.6)	(28.6)
Accretion of discount	60.0	5.6	65.6
Net change in income taxes	(352.3)	(16.4)	(368.7)
Changes in future development costs	(10.7)	0.5	(10.2)
Sales of reserves in place	—	(2.2)	(2.2)
Changes in rates of production and other	11.8	(3.2)	8.6

Standardized measure, end of period	$1,102.1	$81.8	$1,183.9

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

AMONG

CARBON ENERGY CORPORATION,

EVERGREEN RESOURCES, INC.

AND

EVERGREEN MERGER CORPORATION

ARTICLE I DEFINITIONS
1.1	Definitions
1.2	Terms Defined Elsewhere
ARTICLE II THE MERGER
2.1	Merger
2.2	Filing; Plan of Merger
2.3	Effective Time.
2.4	Closing
2.5	Effect of Merger
2.6	Further Assurances
2.7	Merger Consideration
2.8	Conversion of Shares; Payment of Merger Consideration
2.9	Conversion of Stock Options
2.10	Anti-Dilution
2.11	No Right to Dissent
ARTICLE III REPRESENTATIONS AND WARRANTIES OF CARBON
3.1	Capital Structure
3.2	Organization, Standing and Authority
3.3	Ownership of Subsidiaries
3.4	Organization, Standing and Authority of the Subsidiaries
3.5	Authorized and Effective Agreement
3.6	Securities Documents; Financial Statements; Statements True
3.7	Minute Books
3.8	Adverse Change
3.9	Absence of Undisclosed Liabilities; Imbalances; Hedging
3.10	Properties
3.11	Environmental Matters
3.12	Insurance
3.13	Tax Matters
3.14	Employees; Compensation; Benefit Plans
3.15	Certain Contracts
3.16	Legal Proceedings
3.17	Compliance with Laws; Filings
3.18	Brokers and Finders
3.19	Related Party Transactions
3.20	Certain Information
3.21	Tax and Regulatory Matters
3.22	State Takeover Laws
3.23	Labor Relations
3.24	Fairness Opinion
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF EVERGREEN
4.1	Capital Structure
4.2	Organization, Standing and Authority of Evergreen
4.3	Authorized and Effective Agreement
4.4	Organization, Standing and Authority of Evergreen Subsidiaries
4.5	Securities Documents; Financial Statements; Statements True
4.6	Certain Information
4.7	Tax and Regulatory Matters

i

4.8	Legal Proceedings; Regulatory Approval
4.9	Adverse Change
4.10	Brokers and Finders
ARTICLE V COVENANTS
5.1	Carbon Shareholder Meeting
5.2	Registration Statement; Proxy Statement/Prospectus
5.3	Plan of Merger; Reservation of Shares
5.4	Additional Acts
5.5	Best Efforts
5.6	Access to Information
5.7	Press Releases
5.8	Forbearances of Carbon
5.9	[Reserved]
5.10	Affiliates
5.11	Section 401(k) Plan; Other Employee Benefits
5.12	Directors and Officers Protection
5.13	Forbearances of Evergreen
5.14	Reports
5.15	Exchange Listing
5.16	Public Information Filings.
5.17	Status of Exchange Shares and Securities Act
5.18	Registration Rights Agreement
ARTICLE VI CONDITIONS PRECEDENT
6.1	Conditions Precedent—Evergreen and Carbon
6.2	Conditions Precedent—Carbon
6.3	Conditions Precedent—Evergreen
ARTICLE VII TERMINATION, DEFAULT, WAIVER AND AMENDMENT
7.1	Termination
7.2	Effect of Termination
7.3	Survival of Representations, Warranties and Covenants
7.4	Waiver
7.5	Amendment or Supplement
7.6	Termination Fee
ARTICLE VIII MISCELLANEOUS
8.1	Expenses
8.2	Entire Agreement
8.3	No Assignment
8.4	Notices
8.5	Specific Performance
8.6	Captions
8.7	Counterparts
8.8	Governing Law
8.9	Resolutions of Disputes
ANNEXES
Annex A	Articles of Merger
Annex B	Affiliate Agreement
Annex C	Registration Rights Agreement

ii

AGREEMENT
AND
PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), dated as of March 31, 2003 is among CARBON ENERGY CORPORATION ("Carbon"), a Colorado corporation having its principal office at 1700 Broadway, Suite 1150, Denver Colorado, EVERGREEN RESOURCES, INC. ("Evergreen"), a Colorado corporation having its principal office at 1407 17th St., Suite 1200, Denver, Colorado, and EVERGREEN MERGER CORPORATION, a Colorado corporation and directly wholly-owned subsidiary of Evergreen ("Merger Sub");

RECITALS:

        The parties desire that Merger Sub shall be merged with and into Carbon (such transaction being hereinafter referred to as the "Merger") pursuant to a plan of merger (the "Plan of Merger") substantially in the form attached as Annex A hereto, and the separate corporate existence of Merger Sub shall cease and Carbon shall continue as the surviving corporation. The parties also desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

        1.1    Definitions.

        When used herein, the capitalized terms set forth below shall have the following meanings:

        "Affiliate" means, with respect to any person, any other person, who directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with such person and, without limiting the generality of the foregoing, includes any executive officer or director of such person and any Affiliate of such executive officer or director.

        "Articles of Merger" shall mean the Articles of Merger required to be filed with the office of the Secretary of State of Colorado, as provided in Section 7-111-105 of the CBCA.

        "Benefit Plan Determination Date" shall mean, with respect to each employee pension or welfare benefit plan or program maintained by Carbon at the Effective Time, the date determined by Evergreen with respect to such plan or program which shall be not later than January 1 following the close of the calendar year in which Carbon is merged into Evergreen or one of the Evergreen Subsidiaries as contemplated by Section 5.4(a).

        "Business Day" shall mean all days other than Saturdays, Sundays and Federal Reserve holidays.

        "Carbon Common Stock" shall mean shares of voting common stock, without par value, of Carbon.

        "Carbon Disclosure Memorandum" shall mean the written information in one or more documents, each of which is entitled "Carbon Disclosure Memorandum" and dated as of the date of this Agreement and delivered not later than fourteen days following the date of this Agreement by Carbon to Evergreen, and describing in reasonable detail the matters contained therein. Each disclosure made therein shall be in existence on the date of this Agreement and shall specifically reference each Section of this Agreement under which such disclosure is made. Information disclosed with respect to one

Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced.

        "Carbon Reserve Reports" shall mean those Reserve Reports identified in the Carbon Disclosure Memorandum.

        "Carbon Subsidiaries" shall mean Carbon Energy Corporation (USA), Carbon Energy Canada Corporation, and any and all other Subsidiaries of Carbon as of the date hereof including without limitation Subsidiaries of Carbon Energy Corporation (USA) identified in the Carbon Disclosure Memorandum, and any other organization acquired as a Subsidiary of Carbon after the date hereof and held as a Subsidiary by Carbon at the Effective Time,

        "CBCA" shall mean the Colorado Business Corporation Act, as amended.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Commission" shall mean the Securities and Exchange Commission.

        "Disclosed" shall mean disclosed in the Carbon Disclosure Memorandum or the Evergreen Disclosure Memorandum, as the case may be, referencing the Section number of this Agreement pursuant to which such disclosure is being made.

        "Environmental Claim" means any notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup or remediation costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from a violation of the Environmental Laws or the presence or release into the environment of any Hazardous Substances.

        "Environmental Laws" means all applicable federal, state and local laws and regulations, as amended, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over and including common law in respect of, pollution or protection of the environment, including without limitation the Clean Air Act, the Federal Water Pollution Control Act (also known as the Clean Water Act), the Oil Pollution Act of 1990, the Rivers and Harbors Act of 1899, the Safe Drinking Water Act, the Emergency Planning and Community Right-to-Know Act, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous and Solid Waste Amendments Act of 1984, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, each as amended, and other federal and applicable state, local and foreign laws and regulations relating to emissions, discharges, releases, or threatened releases of any Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substances.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and rules and regulations promulgated thereunder.

        "Evergreen Common Stock" shall mean the shares of voting common stock, without par value, of Evergreen, with rights attached issued pursuant to the Shareholder Rights Agreement dated July 7, 1997, between Evergreen and Computershare Trust Company, Inc., as Rights Agent.

        "Evergreen Subsidiaries" shall mean Evergreen Merger Corporation and each Subsidiary of Evergreen that is a "significant subsidiary" as such term is defined in Rule 1-02(w) of Regulation S-X of the Commission.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Fairness Opinion" shall mean the opinion of fairness as to the Merger Consideration delivered by the Financial Advisor to the Board of Directors of Carbon.

        "Financial Advisor" shall mean RBC Dain Rauscher Inc.

        "Financial Statements" shall mean (a) with respect to Evergreen, (i) the consolidated balance sheet (including related notes and schedules, if any) of Evergreen as of December 31, 2002, 2001, and 2000, and the related consolidated statements of income, shareholders' equity and cash flows and comprehensive income (including related notes and schedules, if any) for each of the three years ended December 31, 2002, 2001, and 2000, as filed by Evergreen in Securities Documents and (ii) the consolidated balance sheets of Evergreen (including related notes and schedules, if any) and the related consolidated statements of income, shareholders' equity and cash flows and comprehensive income (including related notes and schedules, if any) included in Securities Documents filed by Evergreen with respect to periods ended subsequent to December 31, 2002, and (b) with respect to Carbon, (i) the consolidated balance sheets including related notes and schedules, if any) of Carbon as of December 31, 2002, 2001, and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2002, 2001, and 2000 as filed by Carbon in Securities Documents and (ii) the consolidated balance sheets (including related notes and schedules, if any) and the related consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by Carbon with respect to periods ended subsequent to December 31, 2002.

        "GAAP" shall mean generally accepted accounting principles for financial reporting in the United States, as in effect at the relevant date.

        "Hazardous Substances" means any substance or material (i) identified as a hazardous substance in the Comprehensive Environmental Response Compensation and Liability Act, as amended; (ii) determined to be toxic, a pollutant or a contaminant under any applicable federal, state or local statutes, law, ordinance, rule or regulation, including but not limited to petroleum products; (iii) asbestos; (iv) radon; (v) polychlorinated biphenyls and (vi) such other materials, substances or waste which are otherwise dangerous, hazardous, harmful to human health or the environment.

        "IRS" shall mean the Internal Revenue Service.

        "Knowledge" shall mean, as used with respect to a Person (including references to such Person being aware of a particular matter), the personal knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person.

        "Material Adverse Effect" on Evergreen or Carbon shall mean an event, change, occurrence or state of facts which, individually or together with any other event, change, occurrence, or state of facts, (i) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or stockholder's equity of Evergreen and the Evergreen Subsidiaries taken as a whole, or Carbon and the Carbon Subsidiaries taken as a whole, or (ii) materially impairs the ability of Evergreen or Carbon to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of Evergreen or Carbon taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (b) effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement or relating to any litigation arising as a result of the Merger, except that, with respect to Carbon, this clause (b) shall apply only if and to the extent any such expenses payable to third parties are Disclosed by Carbon or incurred by Carbon following the date hereof as permitted by this Agreement, or

(c) effects arising out of or resulting from changes in general economic conditions which affect or are reasonably likely to affect Evergreen to substantially the same degree as Carbon.

        "NYSE" shall mean the New York Stock Exchange, Inc.

        "Permitted encumbrances" shall mean the liens, claims and encumbrances identified in the Carbon Disclosure Memorandum.

        "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, agency, other entity or group of entities, or governmental body.

        "Proxy Statement/Prospectus" shall mean the proxy statement and prospectus, together with any supplements thereto, to be sent to shareholders of Carbon to solicit their votes in connection with a proposal to approve this Agreement and the Plan of Merger.

        "Registration Statement" shall mean the registration statement of Evergreen as declared effective by the Commission under the Securities Act, including any post-effective amendments or supplements thereto as filed with the Commission under the Securities Act, with respect to the Evergreen Common Stock to be issued in connection with the transactions contemplated by this Agreement.

        "Restricted Stock Plan" shall mean Carbon's 1999 Restricted Stock Plan identified in the Carbon Disclosure Memorandum.

        "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests (other than rights pursuant to the Shareholder Rights Agreement described under the definition of "Evergreen Common Stock"), and stock appreciation rights, performance units and similar stock-based rights whether or not they obligate the issuer thereof to issue stock or other securities or to pay cash.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Securities Documents" shall mean all reports, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws, including but not limited to periodic and other reports filed pursuant to Section 13 of the Exchange Act.

        "Securities Laws" shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939 as amended, and in each case the rules and regulations of the Commission promulgated thereunder.

        "Stock Option" shall mean any outstanding and unexercised option to acquire shares of Carbon Common Stock granted under the Stock Option Plan.

        "Stock Option Plan" shall mean Carbon's 1999 Stock Option Plan identified in the Carbon Disclosure Memorandum.

        "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent.

        "Superior Offer" shall mean a proposal or offer to acquire or purchase all or a substantial portion of the assets of or a substantial equity interest in, or to effect any recapitalization, liquidation or dissolution involving or a business combination or other similar transaction with, Carbon or any Carbon Subsidiary (including, without limitation, a tender offer or exchange offer to purchase Carbon Common Stock) other than as contemplated by this Agreement: (i) that did not arise from or involve a breach or violation by Carbon of Section 5.8(j) or any other provision of this Agreement; (ii) that the Carbon Board of Directors determines in its good faith judgment, based, among other things, on advice of the Financial Advisor, to be more favorable to the Carbon shareholders than the Merger; and (iii) either (A) the financing for the implementation of which, to the extent required, is then committed as evidenced by a letter of the lender issued to Carbon and provided by Carbon to the Board of Directors of Evergreen, which commitment shall be subject only to those conditions that are usual and customary for transactions of the type contemplated by the letter, or (B) the Carbon Board of Directors, based among other things on advice of the Financial Advisor, is and has a reasonable basis for being highly confident that the party making the proposal or offer will obtain such financing to the extent required.

        1.2    Terms Defined Elsewhere.

        The capitalized terms set forth below are defined in the following sections:

Agreement	Introduction
Closing	Section 2.4
Closing Date	Section 2.4
Carbon	Introduction
Constituent Corporations	Section 2.1
Evergreen	Introduction
Evergreen Option Plan	Section 2.9(b)
Effective Time	Section 2.3
Employer Entity	Section 5.11(a)
ESOP	Section 3.14(b)(viii)
Excluded Shares	Section 2.7(a)
Merger	Recitals
Merger Consideration	Section 2.7(a)
Merger Sub	Introduction
Other Properties	Section 3.10(a)
PBGC	Section 3.14(b)(iv)
Plan	Section 3.14(b)(i)
Plan of Merger	Recitals
Reserve Report Properties	Section 3.10(a)
Surviving Corporation	Section 2.1(a)
Termination Fee	Section 7.6(a)
Transferred Employee	Section 5.11(a)

ARTICLE II
THE MERGER

        2.1    Merger.

        Merger Sub and Carbon are constituent corporations (the "Constituent Corporations") to the Merger as contemplated by the CBCA. At the Effective Time:

          (a)   Merger Sub shall merge into Carbon in accordance with the applicable provisions of the CBCA, with Carbon being the surviving corporate entity (hereinafter sometimes referred to as the "Surviving Corporation").

          (b)   The separate existence of Merger Sub shall cease and the Merger shall in all respects have the effects provided in Section 2.5.

          (c)   At the Effective Time, the Articles of Incorporation of Carbon shall be amended and restated in its entirety to be identical to the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the CBCA and as provided in such Articles of Incorporation; provided, however, that at the Effective Time, Article I of the Articles of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is Carbon Energy Corporation."

          (d)   The Bylaws of Carbon at the Effective Time shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with CBCA and as provided in such Bylaws.

          (e)   The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation from and after the Effective Time, until their respective successors are duly elected, appointed or qualified. The officers of Carbon immediately prior to the Effective Time shall become the officers of the Surviving Corporation from and after the Effective Time, until their respective successors are duly appointed.

        2.2    Filing; Plan of Merger.

        The Merger shall not become effective unless shareholders holding at least a majority of the shares of Carbon Common Stock outstanding and entitled to vote approve this Agreement and the Plan of Merger.

        Upon fulfillment or waiver of the conditions specified in Article VI and provided that this Agreement has not been terminated pursuant to Article VII, the Constituent Corporations will cause the Articles of Merger to be executed and filed with the Secretary of State of Colorado, as provided in Section 7-111-105 of the CBCA. The Plan of Merger is incorporated herein by reference, and adoption of this Agreement by the Boards of Directors of the Constituent Corporations and approval of the Plan of Merger by the shareholders of Carbon shall constitute adoption and approval of the Plan of Merger.

        2.3    Effective Time.

        The Merger shall be effective at the day and hour specified in the Articles of Merger as filed as provided in Section 2.2 (herein sometimes referred to as the "Effective Time").

        2.4    Closing.

        The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the principal offices of Evergreen in Denver, Colorado, as soon as practicable following the satisfaction of the conditions to Closing set forth in Article VI (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), or such later date as the parties may otherwise agree to in writing (the "Closing Date").

        2.5    Effect of Merger.

        From and after the Effective Time, the separate existence of Merger Sub shall cease, Carbon shall continue as the surviving corporation, and the Merger shall have all the effects provided for by the CBCA, including Section 7-111-106 of the CBCA.

        2.6    Further Assurances.

        If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that such Constituent Corporations and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Constituent Corporations or otherwise to take any and all such actions.

        2.7    Merger Consideration.

          (a)   As used herein, the term "Merger Consideration" shall mean the number of shares of Evergreen Common Stock (to the nearest ten thousandth of a share) to be exchanged for each share of Carbon Common Stock issued and outstanding (excluding any shares of Carbon Common Stock held by Carbon, Evergreen and any wholly-owned subsidiary of Evergreen (collectively, the "Excluded Shares")) as of the Effective Time (the "Exchange Shares") and cash (without interest) to be payable in exchange for any fractional share of Evergreen Common Stock which would otherwise be distributable to a Carbon shareholder as provided in Section 2.7(b). The number of shares of Evergreen Common Stock (to the nearest ten thousandth of a share) to be issued for each issued and outstanding share of Carbon Common Stock (the "Common Exchange Ratio") shall be .2750.

          (b)   The amount of cash payable with respect to any fractional share of Evergreen Common Stock shall be determined by multiplying the fractional part of such share by the average of the closing prices per share of Evergreen Common Stock on the NYSE for the twenty trading days preceding the Closing Date as reported daily in The Wall Street Journal.

        2.8    Conversion of Shares; Payment of Merger Consideration.

          (a)   At the Effective Time, by virtue of the Merger and without any action on the part of Carbon or the holders of record of Carbon Common Stock, Evergreen, the holders of record of Evergreen Common Stock, or Merger Sub, each share of Carbon Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of Carbon Common Stock (as provided in subsection (d) below), the Merger Consideration.

          (b)   Each share of Evergreen Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

          (c)   Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of Carbon Common Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration and any declared and unpaid dividends with respect to Carbon Common Stock. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of Carbon Common Stock. With respect to any certificate for Carbon Common Stock that has been lost, stolen or destroyed, Evergreen shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond in a reasonable amount or other adequate indemnity as required in accordance with Evergreen's standard policy, and evidence reasonably satisfactory to Evergreen of ownership of the shares represented thereby. After the Effective Time, Carbon's transfer books shall be closed and no transfer of the shares of Carbon Common Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation. Each of the Excluded Shares issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration thereof and shall cease to exist.

          (d)   Promptly after the Effective Time, Evergreen shall cause to be delivered or mailed to each Carbon shareholder (other than holders of the Excluded Shares) a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of Carbon Common Stock. Upon proper surrender of such certificates or other evidence of ownership meeting the requirements of Section 2.8(c), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, Evergreen shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration.

          (e)   To the extent permitted by law, former shareholders of record of Carbon shall be entitled to vote after the Effective Time at any meeting of Evergreen shareholders the number of whole shares of Evergreen Common Stock into which their respective shares of Carbon Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Carbon Common Stock for certificates representing Evergreen Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Evergreen on the Evergreen Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Evergreen Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Evergreen Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing Carbon Common Stock until such holder surrenders such certificate for exchange as provided in this Section 2.8. Upon surrender of such certificate, both the Evergreen Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to the shares of Carbon Common Stock represented by such certificate.

        2.9    Conversion of Stock Options.

          (a)   At the Effective Time, each Stock Option then outstanding (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be converted into and become rights with respect to Evergreen Common Stock, and Evergreen shall assume each Stock Option in accordance with the terms of the Stock Option Plan, except that from and after the Effective Time (i) Evergreen or Evergreen's Compensation Committee, as appropriate, shall be substituted for Carbon and Carbon's Compensation Committee with respect to administering the Stock Option Plan, (ii) each Stock Option assumed by Evergreen may be exercised solely for shares of Evergreen Common Stock, (iii) the number of shares of Evergreen Common Stock subject to each such Stock Option shall be the number of whole shares of Evergreen (omitting any fractional share) determined by multiplying the number of shares of Carbon Common Stock subject to such Stock Option immediately prior to the Effective Time by the Exchange Ratio, and (iv) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Exchange Ratio and rounding up to the nearest cent.

          (b)   Notwithstanding Section 2.9(a), Evergreen may at its election substitute as of the Effective Time options under the Evergreen Resources, Inc. 2000 Stock Incentive Plan or any other duly adopted comparable plan (in either case, the "Evergreen Option Plan") for all or a part of the Stock Options, subject to the following conditions: (x) the requirements of Section 2.9(a)(iii) and (iv) shall be met; (y) such substitution shall not constitute a modification, extension or renewal of any of the Stock Options; and (z) the substituted options shall continue in effect on the same terms and conditions as provided in the Stock Option Agreements and the Stock Option Plan governing each Stock Option.

          (c)   Each grant of a converted or substitute option to any individual who subsequent to the Merger will be a director or officer of Evergreen as construed under Commission Rule 16b-3 shall, as a condition to such conversion or substitution, be approved in accordance with the provisions of Rule 16b-3. Each Stock Option which is an incentive stock option shall be adjusted as required by

  Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. Evergreen and Carbon agree to take all necessary steps to effectuate the foregoing provisions of this Section 2.9. Evergreen has reserved and shall continue to reserve adequate shares of Evergreen Common Stock for delivery upon exercise of any converted or substitute options.

          (d)   As soon as practicable after the Effective Time, if it has not already done so, and to the extent Carbon shall have a registration statement in effect or an obligation to file a registration statement, Evergreen shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Evergreen Common Stock subject to converted or substitute options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted or substitute options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger may be subject to the reporting requirements under Section 16(a) of the Exchange Act, Evergreen shall administer the Stock Option Plan assumed pursuant to this Section 2.9 (or the Evergreen Option Plan, if applicable) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent necessary to preserve for such individuals the benefits of Rule 16b-3 to the extent such benefits were available to them prior to the Effective Time. Carbon hereby represents that the Stock Option Plan in their current forms comply with Rule 16b-3 to the extent, if any, required as of the date hereof.

          (e)   As soon as practicable following the Effective Time, Evergreen shall deliver to the participants receiving converted options under the Evergreen Option Plan an appropriate notice setting forth such participant's rights pursuant thereto.

          (f)    Eligibility to receive stock option grants following the Effective Time with respect to Evergreen Common Stock shall be determined by Evergreen in accordance with its plans and procedures as in effect from time to time, and subject to any contractual obligations.

        2.10    Anti-Dilution.

        In the event Evergreen changes the number of shares of Evergreen Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Common Exchange Ratio shall be proportionately adjusted.

        2.11    No Right to Dissent.

        Nothing in the CBCA or Articles of Incorporation or Bylaws of Carbon or any Carbon Subsidiary provides or would provide to any person, including without limitation the Carbon shareholders, upon execution of this Agreement or the Plan of Merger and consummation of the transactions contemplated hereby, rights of dissent and appraisal of any kind.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CARBON

        Except as Disclosed, Carbon represents and warrants to Evergreen as follows, it being understood that the representations and warranties of Carbon are made subject to the applicable standard set forth in Section 6.3(a):

        3.1    Capital Structure.

        The authorized capital stock of Carbon consists of 20,000,000 shares of Carbon Common Stock and 10,000,000 shares of preferred stock. As of the date hereof, 6,150,323 shares of Carbon Common Stock are issued and outstanding (including shares issued under the Restricted Stock Plan). No other class of capital stock of Carbon, common or preferred, is authorized, issued or outstanding. All outstanding shares of Carbon Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock have been reserved for any purpose, except for 700,000 shares of Carbon Common Stock reserved in connection with the Stock Option Plan. Carbon has granted options to acquire 654,432 shares of Carbon Common Stock under the Stock Option Plan, of which 598,168 options remain outstanding as of the date hereof. Except as set forth in this Section 3.1, there are no Rights authorized, issued or outstanding with respect to, nor are there any agreements, understandings or commitments relating to the right of any Carbon shareholder to own, to vote or to dispose of, the capital stock of Carbon. Holders of Carbon Common Stock do not have preemptive rights.

        3.2    Organization, Standing and Authority.

        Carbon is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets. Carbon is required to be qualified to do business in only those states of the United States and foreign jurisdictions Disclosed in the Carbon Disclosure Memorandum, and the Carbon Disclosure Memorandum identifies whether Carbon is qualified in each such jurisdiction.

        3.3    Ownership of Subsidiaries.

        Section 3.3 of the Carbon Disclosure Memorandum lists all of the Carbon Subsidiaries and, with respect to each, its jurisdiction of organization, jurisdictions in which it is qualified or otherwise licensed to conduct business, the number of shares or ownership interests owned by Carbon (directly or indirectly), the percentage ownership interest so owned by Carbon and its business activities. The outstanding shares of capital stock or other equity interests of the Carbon Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by Carbon free and clear of all liens, claims and encumbrances. No Rights are authorized, issued or outstanding with respect to the capital stock or other equity interests of the Carbon Subsidiaries, and there are no agreements, understandings or commitments relating to the right of Carbon to own, to vote or to dispose of said interests. None of the shares of capital stock or other equity interests of the Carbon Subsidiaries have been issued in violation of the preemptive rights of any person. Section 3.3 of the Carbon Disclosure Memorandum also lists all shares of capital stock or other securities or ownership interests of any corporation, or formally organized partnership, joint venture, or other business entity (other than the Carbon Subsidiaries) owned directly or indirectly by Carbon.

        3.4    Organization, Standing and Authority of the Subsidiaries.

        Each of the Carbon Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Carbon Subsidiaries has full power and authority to carry on its business as now conducted. Each Carbon Subsidiary is required to be qualified to do business in only those states of the United States and foreign jurisdictions Disclosed in the Carbon Disclosure

Memorandum, and the Carbon Disclosure Memorandum identifies whether such Carbon Subsidiary is qualified in each such jurisdiction.

        3.5    Authorized and Effective Agreement.

          (a)   Carbon has all requisite corporate power and authority to enter into and (subject to receipt of all necessary governmental approvals and the receipt of approval of the Carbon shareholders of this Agreement and the Articles of Merger and Plan of Merger) to perform all of its obligations under this Agreement, the Plan of Merger and the Articles of Merger. The execution and delivery of this Agreement, the Articles of Merger, and consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, except, in the case of this Agreement and the Plan of Merger, the approval of the Carbon shareholders pursuant to and to the extent required by applicable law. This Agreement and the Plan of Merger constitute legal, valid and binding obligations of Carbon, and each is enforceable against Carbon in accordance with its terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of the rights of creditors generally; and (ii) general principles of equity (whether applied in a court of law or in equity).

          (b)   Neither the execution and delivery of this Agreement, the Plan of Merger or the Articles of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Carbon with any of the provisions hereof or thereof, shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Carbon or any Carbon Subsidiary, (ii) except for Permitted Encumbrances, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Carbon or any Carbon Subsidiary pursuant to, any note, bond, mortgage, indenture, license, permit, contract, agreement or other instrument or obligation, or (iii) subject to receipt of all required governmental approvals, including, if applicable, compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations thereunder (the "HSR Act"), violate any order, writ, injunction, decree, statute, rule or regulation applicable to Carbon or any Carbon Subsidiary.

          (c)   Other than consents or approvals required from, or notices to, regulatory authorities as provided in Sections 2.2 and 5.4(b), and other than approval by the Carbon shareholders described in Section 6.1(a), no notice to, filing with, or consent of, any public body or authority or any other third party is necessary for the valid execution and delivery by Carbon of this Agreement and the consummation by Carbon of the Merger and the other transactions contemplated in this Agreement.

        3.6    Securities Documents; Financial Statements; Statements True.

          (a)   Carbon has timely filed all Securities Documents required by the Securities Laws to be filed since December 31, 1999. Carbon has Disclosed or made available to Evergreen a true and complete copy of each Securities Document filed by Carbon with the Commission after December 31, 1999 and prior to the date hereof, which are all of the Securities Documents that Carbon was required to file during such period. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   The Financial Statements of Carbon fairly present or will fairly present, as applicable, in all material respects, the consolidated financial position of Carbon and the Carbon Subsidiaries as of the dates indicated and the consolidated statements of income and changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with GAAP applied on a consistent basis.

          (c)   No statement, certificate, instrument or other writing furnished or to be furnished hereunder by Carbon or any Carbon Subsidiary to Evergreen contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        3.7    Minute Books.

        The minute books of Carbon and each of the Carbon Subsidiaries contain or will contain at Closing accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including committees of the Board of Directors), and the signatures contained therein are the true signatures of the persons whose signatures they purport to be.

        3.8    Adverse Change.

        Since December 31, 2002, Carbon and the Carbon Subsidiaries have not incurred any liability, whether accrued, absolute or contingent, except as disclosed in the most recent Carbon Financial Statements, or entered into any transactions with affiliates, in each case other than in the ordinary course of business consistent with past practices, nor has there been any event or circumstance which caused or is reasonably likely to cause an adverse change in the assets, business, operations, business prospects or financial or other condition of Carbon or any of the Carbon Subsidiaries. For the purpose of the foregoing, an event or circumstance shall be deemed not to have caused, or shall be deemed not reasonably likely to cause, such an adverse change if the event or circumstance that affected or is reasonably likely to affect Carbon relates specifically to the oil and gas industry in the United States and Canada and also affected or is reasonably likely to affect Evergreen to substantially the same degree.

        3.9    Absence of Undisclosed Liabilities; Imbalances; Hedging.

          (a)   All liabilities (including without limitation contingent liabilities and any off-balance sheet loans, financings, liabilities or indebtedness) of Carbon and the Carbon Subsidiaries are disclosed in the most recent Financial Statements of Carbon or are normally recurring business obligations incurred in the ordinary course of its business since the date of Carbon's most recent Financial Statements.

          (b)   Neither Carbon nor any of its properties and assets are subject to any imbalances, prepayments, non-consent, or other conditions under which Carbon must deliver oil, gas or other hydrocarbons to other persons without receiving full payment therefor, or under which Carbon is subject to any cash-outs of such imbalances.

          (c)   Carbon is not engaged in any natural gas or other futures or option trading in respect of which it has any future liability, nor is it a party to any price swaps, hedges, futures or similar instruments.

        3.10    Properties.

          (a)   Except as Disclosed in the Carbon Disclosure Memorandum and except for goods and other property sold, used or otherwise disposed of since December 31, 2002, in the ordinary course of business, Carbon and the Carbon Subsidiaries have Good and Marketable Title (as defined below), for oil and gas purposes, in and to all oil and gas properties set forth in the Carbon

  Reserve Reports as owned by Carbon and the Carbon Subsidiaries ("Reserve Report Properties"), and defensible title to all other properties, interests in properties and assets, real and personal, reflected on the balance sheet of Carbon in its Annual Report on Form 10-K for the period ended December 31, 2002 as owned by Carbon and the Carbon Subsidiaries or acquired after such date ("Other Properties"), as to both the Reserve Report Properties and the Other Properties free and clear of any liens, security interests, charges, mortgages, adverse claims or other encumbrances of any kind (collectively "Liens"), except: (i) Liens associated with obligations reflected in Carbon's Securities Documents or in the Carbon Disclosure Memorandum; (ii) Liens for current taxes not yet due and payable, (iii) materialman's, mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens, charges or encumbrances arising in the ordinary course of business (A) if they have not been perfected pursuant to law, (B) if perfected, they have not yet become due and payable or payment is being withheld as provided by law, or (C) if their validity is being contested in good faith by appropriate action, and (iv) rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance. All leases and other agreements pursuant to which Carbon or any of the Carbon Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid and effective and all royalties, rentals and other payments due by Carbon to any lessor of any such oil and gas leases have been paid. All major items of operating equipment of Carbon and the Carbon Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted.

          (b)   The term "Good and Marketable Title," for purposes of this Section 3.10, with respect to Carbon and the Carbon Subsidiaries, means such title that: (1) is deducible of record (from the records of the applicable county or (A) in the case of federal leases, from the records of the applicable office of the Minerals Management Service or Bureau of Land Management (provided there is no inconsistent assignment or other document of record in the applicable county records), (B) in the case of state leases, from the records of the applicable state land office (provided there is no inconsistent assignment or other document of record in the applicable county records), or (C) in the case of Canada, from the records of the federal or provincial register, as applicable) or is assignable to Carbon or the Carbon Subsidiaries out of an interest of record (as so defined) by reason of the performance by Carbon or the Carbon Subsidiaries of all operations required to earn an enforceable right to such assignment; (2) is free from reasonable doubt to the end that a prudent purchaser engaged in the business of the ownership, development and operation of producing oil and gas properties with knowledge of all of the facts and their legal bearing would be willing to accept and pay full value for the same and a prudent lender would be willing to lend against it as collateral without discount for title matters; (3) entitles Carbon or the Carbon Subsidiaries to receive not less than the interest set forth in the Carbon Reserve Reports with respect to each proved property evaluated therein under the caption "net revenue interest" or "NRI" (or, with respect to the Carbon Reserve Report for Canadian properties, deducible as such revenue interest based on the Carbon's net interest in production) without reduction during the life of such property except as stated in the Carbon Reserve Reports; (4) obligates Carbon or the Carbon Subsidiaries to pay costs and expenses relating to each such proved property in an amount not greater than the interest set forth under the caption "working interest" or "WI" in the Carbon Reserve Reports with respect to such property without increase over the life of such property except as shown on the Carbon Reserve Reports; and (5) does not restrict the ability of Carbon or the Carbon Subsidiaries to utilize the properties as currently intended.

          (c)   All leases, easements, rights of way, surface use agreements, permits and licenses pursuant to which Carbon or any Carbon Subsidiary, as lessee or licensee, leases or licenses rights to real or personal property are valid and enforceable in accordance with their respective terms, and Carbon is not in default under any of the terms thereof, nor to the knowledge of Carbon has any event occurred which, with the passage of time or giving of notice, or both, would constitute such a default.

          (d)   All operating equipment of Carbon and each Carbon Subsidiary is in good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of the respective business of Carbon and each Carbon Subsidiary, is free from defects (latent and patent), is merchantable and is of a quality and quantity presently usable in the ordinary course of the respective business of Carbon and each Carbon Subsidiary.

        3.11    Environmental Matters.

          (a)   Carbon and the Carbon Subsidiaries are and at all times have been in compliance with all Environmental Laws. Neither Carbon nor any Carbon Subsidiary has received any communication alleging that Carbon or the Carbon Subsidiary is not in such compliance and, to the knowledge of Carbon, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

          (b)   There are no pending Environmental Claims, neither Carbon nor any Carbon Subsidiary has received notice of any pending Environmental Claims and, to the knowledge of Carbon, there are no conditions or facts existing which might reasonably be expected to result in legal, administrative, arbitral or other proceedings asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature seeking to impose, or that could result in the imposition of, any liability arising under any Environmental Laws upon (i) Carbon or any Carbon Subsidiary, (ii) any person or entity whose liability for any Environmental Claim Carbon or any Carbon Subsidiary has or may have retained or assumed, either contractually or by operation of law, (iii) any real or personal property owned or leased by Carbon or any Carbon Subsidiary, or any real or personal property which Carbon or any Carbon Subsidiary has or is judged to have managed or supervised or participated in the management of, or (iv) any real or personal property in which Carbon or any Carbon Subsidiary holds a security interest securing a loan recorded on the books of Carbon or any Carbon Subsidiary. Neither Carbon nor any Carbon Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability under any Environmental Laws.

          (c)   Carbon and the Carbon Subsidiaries are in compliance with all recommendations contained in any environmental audits, analyses and surveys received by Carbon relating to all real and personal property owned or leased by Carbon or any Carbon Subsidiary and all real and personal property of which Carbon or any Carbon Subsidiary has or is judged to have managed or supervised or participated in the management of.

          (d)   Carbon and each Carbon Subsidiary have in full force and effect all material environmental permits, licenses, approval and other authorizations required to conduct their operations and are operating in material compliance thereunder.

          (e)   Carbon knows of no reason that would preclude it from renewing or obtaining a reissuance of the material permits, licenses or other authorizations required pursuant to any applicable Environmental Laws to operate and use any of Carbon's or each of the Carbon Subsidiary's assets for their current purposes and uses.

          (f)    There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws, against Carbon or any Carbon Subsidiary or against any person or entity whose liability for any such claim Carbon or any Carbon Subsidiary has or may have retained or assumed, either contractually or by operation of law.

        3.12    Insurance.

          (a)   The Carbon Disclosure Memorandum contains a true and complete (i) list of all policies of insurance to which Carbon is a party or under which Carbon, or any director or officer of Carbon, is or has been covered at any time within the three years preceding the date of this Agreement; (ii) list of all pending applications for policies of insurance; (iii) description of any self insurance arrangement by or affecting Carbon in lieu of insurance, including any reserves established thereunder; (iv) description of any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by Carbon; and (v) description of each obligation of Carbon to third parties with respect to insurance (including such obligations under leases and service agreements) and the policy under which such coverage is provided.

          (b)   The Carbon Disclosure Memorandum sets forth, by year, for the current policy year and for each of the prior three policy years (i) a summary of the loss experience under each policy of insurance; (ii) a statement describing each claim under each policy for an amount in excess of $50,000, setting forth the name of the claimant, a description of the policy by insurer, type of insurance and period of coverage, and the amount and a brief description of the claim; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

          (c)   All such policies of insurance listed or described in the Carbon Disclosure Memorandum (i) are valid, outstanding and enforceable; (ii) are issued by an insurer that is financially sound and reputable; (iii) taken together, provide adequate insurance coverage for the assets and the operations of Carbon for all risk to which Carbon is normally exposed; (iv) are sufficient for compliance with all leases and contracts; (v) will continue in full force and effect following consummation of the transactions contemplated by this Agreement; and (vi) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of Carbon.

          (d)   Carbon has not received (i) any refusal of coverage or any notice that a defense will be afforded with the reservation of rights; or (ii) any notice of cancellation or other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

          (e)   Carbon has paid all premiums due and has otherwise performed all obligations under each policy to which Carbon is a party or that provides coverage to Carbon or to a director or officer of Carbon, and Carbon has given notice to the insurers of all claims that may be insured under each policy to which Carbon is a party or that provides coverage to Carbon or a director or officer of Carbon

        3.13    Tax Matters.

          (a)   Carbon and each of the Carbon Subsidiaries and each of their respective predecessors have timely filed (or requests for extensions have been timely filed and any such extensions either are pending or have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither Carbon nor any Carbon Subsidiary has or will have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. Carbon and the Carbon Subsidiaries have paid, or where payment is not required to have been made have set up an adequate reserve or accrual for payment of, all taxes required to be paid or accrued for the preceding or current fiscal year for which a return is not yet due.

          (b)   All federal, state and local (and, if applicable, foreign) tax returns filed by Carbon and the Carbon Subsidiaries are complete and accurate. Neither Carbon nor any Carbon Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Carbon or any Carbon Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to Carbon or any Carbon Subsidiary to extend the period of limitations for the assessment or collection of any tax. No audit examination or deficiency or refund litigation with respect to such returns is pending.

          (c)   Deferred taxes have been provided for in accordance with GAAP consistently applied.

          (d)   Neither Carbon nor any of the Carbon Subsidiaries is a party to any tax allocation or sharing agreement or has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Carbon or a Carbon subsidiary) or has any liability for taxes of any person (other than Carbon and the Carbon Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise.

          (e)   Each of Carbon and the Carbon Subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

          (f)    Neither Carbon nor any of the Carbon Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

        3.14    Employees; Compensation; Benefit Plans.

          (a)    Compensation.    Carbon has Disclosed a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each director, officer or shareholder of Carbon and of each Carbon Subsidiary and each other person (in each case other than as an employee) to whom Carbon or any Carbon Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

          (b)    Employee Benefit Plans.

            (i)    Carbon has Disclosed an accurate and complete list of all Plans, as defined below, contributed to, maintained or sponsored by Carbon or any Carbon Subsidiary, to which Carbon or any Carbon Subsidiary is obligated to contribute or has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of corporations, within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, of which Carbon or any Carbon Subsidiary is a member. For purposes of this Agreement, the term "Plan" shall mean a plan, arrangement, agreement or program described in the foregoing provisions of this Section 3.15(b)(i) that is: (A) a profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, whether or not funded and whether or not terminated, (B) an employment agreement, (C) a personnel policy or fringe benefit plan, policy, program or arrangement providing for benefits or perquisites to current or former employees, officers, directors or agents, whether or not funded, and whether or not terminated, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, severance, medical, dental, hospitalization, life insurance and other types of insurance, or (D) any other employee benefit plan as defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated.

            (ii)   Neither Carbon nor any Carbon Subsidiary contributes to, has an obligation to contribute to or otherwise has any liability or potential liability with respect to (A) any multiemployer plan as defined in Section 3(37) of ERISA, (B) any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and regulations promulgated thereunder), or (C) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or former employees or directors, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

            (iii)  None of the Plans obligates Carbon or any Carbon Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is used in Section 280G of the Code (and regulations promulgated thereunder).

            (iv)  Each Plan, and all related trusts, insurance contracts and funds, has been maintained, funded and administered in compliance in all respects with its own terms and in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code. No actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands with respect to the Plans (other than routine claims for benefits) are pending or threatened, and there are no facts which could give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands. No Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such Sections of ERISA and the Code, whether or not waived, and each Plan has always fully met the funding standards required under Title I of ERISA and Section 412 of the Code. No liability to the Pension Benefit Guaranty Corporation ("PBGC") (except for routine payment of premiums) has been or is expected to be incurred with respect to any Plan that is subject to Title IV of ERISA, no reportable event (as such term is defined in Section 4043 of ERISA) for which the PBGC has not waived notice has occurred with respect to any such Plan, and the PBGC has not commenced or threatened the termination of any Plan. None of the assets of Carbon or any Carbon Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, neither Carbon nor any Carbon Subsidiary has been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, and there are no facts which could be expected to give rise to such lien or such posting of security. No event has occurred and no condition exists that would subject Carbon or any Carbon Subsidiary to any tax under Sections 4971, 4972, 4976, 4977 or 4979 of the Code or to a fine or penalty under Section 502(c) of ERISA.

            (v)   Each Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the qualification under the Code of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust.

            (vi)  No underfunded "defined benefit plan" (as such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of corporations (within the meaning of Sections 414(b), (c), (m) and (o) of the Code) of which Carbon or any Carbon Subsidiary is a member or was a member during such five-year period. There does not now exist, nor do any circumstances exist, that would result in, any liability with respect to any employee benefit plan that is maintained, sponsored or contributed to by any entity that is a member of the Carbon controlled group of corporations (as defined above) (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, or (v) under any other statute, rule or regulation that would reasonably be expected to be a liability of Carbon or a Carbon Subsidiary solely as a result of an entity being a member of the Carbon controlled group of corporations (as defined above), that would be a liability of Carbon or any Carbon Subsidiary, other than such liabilities that arise solely out of, or relate solely to, the Plans Disclosed in Section 3.15(b) of the Carbon Disclosure Memorandum.

            (vii)   As of December 31, 2002, the fair market value of the assets of each Plan that is a tax qualified defined benefit plan equaled or exceeded, and as of the Closing Date will equal or exceed, the present value of all vested and nonvested liabilities thereunder determined in accordance with reasonable actuarial methods, factors and assumptions applicable to a defined benefit plan on an ongoing basis. With respect to each Plan that is subject to the funding requirements of Section 412 of the Code and Section 302 of ERISA, all required contributions for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with Section 412(m) of the Code) shall have been made. With respect to each other Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made. No tax qualified Plan has any unfunded liabilities.

            (viii)   No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code, whether by statutory, class or individual exemption) has occurred with respect to any Plan which would result in the imposition, directly or indirectly, of any excise tax, penalty or other liability under Section 4975 of the Code or Section 409 or 502(i) of ERISA. Neither Carbon nor, to the knowledge of Carbon, any Carbon Subsidiary, any trustee, administrator or other fiduciary of any Plan, or any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject Carbon or any Carbon Subsidiary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

            (ix)  With respect to each Plan, all reports and information required to be filed with any government agency or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed.

            (x)   Carbon and each Carbon Subsidiary has been and is presently in compliance with all of the requirements of Section 4980B of the Code.

            (xi)  Neither Carbon nor any Carbon Subsidiary has a liability as of December 31, 2002 under any Plan that, to the extent disclosure is required under GAAP, is not reflected on the consolidated balance sheet included in the Financial Statements of Carbon as of December 31, 2002.

            (xii) Neither the consideration nor implementation of the transactions contemplated under this Agreement will increase (A) Carbon's or any Carbon Subsidiary's obligation to make contributions or any other payments to fund benefits accrued under the Plans as of the date of this Agreement or (B) the benefits accrued or payable with respect to any participant under the Plans (except to the extent benefits may be deemed increased by accelerated vesting, accelerated allocation of previously unallocated Plan assets or by the conversion of all stock options in accordance with Section 2.9).

            (xiii)   With respect to each Plan, Carbon has Disclosed or made available to Evergreen, true, complete and correct copies of (A) all documents pursuant to which the Plans are maintained, funded and administered, including summary plan descriptions, (B) the three most recent annual reports (Form 5500 series) filed with the IRS (with attachments), (C) the three most recent actuarial reports, if any, (D) the three most recent financial statements, (E) all governmental filings for the last three years, including, without limitation, excise tax returns and reportable events filings, and (F) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions) during the past three years.

            (xiv)   Each of the Plans as applied to Carbon and any Carbon Subsidiary may be amended or terminated at any time by action of Carbon's Board of Directors, or such Carbon's Subsidiary's Board of Directors, as the case may be, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the Plan and compliance with applicable laws and regulations (and limited, in the case of multiemployer plans, to termination of the participation of Carbon or a Carbon Subsidiary thereunder).

        3.15    Certain Contracts.

          (a)   Neither Carbon nor any Carbon Subsidiary is a party to, is bound or affected by, or receives benefits under (i) any agreement, arrangement or commitment, written or oral, the default of which would have a Material Adverse Effect, whether or not made in the ordinary course of business, or any agreement restricting its business activities, including, without limitation, agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument, written or oral, relating to the borrowing of money by Carbon or any Carbon Subsidiary or the guarantee by Carbon or any Carbon Subsidiary of any such obligation, which cannot be terminated within less than 30 days after the Closing Date by Carbon or any Carbon Subsidiary (without payment of any penalty or cost), (iii) any agreement, arrangement or commitment, written or oral, relating to the employment of a consultant, independent contractor or agent, or the employment, election or retention in office of any present or former director or officer, which cannot be terminated within less than 30 days after the Closing Date by Carbon or any Carbon Subsidiary (without payment of any penalty or cost), or that provides benefits which are contingent, or the application of which is altered, upon the occurrence of a transaction involving Carbon of the nature contemplated by this Agreement, or (iv) any agreement or plan, written or oral, including any stock option plans, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each matter Disclosed pursuant to this Section 3.15(a) is in full force and effect as of the date hereof.

          (b)   Neither Carbon nor any Carbon Subsidiary is in default under any agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

          (c)   There are no renegotiations or attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Carbon or any Carbon Subsidiary under any contract and Carbon and each Carbon Subsidiary has received no demands for such renegotiation.

          (d)   Neither Carbon nor any Carbon Subsidiary has entered into any contract and there is no commitment, judgment, injunction, order or decree to which Carbon or any Carbon Subsidiary is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by Carbon or any Carbon Subsidiary or any contract that may be terminable as a result of Evergreen's status as a competitor of any party to such contract or arrangement.

        3.16    Legal Proceedings.

        There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the knowledge of Carbon, threatened against Carbon or any Carbon Subsidiary or against any asset, interest, Plan or right of Carbon or any Carbon Subsidiary, or, to the knowledge of Carbon, against any officer, director or employee of any of them in their capacity as such. There are no actions, suits or proceedings instituted, pending or, to the knowledge of Carbon, threatened against any present or former director or officer of Carbon or any Carbon Subsidiary that would reasonably be expected to give rise to a claim against Carbon or any Carbon Subsidiary for indemnification. There are no actual or, to the knowledge of Carbon, threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein. There are no obligations or liabilities of any nature, whether or not accrued, contingent or otherwise and whether or not required to be disclosed in the Financial Statements of Carbon, including without limitation those relating to environmental and occupational safety and health matters, or any other facts or circumstances that could, to the knowledge of Carbon, result in any claims against, or obligations or liabilities of, Carbon or any Carbon Subsidiary. Neither Carbon nor any Carbon Subsidiary has any off-balance sheet liability or obligation, fixed or contingent.

        3.17    Compliance with Laws; Filings.

        Carbon and each Carbon Subsidiary is in compliance with all statutes and regulations, and has obtained and maintained and is in compliance with all permits, licenses and registrations applicable to the conduct of its business, and neither Carbon nor any Carbon Subsidiary has received notification that has not lapsed, been withdrawn or abandoned by any agency or department of federal, state or local government (i) asserting a violation or possible violation of any such statute or regulation, (ii) threatening to revoke any permit, license, registration, or other government authorization, or (iii) restricting or in any way limiting its operations. Neither Carbon nor any Carbon Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that it enter into any of the foregoing. Since December 31, 1999, Carbon and each of the Carbon Subsidiaries has filed all reports, registrations, notices and statements, and any amendments thereto, that it was required to file with federal and state regulatory authorities, including, without limitation, the Commission and applicable state regulators. Each such report, registration, notice and statement, and each amendment thereto, complied with applicable legal requirements.

        3.18    Brokers and Finders.

        Neither Carbon nor any Carbon Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or in the Plan of Merger, except for an obligation to the Financial Advisor for investment banking services, the nature and extent of which has been Disclosed, and except for usual and customary fees to accountants and lawyers.

        3.19    Related Party Transactions.

          (a)   Carbon has Disclosed all existing transactions existing as of the date hereof, to which Carbon or any Carbon Subsidiary is a party with any director, executive officer or 5% shareholder of Carbon or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing. All such transactions, investments and loans are on terms no less favorable to Carbon than could be obtained from unrelated parties.

          (b)   Carbon has not, directly or indirectly, including through any Carbon Subsidiary, extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Carbon in violation of Section 402 of the Sarbanes-Oxley Act of 2002.

        3.20    Certain Information.

        When the Proxy Statement/Prospectus is mailed, and at the time of the meeting of shareholders of Carbon to vote on the Plan of Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein provided by Carbon, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

        3.21    Tax and Regulatory Matters.

          (a)   Neither Carbon nor any Carbon Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code or (ii) materially impede or delay receipt of any applicable consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).

          (b)   No portions of Carbon's properties and assets are subject to the jurisdiction of or regulation by the Federal Energy Regulatory Commission, any state public service or public utility commission, or other governmental body regulating the properties and assets as public utilities under the Public Utility Holding Company Act of 1935, as amended, or comparable state statutes or rules.

        3.22    State Takeover Laws.

        No action is required to be taken to exempt the transactions contemplated by this Agreement from any applicable moratorium, fair price, business combination, control share or other anti-takeover laws, and no such law shall be activated or applied as a result of such transactions. Neither the Articles of Incorporation nor the Bylaws of Carbon, nor any other document of Carbon or to which Carbon is a party, contains a provision that requires more than a majority of the shares of Carbon Common Stock entitled to vote, or the vote or approval of any other class of capital stock or voting security, to approve the Merger or any other transactions contemplated in this Agreement.

        3.23    Labor Relations.

        Neither Carbon nor any Carbon Subsidiary is the subject of any claim or allegation that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is Carbon or any Carbon Subsidiary party to any collective bargaining agreement. There is no strike or other labor dispute involving Carbon or any Carbon Subsidiary, pending or threatened, or to the best knowledge of Carbon, is there any activity involving any employees of Carbon or any Carbon Subsidiary seeking to certify a collective bargaining unit or engaging in any other organization activity.

        3.24    Fairness Opinion.

        Carbon has received from the Financial Advisor the Fairness Opinion that states that, as of the date hereof, the Merger Consideration is fair to the shareholders of Carbon from a financial point of view.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EVERGREEN

        Evergreen represents and warrants to Carbon as follows, it being understood that the representations and warranties of Evergreen are made subject to the applicable standard set forth in Section 6.2(a):

        4.1    Capital Structure.

          (a)   The authorized capital stock of Evergreen consists of 50,000,000 shares of Evergreen Common Stock of which 19,078,019 shares were issued and outstanding as of March 27, 2003, and 24,900,000 shares of preferred stock, $1.00 par value per share, of which no shares are issued and outstanding. All outstanding shares of Evergreen Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The shares of Evergreen Common Stock reserved as provided in Section 5.3 are free of any Rights and have not been reserved for any other purpose, and such shares are available for issuance as provided pursuant to this Agreement and the Plan of Merger. Holders of Evergreen Common Stock do not have preemptive rights.

          (b)   The authorized capital stock of Merger Sub consists of 100 shares of common stock, no par value, of which 10 shares are issued and outstanding. Evergreen is the sole shareholder of Merger Sub and is the legal and beneficial owner of all issued and outstanding shares. Merger Sub was formed solely for purposes of effecting the Merger and other transactions contemplated hereby. Except as contemplated by this Agreement, Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

        4.2    Organization, Standing and Authority of Evergreen.

        Evergreen is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, and is duly qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification.

        4.3    Authorized and Effective Agreement.

          (a)   Evergreen and Merger Sub each has all requisite corporate power and authority to enter into and (subject to receipt of all necessary government approvals) perform all of its obligations under this Agreement and the Plan of Merger. The execution and delivery of this Agreement and the Plan of Merger, and consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Evergreen. This Agreement and the Plan of Merger attached hereto constitute legal, valid and binding obligations of Evergreen, and each is enforceable against Evergreen in accordance with its terms, in each case subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors; and (ii) general principles of equity.

          (b)   Neither the execution and delivery of this Agreement or the Articles of Merger, nor consummation of the transactions contemplated hereby, nor compliance by Evergreen with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of Evergreen or any Evergreen Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Evergreen or any Evergreen Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Evergreen or any Evergreen Subsidiary.

          (c)   Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by Evergreen of the Merger and the other transactions contemplated in this Agreement.

        4.4    Organization, Standing and Authority of Evergreen Subsidiaries.

        Each of the Evergreen Subsidiaries is duly organized, validly existing and in good standing under applicable laws. Evergreen owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Evergreen Subsidiaries. Each of the Evergreen Subsidiaries (i) has full power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

        4.5    Securities Documents; Financial Statements; Statements True.

          (a)   Evergreen has timely filed all Securities Documents required by the Securities Laws to be filed since December 31, 1999. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   The Financial Statements of Evergreen fairly present or will fairly present, as applicable, in all material respects, the consolidated financial position of Evergreen and its Subsidiaries as of the dates indicated and the consolidated statements of income and retained earnings, changes in shareholders' equity and statements of cash flows for the periods then ended (subject in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with GAAP applied on a consistent basis. Neither Evergreen nor any Evergreen Subsidiary has any off-balance sheet liability or obligation, fixed or contingent, except as disclosed in its Financial Statements.

          (c)   No statement, certificate, instrument or other writing furnished or to be furnished hereunder by Evergreen or any Evergreen Subsidiary to Carbon contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make statements therein, in light of the circumstances under which they were made, not misleading.

        4.6    Certain Information.

        When the Proxy Statement/Prospectus is mailed, and at all times subsequent to such mailing up to and including the time of the meeting of shareholders of Carbon to vote on the Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein relating to Evergreen, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

        4.7    Tax and Regulatory Matters.

        Neither Evergreen nor any Evergreen Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code, or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).

        4.8    Legal Proceedings; Regulatory Approval.

        There are no actual or, to the knowledge of Evergreen, threatened actions, suits or proceedings instituted, which present a claim to restrain or prohibit the transactions contemplated herein. To the knowledge of Evergreen, no fact or condition relating to Evergreen or any Evergreen Subsidiary exists that would prevent Evergreen or Carbon from obtaining all of the federal and state regulatory approvals contemplated herein.

        4.9    Adverse Change.

        Since December 31, 2002, Evergreen and the Evergreen Subsidiaries have not incurred any liability, whether accrued, absolute or contingent, except as disclosed in the most recent Evergreen Financial Statements, or entered into any transactions with affiliates, in each case other than in the ordinary course of business consistent with past practices, nor has there been any event or circumstance which caused or is reasonably likely to cause an adverse change in the assets, business, operations, business prospects or financial or other condition of Evergreen or any of the Evergreen Subsidiaries. For the purpose of the foregoing, an event or circumstance shall be deemed not to have caused, or shall be deemed not reasonably likely to cause, such an adverse change if the event or circumstance that affected or is reasonably likely to affect Evergreen relates specifically to the oil and gas industry in the United States and also affected or is reasonably likely to affect Carbon to substantially the same degree.

        4.10    Brokers and Finders.

        Neither Evergreen nor any Evergreen Subsidiary, nor any of its respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or in the Plan of Merger, except for usual and customary fees to accountants, lawyers and investment bankers, all of which are the obligation of Evergreen.

ARTICLE V
COVENANTS

        5.1    Carbon Shareholder Meeting.

        Carbon shall submit this Agreement and the Plan of Merger to its shareholders for approval at a meeting to be held as soon as reasonably practicable following the effectiveness of the Registration Statement. By approving this Agreement and authorizing its execution, the Board of Directors of Carbon agrees that it shall, at the time the Proxy Statement/Prospectus is mailed to the shareholders of Carbon, recommend that Carbon's shareholders vote for such approval; provided that, if the Board of Directors of Carbon, after consultation with (and based on the advice of) counsel, determines in good faith that, following a Superior Offer, it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement and the Plan of Merger, then in submitting this Agreement and the Plan of Merger to Carbon's shareholders, the Board of Directors of

Carbon may submit this Agreement and the Plan of Merger to Carbon's shareholders without recommendation (although the resolutions adopting this Agreement and the Plan of Merger as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Carbon may communicate the basis for its lack of a recommendation to the Carbon shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that it may not take any actions under this sentence until after giving Evergreen at least five Business Days to respond to such Superior Offer (and after giving Evergreen notice of the latest material terms, conditions and third party in the Superior Offer) and then taking into account any amendment or modification to this Agreement proposed by Evergreen. At the time of execution of this Agreement, each of Yorktown Energy Partners III, L. P. and Patrick R. McDonald has executed an agreement with Evergreen obligating each of them to vote all shares over which each has voting control in favor of the Plan of Merger.

        5.2    Registration Statement; Proxy Statement/Prospectus.

        As promptly as practicable after the date hereof, Evergreen shall prepare and file the Registration Statement with the Commission. Carbon will furnish to Evergreen the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the Commission and again before any amendments are filed, and shall have the right to review and consult with Evergreen on the form of, and any characterizations of such information included in, the Registration Statement prior to the filing with the Commission. Such Registration Statement, at the time it becomes effective and on the Effective Time, shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the Commission. The Registration Statement shall include the form of Proxy Statement/Prospectus. Evergreen and Carbon shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be approved by the Commission for mailing to the Carbon shareholders, and such Proxy Statement/Prospectus shall, on the date of mailing, conform in all material respects to the requirements of the Securities Laws and the applicable rules and regulations of the Commission thereunder. Carbon shall cause the Proxy Statement/Prospectus to be mailed to shareholders in accordance with all applicable notice requirements under the Securities Laws, the CBCA and the rules and regulations of the American Stock Exchange.

        5.3    Plan of Merger; Reservation of Shares.

        At the Effective Time, the Merger shall be effected in accordance with the Plan of Merger. In connection therewith, Evergreen acknowledges that it (i) has caused Merger Sub to be incorporated as a wholly-owned subsidiary of Evergreen and that Evergreen will cause Merger Sub to take all actions required of it to consummate the Merger hereunder, and (ii) will pay or cause to be paid when due the Merger Consideration. Evergreen has reserved for issuance such number of shares of Evergreen Common Stock as shall be necessary to pay the Merger Consideration and agrees not to take any action that would cause the aggregate number of authorized shares of Evergreen Common Stock available for issuance hereunder not to be sufficient to effect the Merger. If at any time the aggregate number of shares of Evergreen Common Stock reserved for issuance hereunder is not sufficient to effect the Merger, Evergreen shall take all appropriate action as may be required to increase the number of shares of Evergreen Common Stock reserved for such purpose.

        5.4    Additional Acts.

          (a)   Carbon agrees to take such actions requested by Evergreen as may be reasonably necessary to modify the structure of, or to add parties to (so long as such addition is an Evergreen Subsidiary) the transactions contemplated hereby, provided that such modifications do not change the Merger Consideration or abrogate the covenants and other agreements contained in this Agreement, including, without limitation, the covenant not to take any action that would substantially delay completion of, or substantially impair the prospects of completing, the Merger pursuant to this Agreement and the Plan of Merger.

          (b)   If deemed required by the parties, as promptly as practicable after the date hereof, each of the parties shall submit notice or applications for prior approval of the transactions contemplated herein to any federal, state or local government agency, department or body to which notice is required or from which approval is required for consummation of the Merger and the other transactions contemplated hereby, including but not limited to any requirements of the HSR Act, if applicable. Each of the parties represents and warrants that all information included (or submitted for inclusion) concerning it, its respective Subsidiaries, and any of its respective directors, officers and shareholders, shall be true, correct and complete in all material respects as of the date presented.

        5.5    Best Efforts.

        Each of Evergreen and Carbon shall use, and shall cause each of their respective Subsidiaries to use, its best efforts in good faith to (i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Section 5.2 and Section 5.4 (if applicable) or elsewhere herein, and (ii) take or cause to be taken all action necessary or desirable on its part to fulfill the conditions in Article VI, including, without limitation, executing and delivering, or causing to be executed and delivered, such representations, certificates and other instruments or documents as may be reasonably requested by Evergreen's legal counsel for such counsel to issue the opinion contemplated by Section 6.1(e), and to consummate the transactions herein contemplated at the earliest possible date. None of the parties shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

        5.6    Access to Information.

        Carbon and Evergreen will each keep the other advised of all material developments relevant to its business and the businesses of its Subsidiaries, and to consummation of the Merger, and each shall provide to the other, upon request, reasonable details of any such development. Upon reasonable notice, Carbon shall afford to representatives of Evergreen and Evergreen shall afford to representatives of Carbon access, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments and records of such party and its Subsidiaries and, during such period, shall make available all information concerning such party's businesses as may be reasonably requested. Carbon shall cooperate with Evergreen and its agents in the performance by Evergreen and its representatives, at Evergreen's expense, of such environmental audit or audits of Carbon's properties as Evergreen determines is reasonable under the circumstances and shall provide Evergreen with copies of all studies, reports or other records related to the environmental condition of Carbon's properties and assets that are in Carbon's possession or under its control. Evergreen shall likewise cooperate with Carbon with respect to the performance, at Carbon's expense, of such phase 1 environmental audits of Evergreen's properties as Carbon determines is reasonable under the circumstances; provided that in no event shall this sentence be interpreted as giving Carbon any rights to conduct any environmental audit, test or examination other than phase 1 audits. No investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, either party hereto. Each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained hereunder which is not otherwise publicly disclosed by the other party, said undertakings with respect to confidentiality to survive any termination of this Agreement pursuant to Section 7.1. In the event of the termination of this Agreement, each party shall return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

        5.7    Press Releases.

        Evergreen and Carbon shall agree with each other as to the form and substance of any press release related to this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto; provided, that nothing contained herein shall prohibit either party, following notification to and, if practicable, consultation with, the other party, from making any disclosure which in the opinion of its counsel is required by law.

        5.8    Forbearances of Carbon.

        Except with the prior written consent of Evergreen, between the date hereof and the Effective Time, Carbon shall not, and shall cause each of the Carbon Subsidiaries not to:

          (a)   carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish or acquire any new Subsidiary or engage in any new type of activity or expand any existing activities;

          (b)   declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

          (c)   issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

          (d)   amend its Articles of Incorporation or Bylaws;

          (e)   impose or permit imposition, of any lien, charge or encumbrance on any share of stock held by it in any Carbon Subsidiary, or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

          (f)    merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity; or liquidate, sell or otherwise dispose of any assets or acquire any assets other than in the ordinary course of its business consistent with past practices;

          (g)   fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

          (h)   increase the rate of compensation of any of its directors, officers or employees (excluding increases in compensation resulting from the exercise of compensatory stock options outstanding as of the date of this Agreement), or pay or agree to pay any bonus to, or provide any new employee benefit or incentive to, any of its directors, officers or employees, except for increases or payments made in the ordinary course of business consistent with past practice pursuant to plans or arrangements in effect on the date hereof;

          (i)    enter into or substantially modify (except as provided for in this Agreement or as may be required by applicable law or regulation) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees; provided, however, that this subparagraph shall not prevent renewal of any of the foregoing consistent with past practice;

          (j)    solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of or a substantial equity interest in, or any recapitalization, liquidation or dissolution involving or a business combination or other similar transaction with, Carbon or any Carbon Subsidiary other than as contemplated by this Agreement; or authorize any officer, director, agent or affiliate of Carbon or any Carbon Subsidiary to do any of the above; or fail to notify Evergreen immediately if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated; provided, that this Section 5.8(j) shall not apply to furnishing information to or participating in negotiations or discussions with any Person that has made, or that the Carbon Board of Directors determines in good faith is reasonably likely to make, a Superior Offer, if the Carbon Board of Directors determines in good faith, after consultation with outside legal counsel, that it should take such actions in light of its fiduciary duty to Carbon's shareholders;

          (k)   enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business, (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by Carbon or a Carbon Subsidiary or guarantee by Carbon or a Carbon Subsidiary of any obligation, (iii) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (this clause shall not apply to the election of directors by shareholders or the reappointment of officers in the normal course), or (iv) any contract, agreement or understanding with a labor union;

          (l)    change its methods of accounting in effect at December 31, 2002 except as required by changes in GAAP concurred in by Evergreen, which concurrence shall not be unreasonably withheld, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2002 except as required by changes in law or regulation;

          (m)  incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $50,000, for any one expenditure, or $250,000, in the aggregate;

          (n)   take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code as determined by Evergreen, (ii) result in any inaccuracy of a representation or warranty herein which would allow for a termination of this Agreement, or (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

          (o)   dispose of any material assets other than in the ordinary course of business;

          (p)   issue any shares of its capital stock (including treasury shares), except pursuant to the Stock Option Plan with respect to the Stock Options outstanding on the date hereof (or that become outstanding after the date hereof other than in violation of this Agreement);

          (q)   incur any indebtedness other than in the ordinary course of business; or

          (r)   agree to do any of the foregoing.

        5.9    [Reserved]

        5.10    Affiliates.

        Carbon shall use its best efforts to cause all persons who are Affiliates of Carbon to deliver to Evergreen promptly following execution of this Agreement a written agreement, in the form of Annex B hereto (an "Affiliate Agreement"), providing that such person will not dispose of Evergreen Common Stock received in the Merger, except in compliance with the Securities Act and the rules and regulations promulgated thereunder, and in any event shall use its best efforts to cause such Affiliates to deliver to Evergreen such written agreement prior to the Closing Date.

        5.11    Section 401(k) Plan; Other Employee Benefits.

          (a)   Each employee of Carbon or a Carbon Subsidiary who is employed by Carbon or a Carbon Subsidiary at the Effective Time shall continue following the Effective Time as an employee of Evergreen or of an Evergreen Subsidiary ("Employer Entity"), and is referred to herein as a "Transferred Employee."

          (b)   Effective on the Benefit Plan Determination Date with respect to the 401(k) plan of Carbon, Evergreen shall cause such plan to be merged with the 401(k) plan maintained by Evergreen and the Evergreen Subsidiaries, or to be frozen or to be terminated, in each case as determined by Evergreen and subject to the receipt of all applicable regulatory or governmental approvals. Each Transferred Employee who is a participant in the 401(k) plan of Carbon immediately prior to the Effective Time, and who continues in the employment of an Employer Entity until the Benefit Plan Determination Date for the 401(k) plan, shall be eligible to participate in Evergreen's 401(k) plan as of the Benefit Plan Determination Date. All rights to participate in Evergreen's 401(k) plan are subject to Evergreen's right to amend or terminate the plan. Until the Benefit Plan Determination Date, Evergreen shall continue in effect for the benefit of participating employees the Section 401(k) plan of Carbon. For purposes of administering Evergreen's 401(k) plan, service with Carbon and the Carbon Subsidiaries shall be deemed to be service with Evergreen for participation and vesting purposes, but not for purposes of benefit accrual.

          (c)   Each Transferred Employee shall be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of the Employer Entity, subject to the terms of such plans and programs, as of the Benefit Plan Determination Date for each such plan or program, conditional upon the Transferred Employee's being employed by an Employer Entity as of such Benefit Plan Determination Date and subject to complying with eligibility requirements of the respective plans and programs. With respect to any welfare benefit plan or program of Carbon that the Employer Entity determines, in its sole discretion, provides benefits of the same type or class as a corresponding plan or program maintained by the Employer Entity, the Employer Entity shall continue such Carbon plan or program in effect for the benefit of the Transferred Employees so long as they remain eligible to participate and until they shall become eligible to become participants in the corresponding plan or program maintained by the Employer Entity (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of the Employer Entity to terminate such plan or program). For purposes of administering the welfare plans and programs subject to this Section 5.11(c), service with Carbon shall be deemed to be service with the Employer Entity for the purpose of determining eligibility to participate and vesting (if applicable) in such welfare plans and programs, but not for the purpose of computing benefits, if any, determined in whole or in part with reference to service (except as otherwise provided in Section 5.11(d)).

          (d)   Except to the extent of contractual commitments, if any, specifically made or assumed hereunder by Evergreen, all Transferred Employees shall be employees at will (to the extent permitted by applicable law) of the Employer Entity, and neither Evergreen nor any other Employer Entity shall have any obligation arising from the Merger to continue any Transferred Employees in its employ or in any specific job or to provide to any Transferred Employee any specified level of compensation or any incentive payments, benefits or perquisites. Each Transferred Employee who is terminated by an Employer Entity subsequent to the Effective Time, excluding any employee who has a then existing contract providing for severance, shall be entitled to severance pay in accordance with the special severance policy adopted by Evergreen for Transferred Employees, if and to the extent that such employee is entitled to severance pay under such policy. Such employee's service with Carbon or a Carbon Subsidiary shall be treated as service with Evergreen for purposes of determining the amount of severance pay under Evergreen's severance policy.

          (e)   Evergreen agrees to honor all employment agreements, severance agreements and deferred compensation agreements that Carbon and the Carbon Subsidiaries have with their current and former employees and directors and which have been Disclosed to Evergreen pursuant to this Agreement, except to the extent any such agreements shall be superseded or terminated at the Closing or following the Closing Date. Except for the agreements described in the preceding sentence and except as otherwise provided in this Section 5.11, the employee benefit plans of Carbon shall, in the sole discretion of Evergreen, be frozen, terminated or merged into comparable plans of Evergreen, effective as Evergreen shall determine in its sole discretion.

        5.12    Directors and Officers Protection.

        Evergreen or a Evergreen Subsidiary shall provide and keep in force for a period of three years after the Effective Time directors' and officers' liability insurance providing coverage to directors and officers of Carbon for acts or omissions occurring prior to the Effective Time. Such insurance shall provide at least the same coverage and amounts as contained in Carbon's policy on the date hereof; provided, that in no event shall the annual premium on such policy for the first year of such coverage exceed 125% of the annual premium on Carbon's policy in effect as of the date hereof, and for any subsequent year exceed 125% of the premium for the immediately preceding year (with respect to each year, the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount for any year, Evergreen shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for such year for a premium equal to the Maximum Amount applicable to such year. Notwithstanding the foregoing, Evergreen further agrees to indemnify all individuals who are or have been officers, directors or employees of Carbon or any Carbon Subsidiary prior to the Effective Time from any acts or omissions in such capacities prior to the Effective Time, to the extent that such indemnification is provided pursuant to the Articles of Incorporation or Bylaws of Carbon on the date hereof and is permitted under the CBCA.

        5.13    Forbearances of Evergreen.

        Except with the prior written consent of Carbon, between the date hereof and the Effective Time, neither Evergreen nor any Evergreen Subsidiary shall take any action which would or might be expected to (i) cause the business combination contemplated hereby not to constitute a reorganization under Section 368 of the Code; (ii) result in any inaccuracy of a representation or warranty herein that would allow for termination of this Agreement; (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied; or (iv) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

        5.14    Reports.

        Each of Carbon and Evergreen shall file (and shall cause the Carbon Subsidiaries and the Evergreen Subsidiaries, respectively, to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the Commission and any other regulatory authorities having jurisdiction over such party, and shall deliver to Evergreen or Carbon, as the case may be, copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Commission, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to the absence of notes and to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the Commission will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a regulatory authority other than the Commission shall be prepared in accordance with requirements applicable to such reports.

        5.15    Exchange Listing.

        Evergreen shall use its reasonable best efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of Evergreen Common Stock to be issued to the holders of Carbon Common Stock pursuant to the Merger, and Evergreen shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

        5.16    Public Information Filings.

        Evergreen agrees that it will duly and timely file all annual, quarterly or other periodic reports that it may be required to file pursuant to the Exchange Act and will make available adequate current public information with respect to its financial condition and operations under Rule 144(c) of the Securities Act in order to permit resales of the Exchange Shares in accordance with Rule 145(d)(1) or (2) promulgated thereunder, for the lesser of: (i) the period that resales of the Exchange Shares by the Carbon shareholders are subject to compliance with Rule 145 under the Securities Act, or (ii) the period that the Carbon shareholders shall own any of the Exchange Shares.

        5.17    Status of Exchange Shares and Securities Act.

        Carbon acknowledges and agrees that the Exchange Shares when delivered to the Carbon shareholders who are affiliates (the term "affiliates" in this Section 5.17 means as defined under the Securities Laws) will be subject to restrictions upon transfer or other disposition under Rule 145 of the Commission. Upon consummation of the transactions set forth herein, the Carbon shareholders who are affiliates of Carbon or Evergreen at the time the Merger is submitted to a vote of the Carbon shareholders may not transfer or otherwise dispose of any of the Exchange Shares, except in compliance with the limitations and restrictions set forth in the Affiliate Agreement referred to in Section 5.10. With respect to affiliates, Evergreen shall cause the following legend to be placed on each certificate representing ownership of Exchange Shares and any certificates issued in exchange therefor:

        The shares represented by this certificate are subject to restrictions as to transfer by virtue of provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the General Rules and Regulations of the Securities and Exchange Commission thereunder. Such shares may not be transferred except in compliance with Rule 145(d) under the Securities Act or the favorable opinion of counsel for Evergreen Resources, Inc. that such transfer will not constitute or result in a violation of the registration provisions of the Securities Act.

    With respect to any proposed disposition by the Carbon shareholders of their holdings of the Exchange Shares, and upon receipt of such evidence as Evergreen may reasonably request in confirmation that the conditions to transfer have been satisfied, Evergreen will give to its transfer agent such instructions and opinions of its counsel as may be necessary to effect a registration of the transfer free of the foregoing restrictions.

        5.18    Registration Rights Agreement.

        On the Closing Date, Evergreen and Yorktown Energy Partners III, L.P. will enter into a Registration Rights Agreement in the form attached hereto as Annex C in order to provide for the registration of the resale of shares of Evergreen Common Stock acquired in the Merger by Yorktown Energy Partners III, L.P. and its limited partners.

ARTICLE VI
CONDITIONS PRECEDENT

        6.1    Conditions Precedent—Evergreen and Carbon.

        The respective obligations of Evergreen, Merger Sub and Carbon to effect the transactions contemplated by this Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Time:

          (a)   All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken, including, without limitation, the approval of the shareholders of Carbon of the Agreement and the Plan of Merger;

          (b)   The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, no proceedings shall be pending or to the knowledge of Evergreen threatened by the Commission to suspend the effectiveness of such Registration Statement and the Evergreen Common Stock to be issued as contemplated in the Plan of Merger shall have either been registered or be subject to exemption from registration under applicable state securities laws;

          (c)   The parties shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement and the Plan of Merger, including without limitation, regulatory approvals required under the HSR Act (if applicable), all notice periods and waiting periods with respect to such approvals shall have passed and all such approvals shall be in effect and receipt of any other governmental (including Canadian) regulatory or third party consents and approvals required, and the Required Consents, shall have been obtained;

          (d)   None of Evergreen, any of the Evergreen Subsidiaries, Carbon or any of the Carbon Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement;

          (e)   Carbon and Evergreen shall have received an opinion of Evergreen's legal counsel, in form and substance satisfactory to Carbon and Evergreen, substantially to the effect that the Merger will constitute one or more reorganizations under Section 368 of the Code and that the shareholders of Carbon will not recognize any gain or loss to the extent that such shareholders exchange shares of Carbon Common Stock for shares of Evergreen Common Stock; and

          (f)    The shares of Evergreen Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

        6.2    Conditions Precedent—Carbon.

        The obligations of Carbon to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by Carbon pursuant to Section 7.4:

          (a)   All representations and warranties of Evergreen shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Carbon. There shall not exist inaccuracies in the representations and warranties of Evergreen set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Evergreen; provided, that the representations and warranties of Evergreen set forth in Sections 4.1, 4.2 (except as it relates to qualification), 4.3(a),

  4.3(b)(i) and 4.4 (except as it relates to qualification) shall be true and correct except for inaccuracies which are de minimus.

          (b)   Evergreen shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement.

          (c)   Evergreen shall have delivered to Carbon a certificate, dated the Closing Date and signed by its Chairman or President or an Executive Vice President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.2(a) and 6.2(b), to the extent applicable to Evergreen, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on Evergreen or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger.

          (d)   Evergreen shall have delivered to Carbon the opinion, dated the Closing Date, of its counsel, Berenbaum, Weinshienk & Eason, P.C., substantially in a form reasonably satisfactory to Carbon's counsel.

          (e)   Evergreen shall have delivered to Carbon the Registration Rights Agreement in substantially the form of Annex C attached hereto.

        6.3    Conditions Precedent—Evergreen.

        The obligations of Evergreen to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by Evergreen pursuant to Section 7.4:

          (a)   All representations and warranties of Carbon shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Evergreen. There shall not exist inaccuracies in the representations and warranties of Carbon set forth in this Agreement such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect on Carbon (evaluated without regard to the Merger); provided, that the representations and warranties of Carbon set forth in Sections 3.1, 3.2 (except as it relates to qualification), 3.3, 3.4 (except the last sentence thereof), 3.5(a), 3.5(b)(i), 3.22 and 3.23 shall be true and correct except for inaccuracies which are de minimus.

          (b)   No regulatory authority shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of Evergreen, would so materially adversely affect the business or economic benefits to Evergreen of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable or unduly burdensome.

          (c)   Carbon shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement.

          (d)   Carbon shall have delivered to Evergreen a certificate, dated the Closing Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(c), 6.3(a) and 6.3(c), to the extent applicable to Carbon, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on Carbon or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger.

          (e)   Evergreen shall have received the written agreements from Affiliates as specified in Section 5.10 to the extent necessary, in the reasonable judgment of Evergreen, to promote compliance with Rule 145 promulgated by the Commission.

          (f)    Carbon shall have delivered to Evergreen the opinion, dated the Closing Date, of its counsel, Welborn Sullivan Meck & Tooley, P.C., substantially in a form reasonably satisfactory to Evergreen's counsel.

          (g)   No portion of the properties and assets of Carbon shall have suffered a casualty loss nor have been taken in condemnation, and no proceedings for such purposes shall be pending such as, when aggregated with inaccuracies in representations and warranties of Carbon described in Section 6.3(a), would or would be reasonably likely to have a Material Adverse Effect after taking into account proceeds of insurance and any condemnation award, as applicable. As used herein, "casualty loss" means any loss, damage or reduction in value resulting from catastrophic occurrences, acts of God and any other losses which are not the result of normal wear and tear.

ARTICLE VII
TERMINATION, DEFAULT, WAIVER AND AMENDMENT

        7.1    Termination.

        This Agreement may be terminated:

          (a)   At any time prior to the Effective Time, by the mutual consent in writing of the parties hereto.

          (b)   At any time prior to the Effective Time, by either party (i) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement, or (ii) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement, which inaccuracy would provide the nonbreaching party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 6.2(a) in the case of Carbon and Section 6.3(a) in the case of Evergreen; and, in the case of (i) or (ii), if such breach or inaccuracy has not been cured by the earlier of thirty days following written notice of such breach to the party committing such breach or the Effective Time.

          (c)   At any time prior to the Effective Time, by either party hereto in writing, if any of the conditions precedent to the obligations of such party to consummate the transactions contemplated hereby cannot be satisfied or fulfilled prior to the Closing Date, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings herein.

          (d)   At any time, by either party hereto in writing, if any of the applications for prior approval referred to in Section 5.4 are denied, and the time period for appeals and requests for reconsideration has run.

          (e)   At any time, by either party hereto in writing, if the shareholders of Carbon do not approve the Agreement and the Plan of Merger.

          (f)    At any time following October 31, 2003 by either party hereto in writing, if the Effective Time has not occurred by the close of business on such date, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings herein.

          (g)   At any time prior to 11:59 p.m. on the 30th day after the date that Evergreen receives the Carbon Disclosure Memorandum, by Evergreen in writing, if Evergreen determines in its sole good faith judgment, through review of information Disclosed by Carbon, or as a result of Evergreen's investigation undertaken following the date of this Agreement, or otherwise, that there exists (i) any conditions which represent or are reasonably likely to result in a breach of Carbon's representation and warranty set forth in Section 3.11, (ii) any defects in title that would render Carbon's title to any of its properties or assets less than good and marketable, (iii) any contracts or agreements to which Carbon or any of its properties or assets are bound that contain terms that are not typical of similar contracts dealing with similar subject matter, or (iv) any other conditions, defects or circumstances, whether or not relating to Carbon's properties and assets, that would materially and adversely affect the ownership, use or value of any of Carbon's properties or that would make the financial condition, results of operations, business or business prospects of Carbon and of the Carbon Subsidiaries, taken as a whole, materially adversely different from Evergreen's reasonable expectations with respect thereto on the date of execution of this Agreement. The fact that Carbon has Disclosed information shall not prevent Evergreen from terminating this Agreement pursuant to this Section 7.1(g) on account of such information.

        7.2    Effect of Termination.

        In the event this Agreement and the Plan of Merger is terminated pursuant to Section 7.1, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality, the Termination Fee and expenses set forth in Sections 5.6, 7.6 and 8.1, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b) shall not relieve the breaching party from liability for a breach of the covenant, agreement, representation or warranty giving rise to such termination.

        7.3    Survival of Representations, Warranties and Covenants.

        All representations, warranties and covenants in this Agreement or the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time, other than covenants that by their terms are to be performed after the Effective Time (including Sections 5.12 and 5.16); provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Evergreen or Carbon (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Evergreen or Carbon, the aforesaid representations, warranties and covenants being material inducements to consummation by Evergreen and Carbon of the transactions contemplated herein.

        7.4    Waiver.

        Except with respect to any required regulatory approval, each party hereto, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of the Agreement and the Plan of Merger by the Carbon shareholders) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or (iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such extension or waiver, or amendment or supplement pursuant to this Section 7.4, executed after approval by the Carbon shareholders of this Agreement and the Plan of Merger, shall reduce either the Exchange Ratio or the payment terms for fractional interests.

        7.5    Amendment or Supplement.

        This Agreement or the Plan of Merger may be amended or supplemented at any time in writing by mutual agreement of Evergreen and Carbon, subject to the proviso to Section 7.4.

        7.6    Termination Fee.

          (a)   In the event that this Agreement is terminated:

            (i)    by either Evergreen or Carbon pursuant to Section 7.1(e) and (A) at the time of the meeting of the Carbon shareholders referred to in Section 5.1 (or at any adjournment thereof) or (B) prior to such shareholders' meeting, Carbon's Board of Directors shall have withdrawn its recommendation or refused to recommend to the shareholders of Carbon that they vote to approve the Plan of Merger;

            (ii)   by Evergreen pursuant to Section 7.1(b) or 7.1(c) (in either case, solely with respect to a breach by Carbon of Section 5.1 or Section 5.8(j)); or

            (iii)  by Evergreen pursuant to Section 7.1(b) as a result of any breach of this Agreement on the part of Carbon (other than a breach by Carbon of Section 5.1 or Section 5.8(j)), and an overture from a bona fide person or entity shall have been communicated to the Carbon Board of Directors at or before the time of such breach to engage in an agreement, plan or transaction to acquire or purchase all or a substantial portion of the assets of or a substantial equity interest in, or to effect any recapitalization, liquidation or dissolution involving or a business combination or other similar transaction with, Carbon or any Carbon Subsidiary (including, without limitation, a bona fide tender offer or exchange offer to purchase Carbon Common Stock) other than with Evergreen or an Evergreen Subsidiary;

  then Carbon shall within two business days after the occurrence of such termination, pay to Evergreen as compensation for the Merger not becoming effective a termination fee equal to $2,500,000 (the "Termination Fee") by wire transfer of immediately available funds. The Termination Fee shall be in addition to any other rights that Evergreen may have under this Agreement and is not intended to constitute liquidated damages or a penalty, and shall be payable without regard to any expenses to be paid pursuant to Section 8.1.

          (b)   Carbon acknowledges that the agreements contained in Section 7.6(a) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Evergreen would not enter into this Agreement; accordingly, if Carbon fails promptly to pay any amount due pursuant to Section 7.6(a) and, in order to obtain such payment, Evergreen commences a suit which results in a judgment against Carbon for all or a substantial portion of the payment set forth in Section 7.6(a), Carbon shall pay to Evergreen its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the Termination Fee from the date that payment was required to be made until the date payment is made at the prime rate of Wachovia Bank, N.A., in effect on the date payment was required to be made plus two percentage points.

ARTICLE VIII
MISCELLANEOUS

        8.1    Expenses.

        Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel; provided, however, that the filing fees associated with any filing under the HSR Act, if required, shall be borne equally by the parties hereto.

        8.2    Entire Agreement.

        This Agreement, including the documents and other writings referenced herein or delivered pursuant hereto, contains the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersedes all arrangements or understandings with respect thereto, written or oral, entered into on or before the date hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities, except for the rights of directors and officers of Carbon to enforce rights in Sections 5.12.

        8.3    No Assignment.

        Except for a substitution of parties pursuant to Section 5.4(a), none of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, except upon the prior written consent of each other party.

        8.4    Notices.

        All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight express courier or by facsimile transmission, addressed or directed as follows:

  If to Carbon:

    1700 Broadway
    Suite 1150
    Denver, Colorado 80290
    Attn: Patrick R. McDonald
    Telephone: 303-863-1555, ext. 103
    Fax: 303-860-9128

  With a required copy to:

    John F. Meck
    Welborn Sullivan Meck & Tooley, P.C.
    821-17th Street, Suite 500
    Denver, Colorado 80202
    Telephone: 303-830-2500
    Fax: 303-832-2366

  If to Evergreen:

    1401 17th St.
    Suite 1200
    Denver, Colorado 80202
    Attn: Kevin R. Collins and Mark S. Sexton
    Telephone: 303-298-8100
    Fax: 303-295-7895

  With a required copy to:

    Berenbaum, Weinshienk & Eason, P.C.
    370 Seventeenth Street
    Republic Plaza, Suite 2600
    Denver, CO 80202-5626
    Attn: John B. Wills
    Telephone: (303) 825-0800
    Fax: (303) 629-7610

      and

    Womble Carlyle Sandridge & Rice, PLLC
    3300 One Wachovia Center
    301 S. College St.
    Charlotte, North Carolina 28202
    Attn: Garza Baldwin
    Telephone: 704-331-4907
    Fax: 704-338-7828

        Any party may by notice change the address to which notice or other communications to it are to be delivered.

        8.5    Specific Performance.

        Carbon acknowledges that the Carbon Common Stock and the Carbon business and assets are unique, and that if Carbon fails to consummate the transactions contemplated by this Agreement such failure will cause irreparable harm to Evergreen for which there will be no adequate remedy at law. Evergreen shall be entitled, in addition to its other remedies at law, to specific performance of this Agreement if Carbon shall, without cause, refuse to consummate the transactions contemplated by this Agreement.

        8.6    Captions.

        The captions contained in this Agreement are for reference only and are not part of this Agreement.

        8.7    Counterparts.

        This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        8.8    Governing Law.

        This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the principles of conflicts of laws, except to the extent federal law may be applicable.

        8.9    Resolutions of Disputes.

        No party to this Agreement shall institute a proceeding in any court or administrative agency to resolve a dispute between the parties arising out of or related to this Agreement before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within 30 days after a demand for direct negotiation and provided that the parties have not agreed to mediation or another alternative dispute resolution with respect to such dispute prior to the end of such 30-day period, the aggrieved party may then seek relief through arbitration in Denver, Colorado, administered by the American Arbitration Association under its commercial arbitration rules and procedures then in effect. The arbitrator(s) shall base its/their award on applicable laws and judicial precedent and include in such award a statement of the reasons upon which the award is based. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

EVERGREEN RESOURCES, INC.
By:	/s/ KEVIN R. COLLINS
Kevin R. Collins Executive Vice President—Finance, CFO and Treasurer
EVERGREEN MERGER CORPORATION
By:	/s/ KEVIN R. COLLINS
Name:	Kevin R. Collins
Title:	Executive Vice President—Finance, CFO and Treasurer
CARBON ENERGY CORPORATION
By:	/s/ PATRICK R. MCDONALD
Name:	Patrick R. McDonald
Title:	President and CEO

Appendix B

March 31, 2003

The Board of Directors
Carbon Energy Corporation
1700 Broadway, Suite 1150
Denver, Colorado 80290

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock ("Company Common Stock") of Carbon Energy Corporation, a Colorado corporation (the "Company"), of the Common Exchange Ratio set forth in the proposed Agreement and Plan of Reorganization (the "Agreement") dated March 31, 2003, by and among Evergreen Resources, Inc., a Colorado corporation ("Evergreen"), Evergreen Merger Corporation, a Colorado corporation and wholly owned subsidiary of Evergreen ("Merger Sub"), and the Company. Pursuant to the Agreement, Merger Sub will merge (the "Merger") into the Company. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

        Pursuant to the Agreement, each outstanding share of Company Common Stock is proposed to be exchanged for the Per Share Merger Consideration (comprising shares of Evergreen Common Stock, calculated in accordance with the Common Exchange Ratio). Stock Options of the Company will be assumed by Evergreen and adjusted to become options to acquire shares of Evergreen Common Stock based on the Common Exchange Ratio. Pursuant to the Agreement, the transaction is intended to qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code. The terms and conditions of the Merger, including the matters described above in this paragraph, are set forth more fully in the Agreement.

        RBC Dain Rauscher Inc. ("RBC"), a member company of RBC Capital Markets, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

        We are acting as financial advisor to the Company in connection with the Merger, and we will receive a fee for our services, which is contingent upon the consummation of the Merger or a similar transaction involving the Company. We will also receive a fee for providing this opinion, which is creditable against the contingent transaction fee. The opinion fee is not contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory services to the Company. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of the Company and receive customary compensation in connection therewith, and also actively trades securities of the Company for its own account and the accounts of its customers, and, accordingly, may hold a long or short position in such securities. Similarly, in the ordinary course of business, RBC may also act as a market maker and broker in the publicly traded securities of Evergreen and receive customary compensation in connection therewith, and also actively trades securities of Evergreen for its own account and the accounts of its customers, and, accordingly, may hold a long or short position in such securities.

        In the preparation of our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the Agreement; (ii) we reviewed and analyzed certain publicly available financial and other data with respect to the Company and Evergreen and certain other relevant historical operating data relating to the Company and Evergreen made available to us from published sources and from the internal records of the Company and Evergreen; (iii) we conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Company; (iv) we conducted discussions with members of the senior management of Evergreen with respect to the business prospects and financial outlook of Evergreen and the combined company; (v) we received and reviewed financial forecasts prepared by the Company's management and Evergreen's management on the potential future performance of the Company and Evergreen, respectively, each on a stand alone basis, and combined; and (vi) we reviewed the Company's and Evergreen's Summary Reserve Reports dated December 31, 2002, prepared by their respective independent reserve engineers.

        In arriving at our opinion, we performed the following analyses in addition to the review and inquiries referred to in the preceding paragraph: (i) we reviewed the reported prices and trading activity for Company Common Stock and Evergreen Common Stock; (ii) we compared the implied historical exchange ratios between Evergreen Common Stock and Company Common Stock with the Common Exchange Ratio (iii) we considered the relative contribution of the Company and Evergreen; (iv) we compared selected market valuation metrics of the Company, Evergreen and other comparable publicly-traded companies; (v) we compared the financial metrics, to the extent publicly available, of selected precedent transactions; and (xiii) we performed other studies and analyses as we deemed appropriate.

        In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company and Evergreen (including, without limitation, the financial statements and related notes thereto of the Company and Evergreen), and have not assumed responsibility for independently verifying and have not independently verified such information. We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities of the Company or Evergreen, and we have not been furnished with any such valuations or appraisals. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company or Evergreen. Additionally, we have not been asked and did not consider the possible effects of any litigation or other legal claims.

        We have assumed that the Merger will be accounted for by Evergreen as a purchase transaction under generally accepted accounting principles and will qualify as a tax-free reorganization for United States federal income tax purposes. We have also assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. In addition, in arriving at our opinion, we have assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions, including any divestiture requirements, will be imposed that would have a material effect on the combined Company.

        Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date.

        Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with the transaction contemplated by the Agreement and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. This opinion shall not be otherwise published or used, nor shall any public references to RBC be made, without our prior written consent, except for publication in any proxy statement or prospectus related to the Merger.

B-2

        Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage.

        Our opinion addresses solely the fairness of the Common Exchange Ratio, from a financial point of view, to the holders of Company Common Stock. Our opinion does not in any way address other Merger terms or arrangements, including, without limitation, the financial or other terms of any voting or employment agreement. We are not expressing any opinion herein as to the prices at which Company Common Stock or Evergreen Common Stock have traded or may trade following the announcement or consummation of the Merger.

        Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Common Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

                      Very truly yours,

                      RBC DAIN RAUSCHER INC.

B-3

Appendix C

SECURITES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 10-K

Annual Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

For the Fiscal Year Ended December 31, 2002

Commission File Number 1-15639

CARBON ENERGY CORPORATION
(Exact name of Registrant as specified in its Charter)

Colorado (State of Incorporation)	84-1515097 (I.R.S. Employer Identification No.)
1700 Broadway, Suite 1150 Denver, Colorado (Address of principal executive offices)	80290 (Zip Code)

Registrants telephone number, including area code: (303) 863-1555

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of Exchange on which registered
Common Stock, (no par value)	American Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None

        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

        Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

        Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

        The aggregate market value of the 1,107,714 shares of voting stock held by non-affiliates of the registrant, based upon the closing sale price of the common stock on June 30, 2002 of $9.69 per share as reported on the American Stock Exchange, was $10,733,749. Shares of common stock held by each officer and director and by each person who owns 5% or more of the outstanding common stock have been excluded in that such persons may be deemed affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

        As of March 19, 2003, the registrant had 6,150,323 shares of common stock outstanding.

        The Company's Proxy Statement for the 2003 Annual Meeting of Shareholders is incorporated by Reference into Part III

PART I

ITEM 1. BUSINESS

GENERAL

        Carbon Energy Corporation (the Company or Carbon) was incorporated on September 14, 1999 under the Colorado Business Corporation Act. The Company's business is comprised of the assets and properties of Carbon Energy Corporation (USA) (Carbon USA), which conducts the Company's operations in the United States and the assets and properties of Carbon Energy Canada Corporation (Carbon Canada), which conducts the Company's operations in Canada. Effective July 11, 2002, Carbon changed the name of its United States subsidiary from Bonneville Fuels Corporation (Bonneville Fuels) to Carbon Energy Corporation (USA). Effective March 1, 2003, Carbon changed the name of its Canadian subsidiary from CEC Resources Ltd. (CEC Resources) to Carbon Energy Canada Corporation. As the parent company, Carbon provides management services to Carbon USA and Carbon Canada.

        Carbon is an independent oil and gas company engaged in the exploration, development and production of natural gas and crude oil in the United States and Canada. The Company's areas of operations in the United States are the Piceance Basin in Colorado, the Uintah Basin in Utah, the Permian Basin in New Mexico and Texas, and Montana. The Company's areas of operations in Canada are central Alberta and southeast Saskatchewan.

        All amounts are presented in U.S. dollars unless otherwise noted.

        At December 31, 2002, the Company had 67.4 billion cubic feet of natural gas equivalent ("Bcfe" where one barrel of oil is equivalent to six thousand cubic feet of gas) proved reserves compared to 59.0 Bcfe at December 31, 2001. Proved reserves at December 31, 2002 increased by 8.4 Bcfe or 14% compared to December 31, 2001. Net proved natural gas reserves totaled 62.5 Bcf of gas at December 31, 2002 compared to 53.9 Bcf at year end 2001, an increase of 8.6 Bcf or 16%. Crude oil and natural gas liquids at December 31, 2002 totaled 822,000 barrels compared to 851,000 barrels at year end 2001, a decrease of 29,000 barrels or 3%. Of these proved reserves, approximately 93% on a Mcfe basis are gas and approximately 74% are categorized as proved developed. At December 31, 2002, the pretax net present value of the reserves using year end prices and costs held constant and discounted at 10% was $106 million.

        At December 31, 2002, Carbon USA's exploration and production operations were comprised of working interests in 246 producing oil and gas wells. Carbon USA operates 151 of these wells. At December 31, 2002, Carbon USA had an interest in over 179,000 net acres of oil and gas leases primarily located in the Piceance Basin of Colorado, the Uintah Basin of Utah, the Permian Basin of New Mexico and Texas, and Montana. During 2002, Carbon USA produced 3.0 Bcf of gas and 91,300 barrels of oil and natural gas liquids, amounting to 3.6 Bcfe or an average of 9.9 MMcfe per day. The addition during 2002 of 7.0 Bcfe to Carbon USA's net proved reserves resulted in a reserve replacement of 194% of the Company's 2002 production in the United States.

        In September 2002, Carbon USA sold its interest in 20 producing natural gas and oil wells located primarily in Stanton and Morton counties, Kansas for $2.1 million in cash. On March 24, 2003, Carbon USA closed the sale of its interest in 97 gross (23.3 net) wells and 26,300 gross (8,000 net) acres located primarily in southeast New Mexico. The sale price was $15.7 million in cash, with an effective date of January 1, 2003. Daily average net production from the New Mexico properties was approximately 3,300 Mcf of gas per day and 130 barrels of oil per day. These asset sales completed Carbon's program to sell assets acquired in the 1999 purchase of Bonneville Fuels that did not fit with the Company's focus on the development of its natural gas properties in the Piceance and Uintah Basins and in central Alberta.

        At December 31, 2002, the estimated proved reserves attributed to the properties divested in March 2003 were 172,000 barrels and 7.3 Bcf of gas. The pretax net present value of these reserves using year end 2002 prices (except to the extent provided by contractual arrangement in existence at year end) and costs held constant and discounted at 10% was $15.9 million.

        At December 31, 2002, Carbon Canada's exploration and production operations were comprised of working interests in 94 producing oil and natural gas wells located in Alberta and Saskatchewan. Carbon Canada operates 51 of these wells. The Company had an interest in over 49,000 net acres of oil and gas leases. During 2002, Carbon Canada produced 2.2 Bcf of gas and 50,300 barrels of oil and natural gas liquids, amounting to 2.5 Bcfe or an average of 6.9 MMcfe per day. The addition of 9.2 Bcfe to Carbon's net proved reserves resulted in a reserve replacement of 368% of the Company's 2002 production in Canada.

        For information regarding Carbon's geographic segments, see Note 7 to the Consolidated Financial Statements.

        On August 11, 1999, Carbon Canada entered into a stock purchase agreement with Bonneville Pacific Corporation (BPC), parent company of Carbon USA, for the purchase of all outstanding shares of Carbon USA. Rights and obligations of Carbon Canada under the stock purchase agreement were assigned to Carbon. Yorktown Energy Partners III, LP (Yorktown) purchased 4,500,000 shares of Carbon for $24.8 million. The funds from this purchase were used to acquire, on October 29, 1999, the Carbon USA shares under the stock purchase agreement and to pay expenses incurred in connection with the purchase and related transactions. The total cash purchase price after adjustments for Carbon USA was $23.5 million.

        On January 21, 2000, Carbon commenced an exchange offer for shares of Carbon Canada. Through the exchange offer, Carbon offered to exchange one share of Carbon stock for each share of Carbon Canada stock. On February 18, 2000, the Company completed its offer to exchange Carbon shares for shares of Carbon Canada. Of the 1.5 million outstanding shares of Carbon Canada, over 97% of the shares were exchanged. Carbon began trading its shares on the American Stock Exchange on February 24, 2000 under the trading symbol CRB. On February 28, 2000, at the request of Carbon Canada, the Securities and Exchange Commission (SEC) approved the delisting of Carbon Canada's common stock from the American Stock Exchange.

        On November 22, 2000, at the direction of its Board of Directors, Carbon Canada initiated an offer to purchase shares (the Offer) of Carbon Canada stock that were not owned by Carbon. The Offer was completed on February 6, 2001. Carbon Canada conducted the Offer in order to avoid the administrative costs and time involved in corresponding with a small number of minority shareholders. The Board of Directors of Carbon Canada maintained a neutral position in regard to the Offer because of potential conflicts of interest. Of the approximate 39,000 shares of Carbon Canada that were not acquired by Carbon in the original exchange offer, approximately 34,000 shares of Carbon Canada stock were purchased by Carbon Canada pursuant to the Offer.

        On October 30, 2002, at a special meeting of the holders of Carbon Canada common stock, a special resolution was passed to amend the articles of Carbon Canada to consolidate its issued and outstanding common shares on a one-for-2,500 basis. The Board of Directors of Carbon Canada recommended the consolidation in order to avoid the administrative costs and time involved in corresponding with a small number of minority shareholders. On November 15, 2002, Carbon Canada initiated the exchange of common shares for post-consolidation shares or a cash payment in lieu of fractional post-consolidation shares. The exchange was completed on January 13, 2003. After the completion of the exchange, Carbon owns 100% of the stock of Carbon Canada.

        On March 31, 2003, Carbon announced that it had entered into an Agreement and Plan of Reorganization (the Merger Agreement) with Evergreen Resources (Evergreen). Under the Merger

Agreement, Carbon will merge with a subsidiary of Evergreen, and Carbon shareholders will receive .275 shares of Evergreen common stock for each outstanding share of Carbon common stock (and cash in lieu of any fractional shares). As a result of the merger, Carbon will become a wholly owned subsidiary of Evergreen. The merger is intended to be a tax-free, stock-for-stock transaction.

        The Board of Directors of Carbon and Evergreen each unanimously approved the Merger Agreement. At the time of execution of the agreement, each of Yorktown and Patrick R. McDonald, President and Chief Executive Officer of Carbon, who beneficially own approximately 73.2% and 6.0%, respectively, of Carbon's outstanding common stock, has executed an agreement with Evergreen obligating each of them to vote all shares over which it has voting control in favor of the merger.

        RBC Capital Markets acted as the financial advisor to Carbon and rendered a fairness opinion to the Board of Directors of Carbon.

        Completion of the merger, which is subject to customary conditions, including approval by the shareholders of Carbon, is expected to occur late in the second quarter or in the third quarter of 2003. The Merger Agreement contains a $2.5 million termination fee payable by Carbon if the Merger Agreement is terminated under certain circumstances.

BUSINESS STRATEGY

        The Company's objective is to build shareholder value through consistent growth in reserves and production and to increase net asset value, cash flow, and earnings per share. Our business strategy is to grow through the exploration and development of oil and gas properties, by the acquisition of complementary properties and through the optimization of gathering, compression and processing facilities. In addition we seek opportunities to acquire additional oil and gas mineral leases and create drilling opportunities based on internally generated geological and engineering concepts. Management believes that the Company's existing infrastructure and its acreage position in the Piceance Basin in Colorado and the Uintah Basin in Utah and the Carbon and Rowley areas of Alberta, Canada provide the Company with an excellent opportunity to achieve its objectives. The Company may also pursue property acquisition opportunities in its areas of operations. The Company's objective and business strategy is subject to the proposed merger described above.

EMPLOYEES AND OFFICES

        As of December 31, 2002, the Company had 24 employees located in Denver, Colorado and 12 in Calgary, Alberta. None of these employees are represented by a labor union. The Company's executive offices are located at 1700 Broadway, Suite 1150, Denver, Colorado 80290, and its telephone number is (303) 863-1555.

ITEM 2. PROPERTIES

United States

        Piceance and Uintah Basins—At December 31, 2002, Carbon owned working interests in 148 gross (128.7 net) producing wells in the Piceance Basin of Colorado and Uintah Basin of Utah. Carbon operates 132 of these wells. For the year ended December 31, 2002, the Company participated in the drilling of three gross (2.7 net) wells, all of which were completed as natural gas wells. The Company has leasehold rights in approximately 147,000 gross (126,000 net) acres of which approximately 108,000 gross (93,000 net) acres are undeveloped. Approximately 77,000 gross (62,000 net) undeveloped acres are held by production. Subject to completion of the proposed merger described previously, Carbon USA's focus in the United States during 2003 is to continue the development of its natural gas properties in the Rocky Mountains, with emphasis on the Piceance and Uintah Basins.

        Permian Basin—At December 31, 2002, Carbon owned working interests in 97 gross (23.3 net) producing wells in the Permian Basin of New Mexico and Texas. Carbon operates 18 of these wells. For the year ended December 31, 2002, the Company participated in the drilling of six gross (.7 net) wells, of which one gross (.1 net) was completed as a natural gas well, four gross (.3 net) were completed as oil wells and one gross (.3 net) was abandoned as a dry hole. The Company has leasehold rights in approximately 25,000 gross (8,000 net) acres of which approximately 8,000 gross (4,000 net) acres are undeveloped. Approximately 8,000 gross (2,000 net) undeveloped acres are held by production. In March 2003, Carbon USA sold its working and related leasehold interests in these properties.

        Montana—At December 31, 2002, Carbon owned a working interest and operated one gross (1.0 net) producing well in Montana. For the year ended December 31, 2002, the Company participated in the drilling of two gross (2.0 net) wells both of which were abandoned as dry holes. The Company has leasehold rights in approximately 47,000 gross (44,000 net) acres, approximately all of which are undeveloped.

Canada

        Alberta—At December 31, 2002, Carbon owned working interests in 85 gross (58.4 net) producing wells primarily in the Carbon and Rowley areas of Alberta. Carbon operates 51 of these wells. For the year ended December 31, 2002, the Company participated in the drilling of 17 gross (10.5 net) wells, resulting in 16 gross (10.0 net) natural gas wells and one gross (.5 net) dry hole. The Company has leasehold rights in approximately 76,000 gross (49,000 net) acres of which approximately 27,000 gross (22,000 net) acres are undeveloped. Subject to completion of the proposed merger described previously, Carbon's focus in Canada during 2003 is to continue the development of its natural gas properties in central Alberta, with emphasis on the Carbon and Rowley areas.

        Saskatchewan—At December 31, 2002, Carbon owned non-operating working interests in nine gross (2.8 net) producing wells in southeast Saskatchewan. For the year ended December 31, 2002, the Company did not participate in any drilling activities in this area. The Company has leasehold rights in approximately 2,000 gross (500 net) acres of which approximately 160 gross (40 net) acres are undeveloped.

RESERVES

        The table below sets forth the Company's estimated quantities of historical proved reserves after royalty burdens and the present values attributable to those reserves as of December 31, 2002, 2001 and 2000. The estimates for the Company's reserves in the United States were prepared by Ryder Scott Company, an independent reservoir engineering firm. The estimates for the Company's reserves in Canada were prepared by Sproule Associates Limited, independent geological and petroleum engineering consultants. Additional information regarding the Company's proved and proved developed oil and gas reserves and the standardized measure of discounted net cash flow and changes therein are described in Note 13 to the Consolidated Financial Statements.

	United States			Canada
	2002	2001	2000	2002	2001	2000
	(dollars in thousands, except price data)
Estimated proved reserves
Natural gas (MMcf)	36,677	33,992	32,100	25,805	19,868	18,867
Oil and liquids (MBbl)	265	412	507	557	439	461
Total MMcfe	38,267	36,464	35,142	29,147	22,502	21,633
Proved developed reserves (MMcfe)(1)	29,991	31,355	28,714	19,959	16,822	18,659
Natural gas price as of December 31 ($/Mcf)	$3.14	$2.25	$9.76	$3.84	$2.30	$9.00
Oil and liquids price as of December 31 ($/Bbl)	29.84	18.45	25.50	24.68	13.02	21.73
Present value of estimated future net revenues before future income taxes, discounted at 10%	$42,264	$31,107	$153,528	$63,912	$24,684	$111,461

(1)
Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

        The estimate of net proved reserves in the United States at December 31, 2000 included volumes attributed to the Company's working interest in 40 natural gas wells located in the San Juan Basin of New Mexico. These properties were sold in January 2001. The estimated proved reserves attributed to these properties were 38,000 barrels of oil and 5.6 Bcf of natural gas. The pretax net present value of these reserves using year end 2000 prices (except to the extent provided by contractual arrangements in existence at year end) and costs held constant and discounted at 10% was $24.0 million.

        The estimate of proved reserves in the United States at December 31, 2002 included volumes attributed to the Company's working interest in 97 gross (23.3 net) wells located primarily in southeast New Mexico. These properties were sold in March 2003. The estimated proved reserves for these properties were 172,000 barrels of oil and 7.3 Bcf of gas. The pretax net present value of these reserves using year end 2002 prices (except to the extent provided by contractual arrangements in existence at year end) and costs held constant and discounted at 10% was $15.9 million.

        In accordance with applicable requirements of the SEC, estimates of the Company's future net revenues are determined using sale prices estimated to be in effect as of the date of the reserve estimates and are held constant throughout the life of the properties (except to the extent provided by contractual arrangements in existence at year end). Also in accordance with the applicable SEC guidelines, future production costs are held constant at the level observed at the date of the reserve estimates. Declines in the price of oil or gas decrease reserve values by lowering the future net revenues attributable to the reserves and may also reduce the quantities of reserves that are recoverable on an economic basis. Price increases may have the opposite effect. A significant decline in prices of natural gas or oil could have a material adverse effect on the Company's financial condition and results of operations. Prices received for future production and future production costs may vary, perhaps significantly, from the prices and costs assumed for purposes of the estimates.

        There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. Oil and gas reserve engineering is a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact way, and estimates of other engineers might differ materially from those shown above. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretations and judgment. Results of drilling, testing and production may justify revisions. Accordingly, reserve estimates are often materially different from the quantities of oil and natural gas that are ultimately recovered. The meaningfulness of such estimates depends primarily on the accuracy of the assumptions upon which they were based. In general, the volume of production from Carbon's oil and gas properties decline as reserves of oil and gas are depleted. Except to the extent the Company acquires additional properties containing proved reserves or conducts successful exploration and development activities or both, the proved reserves of the Company will decline as reserves are produced. Reserves generated from future activities of the Company are highly dependent upon the level of success in acquiring or discovering additional reserves and the costs incurred in doing so.

        Since January 1, 2002, the Company has filed the Department of Energy Form EIA-23, "Annual Survey of Domestic Oil and Gas Reserves," as required by operators of oil and gas properties in the United States. There are differences between the reserves as reported on Form EIA-23 and reserves as reported herein. Form EIA-23 requires that operators report on total proved reserves for operated wells only and that reported reserves be reported on a gross basis rather than on a net basis.

PRODUCTION

        The following table sets forth information regarding net oil and natural gas production, average sales prices and other production information. Average sales prices for natural gas, oil and liquids are inclusive of hedging gains and losses for the years ended December 31, 2002, 2001 and 2000:

	United States			Canada(1)
	2002	2001	2000	2002	2001	2000
Quantities produced and sold
Natural gas (MMcf)	3,049	2,810	3,374	2,232	2,419	1,312
Oil and liquids (Bbl)	91,297	81,091	69,394	50,274	58,615	39,662
Total MMcfe	3,597	3,297	3,790	2,534	2,771	1,550
Average sales price
Natural gas ($/Mcf)	$2.17	$2.94	$2.80	$2.95	$4.05	$3.41
Oil and liquids ($/Bbl)	21.92	25.49	23.03	19.62	21.76	22.65
Average production (lifting) costs ($/Mcfe)	$0.45	$0.50	$0.42	$0.67	$0.58	$0.51

(1)
Canadian results for 2000 are the results of Carbon Canada subsequent to its acquisition by Carbon in February 2000.

PRODUCTIVE WELLS

        The following table sets forth information regarding the number of productive wells in which the Company held a working interest at December 31, 2002:

	Productive Wells(1)
	Gas Wells		Oil Wells
	Gross(2)	Net(3)	Gross	Net
United States
Permian Basin	61	13.6	36	9.7
Piceance/Uintah Basins	145	125.7	3	3.0
Montana	—	—	1	1.0

Total	206	139.3	40	13.7

Canada
Alberta	85	58.4	—	—
Saskatchewan	—	—	9	2.8

Total	85	58.4	9	2.8

United States and Canada	291	197.7	49	16.5

(1)
Each well completed to more than one producing zone is counted as a single well. The Company has royalty interests in certain wells that are not included in this table.

(2)
A gross well is a well in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.

(3)
A net well is deemed to exist when the sum of fractional ownership working interests in gross wells equals one. The number of net wells is the sum of the fractional working interest owned in gross wells.

        The number of productive wells in which the Company held a working interest at December 31, 2002 included 61 gross (13.6 net) gas wells and 36 gross (9.7 net) oil wells attributed to properties located primarily in southeast New Mexico. These properties were sold in March 2003.

DRILLING ACTIVITY

        The Company engages in exploratory and developmental drilling on its own and in association with other oil and gas companies. The following table sets forth the wells drilled for the years ended December 31, 2002, 2001 and 2000:

	United States			Canada(1)
	2002	2001	2000	2002	2001	2000
Gross wells(2)
Development
Natural gas	2	6	—	14	11	8
Oil	4	7	6	—	—	—
Non-productive(3)	—	—	—	1	—	—

Total	6	13	6	15	11	8

Exploratory
Natural gas	2	16	—	2	—	—
Oil	—	3	4	—	—	—
Non-productive	3	3	5	—	—	—

Total	5	22	9	2	—	—

Net wells(4)
Development
Natural gas	1.8	4.7	—	9.0	10.5	4.9
Oil	0.3	2.5	0.4	—	—	—
Non-productive	—	—	—	0.5	—	—

Total	2.1	7.2	0.4	9.5	10.5	4.9

Exploratory
Natural gas	1.0	10.1	—	1.0	—	—
Oil	2.5	2.5	—	—	—
Non-productive	2.3	2.5	3.8	—	—	—

Total	3.3	15.1	6.3	1.0	—	—

(1)
The results for 2000 are the results of Carbon Canada subsequent to its acquisition by Carbon in February 2000.

(2)
A gross well is a well in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.

(3)
A non-productive hole is a well deemed to be incapable of producing either natural gas or oil in sufficient quantities to justify completion as a natural gas or oil well.

(4)
A net well is deemed to exist when the sum of the fractional ownership working interests in gross wells equals one. The number of net wells is the sum of the fractional working interest owned in gross wells.

        At December 31, 2002, the Company was participating in the drilling of one gross (.1 net) well in the United States and three gross (2.8 net) wells in Canada.

DEVELOPED AND UNDEVELOPED ACREAGE

        The following table sets forth the leasehold acreage held by the Company at December 31, 2002:

	Developed Acreage(1)		Undeveloped Acreage(2)
	Gross(3)	Net(4)	Gross	Net
United States
Permian Basin	17,201	4,664	8,150	3,550
Piceance and Uintah Basins	38,208	32,735	108,424	92,786
Montana	40	40	46,748	43,706
Wyoming	1,120	560	2,221	1,111

Total	56,569	37,999	165,543	141,153

Canada
Alberta	48,480	27,448	27,360	21,564
Saskatchewan	1,520	432	160	40

Total	50,000	27,880	27,520	21,604

(1)
Developed acres are those acres which are spaced or assigned to productive wells.

(2)
Undeveloped acres are considered to be those acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves. It should not be confused with undrilled acreage held by production under the terms of a lease.

(3)
A gross acre is an acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned.

(4)
A net acre is deemed to exist when the sum of the fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres.

        The developed and undeveloped acreage position in the United States at December 31, 2002 included 17,201 gross (4,664 net) developed acres, and 8,150 gross (3,550 net) undeveloped acres attributed to lands located primarily in southeast New Mexico. These properties were sold in March 2003.

MARKETING

        The Company sells natural gas, oil and natural gas liquids production from wells that it operates directly to purchasers including end users, marketers and refiners. Where the Company is not the operator of the well, it may directly market the production or it may contract to sell its share of production through the operator of the well.

        The Company generally enters into short-term natural gas sales contracts and is typically paid a price based on the regional price set by the market place for natural gas deliveries to the regional interstate mainline transportation pipeline, a price which is generally less than the price set for natural gas deliveries to Henry Hub, the principal point for natural gas production in the Gulf Coast region of the United States and the point at which the price of the natural gas contract of the New York Mercantile Exchange (NYMEX) is set. The Company is typically paid on an index basis, net of mainline transportation charges incurred by the buyer. As of December 31, 2002, Carbon Canada is a party to various natural gas transportation contracts in Canada. Carbon Canada typically assigns these transportation contracts to the buyer of the Company's natural gas production for the term of the particular contract. The rights and obligations under these transportation agreements revert to the Company upon expiration of the natural gas sales contracts.

        In the United States, oil is sold under contracts extending up to a year based upon monthly refiner price postings, which generally approximate the price of West Texas Intermediate crude oil adjusted to reflect transportation costs and quality. In Canada, oil and natural gas liquids are sold under short-term contracts at refiner posted prices for Alberta and Saskatchewan, adjusted to reflect transportation costs and quality.

        For information regarding major purchasers of the Company's oil and natural gas, see Note 8 to the Consolidated Financial Statements.

COMPETITION

        The oil and natural gas industry is highly competitive. The Company encounters competition from other oil and natural gas companies including major oil companies, other independent oil and natural gas concerns and individual producers and operators for the acquisition of producing properties and exploration and development prospects. The Company also competes with other oil and natural gas companies in attempting to secure drilling rigs and other equipment necessary for drilling and completion of wells. The Company competes with a large number of companies having substantially larger technical staffs and greater financial and operational resources. The ability of the Company to increase reserves in the future will be dependent on its ability to generate successful prospects on its existing lands, to acquire producing properties and to acquire additional leases and prospects for future development and exploration.

TITLE TO PROPERTIES

        Title to the Company's properties is subject to royalty, overriding royalty, carried, net profits, working and similar interests customary in the oil and gas industry. The Company's properties may also be subject to liens incident to operating agreements, as well as other customary encumbrances, easements and restrictions and for current taxes not yet due. For acquisitions of properties, the Company will conduct a title examination on all material properties. Prior to the commencement of drilling operations, a title examination and, if necessary, curative work will be performed. The methods of title examination adopted by the Company are reasonable in the opinion of management and are designed to insure that production from its properties, if obtained, will be salable for the account of the Company.

GOVERNMENT REGULATION

United States

        The Company's United States operations are regulated at the federal, state and local levels. Natural gas and oil exploration, development, production and marketing activities are subject to various laws and regulations which may be periodically changed for a variety of political, economical and other reasons.

        In the past, the federal government has regulated the prices at which oil and natural gas could be sold. The Natural Gas Wellhead Decontrol Act of 1989 removed all price controls affecting producing wellhead sales effective January 1, 1993. While sales by producers of oil, natural gas, and natural gas liquids can currently be made at uncontrolled market prices, Congress could reenact price controls in the future. The Company's natural gas sales are affected by regulation of intrastate and interstate transportation. In recent years the Federal Energy Regulatory Commission (FERC) has issued a series of orders that has increased competition by, among other things, removing the transportation barriers to market access. These orders have had a significant impact upon gas markets in the United States and have fostered the development of a large spot market for gas and increased competition for gas markets. As a result of the FERC orders, producers can access gas markets directly but face increased competition for these markets. The Company believes that these changes have generally improved the

Company's access to transportation and has enhanced the marketability of its natural gas production. To date the Company believes it has not experienced any material adverse effects as a result of these FERC orders; however the Company cannot predict what new regulations may be adopted by FERC and other regulatory authorities and the effect, if any, subsequent regulations may have on the Company.

        The Company's oil and natural gas operations are regulated by administrative agencies under statutory provisions of the states where such operations are conducted and by certain agencies of the Federal government for operations on federal oil and gas leases. All of the jurisdictions in which the Company owns or operates producing oil and natural gas properties have statutory provisions regulating the exploration for and production of crude oil and natural gas. These statutes include the regulation of the size of drilling and spacing units and the number of wells which may be drilled in an area and the unitization or pooling of oil and natural gas properties. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, typically prohibit the venting or flaring of natural gas, and impose certain requirements regarding the apportionment of production from fields and individual wells. The effect of these regulations may limit the amount of oil and natural gas the Company can produce from its wells and limit the number of wells or location at which the Company can drill. State commissions establish rules for reclamation of sites, plugging bonds, reporting and other matters.

        Increasingly, a number of city and county governments have enacted oil and natural gas regulations which have increased the involvement of local governments in the permitting of oil and natural gas operations and impart additional restrictions or conditions on the conduct of operators to mitigate the impact of operations on the local community. These local restrictions have the potential to delay and increase the cost of oil and natural gas operations.

Canada

        The oil and natural gas industry in Canada is subject to extensive controls and regulations imposed by various levels of government. Federal authorities do not regulate the price of oil and gas in export trade but instead rely on market forces to establish these prices. Legislation exists that regulates the quantities of oil and natural gas which may be removed from the provinces and exported from Canada. The Company does not expect that any of these controls and regulations will affect the Company in a manner significantly different than other oil and natural gas companies of similar size.

        The provinces in which the Company operates have legislation and regulation which govern land tenure, royalties, production rates and environmental protection. The royalty regime in the provinces in which the Company operates is a significant factor in the profitability of the Company's production. Crown royalties are determined by government regulation and are typically calculated as a percentage of the value of production. The value of the production and the rate of royalties payable depends on prescribed reference prices, well productivity, geographical location and the type or quality of the product produced.

        In Alberta, the Company is entitled to a credit against Crown royalties on most of the properties in which the Company has an interest in by virtue of the Alberta Royalty Tax Credit (ARTC). The credit is determined by applying a rate to a maximum of CDN $2.0 million of Crown royalties payable in Alberta for each company or associated group of companies. The rate is a function of the royalty tax credit par prices which is determined quarterly by the Alberta Department of Energy. The rate ranges from 25% to 75% depending upon petroleum prices for the previous quarter.

ENVIRONMENTAL REGULATION

United States

        The Company, as a lessee and operator of natural gas and oil properties, is subject to various federal, state and local laws and regulations in the United States that provide for restriction and prohibition on releases or emissions of various substances produced in association with certain oil and gas industry operations which can affect the location of wells and facilities and can determine the extent to which exploration and development is permitted. In addition, legislation requires that well and facility sites and access be abandoned and reclaimed to the satisfaction of federal or state authorities, as applicable. These laws and regulations may, among other things, impose liability and penalties on the lessee for the cost of pollution cleanup resulting from operations, subject the lessee to liability for pollution damages, require suspension or cessation of operations in affected areas, and impose restrictions on the injection of liquids into subsurface aquifers that may contaminate ground water.

        The Company has made, and will continue to make, expenditures in its efforts to comply with environmental regulations. The Company believes it is in compliance with applicable environmental laws and regulations in effect and that continued compliance with existing requirements will not have a material adverse impact on the Company. The Company has not been notified of, nor has any knowledge of any existing or pending environmental claims. Changes in existing environmental laws or the adoption of new environmental laws could have the potential to adversely affect the Company's operations. In connection with the Company's acquisition of Carbon USA, environmental assessments of Carbon USA's oil and gas properties were performed. No material noncompliance or clean-up liabilities requiring action were discovered. However, environmental assessments were performed on only a percentage of the Company's properties according to the value of the properties established at the time of acquisition.

        The Company believes that it is reasonably likely that the trend in environmental legislation and regulation will continue toward stricter standards. No assurance can be given as to future capital expenditures which may be required for compliance with prospective environmental regulations.

Canada

        In Canada, the oil and natural gas industry is currently subject to environmental regulations pursuant to provincial and federal legislation. Environmental legislation provides for restrictions on releases or emissions of various substances produced or utilized in association with certain oil and gas industry operations. In addition, legislation requires that well and facility sites be abandoned and reclaimed to the satisfaction of provincial authorities. A breach of such regulations may result in the imposition of fines and penalties, the suspension of operations and potential civil liability. The Environmental Protection and Enhancement Act imposes environmental standards and requires compliance with various legislative criteria including reporting and monitoring in Alberta. The Alberta Energy and Utility Board, pursuant to its governing legislation, also plays a role with respect to the regulation of environmental impacts of oil and gas activities.

OPERATING HAZARDS

        The oil and gas industry involves a variety of operating risks including the risk of fire, explosion, blow-outs, pipe failure, casing collapse, abnormally pressured formations, and environmental hazards such as oil spills, gas leaks, ruptures and discharge of toxic substances. The occurrence of any of these events might result in substantial losses to the Company due to injury and loss of life, severe damage to and destruction of property and natural resources and investigation and penalties and suspension of operations. The Company maintains insurance against some, but not all, potential risks. There can be no assurance that any such insurance that is obtained will be adequate to cover all losses or exposure for liability. Furthermore, the Company cannot predict whether such insurance will continue to be available at premium levels that justify its purchase.

ITEM 3. LEGAL PROCEEDINGS

        Neither the Company nor its subsidiaries are engaged in any material legal proceedings.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        None.

PART II

ITEM 5. MARKET FOR REGISTRANTS COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        On February 24, 2000, Carbon Energy shares began trading on the American Stock Exchange under the trading symbol CRB. The Company's equity securities consist of common stock with no par value. The range of the high and low closing prices of the Company's common stock for each quarterly period during 2002 and 2001 is as follows:

Quarter Ended	High	Low
March 31, 2002	$8.69	$7.90
June 30, 2002	9.90	8.60
September 30, 2002	9.89	9.50
December 31, 2002	10.25	9.70
March 31, 2001	$8.80	$6.81
June 30, 2001	12.31	8.80
September 30, 2001	9.90	8.20
December 31, 2001	9.59	8.60

        On March 19, 2003, the closing price of the common stock was $10.50. There were approximately 40 holders of record of the common stock and 6.1 million shares outstanding.

        The Company has not paid dividends on its common stock since inception and does not anticipate doing so in the future. Future payments of dividends, if any, will depend on the Company's earnings, capital requirements, loan restrictions, financial condition and other relevant factors. There is no assurance that the Company will ever pay dividends.

ITEM 6. SELECTED FINANCIAL DATA

        The table below sets forth selected historical financial and operating data for Carbon and its predecessor, Bonneville Fuels, as of or for each of the years in the five-year period ended December 31, 2002. For 1999, the table presents the activities of the Company for November and December 1999 (the Company's operating activities prior to November 1, 1999 were minimal) and Carbon's predecessor, Bonneville Fuels, for the period January through October 1999, and a pro forma presentation for the combined operating and cash flow data for the year ended December 31, 1999. The twelve month figures as of or for the year ended December 31, 1998 are for Carbon's predecessor, Bonneville Fuels. Future results may differ substantially from historical results because of changes in oil and natural gas prices, production increases or declines and other factors. This information should be read in conjunction with the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," presented elsewhere herein. Please see

Note 7 and Note 14 to the Consolidated Financial Statements for information on geographic segments and quarterly data for 2002 and 2001.

	As of or for the Year Ended December 31,			Pro Forma for the Year Ended December 31, 1999	As of or for the Two Months Ended December 31, 1999	As of or for the Ten Months Ended October 31, 1999	As of or for the Year Ended December 31, 1998
	2002	2001	2000
	(dollars in thousands, except per share data)
Operating Data:
Revenues	$16,520	$21,955	$16,603	$10,299	$1,775	$8,524	$7,281
Net earnings (loss)	(14,555)	1,573	1,456	147	(491)	638	(2,191)
Earnings (loss) per share:
Basic	$(2.39)	$0.26	$0.25	n/a	$(0.12)	n/a	n/a
Diluted	(2.39)	0.25	0.25	n/a	(0.12)	n/a	n/a
Cash Flow Data:
Cash provided by (used in) operating activities	$2,657	$14,232	$3,755	$(713)	$999	$(1,712)	$4,696
Cash used in investing activities	(7,572)	(17,297)	(8,266)	(28,841)	(24,110)	(4,731)	(5,948)
Cash provided by financing activities	4,875	3,089	3,526	28,056	24,106	3,950	3,450
EBITDA(1)	6,606	10,734	8,763	3,483	239	3,244	1,816
Balance Sheet Data:
Total assets	$52,304	$62,368	$62,480	n/a	$39,298	$22,912	$22,840
Working capital	(3,671)	(5,051)	(267)	n/a	232	1,954	562
Long-term debt	22,709	17,870	15,082	n/a	9,100	9,800	5,850
Stockholders' equity	18,608	33,854	32,235	n/a	24,315	9,701	9,063

(1)
Net earnings (loss) to EBITDA reconciliation:

Net earnings (loss)	$(14,555)	$1,573	$1,456	$147	$(491)	$638	$(2,191)
Interest	1,054	836	1,104	556	102	454	238
Income taxes	747	2,091	667	—	—	—	(175)
Depreciation, depletion & amortization	6,142	6,234	5,536	2,720	628	2,092	2,086
Full cost ceiling adjustment	13,218	—	—	60	—	60	1,858

EBITDA	$6,606	$10,734	$8,763	$3,483	$239	$3,244	$1,816

        EBITDA (as used herein) is defined as net income (loss) before interest expense, income taxes, depletion, depreciation and amortization, and impairment of oil and gas properties. While EBITDA should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as an indicator of a company's financial performance, the Company believes that it provides additional information with respect to its ability to meet its future debt service, capital expenditures and working capital requirements. When evaluating EBITDA, readers should consider, among other factors, (i) increasing or decreasing trends in EBITDA, (ii) whether EBITDA has remained at positive levels historically and (iii) how EBITDA compares to levels of interest expense. Because EBITDA excludes some, but not all, items that affect net income and may vary among companies, the EBITDA presented above may not be comparable to similarly titled measures of other companies. While the Company believes that EBITDA may provide additional information with respect to its ability to meet its future debt service, capital expenditures and working capital requirements, certain functional or legal requirements of its business may require it to utilize its available funds for other purposes.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS—COMPARISON OF 2002 RESULTS TO 2001

        The following table and discussion present comparative revenue, sales volumes, average sales prices, expenses and the percentage change between periods for the years ended December 31, 2002 and 2001.

	United States For the Year Ended December 31,			Canada For the Year Ended December 31,
	2002	2001	Change	2002	2001	Change
	(Dollars in thousands, except prices and per Mcfe information)			(Dollars in thousands, except prices and per Mcfe information)
Revenues:
Oil and gas revenues	$8,603	$10,341	-17%	$7,573	$11,080	-32%
Marketing and other, net	344	532	-35%	—	2	n/a

Total revenues	8,947	10,873	-18%	7,573	11,082	-32%
Daily sales volumes:
Natural gas (MMcf)	8.4	7.7	9%	6.1	6.6	-8%
Oil and liquids (Bbl)	250	222	13%	138	161	-14%
Equivalents production (MMcfe 6:1)	9.9	9.0	10%	6.9	7.6	-9%
Average price realized:
Natural gas (Mcf)	$2.17	$2.94	-26%	$2.95	$4.05	-27%
Oil and liquids (Bbl)	21.92	25.49	-14%	19.62	21.76	-10%
Direct lifting costs	$1,623	$1,654	-2%	$1,703	$1,612	6%
Average direct lifting costs/Mcfe	0.45	0.50	-10%	0.67	0.58	16%
Other production costs	1,619	1,901	-15%	82	14	486%
General and administrative, net	2,868	2,767	4%	2,019	1,736	16%
Depreciation, depletion and amortization	3,626	3,536	3%	2,516	2,698	-7%
Full cost ceiling impairment	12,003	—	n/a	1,215	—	n/a
Interest and other expense, net	804	653	23%	250	210	19%
Income tax provision	746	135	453%	1	1,956	-100%

        Revenues for oil and gas sales of Carbon USA for the year ended December 31, 2002 were $8.6 million, a 17% decrease from 2001. The decrease was due to a decline in oil and natural gas prices partially offset by increased oil, liquids and natural gas production.

        Revenues for oil, liquids and gas sales of Carbon Canada for the year ended December 31, 2002 were $7.6 million, a 32% decrease from 2001. The decrease was due primarily to a decline in oil, liquids and natural gas prices and a decrease in oil, liquids and natural gas production largely due to the voluntary curtailment in the third quarter of 2002 of over 200 MMcf of the Company's natural gas and associated natural gas liquids production due to low natural gas prices.

        Average production in the United States for the year ended December 31, 2002 was 250 barrels of oil per day and 8.4 million cubic feet (MMcf) of gas per day, an increase of 10% from 2001 on a Mcf equivalent (Mcfe) basis where one barrel of oil or liquids is equal to six Mcf of gas. The increase in oil, liquids and gas production was due to successful drilling activities conducted in the Piceance and Permian Basins, partially offset by natural production declines. Due to low natural gas prices in the Piceance and Uintah Basins, the Company delayed the completion and pipeline connection of several newly drilled wells until the latter part of 2002. For the year ended December 31, 2002, Carbon USA participated in the drilling of 11 gross (5.4 net) wells of which four gross (.3 net) were completed as oil wells, four gross (2.8 net) were completed as gas wells, and three gross (2.3 net) wells were abandoned as dry holes. For the year ended December 31, 2001, Carbon USA participated in the drilling of 35 gross (22.3 net) wells of which ten gross (5.0 net) were completed as oil wells, 22 gross (14.8 net) were completed as gas wells and three gross (2.5 net) wells were abandoned as dry holes.

        Average production in Canada for the year ended December 31, 2002 was 138 barrels of oil and liquids per day and 6.1 MMcf of gas per day, a decrease of 9% from 2001 on an Mcfe basis. The decrease was due primarily to the voluntary curtailment of natural gas and liquids production during the third quarter of 2002 and natural production declines in all operating areas, partially offset by successful drilling activities in the Carbon and Rowley areas of central Alberta. In addition, due to low natural gas prices in central Alberta, the Company delayed the completion and pipeline connection of several newly drilled wells until the fourth quarter of 2002. For the year ended December 31, 2002, Carbon Canada participated in the drilling of 17 gross (10.5 net) wells of which 16 gross (10.0 net) were completed as gas wells and one gross (.5 net) well was abandoned as a dry hole. For the year ended December 31, 2001, Carbon Canada participated in the drilling of 11 gross (10.5 net) wells all of which were completed as gas wells.

        Average oil and liquids prices realized by Carbon USA decreased 14% from $25.49 per barrel for the year ended December 31, 2001 to $21.92 for 2002. The average oil price includes hedge losses of $83,000 or $.90 per barrel for the year ended December 31, 2002 compared to hedge gains of $25,000 or $.30 per barrel for 2001. Average natural gas prices realized by Carbon USA decreased 26% from $2.94 per Mcf for the year ended December 31, 2001 to $2.17 per Mcf for 2002. The average natural gas price includes hedge gains of $400,000 or $.14 per Mcf for the year ended December 31, 2002 compared to hedge losses of $1.5 million or $.53 per Mcf for 2001.

        Average oil and liquids prices realized by Carbon Canada decreased 10% from $21.76 per barrel for the year ended December 31, 2001 to $19.62 for 2002. The average oil and liquids price includes hedge losses of $8,000 or $.16 per barrel for the year ended December 31, 2002 compared to hedge gains of $33,000 or $.56 per barrel for 2001. Average natural gas prices realized by Carbon Canada decreased 27% from $4.05 per Mcf for the year ended December 31, 2001 to $2.95 for 2002. The average natural gas price includes hedge gains of $3,000 for the year ended December 31, 2002 compared to hedge losses of $571,000 or $.24 per Mcf for 2001.

        Marketing and other revenues for Carbon USA decreased 35% from $532,000 for the year ended December 31, 2001 to $344,000 for 2002. Marketing revenue for the year ended December 31, 2001 included mark-to-market gains of $1.2 million related to a derivative contract that did not qualify for hedge accounting treatment under provisions of Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." In conjunction with the adoption of SFAS No. 133, on January 1, 2001, the Company recorded a derivative loss (net of tax) of $1.5 million as the cumulative effect of a change in accounting principle related to this derivative contract. During the third quarter of 2001, the Company recorded a $625,000 impairment for an outstanding account receivable from a purchaser of the Company's gas production. In addition, during 2001, the Company entered into certain commodity derivative contracts with Enron North America Corporation (ENAC), a subsidiary of Enron Corporation (Enron). During the fourth quarter of 2001, Enron and ENAC filed for Chapter 11 bankruptcy, and the Company determined that the ENAC contracts no longer qualified for cash flow hedge accounting treatment under SFAS No. 133. Consequently, in 2001 the Company recorded a loss of $328,000 consisting of $82,000 related to oil and gas hedge contracts that had or would have settled in 2001 and $246,000 related to contracts that would have settled in 2002. The amount deferred in accumulated other comprehensive income at December 31, 2001 of $246,000 was reclassified to earnings during 2002 based on the originally scheduled settlement periods of the contracts. Direct lifting costs incurred by Carbon USA were $1.6 million or $.45 per Mcfe for the year ended December 31, 2002 compared to $1.7 million or $.50 per Mcfe for 2001. The decrease in direct lifting costs was primarily due to a decrease in the number of well workovers and equipment repairs compared to the year ended December 31, 2001.

        Other production costs incurred by Carbon USA consisting primarily of severance taxes and production overhead were $1.6 million for the year ended December 31, 2002 compared to $1.9 million for 2001. The decrease was primarily due to lower severance taxes as a result of lower oil, liquids and gas prices and a credit for prior period ad valorem taxes, partially offset by increased oil, liquids and gas production.

        Direct lifting costs incurred by Carbon Canada were $1.7 million or $.67 per Mcfe for the year ended December 31, 2002 compared to $1.6 million or $.58 per Mcfe for 2001. The higher per Mcfe expense for the year ended December 31, 2002 was primarily due to compression expenses associated with the production of natural gas in Alberta and the effect of fixed operating costs that were not reduced during the voluntary curtailment of production during the third quarter of 2002.

        General and administrative expenses incurred by Carbon USA (net of overhead reimbursements on operated wells), increased 4% from $2.8 million for the year ended December 31, 2001 to $2.9 million for 2002. The increase was primarily due to one time legal expenses of $160,000 related to unsuccessful litigation in which the Company was a plaintiff that was concluded in 2002. For the years ending December 31, 2001 and 2002, Carbon USA capitalized $196,000 and $162,000, respectively, of G&A related to geological and geophysical activities.

        General and administrative expenses incurred by Carbon Canada (net of overhead reimbursements on operated wells) increased 16% from $1.7 million for the year ended December 31, 2001 to $2.0 million for 2002. The increase was primarily due to salary increases, personnel additions and increased consulting costs in conjunction with the Company's higher level of capital expenditures.

        Interest and other expense incurred by Carbon USA increased 23% from $653,000 for the year ended December 31, 2001 to $804,000 for 2002. The increase was due primarily to increased average debt balances during the year ended December 31, 2002 relative to 2001, partially offset by lower borrowing rates.

        Interest and other expense incurred by Carbon Canada increased 19% from $210,000 for the year ended December 31, 2001 to $250,000 for 2002. The increase was due primarily to increased average debt balances during the year ended December 31, 2002 relative to 2001, partially offset by lower borrowing rates.

        Depreciation, depletion and amortization (DD&A) of oil and gas assets is calculated using the units of production method. DD&A is typically determined by using historical capitalized costs incurred to find, develop and recover oil and gas reserves. However, the Company's DD&A rate has been determined primarily by the purchase price incurred by the Company in its acquisitions of Carbon USA and Carbon Canada, the volume of proved reserves the Company acquired in the acquisitions and a ceiling test impairment recorded by the Company in the second quarter of 2002.

        DD&A expense incurred by Carbon USA was $3.6 million or $1.01 per Mcfe for the year ended December 31, 2002 compared to $3.5 million or $1.07 per Mcfe for 2001. The decreased rate is primarily due to the ceiling test impairment recorded by the Company in the second quarter of 2002, partially offset by an increase in the DD&A rate per Mcfe due to the capitalized cost per Mcfe of reserves added in 2001.

        DD&A expense incurred by Carbon Canada was $2.5 million or $.99 per Mcfe compared to $2.7 million or $.97 per Mcfe for 2001. The increased rate for the year ended December 31, 2002 compared to 2001 is due to the capitalized cost per Mcfe of reserves added during 2001, partially offset by a ceiling test impairment recorded by the Company in the second quarter of 2002.

        The non-cash ceiling test impairment of the Company's full cost pool was recorded because the capitalized cost of its oil and natural gas reserves in the United States and Canada exceeded the ceiling limitation established for those reserves. The United States Securities and Exchange Commission (SEC) requires that public companies utilizing the full cost method of accounting for oil and gas properties perform a ceiling test at the end of each quarterly reporting period. The ceiling test limitation requires that capitalized costs less related accumulated depletion and deferred income taxes may not exceed the sum of the present value of future net revenue from estimated production of proved oil and gas reserves using a 10% discount factor and unescalated oil and gas prices and costs as of the end of the period; plus the cost of properties not being amortized, if any; plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any; less related income tax effects. Under the SEC guidelines, the natural gas and oil prices used to determine the future value of the Company's oil and gas reserves is the price received for production on the last day of the reporting period (with consideration of price changes only to the extent provided by contractual arrangements). The SEC allows the use of hedge adjusted prices in the full cost ceiling test and the Company's ceiling test was reflective of that methodology.

        At June 30, 2002, the methodology required the Company to use natural gas prices of $1.10 per MMBtu for Colorado and Utah and $1.43 per MMBtu for central Alberta. These prices were $2.32 per MMBtu for Colorado and Utah and $1.99 per MMBtu for Alberta less than the price for natural gas delivered to Henry Hub, the principal reference price for natural gas in the United States. The differential was considerably greater than the 36 month average historical differential at June 30, 2002 of $.37 per MMBtu for Colorado and Utah and $.29 per MMBtu for Alberta. The Company's capitalized costs exceeded the ceiling limitation in the United States and Canada by $14.0 million and $2.4 million, respectively. When product prices were adjusted for oil and natural gas hedges in place at June 30, 2002, the Company's capitalized costs exceeded the ceiling limitation in the United States and Canada by $12.0 million and $1.2 million, respectively. At June 30, 2002, the Company recorded a $12.0 million and $1.2 million non-cash charge in the United States and Canada, respectively, to reflect these impairments. See Note 1 to the Consolidated Financial Statements for additional information.

        During the fourth quarter of 2002, natural gas prices received by Carbon for production in Colorado and Utah, where approximately 60% of the Company's domestic production is located, averaged approximately $2.50 per MMBtu, nearly $1.50 per MMBtu less than the price posted for natural gas delivered to Henry Hub. For most of 2002, natural gas prices for production in these areas were low relative to the rest of the producing areas in the United States. Lack of regional seasonal demand and inadequate pipeline transportation capacity necessary to transport natural gas to consuming regions is the principal factor contributing to the large price differentials. The prospect of additional pipeline capacity out of the region is expected to help alleviate the high price differentials received by Carbon and other Rocky Mountain gas producers. Continued volatility is expected to affect the price received for natural gas produced by Carbon in the United States and Canada.

        Income tax expense incurred by Carbon USA was $746,000 for the year ended December 31, 2002 compared to $135,000 for 2001. Due primarily to the low commodity prices resulting in the full cost ceiling impairment recorded during the second quarter of 2002, the Company recorded a deferred tax asset valuation allowance of $5.6 million for the year ended December 31, 2002.

        Income tax expense incurred by Carbon Canada was $1,000 for the year ended December 31, 2002 compared to $2.0 million for 2001. The decrease in the effective tax rate for the year ended December 31, 2002 was due to permanent differences in the deductibility of Canadian royalties for oil, liquids, and natural gas versus a resource allowance, that was magnified due to the small ($212,000) loss before income taxes for the year ended December 31, 2002.

RESULTS OF OPERATIONS—COMPARISON OF 2001 RESULTS TO 2000

        The following table and the discussion that follows present comparative revenue, sales volumes, average sales prices, expenses and the percentage change between periods for the years ended December 31, 2001 and 2000. The Company's Canadian operations were established in February 2000 through an exchange offer of Carbon shares for shares of Carbon Canada. The results for the Company's Canadian operations for 2000 in the following table are pro forma to reflect the acquisition of Carbon Canada as if it had occurred on January 1, 2000. No other adjustments from reported net income were made in the preparation of this schedule.

	United States For the Year Ended December 31,			Canada For the Year Ended December 31,
	2001	2000	Change	2001	2000	Change
	(Dollars in thousands, except prices and per Mcfe information)			(Dollars in thousands, except prices and per Mcfe information)
Revenues:
Oil and gas revenues	$10,341	$11,054	-6%	$11,080	$5,945	86%
Marketing and other, net	532	245	117%	2	(70)	n/a

Total revenues	10,873	11,299	-4%	11,082	5,875	89%
Daily sales volumes:
Natural gas (MMcf)	7.7	9.2	-16%	6.6	4.0	65%
Oil and liquids (Bbl)	222	190	17%	161	122	32%
Equivalents production (MMcfe 6:1)	9.0	10.3	-13%	7.6	4.7	62%
Average price realized:
Natural gas (Mcf)	$2.94	$2.80	5%	$4.05	$3.34	21%
Oil and liquids (Bbl)	25.49	23.03	11%	21.76	23.33	-7%
Direct lifting costs	$1,654	$1,602	3%	$1,612	$873	85%
Average direct lifting costs/Mcfe	0.50	0.42	19%	0.58	0.50	16%
Other production costs	1,901	2,172	-12%	14	—	n/a
General and administrative, net	2,767	1,989	39%	1,736	1,373	26%
Depreciation, depletion and amortization	3,536	4,042	-13%	2,698	1,698	59%
Interest and other expense, net	653	917	-29%	210	234	-10%
Income tax provision	135	44	207%	1,956	681	187%

        Revenues for oil and gas sales of Carbon USA for the year ended December 31, 2001 were $10.3 million, a 6% decrease from 2000. The decrease was due primarily to decreased gas sales and natural production declines in all operating areas partially offset by increased oil production and increased oil and gas prices.

        Revenues for oil, liquids and gas sales of Carbon Canada for the year ended December 31, 2001 were $11.1 million, an increase of 86% from 2000. The increase was due primarily to increased oil, liquids and gas production and higher gas prices.

        Carbon USA's average production for the year ended December 31, 2001 was 222 barrels of oil per day and 7.7 million cubic feet (MMcf) of gas per day, a decrease of 13% from 2000 on a Mcf equivalent (Mcfe) basis where one barrel of oil is equal to six Mcf of gas. In January 2001, the Company divested its entire working interests and related leasehold rights in the San Juan Basin. Exclusive of this disposition, the Company would have increased its production for the year ended December 31, 2001 compared to 2000 by 4% on an Mcfe basis. The increase in production was due to successful drilling activities conducted during 2001 in the Piceance and Permian Basins, offset by natural production declines in all operating areas. For the year ended December 31, 2001, Carbon USA participated in the drilling of 35 gross (22.3 net) wells of which ten gross (5.0 net) were completed as oil wells, 22 gross (14.8 net) were completed as gas wells and three gross (2.5 net) wells were abandoned as dry holes. For the year ended December 31, 2000, Carbon USA participated in the drilling of 15 gross (6.7 net) wells of which ten gross (2.9 net) were completed as oil wells and five gross (3.8 net) wells were abandoned as dry holes.

        Carbon Canada's average production for the year ended December 31, 2001 was 161 barrels of oil and liquids per day and 6.6 MMcf of gas per day, an increase of 62% from 2000 on an Mcfe basis. The increase was due primarily to successful drilling and recompletion activities in the Carbon and Rowley areas of central Alberta. For the year ended December 31, 2001, Carbon Canada participated in the drilling of 11 gross (10.5 net) wells all of which were completed as gas wells. For the year ended December 31, 2000, Carbon Canada participated in the drilling of eight gross (4.9 net) wells all of which were completed as gas wells.

        Average oil prices realized by Carbon USA increased 11% from $23.03 per barrel for the year ended December 31, 2000 to $25.49 for 2001. The average oil price includes hedge gains of $25,000 or $.30 per barrel for the year ended December 31, 2001 compared to hedge losses of $414,000 or $5.98 per barrel for 2000. Average natural gas prices realized by Carbon USA increased 5% from $2.80 per Mcf for the year ended December 31, 2000 to $2.94 per Mcf for 2001. The average natural gas price includes hedge losses of $1.5 million or $.53 per Mcf for the year ended December 31, 2001 compared to hedge losses of $2.6 million or $.78 per Mcf for 2000.

        Average oil and liquids prices realized by Carbon Canada decreased 7% from $23.33 per barrel for the year ended December 31, 2000 to $21.76 for 2001. The average oil and liquids price includes hedge gains of $33,000 or $.56 per barrel for the year ended December 31, 2001 compared to hedge losses of $186,000 or $3.51 per barrel for 2000. Average natural gas prices realized by Carbon Canada increased 21% from $3.34 per Mcf for the year ended December 31, 2000 to $4.05 for 2001. The average natural gas price includes hedge losses of $571,000 or $.24 per Mcf for the year ended December 31, 2001 compared to hedge losses of $987,000 or $.59 per Mcf for 2000.

        Marketing and other revenues for Carbon USA increased 117% from $245,000 for the year ended December 31, 2000 to $532,000 for 2001. Marketing revenue for the year ended December 31, 2001 included mark-to-market gains of $1.2 million related to a derivative contract that did not qualify for hedge accounting treatment under provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In conjunction with the adoption of SFAS No. 133, on January 1, 2001, the Company recorded a derivative loss (net of tax) of $1.5 million as the cumulative effect of a change in accounting principle related to this derivative contract. During the third quarter of 2001, the Company recorded a $625,000 impairment for an outstanding account receivable from a purchaser of the Company's gas production. In addition, during 2001, the Company entered into certain commodity derivative contracts with Enron North America Corporation (ENAC), a subsidiary of Enron Corporation (Enron). During the fourth quarter of 2001, Enron and ENAC filed for Chapter 11 bankruptcy, and the Company determined that the ENAC contacts no longer qualified for cash flow hedge accounting treatment under SFAS No. 133. Consequently, the Company recorded a loss of $328,000 consisting of $82,000 related to oil and gas hedge contracts that had or would have settled in 2001 and $246,000 related to contracts that would have settled in 2002.

        Direct lifting costs incurred by Carbon USA were $1.7 million or $.50 per Mcfe for the year ended December 31, 2001 compared to $1.6 million or $.42 per Mcfe for 2000. The per Mcfe increase was primarily due to well and equipment repairs in the Permian and Piceance Basins performed in 2001.

        Other production costs incurred by Carbon USA consisting primarily of severance taxes and production overhead were $1.9 million for the year ended December 31, 2001 compared to $2.2 million for 2000. The decrease was primarily due to lower severance taxes due to declines in gas production.

        Direct lifting costs incurred by Carbon Canada were $1.6 million or $.58 per Mcfe for the year ended December 31, 2001 compared to $873,000 or $.50 per Mcfe for 2000. The increase was primarily due to increased compression costs in the Carbon area which contributed to a corresponding increase in gas production.

        General and administrative expenses incurred by Carbon USA, net of overhead reimbursements, increased 39% from $2.0 million for the year ended December 31, 2000 to $2.8 million for 2001. The increase was primarily due to a reduction in overhead reimbursements as a result of the sale of the Company's San Juan Basin properties, salary increases, personnel additions and increased consulting costs in conjunction with the Company's higher level of capital expenditures and legal expenses related to the case of Bonneville Fuels Corporation vs. Williams Production RMT Company.

        General and administrative expenses incurred by Carbon Canada, net of overhead reimbursements, increased 26% from $1.4 million for the year ended December 31, 2000 to $1.7 million for 2001. The increase was primarily due to salary increases, personnel additions and increased consulting costs in conjunction with the Company's higher level of capital expenditures.

        Interest and other expense incurred by Carbon USA decreased 29% from $917,000 for the year ended December 31, 2000 to $653,000 for 2001. The decrease was due primarily to a reduction in average debt balances throughout 2001 as a result of proceeds received from the divestiture of the Company's San Juan Basin properties, decreased margin deposits related to the Company's derivative positions and a decrease in interest rates, partially offset by increased funding requirements for capital expenditures.

        Interest and other expense incurred by Carbon Canada decreased 10% from $234,000 for the year ended December 31, 2000 to $210,000 for 2001. The decrease was due primarily to a reduction in debt as a result of increased cash flow from operating activities and a decline in interest rates, partially offset by increased funding requirements for capital expenditures.

        Depreciation, depletion and amortization (DD&A) of oil and gas assets is calculated using the units of production method. DD&A is typically determined by using historical capitalized costs incurred to find, develop and recover oil and gas reserves. However, the Company's current DD&A has been determined primarily by the purchase price incurred in its acquisition of Carbon USA and Carbon Canada, and the volume of proved reserves the Company acquired in the acquisitions. For information regarding full cost accounting and DD&A, see Note 1 to the Consolidated Financial Statements.

        DD&A expense incurred by Carbon USA decreased 13% from $4.0 million for the year ended December 31, 2000 to $3.5 million for 2001. The decrease was due primarily to decreased production. DD&A was $1.07 per Mcfe for the years ended December 31, 2000 and 2001.

        DD&A expense incurred by Carbon Canada increased 59% from $1.7 million for the year ended December 31, 2000 to $2.7 million for 2001. The increase resulted primarily from increased production. DD&A expense was $.98 per Mcfe for the year ended December 31, 2000 compared to $.97 per Mcfe for 2001.

        Income tax expense incurred by Carbon USA was $135,000 for the year ended December 31, 2001, an effective rate of 37%. This compares to income tax expense of $44,000 or an effective rate of 8% for 2000. The effective rate in 2000 was the result of a reversal of an income tax valuation allowance of $192,000.

        Income tax expense incurred by Carbon Canada was $2.0 million for the year ended December 31, 2001 compared to $681,000 for 2000. The effective rate was 40% for both years.

LIQUIDITY AND CAPITAL RESOURCES

        At December 31, 2002, the Company had $52.3 million of assets. Total capitalization was $41.3 million, consisting of 45% of stockholders' equity and 55% of debt.

        For a discussion of the Company's credit facilities, see Note 3 to the Consolidated Financial Statements in this report.

        Net cash provided by operations for the year ended December 31, 2002 was $2.7 million compared to $14.2 million in 2001. Net cash provided by operations prior to changes in working capital for the year ended December 31, 2002 was $5.5 million compared to $8.6 million in 2001. The decrease in operating cash flow in 2002 compared to 2001 was primarily due to declines in oil, liquids and natural gas prices in all areas and voluntary curtailments of production in the third quarter of 2002 because of low gas prices, partially offset by increased oil, liquids and gas production in the United States for 2002.

        Net cash provided by operations for the year ended December 31, 2001 was $14.2 million compared to $3.8 million in 2000. Net cash provided by operations prior to changes in working capital for the year ended December 31, 2001 was $8.6 million compared to $7.5 million in 2000. The increase in operating cash flow in 2001 compared to 2000 was primarily due to increased oil, liquids and gas production in Canada, increased oil, liquids and natural gas prices in all areas and decreased working capital requirements, especially a decline in margin deposit requirements for the Company's derivative accounts.

        For the year ended December 31, 2002, Carbon USA spent approximately $4.5 million primarily to fund development and exploration activities in Colorado, Montana, New Mexico and Utah. Carbon USA received $3.1 million in proceeds related to the disposition of certain overriding royalty interests in the Piceance and Permian Basin and the sale of working interests and related leasehold rights in New Mexico and Kansas. For the year ended December 31, 2002, Carbon Canada spent approximately $6.1 million primarily to fund development and exploration activities in the Carbon area and for the acquisition of properties in the Rowley area of central Alberta.

        For the year ended December 31, 2001, Carbon USA spent approximately $16.6 million primarily to fund development and exploration activities in Colorado, Utah and New Mexico. Carbon USA also received $6.8 million in proceeds related to the disposition of the Company's entire working interest and related leasehold rights in the San Juan Basin. For the year ended December 31, 2001, Carbon Canada spent approximately $6.7 million primarily to fund development activities in the Carbon area of central Alberta.

        For the year ended December 31, 2000, Carbon USA spent approximately $4.8 million primarily to fund development and exploration activities in New Mexico. For the year ended December 31, 2000, Carbon Canada spent approximately $3.1 million primarily to fund development activities in the Carbon area of central Alberta.

        Carbon's primary cash requirements for 2003, subject to completion of the proposed merger described previously, will be to fund exploration and development expenditures, finance acquisitions, repay debt, and for general working capital needs. At December 31, 2002, the Company had no cash balances as all available cash flow generated from operations was used to pay down the Company's long-term debt. The Company has budgeted capital expenditures for 2003, exclusive of unplanned acquisitions or divestitures, of approximately $21 million. At December 31, 2002, the Company is in compliance with all of its debt covenants and has no reason to believe that either of its credit facilities will require principal payments during the next twelve months. Under the facilities, funds available at December 31, 2002 were approximately $3.3 million. In addition, the new U.S. facility secured on December 31, 2002 with the Bank of Oklahoma National Association (Bank of Oklahoma) will provide the Company with an additional borrowing capability of $1.9 million compared to its current facility, for a total borrowing capacity of $5.2 million.

        On March 24, 2003, Carbon USA closed on the sale of its interests in 97 gross (23.3 net) wells and 25,400 gross (8,200 net) acres located primarily in southeastern New Mexico. The sale price was $15.7 million with an effective date of January 1, 2003. The Company will initially use the proceeds from the sale to pay down debt and anticipates utilizing the resulting borrowing capacity to accelerate its 2003 exploration and development drilling program in the Piceance and Uintah Basins. The Company anticipates that there will be some downward modification to its bank borrowing capacity as a result of the sale of properties in March 2003, nevertheless, Carbon believes that available borrowings under its credit agreements, projected operating cash flows and cash received from the March 2003 asset sale will be sufficient to cover its working capital, planned capital expenditures, and debt service requirements for the next 12 months.

        The Company's future cash flow is subject to a number of variables, including the level of production, commodity prices and capital expenditures. Also, borrowings under Carbon's credit facilities are subject to a number of conditions, including compliance with various covenants and borrowing base calculations. As a result, there can be no assurance that the operations and other capital resources will provide cash in sufficient amounts to maintain planned levels of capital expenditures or to meet the other cash needs.

        The table below sets forth the Company's contractual obligations at December 31, 2002 and the effect such obligations are expected to have on its liquidity and cash flow in future periods (in thousands):

	Payments Due By Period
Contractual Obligations	Less than 1 Year	1-3 Years	4-5 Years
Revolving credit facility	$—	$22,709	$—
Operating leases	435	303	—
Transporation agreements	113	107	—

	$548	$23,119	$—

        Contractual obligations for the Company's revolving credit facilities are presented prior to the March 24, 2003 sale of Carbon USA's interests in southeastern New Mexico for $15.7 million.

DISCLOSURES REGARDING FORWARD-LOOKING STATEMENTS

        This Annual Report on Form 10-K includes "forward-looking statements". All statements other than statements of historical facts included in the Annual Report on Form 10-K are forward-looking statements. Such statements address activities, events or developments that the Company expects, believes, projects, intends or anticipates will or may occur, including such matters as future capital, development and exploration expenditures, reserve estimates (including estimates of future net revenues associated with such reserves and the present value of such future net revenues), future production of oil and natural gas, business strategies, expansion and growth of the Company's operations, cash flow and anticipated liquidity, prospect development and property acquisition, obtaining financial or industry partners for prospect or program development, or marketing of oil and natural gas. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which such forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to be correct. Factors that could cause actual results to differ materially ("Cautionary Statements") are described, in among other places in the Marketing, Competition, and Government Regulation sections in this Form 10-K and under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

These factors include, but are not limited to general economic conditions, the market price of oil and natural gas, the risks associated with exploration, the Company's ability to find, acquire, market, develop and produce new properties, operating hazards attendant to the oil and natural gas business, uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures, the strength and financial resources of the Company's competitors, the Company's ability to find and retain skilled personnel, climatic conditions, labor relations, availability and cost of material and equipment, environmental risks, the results of financing efforts, and regulatory developments. All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. The Company undertakes no obligation to update any forward-looking statements to reflect future events or developments.

CRITICAL ACCOUNTING POLICES

        The following summarizes several of our critical accounting policies. See a complete list of significant accounting policies in Note 1 to the Consolidated Financial Statements.

        Property and Equipment—The Company follows the full cost method of accounting for its oil and gas properties, whereby all costs incurred in the acquisition, exploration and development of properties (including costs of surrendered and abandoned leaseholds, delay lease rentals, dry holes and direct overhead related to exploration and development activities) are capitalized.

        Capitalized costs are accumulated for the United States and Canada as separate cost centers and are depleted using the units of production method based on proved reserves of oil and gas. For purposes of the depletion calculation, oil and gas reserves are converted to an equivalent unit of measure where six thousand cubic feet of gas is equal to one barrel of oil. The estimated future cost of site restoration, dismantlement and abandonment activities is provided for as a component of depletion. Investments in unproved properties are recorded at the lower of cost or fair market value and are not depleted pending the determination of the existence of proved reserves.

        Pursuant to full cost accounting rules, capitalized costs less related accumulated depletion and deferred income taxes may not exceed the sum of the present value of future net revenue from estimated production of proved oil and gas reserves using a 10% discount factor and unescalated oil and gas prices and costs as of the end of the period; plus the cost of properties not being amortized, if any; plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any; less related income tax effects.

        A non-cash ceiling test impairment of the Company's full cost pool was recorded in the second quarter of 2002 because the capitalized cost of its oil and natural gas reserves in the United States and Canada exceeded the ceiling limitation established for those reserves. The SEC requires that public companies utilizing the full cost method of accounting for oil and gas properties perform a ceiling test at the end of each quarterly reporting period. Under the SEC guidelines, the natural gas and oil prices used to determine the future value of the Company's oil and gas reserves is the price received for production on the last day of the reporting period (with consideration of price changes only to the extent provided by contractual arrangements).

        Should natural gas and crude oil prices decline in the future, even if only for a brief period of time, it is possible that additional impairments of oil and gas properties could occur.

        Proceeds from disposal of interests in oil and gas properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustment would significantly alter the rate of depletion.

        Derivative Instrument and Hedging Activities—Pursuant to Company guidelines, the Company utilizes derivative instruments only as a hedging mechanism and does not enter into speculative transactions. The Company has a Risk Management Committee to administer and approve all hedging transactions. Gains or losses from financial instruments that qualify for hedge accounting treatment are recognized as an adjustment to sales revenue in the period in which the financial instrument matures. Gains or losses from financial instruments that do not qualify for hedge accounting treatment are recognized currently as other income or expense. The cash flows from such agreements are included in operating activities in the consolidated statements of cash flows.

        The estimation of fair values for the Company's hedging derivatives requires substantial judgment. The fair values of the Company's derivatives are estimated on a monthly basis using an option-pricing model. The option-pricing model uses various factors that include closing exchange prices, volatility and the time value of options. The estimated future prices are compared to the prices fixed by the hedge agreements, and the resulting estimated future cash inflows (outflows) over the lives of the hedges are discounted. These pricing and discounting variables are sensitive to market volatility as well as to changes in future price forecasts, regional price differentials and interest rates.

        Valuation of Deferred Tax Assets—The Company uses the asset and liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are determined based on differences between the financial statement carrying values and their respective income tax bases (temporary differences). Future income tax assets and liabilities are measured using the tax rates expected to be in effect when the temporary differences are likely to reverse. The effect on future income tax assets and liabilities of a change in tax rates is included in operations in the period in which the change is enacted. The amount of future income tax assets recognized is limited to the amount of the benefit that is more likely than not to be realized.

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

        Because of its debt position, the Company is exposed to interest rate risk on the unhedged portion of its debt. Interest rate risk is estimated as the potential change in the fair value of interest sensitive investments resulting from an immediate hypothetical change in interest rates. The sensitivity analysis presents the change in fair value of these instruments and changes in the Company's earnings and cash flows assuming an immediate one percent change in floating interest rates. At December 31, 2002, the Company had $16.4 million of floating rate debt through its facility with Wells Fargo and $6.3 million through its facility with CIBC. The Company currently has interest rate swap agreements that effectively convert a portion of its variable rate borrowings to fixed rate debt as described in Note 9 to the Consolidated Financial Statements in this report. Assuming constant debt levels, the impact on earnings and cash flow for the twelve month period beginning January 1, 2003, from a one percent change in interest rates would be approximately $157,000 before taxes.

FOREIGN CURRENCY RISK

        The Canadian dollar is the functional currency of Carbon Canada. The Company is subject to foreign currency exchange rate risk on cash flows relating to sales, expenses, financing and investing transactions. The Company has not entered into foreign currency forward contracts or other similar financial instruments to manage this risk.

COMMODITY PRICE RISK

        Oil and gas commodity markets are influenced by global and regional supply and demand factors. Worldwide political events can also impact commodity prices. The prices received by Carbon for its natural gas production are determined mainly by factors affecting North American regional supply and demand for natural gas. Based upon recent reportable events, it is possible that published indices used to establish the price received for the Company's natural gas production may not be an accurate indication of the market price for natural gas.

        At December 31, 2002, approximately 60% of the Company's United States production is in Colorado and Utah. After March 2002, natural gas prices for production in these areas were unusually low relative to the rest of the producing areas in the United States. Lack of regional seasonal demand and inadequate pipeline transportation capacity necessary to transport natural gas to consuming regions are principal factors contributing to the large price differentials. The prospect of additional pipeline capacity out of the region is expected to help alleviate the high price differentials received by Carbon and other Rocky Mountain gas producers. However, continued volatility is expected to affect the price received for natural gas produced by Carbon in the United States and Canada.

        The Company may use certain financial instruments including swaps, collars, futures and other contracts in an attempt to reduce exposure to fluctuations in the price of oil and natural gas by establishing fixed prices or hedges for its natural gas production. Hedging the Company's oil and natural gas production may limit the Company's exposure to price declines or limit the benefit of price increases. Risks associated with the practice of hedging include counterparty credit risk, Carbon's inability to deliver required physical volumes of gas which support the Company's hedges, inefficient or non-correlatable hedges, basis risk, inability to liquidate hedge positions if desired and other unforeseen economic factors.

        The table below sets forth the Company's derivative financial instrument positions related to its natural gas and oil production at December 31, 2002:

Swaps:

Carbon USA Contracts				Carbon Canada Contracts
Time Period	Bbl/ MMBtu	Weighted Average Fixed Price Bbl/ MMBtu	Derivative Asset/ (Liability)	Time Period	Bbl/ MMBtu	Weighted Average Fixed Price Bbl/ MMBtu	Derivative Asset/ (Liability)
			(thousands)				(thousands)
Gas				Gas
01/01/03-12/31/03	1,400,000	$3.07	$(541)	01/01/03-12/31/03	216,000	$2.83	$(242)
Oil				Oil
01/01/03-12/31/03	46,000	$25.42	$(76)	01/01/03-12/31/03	37,000	$25.47	$(57)

        The Company periodically enters into long-term physical contracts for a portion of its natural gas and oil production. The table below sets forth fixed price sales contracts at December 31, 2002:

Fixed price contracts:

Carbon USA Contracts			Carbon Canada Contracts
Time Period	MMBtu	Weighted Average Fixed Price MMBtu	Time Period	MMBtu	Weighted Average Fixed Price MMBtu
Gas			Gas
01/01/03-03/31/03	180,000	2.57	01/01/03-12/31/03	778,000	$3.16

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Carbon Energy Corporation

Consolidated Financial Statements

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Carbon Energy Corporation

We have audited the 2002 consolidated financial statements of Carbon Energy Corporation (a Colorado corporation) and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The 2001 and 2000 consolidated financial statements of Carbon Energy Corporation and subsidiaries as listed in the accompanying index were audited by other auditors who have ceased operations. Those auditors' report dated March 22, 2002, on those consolidated financial statements was unqualified and included an explanatory paragraph that described the change in the Company's method of accounting for derivative instruments and hedging activities discussed in Note 1 to the consolidated financial statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carbon Energy Corporation and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities in 2001.

KPMG LLP
Denver, Colorado March 21, 2003

REPORT OF INDENDENT PUBLIC ACCOUNTANTS

THE FOLLOWING REPORT IS A COPY OF THE PREVIOUSLY ISSUED REPORT FROM ARTHUR ANDERSEN LLP (ANDERSEN). ANDERSEN DID NOT PERFORM ANY PROCEDURES IN CONNECTION WITH THIS ANNUAL REPORT ON FORM 10-K. ACCORDINGLY, THIS REPORT HAS NOT BEEN REISSUED BY ANDERSEN.

To Carbon Energy Corporation:

We have audited the accompanying consolidated balance sheets of Carbon Energy Corporation (a Colorado corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2001 and 2000 and the period from inception (September 14, 1999) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carbon Energy Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended December 31, 2001 and 2000 and the period from inception (September 14, 1999) through December 31, 1999, in conformity with accounting principles generally accepted in the United States.

As explained in Note 1 to the consolidated financial statements, on January 1, 2001, the Company changed its method of accounting for derivative instruments and hedging activity.

ARTHUR ANDERSEN LLP
Denver, Colorado March 22, 2002

CARBON ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2002	2001
ASSETS
Current assets:
Cash	$—	$—
Accounts receivable, trade	3,240	2,311
Prepaid expenses and other	918	317
Current derivative asset	—	341

Total current assets	4,158	2,969

Property and equipment, at cost:
Oil and gas properties, using the full cost method of accounting:
Unproved properties	7,080	7,500
Proved properties	71,223	62,750
Furniture and equipment	894	927

	79,197	71,177
Less accumulated depreciation, depletion and amortization	(31,503)	(12,226)

Property and equipment, net	47,694	58,951

Deposits and other long-term assets	452	448

Total assets	$52,304	$62,368

	December 31,
	2002	2001
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,914	$5,113
Accrued production taxes payable	337	527
Income taxes payable	—	1,168
Undistributed revenue and other	1,462	1,062
Current derivative liability	1,116	76
Deferred income taxes	—	74

Total current liabilities	7,829	8,020

Long-term debt	22,709	17,870
Other long-term liabilities	37	18
Deferred income taxes	3,093	2,577
Minority interest	28	29
Stockholders' equity:
Preferred stock, no par value: 10,000,000 shares authorized, none outstanding	—	—
Common stock, no par value: 20,000,000 shares authorized, issued and outstanding 6,116,295 shares and 6,079,225 shares at December 31, 2002 and December 31, 2001, respectively	31,987	31,799
Retained earnings (accumulated deficit)	(12,017)	2,538
Accumulated other comprehensive loss	(1,362)	(483)

Total stockholders' equity	18,608	33,854

Total liabilities and stockholders' equity	$52,304	$62,368

The accompanying notes are an integral part of these consolidated financial statements.

CARBON ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the Year Ended December 31,
	2002	2001	2000
Revenues:
Oil and gas sales	$16,176	$21,421	$16,428
Marketing and other, net	344	534	175

	16,520	21,955	16,603
Expenses:
Oil and gas production costs	5,027	5,181	4,567
Depreciation, depletion and amortization	6,142	6,234	5,536
Full cost ceiling impairment	13,218	—	—
General and administrative, net	4,887	4,503	3,249
Interest and other, net	1,054	863	1,128

Total operating expenses	30,328	16,781	14,480

Income (loss) before income taxes	(13,808)	5,174	2,123
Income tax provision:
Current	13	1,518	250
Deferred	734	573	417

Total taxes	747	2,091	667
Income (loss) before cumulative effect of change in accounting principle	(14,555)	3,083	1,456
Cumulative effect of change in accounting principle, net of tax	—	(1,510)	—

Net income (loss)	$(14,555)	$1,573	$1,456

Average number of common shares outstanding:
Basic	6,101	6,055	5,822
Diluted	6,101	6,294	5,874
Earnings (loss) per share—basic:
Income (loss) before cumulative effect of change in accounting principle	$(2.39)	$0.51	$0.25
Cumulative effect of change in accounting principle, net of tax	—	(0.25)	—

	$(2.39)	$0.26	$0.25

Earnings (loss) per share—diluted:
Income (loss) before cumulative effect of change in accounting principle	$(2.39)	$0.49	$0.25
Cumulative effect of change in accounting principle, net of tax	—	(0.24)	—

	$(2.39)	$0.25	$0.25

The accompanying notes are an integral part of these consolidated financial statements.

CARBON ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

For the Years Ended December 31, 2002, 2001 and 2000

(in thousands)

				Accumulated Other Comprehensive Income (Loss)
	Common Stock		Retained Earnings (Accumulated Deficit)
	Shares	Amount			Total
Balances, December 31, 1999	4,510	$24,806	$(491)	$—	$24,315
Comprehensive income:
Net income	—	—	1,456	—	1,456
Currency translation adjustment	—	—	—	(225)	(225)

Total comprehensive income					1,231
Common stock issued	10	55	—	—	55
Common stock issued for acquisition of Carbon Energy Canada	1,483	6,518	—	—	6,518
Issuance of restricted stock grants	28	163	—	—	116
Amortization of restricted stock grants	(9)	(47)

Balances, December 31, 2000	6,022	31,495	965	(225)	32,235
Comprehensive income:
Net income	—	—	1,573	—	1,573
Cumulative effect of change in accounting principle, net of tax	—	—	—	(2,768)	(2,768)
Currency translation adjustment	—	—	—	(526)	(526)
Settled contracts reclassified to income	—	—	—	1,890	1,890
Changes in fair value of outstanding hedge positions	—	—	—	1,146	1,146

Total comprehensive income					1,315
Common stock issued	35	175	—	—	175
Amortization of restricted stock grants	22	129	—	—	129

Balances, December 31, 2001	6,079	31,799	2,538	(483)	33,854
Comprehensive income:
Net loss	—	—	(14,555)	—	(14,555)
Currency translation adjustment	—	—	—	116	116
Settled contracts reclassified to income	—	—	—	(278)	(278)
Changes in fair value of outstanding hedge positions	—	—	—	(717)	(717)

Total comprehensive loss					(15,434)
Common stock issued	13	39	—	—	39
Issuance of restricted stock grants	18	140	—	—	149
Amortization of restricted stock grants	6	9

Balances, December 31, 2002	6,116	$31,987	$(12,017)	$(1,362)	$18,608

The accompanying notes are an integral part of these consolidated financial statements.

CARBON ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net income (loss)	$(14,555)	$1,573	$1,456
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	6,142	6,234	5,536
Full cost ceiling impairment	13,218	—	—
Non-cash setttlement of derivative contracts	(246)	(1,437)	—
Deferred income taxes	734	573	417
Vesting of restricted stock grants and other	157	156	140
Cumulative effect of change in accounting principle	—	1,510	—
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	(824)	4,695	(3,063)
Amounts due from broker	—	3,871	(2,621)
Prepaid expenses and other assets	(109)	1,018	315
Increase (decrease) in:
Accounts payable and accrued expenses	(2,263)	(2,150)	496
Undistributed revenue	403	(454)	1,079
Derivative liabilities	—	(1,357)	—

Net cash provided by operating activities	2,657	14,232	3,755
Cash flows from investing activities:
Capital expenditures for oil and gas properties	(10,604)	(23,324)	(7,941)
Proceeds from property sales	3,070	6,758	—
Acquisition of Carbon Energy Canada	—	(203)	(146)
Capital expenditures for support equipment	(38)	(528)	(179)

Net cash used in investing activities	(7,572)	(17,297)	(8,266)
Cash flows from financing activities:
Proceeds from note payable	27,028	47,833	30,852
Principal payments on note payable	(22,192)	(44,919)	(27,381)
Proceeds from issuance of common stock	39	175	55

Net cash provided by financing activities	4,875	3,089	3,526

Effect of exchange rate changes on cash	40	(45)	11

Net (decrease) in cash	—	(21)	(974)
Cash, beginning of period	—	21	995

Cash, end of period	$—	$—	$21

Supplemental cash flow information:
Cash paid for interest	$1,009	$889	$1,147
Cash paid for taxes	1,340	531	46

The accompanying notes are an integral part of these consolidated financial statements.

CARBON ENERGY CORPORATION

NOTES CONSOLIDATED FINANCIAL STATEMENTS

1.    Nature of Operations and Significant Accounting Policies

        Nature of Operations—Carbon Energy Corporation (Carbon) was incorporated in September 1999 under the laws of the State of Colorado to facilitate the acquisition of Bonneville Fuels Corporation (Carbon USA) and subsidiaries. The acquisition of Carbon USA closed on October 29, 1999 and was accounted for as a purchase. In February 2000, Carbon completed an offer to exchange common shares of Carbon for common shares of CEC Resources, Ltd. (Carbon Canada), an Alberta, Canada company. Over 97% of the shareholders of Carbon Canada accepted the offer for exchange. This acquisition closed on February 17, 2000 and was also accounted for as a purchase. In November 2000, Carbon Canada initiated an offer to purchase shares of Carbon Canada stock that were not owned by Carbon. The offer was completed in February 2001 with the acquisition of approximately 34,000 of the 39,000 shares of Carbon Canada stock that were not owned by Carbon. In October 2002, Carbon Canada amended its articles to consolidate its issued and outstanding common shares on a one-for-2,500 basis. In November 2002, Carbon Canada initiated the exchange of common shares for post-consolidation shares or a cash payment in lieu of fractional post-consolidated shares. The exchange was completed in January 2003. After the completion of the exchange, Carbon owns 100% of the stock of Carbon Canada. Collectively, Carbon, Carbon USA, Carbon Canada and its subsidiaries are referred to as the Company. The Company's operations as of December 31, 2002, consist of the acquisition, exploration, development, and production of oil and natural gas properties located primarily in Colorado, Kansas, New Mexico, Texas, Utah, and the Canadian provinces of Alberta and Saskatchewan.

        All amounts are presented in U.S. dollars unless otherwise noted.

        Principles of Consolidation—The consolidated financial statements include the accounts of Carbon and its subsidiaries all of which are wholly owned, except Carbon Canada of which the Company owned approximately 99.7% at December 31, 2002. All significant intercompany transactions and balances have been eliminated.

        Cash Equivalents—The Company considers all highly liquid instruments with original maturities of three months or less when purchased to be cash equivalents.

        Property and Equipment—The Company follows the full cost method of accounting for its oil and gas properties, whereby all costs incurred in the acquisition, exploration and development of properties (including costs of surrendered and abandoned leaseholds, delay lease rentals, dry holes and direct overhead related to exploration and development activities) are capitalized.

        Capitalized costs are accumulated for the United States and Canada as separate cost centers and are depleted using the units of production method based on proved reserves of oil and gas. For purposes of the depletion calculation, oil and gas reserves are converted to an equivalent unit of measure where six thousand cubic feet of gas is equal to one barrel of oil. The estimated future cost of site restoration, dismantlement and abandonment activities is provided for as a component of depletion. Investments in unproved properties are recorded at the lower of cost or fair market value and are not depleted pending the determination of the existence of proved reserves.

        Pursuant to full cost accounting rules, capitalized costs less related accumulated depletion and deferred income taxes may not exceed the sum of the present value of future net revenue from estimated production of proved oil and gas reserves using a 10% discount factor and unescalated oil and gas prices as of the end of the period; plus the cost of properties not being amortized, if any; plus the lower of cost or estimated fair market value of unproved properties included in the costs being amortized, if any; less related income tax effects.

        At June 30, 2002, the Company's capitalized costs exceeded the ceiling limitation in the United States and Canada by $14.0 million and $2.4 million, respectively. When pricing at June 30, 2002 was adjusted for oil and natural gas hedges in place at June 30, 2002, the Company's capitalized costs exceeded the ceiling limitation in the United States and Canada by $12.0 million and $1.2 million, respectively. At June 30, 2002, the Company recorded a $12.0 million and $1.2 million non-cash charge in the United States and Canada, respectively, to reflect the impairments. The impairments were included as additional accumulated depreciation, depletion and amortization (DD&A) in the accompanying balance sheet. At December 31, 2002, the costs reflected in the accompanying financial statements did not exceed the ceiling limitation in either the United States or Canada. Should natural gas and oil prices decline in the future, it is possible that additional impairments of the Company's oil and gas properties could occur.

        Proceeds from disposal of interests in oil and gas properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustment would significantly alter the rate of depletion.

        Buildings, transportation and other equipment are depreciated on the straight-line method with lives ranging from 3 to 7 years.

        Undistributed Revenue—Represents amounts due to third parties of jointly owned oil and gas properties.

        Revenue Recognition—The Company follows the sales method of accounting for natural gas revenues. Under this method, revenues are recognized based on actual volumes of gas sold to purchasers. To the extent the volumes of gas sold are more (over produced) or less (under produced) than the volumes to which the Company is entitled based on its interests in its properties, a gas imbalance is created. If the estimated remaining reserves of a property will not be sufficient to enable the underproduced owner to recoup its share of production, revenue is deferred and a liability is created.

        Income Taxes—The Company accounts for income taxes under the liability method which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

        Derivative Instruments and Hedging Activities—On January 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which provides accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet at fair value as either an asset or liability. It also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment.

        Foreign Currency Translation—Foreign currency transactions and financial statements are translated in accordance with SFAS No. 52, "Foreign Currency Translation." The Company uses the U.S. dollar as the functional currency for its U.S. operations and the Canadian dollar as the functional currency for its Canadian operations. Assets and liabilities related to the Company's Canadian operations are generally translated at the current exchange rate in effect as of the date of the balance sheet. Translation adjustments are reported as a component of stockholders' equity. Income statement accounts are translated at the average exchange rates during the reporting period. As a result of the change in the value of the Canadian dollar relative to the US dollar, the Company reported non-cash currency translation gains/(losses) of $116,000 and $(526,000) for the years ended December 31, 2002 and 2001, respectively.

        Comprehensive Income—The Company follows the provisions of SFAS No. 130, "Reporting Comprehensive Income." Comprehensive income includes net income and certain items recorded directly to stockholders' equity and classified as other comprehensive income.

        Stock-Based Compensation—The Company applies APB Opinion (APB) No. 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock options. Under APB No. 25, compensation expense is recognized for the difference between the option price and market value on the measurement date. No compensation expense was recognized for the years ended December 31, 2002, 2001 and 2000 as the exercise price of the stock options granted under the plan equaled the market price of the underlying stock on the date of grant.

        If compensation costs for this plan had been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income (loss) and income (loss) per share would have been as follows:

	Years Ended Decmber 31,
	2002	2001	2000
	(in thousands except per share data)
Net income (loss):
As reported	$(14,555)	$1,573	$1,456
Less compensation expense, net of tax	167	211	180

Pro forma	$(14,722)	$1,362	$1,276

Basic Earnings per common share:
As reported	$(2.39)	$0.26	$0.25
Less compensation expense, net of tax	.03	0.04	0.03

Pro forma	$(2.42)	$0.22	$0.22

Diluted Earnings per common share:
As reported	$(2.39)	$0.25	$0.25
Less compensation expense, net of tax	.03	0.03	0.03

Pro forma	$(2.42)	$0.22	$0.22

        See Note 5 for additional information on the Company's stock-based compensation plans.

        Earnings (Loss) Per Share—The Company uses the weighted average number of shares outstanding to calculate earnings per share data. When dilutive, options are included as share equivalents using the treasury stock method and are included in the calculation of diluted per share data. Due to the Company's net loss for the year ended December 31, 2002, basic and diluted per share earnings are the same, as all potentially dilutive securities would be anti-dilutive.

        Accounting Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in these financial statements and the accompanying notes. The actual results could differ from those estimates.

        Recent Accounting Pronouncements—In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The asset retirement liability will be accreted to operating expense by using a systematic and rational method. The statement is effective for the Company on January 1, 2003. Upon adoption of the statement, the Company currently expects to record an asset retirement obligation of approximately $3.0 million, an addition to oil and gas properties of approximately $2.4 and a charge of approximately $327,000 (net of tax) for the cumulative effect of a change in accounting principle.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which provides a single accounting model for long-lived assets to be disposed of and changes the criteria that would have to be met to classify an asset as held-for-sale. The statement also requires expected future operating losses from discontinued operations to be recognized in the periods in which the losses are incurred, which is a change from the current requirement of recognizing such operating losses as of the measurement date. The statement is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 did not have a material effect on the Company's financial position or results of operations.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. The Company adopted this standard early and it had no effect on the Company's results of operations or financial position.

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated With Exit or Disposal Activities," which provides guidance for financial accounting and reporting of costs associated with exit or disposal activities. This statement requires the recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred, as opposed to when the entity commits to an exit plan under EITF No. 94-3. The statement is effective for the Company in 2003. The adoption of SFAS No. 146 is not expected to have an effect on the Company's financial position or results of operations.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS No. 123." SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirement of SFAS No. 123 to require disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on the reported results. SFAS No. 148 is effective for the Company's year ended December 31, 2002 and for interim financial statements commencing in 2003. The Company's adoption of this pronouncement had no impact on its financial condition or results of operations.

2.    Acquisition and Disposition of Assets

        Acquisition of Carbon Canada—On February 17, 2000, Carbon completed the acquisition of approximately 97% of the stock of Carbon Canada. An offer to exchange shares of Carbon stock for shares of Carbon Canada stock resulted in the issuance of 1,482,826 shares of Carbon stock to holders of Carbon Canada stock. The acquisition was accounted for as a purchase. In February 2001, Carbon Canada acquired approximately 34,000 of the 39,000 remaining shares of Carbon Canada stock that were not owned by Carbon. At December 31, 2002, Carbon owned 99.7% of the stock of Carbon Canada, and subsequent to year end acquired the remainder of the stock it did not previously own. The following unaudited pro forma information presents a summary of the consolidated results of operations as if the acquisition had occurred at January 1, 2000:

For the Year Ended December 31, 2000
(in thousands, except per share data)
Total revenue	$17,174

Net income	$1,549

Earnings per share: Basic and diluted	$0.26

        These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of results of operations that actually would have resulted had the combination occurred at January 1, 2000, or future results of operations of the consolidated entities.

        Disposition of Oil and Gas Assets—In January 2001, the Company closed the sale of its entire working interests and related leasehold rights in the San Juan Basin, receiving net proceeds of approximately $6.8 million. Proceeds from the sale were credited directly to the full cost pool and no gain or loss was recognized. The proceeds were used to repay amounts outstanding under the Company's credit facilities and to finance the Company's exploration and development program.

        In July 2002, the Company sold certain overriding royalty interests in the Piceance and Permian Basins, receiving net proceeds of approximately $700,000. Proceeds from the sale were credited directly to the full cost pool and no gain or loss was recognized. The proceeds were used to repay amounts outstanding under the Company's credit facilities.

        In September 2002, the Company sold its working interests and related leasehold rights in Kansas, receiving net proceeds of approximately $2.1 million. Proceeds from the sale were credited directly to the full cost pool and no gain or loss was recognized. The proceeds were used to repay amounts outstanding under the Company's credit facilities.

3.    Long-term Debt

        U.S. Facility—On December 31, 2002, the Company obtained a credit facility from the Bank of Oklahoma, National Association (Bank of Oklahoma). Outstanding borrowings under the Company's previous credit facility with Wells Fargo Bank West National Association (Wells Fargo) were repaid in January 2003 using borrowings under the Bank of Oklahoma facility. The facility has a borrowing base of $19.0 million and matures in October 2005. No principal payments are required until maturity. The interest rates on amounts borrowed under the facility vary depending upon outstanding borrowings as a percentage of the borrowing base. Based upon the amount of current borrowings with Wells Fargo at December 31, 2002, the interest rate would equal LIBOR plus 2.5%. The facility is secured by certain U.S. oil and gas properties of the Company and contains various covenants which prohibit or limit the Company's ability to pay dividends, purchase treasury shares, incur indebtedness, sell properties or merge with another entity. The Company will also be required to maintain certain financial ratios.

        The Company's former credit facility was with Wells Fargo. At December 31, 2002, the borrowing base was $17.2 million with outstanding borrowings of $16.5 million. The Company's average borrowing rate was approximately 3.7% at December 31, 2002. The Wells Fargo facility has been classified as long-term at December 31, 2002 because the facility was repaid subsequent to year end with borrowings from the new long-term credit facility with the Bank of Oklahoma. The Company was in compliance with all debt covenants at December 31, 2002.

        In March 2003, Carbon USA closed on the sale of its working and leasehold interests in the Permian Basin. The sales price was $15.7 million with an effective date of January 1, 2003. The Company will initially use the proceeds to pay down debt. As a result of the sale, the Company and Bank of Oklahoma have initiated discussions to determine a revised borrowing base. See Note 12 to the Consolidated Financial Statements for additional information.

        Canadian Credit Facility—Carbon Canada's credit facility is an oil and gas reserve based line-of-credit with Canadian Imperial Bank of Commerce (CIBC). At December 31, 2002, the borrowing base was $8.9 million with outstanding borrowings of $6.3 million. The Canadian facility is secured by the Canadian oil and gas properties of the Company. The revolving phase of the Canadian facility expires on March 31, 2003. If the revolving commitment is not renewed, the loan will be converted into a term loan and will be reduced by consecutive monthly payments over a period not to exceed 24 months. Subject to possible changes in the borrowing base, CIBC has agreed that it will not require the Company to make principal payments under the term loan section of the facility until April 2004 at the earliest. As such, no amounts under the CIBC facility have been classified as current at December 31, 2002. The Canadian facility bears interest at a rate equal to banker's acceptance rates plus 1.5% or at the CIBC Prime rate plus .5%. The Company's weighted average interest rate was 5.0% at December 31, 2002.

        The Canadian facility contains various covenants that limit the Company's ability to pay dividends, purchase treasury shares, incur indebtedness, sell properties, or merge with another entity. The Company was in compliance with all debt covenants at December 31, 2002.

        The agreement with CIBC also provides for $3.5 million of credit which can be utilized for financial derivative instruments used to hedge a portion of the Company's oil and gas production, currency exchange contracts and fixed price gas sales transactions with CIBC. The Company currently utilizes the swap facility to hedge a portion of its Canadian production as described in Note 9.

        Scheduled maturities of indebtedness under the Canadian facility for the next five years are as follows:

Year ending December 31,	Maturities
(in thousands)
2003	$—
2004	2,345
2005	3,127
2006	782
2007	—

$6,254

4.    Commitments and Contingencies

        Operating Leases—The Company leases office space and certain equipment under non-cancelable operating leases. The annual minimum payments related to those commitments are as follows (in thousands):

	United States	Canada
2003	$257	$178
2004	229	14
2005	60	—

Total	$546	$192

        Transportation Agreements—The Company has entered into various natural gas transportation agreements in Canada. The Company typically assigns these transportation agreements to a buyer of the Company's production during the term of the natural gas sales contract between the Company and the buyer. The Company is typically paid on an index basis, net of transportation charges incurred by the buyer. The rights and obligations under these transportation agreements will revert back to the Company upon expiration of the natural gas sales contracts.

5.    Stock Options and Award Plans

        In 1999, the Company adopted a stock option plan. All salaried employees of the Company and its subsidiaries are eligible to receive both incentive stock options and nonqualified stock options. Directors and consultants who are not employees of the Company or its subsidiaries are eligible to receive nonqualified stock options, but not incentive stock options. The option price for the incentive stock options granted under the plan is to be not less than 100% of the fair market value of the shares subject to the options. The option price for the nonqualified stock options granted under the plan is to be not less than 85% of the fair market value of the shares subject to the options. The aggregate number of shares of common stock which may be granted pursuant to the plan may not exceed 700,000 shares.

        The specific terms of grant and exercise are determined by the Company's Board of Directors. The options vest over a three-year period and expire ten years from the date of grant. A summary of the status of the Company's stock option plan as of December 31, 2002, 2001 and 2000 and changes during these periods is presented below:

	For the Year Ended December 31, 2002		For the Year Ended December 31, 2001		For the Year Ended December 31, 2000
	Number of Option Shares	Weighted- Average Exercise Price	Number of Option Shares	Weighted- Average Exercise Price	Number of Option Shares	Weighted- Average Exercise Price
Outstanding at beginning of period	551,834	$5.47	590,500	$5.30	115,000	$5.50
Granted	57,500	8.86	34,000	8.16	520,500	5.29
Exercised	(18,165)	4.95	(36,099)	5.14	—	—
Forfeited	(21,001)	4.31	(36,567)	5.56	(45,000)	5.78

Outstanding at end of year	570,168	$5.87	551,834	$5.47	590,500	$5.30

Options exercisable at year end	439,488		374,156		276,166
Shares available for grant at year end	75,568		112,067		109,500
Weighted-average fair value of options granted during the year		$3.73		$2.93		$1.51

        The following table summarizes information about the Company's stock options outstanding at December 31, 2002:

	Options Outstanding
				Options Exercisable
		Weighted- Average Remaining Contractual Life (Years)
Range of Exercise Prices	Options Outstanding at Year end		Weighted- Average Exercise Price	Options Exercisable at Year end	Weighted- Average Exercise Price
$4.18 - $5.87	478,668	4.9	$5.34	428,158	$5.32
$6.00 - $9.88	91,500	9.1	$8.60	11,330	$8.16

$4.18 - $9.88	570,168	5.5	$5.87	439,488	$5.40

        The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

	2002	2001	2000
Expected option life—years	5.00	4.50	3.50
Risk-free interest rate	2.79%	4.24%	6.36%
Dividend yield	0.00%	0.00%	0.00%
Volatility	44.84%	33.70%	25.79%

        In 1999, the Company adopted a restricted stock plan for selected employees, directors and consultants of the Company and its subsidiaries. The aggregate number of shares of common stock which may be issued under the plan may not exceed 300,000 shares and at December 31, 2002 a total of 85,000 shares of common stock had been issued under the plan. The number of shares granted under this plan were 17,500, 0 and 27,500 for the years ended December 31, 2002, 2001 and 2000, respectively. The Company recognized compensation expense related to these grants of $149,000, $129,000, and $116,000 for the years ended December 31, 2002, 2001, and 2000, respectively. The shares vest over a three year period.

6.    Income Taxes

        The following table sets forth the difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate in thousands:

	For the Year Ended December 31,
	2002	2001	2000
Tax expense at 35% of income before income taxes	$(4,832)	$1,811	$743
State income taxes	(340)	9	17
Change in the valuation allowance against deferred tax assets	5,643	—	(192)
Impact of higher statutory rates on Canadian income	(17)	401	151
Canadian resource allowance	(447)	(1,016)	(375)
Canadian Crown payments (net of Alberta Royalty Tax Credit)	550	934	455
Other	190	(48)	(132)

	$747	$2,091	$667

        Deferred income taxes generally result from recognizing income and expenses at different times for financial and tax reporting. In the U.S., the largest differences are the tax effects of the capitalization of certain development, exploration and other costs, recording proceeds from the sale of properties in the full cost pool and the provision for impairment of oil and gas properties. In Canada, the largest difference results from accelerated recovery of capital expenditures for tax purposes. The following table sets forth the Company's deferred tax assets and liabilities at December 31, 2002 and 2001:

	December 31, 2002
	United States	Canada	Total
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$4,230	$—	$4,230
Unrealized hedging losses	325	129	454
Property and equipment	1,413	—	1,413

Gross deferred tax assets	5,968	129	6,097
Deferred tax liabilities:
Property and equipment	—	(3,222)	(3,222)

Gross deferred tax liabilities	—	(3,222)	(3,222)
Valuation allowance	(5,643)	—	(5,643)

Net deferred tax asset (liability)	$325	$(3,093)	$(2,768)

	December 31, 2001
	United States	Canada	Total
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$2,352	$—	$2,352

Gross deferred tax assets	2,352	—	2,352
Deferred tax liabilities:
Property and equipment	(1,537)	(3,195)	(4,732)
Unrealized hedging gains	(74)	(128)	(202)
Other	(69)	—	(69)

Gross deferred tax liabilities	(1,680)	(3,323)	(5,003)

Net deferred tax asset (liability)	$672	$(3,323)	$(2,651)

        As of December 31, 2002, the Company had net operating loss carryforwards for federal income tax purposes of $11.3 million which expire in the years 2019 through 2022. Due to the uncertainty regarding the realization of the deferred tax assets relating to the net operating loss carryforwards and other temporary differences in the United States, a valuation allowance has been recorded for the Company's deferred tax assets in the United States as of December 31, 2002. The Company makes periodic reviews of the realizability of its net deferred tax assets and will make adjustments to the valuation allowance when it is more likely than not that the net deferred tax assets will be realized.

7.    Business and Geographical Segments

        Segment information has been prepared in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." For the years ended December 31, 2002, 2001 and 2000, Carbon had two reportable and geographic segments: Carbon USA and Carbon Canada, representing oil and gas operations in the United States and Canada, respectively. The segments are strategic business units which operate in unique geographic locations. The segment data presented below was prepared on the same basis as Carbon's consolidated financial statements (in thousands).

	For the Year Ended December 31, 2002			For the Year Ended December 31, 2001			For the Year Ended December 31, 2000	For the Period from February 18, through December 31, 2000
	United States	Canada	Total	United States	Canada	Total	United States	Canada	Total
Revenues:
Oil and gas sales	$8,603	$7,573	$16,176	$10,341	$11,080	$21,421	$11,054	$5,374	$16,428
Marketing and other, net	344	—	344	532	2	534	245	(70)	175

	8,947	7,573	16,520	10,873	11,082	21,955	11,299	5,304	16,603
Expenses:
Oil and gas production costs	3,242	1,785	5,027	3,555	1,626	5,181	3,774	793	4,567
Depreciation, depletion and amortization	3,626	2,516	6,142	3,536	2,698	6,234	4,042	1,494	5,536
Full cost ceiling impairment	12,003	1,215	13,218	—	—	—	—	—	—
General and administrative, net	2,868	2,019	4,887	2,767	1,736	4,503	1,989	1,260	3,249
Interest and other, net	804	250	1,054	653	210	863	917	211	1,128

Total operating expenses	22,543	7,785	30,328	10,511	6,270	16,781	10,722	3,758	14,480

Income (loss) before income taxes	(13,596)	(212)	(13,808)	362	4,812	5,174	577	1,546	2,123
Income tax provision	746	1	747	135	1,956	2,091	44	623	667

Income (loss) before cumulative effect of change in accounting principle	$(14,342)	$(213)	$(14,555)	$227	$2,856	$3,083	$533	$923	$1,456

Total assets	$29,298	$23,006	$52,304	$42,429	$19,939	$62,368	$44,279	$18,201	$62,480

Capital expenditures	$4,484	$6,120	$10,604	$16,615	$6,709	$23,324	$4,848	$3,093	$7,941

8.    Major Customers

      For the year ended December 31, 2002, revenues from the sale of natural gas to one customer of the Company's U.S. operations and two customers of the Company's Canadian operations represented approximately 12%, 11% and 16%, respectively, of the Company's consolidated revenues.

        For the year ended December 31, 2001, revenues from the sale of natural gas to one customer of the Company's Canadian operations represented approximately 34% of the Company's consolidated revenues.

        For the year ended December 31, 2000, revenues from the sale of natural gas to one customer of the Company's U.S. operations and one customer of the Company's Canadian operations represented approximately 16% and 20%, respectively, of the Company's consolidated revenues.

        Management believes that the loss of any individual purchaser would not have a long-term material adverse impact on the financial position or results of operations of the Company. 44

9.    Derivative Instruments

        Interest Rate Swap Agreements—During 2002, the Company entered into interest rate swap agreements that effectively converted a portion of its variable rate borrowings in the United States to fixed rate debt for periods of up to two years, reducing the impact of interest rate increases or decreases on future income. Quarterly settlements from interest rate swaps that qualify for hedge accounting treatment are recognized as an adjustment to interest expense. Gains or losses from interest rate swaps that do not qualify for hedge accounting treatment are recognized in the current period as other income or expense. The cash flows from such agreements are included in operating activities in the consolidated statements of cash flow. The table below sets forth the Company's interest rate derivative contracts in place at December 31, 2002 that were treated as cash flow hedges for accounting purposes:

Notional Amount	Contract Expiration Date	LIBOR Fixed Rate	Derivative Asset/ (Liability)
	(in thousands)
$3,700	May 2003	3.46%	$(37)
2,000	October 2003	3.77%	(46)
800	October 2003	3.82%	(19)
1,000	March 2004	4.15%	(34)
2,500	April 2004	4.24%	(101)

			$(237)

        Interest rates reflective of the Company's interest rate swap agreements were correlative with the LIBOR rates used to determine the Company's borrowing rate. As a result, no ineffectiveness was recognized related to the Company's interest rate swap agreements during the year ended December 31, 2002. During 2002, settlements under these interest rate swap agreements of $142,000 were recognized as additional interest expense. As of December 31, 2002, the Company had net unrealized derivative losses of $237,000 ($147,000 after tax) related to its interest rate swap agreements. The Company expects to reclassify $199,000 of these net unrealized losses to earnings during the next twelve month period.

        Commodity Derivative Instruments and Hedging Activities—The Company may use certain financial instruments including swaps, collars, futures and other contracts in an attempt to reduce exposure to market fluctuations in the price of oil and natural gas.

        Pursuant to Company guidelines, the Company utilizes derivative instruments only as a hedging mechanism and does not enter into speculative transactions. Gains or losses from financial instruments that qualify for hedge accounting treatment are recognized as an adjustment to sales revenue during the period in which the financial instrument matures. Gains or losses from financial instruments that do not qualify for hedge accounting treatment are recognized during the current period as other income or expense. The cash flows from such instruments are included in operating activities in the consolidated statements of cash flows. The following table sets forth the hedge gains (losses) realized by the Company for 2002, 2001 and 2000 (in thousands):

	For the Year Ended December 31, 2002		For the Year Ended December 31, 2001		For the Year Ended December 31, 2000
	United States	Canada	United States	Canada	United States	Canada
Oil	$(83)	$(8)	$25	$33	$(414)	$(186)
Natural gas	400	3	(1,475)	(571)	(2,608)	(987)

        The table below sets forth the Company's derivative financial instrument positions related to its natural gas and oil production that qualify for hedge accounting treatment at December 31, 2002:

        Swaps:

Carbon USA Contracts				Carbon Canada Contracts
Time Period	Bbl/ MMBtu	Weighted Average Fixed Price Bbl/ MMBtu	Derivative Asset/ (Liability)	Time Period	Bbl/ MMBtu	Weighted Average Fixed Price Bbl/ MMBtu	Derivative Asset/ (Liability)
			(thousands)				(thousands)
Gas				Gas
01/01/03-12/31/03	1,400,000	$3.07	$(541)	01/01/03-12/31/03	216,000	$2.83	$(242)
Oil				Oil
01/01/03-12/31/03	46,000	$25.42	$(76)	01/01/03-12/31/03	37,000	$25.47	$(57)

        The Company periodically enters into long-term physical contracts for a portion of its natural gas and oil production. The table below sets forth fixed price sales contracts at December 31, 2002:

        Fixed price contracts:

Carbon USA Contracts			Carbon Canada Contracts
Time Period	MMBtu	Weighted Average Fixed Price MMBtu	Time Period	MMBtu	Weighted Average Fixed Price MMBtu
Gas			Gas
01/01/03-03/31/03	180,000	$2.57	01/01/03-12/31/03	778,000	$3.16

        During 2001, the Company entered into certain commodity derivative contracts with Enron North America Corporation (ENAC), a subsidiary of Enron Corporation (Enron). On December 2, 2001, Enron and ENAC filed for Chapter 11 bankruptcy, and the Company determined that the ENAC contracts no longer qualified for cash flow hedge accounting under SFAS No. 133. Consequently, the Company recorded a loss of $328,000 for the year ended December 31, 2001, based on the estimated fair value of the derivative contracts as determined by the future commodity price markets and deferred $328,000 ($205,000 after tax) in accumulated other comprehensive income. The amount deferred in accumulated other comprehensive income at December 31, 2001 of $246,000 ($156,000 after tax) was reclassified to earnings during 2002 based on the originally scheduled settlement periods of the contracts.

        During the year ended December 31, 2002, net hedging gains of $196,000 ($122,000 after tax) relating to commodity derivative contracts, excluding amounts related to the ENAC contracts discussed above, were transferred from accumulated other comprehensive income to earnings. The fair value of outstanding commodity derivative contracts designated as hedges decreased by $968,000 ($570,000 after tax). Oil and natural gas prices reflective of the Company's hedge contracts were correlative with the published indices used to sell the Company's production. As a result, no ineffectiveness was recognized related to the Company's hedge contracts during the year ended December 31, 2002. As of December 31, 2002, the Company had net unrealized commodity derivative losses of $916,000 million ($554,000 after tax). The Company expects to reclassify all of these net unrealized losses to earnings during the next twelve month period.

10. Fair Value of Financial Instruments

        The Company's financial instruments consist of cash, cash equivalents, accounts receivable, accounts payable, derivative instruments and long-term debt. Except for long-term debt, the carrying amounts of such financial instruments approximate fair value due to their short maturities. As a result of the variable interest rates on the Company's debt facilities at December 31, 2002, the fair market value of long-term debt was not materially different from its carrying amount. The Company's derivative instruments, which are intended to manage commodity price risks are recorded at fair market value.

11. Marketing, Trading and Other Activities

        The Company formerly engaged in natural gas trading activities in the United States which involved purchasing natural gas from third parties and selling natural gas to other parties. In 2001, the Company reduced its efforts concerning the marketing of third party natural gas and completely exited the business in 2002. Trading income associated with these activities is presented on a net basis in the statements of operations as a component of marketing and other revenues. The following table sets forth the gross trading activities and other significant components of marketing and other revenue (in thousands):

	For the Year Ended December 31,
	2002	2001	2000
Revenues, gross	$—	$4,145	$5,445
Operating expenses, gross	—	4,037	5,515

Net trading income (loss)	—	108	(70)
Non-hedge derivative contracts	—	1,290	—
Impairment of accounts receivable	(5)	(625)	—
Non-cash income (charge) related to impaired oil and gas hedges	244	(328)	—
Gathering	119	90	47
Section 29 tax credits	—	—	176
Other	(14)	(1)	22

Total marketing and other revenue	$344	$534	$175

12. Subsequent Events

        On October 30, 2002, Carbon Canada passed a special resolution that amended its articles of association in order to consolidate its issued and outstanding common shares on a one-for-2,500 basis. On November 15, 2002, Carbon Canada initiated the exchange of common shares for post-consolidation shares or a cash payment in lieu of fractional post-consolidation shares. The exchange was completed on January 13, 2003. After the completion of the exchange, Carbon owns 100% of the stock of Carbon Canada.

        On March 24, 2003, Carbon USA closed on the sale of its interests in 97 gross (23.3 net) wells and 25,400 gross (8,200 net) acres located primarily in southeast New Mexico. The purchase price was $15.7 million in cash, with an effective date of January 1, 2003. Proceeds from the sale were used to repay borrowings under the Company's U.S. credit facility with Bank of Oklahoma.

        On March 31, 2003, Carbon announced that it had entered into an Agreement and Plan of Reorganization (the Merger Agreement) with Evergreen Resources, Inc. (Evergreen). Under the Merger Agreement, Carbon will merge with a subsidiary of Evergreen, and Carbon shareholders will receive .275 shares of Evergreen common stock for each outstanding share of Carbon common stock (and cash in lieu of any fractional shares). As a result of the merger, Carbon will become a wholly owned subsidiary of Evergreen. The merger is intended to be a tax-free, stock-for-stock transaction.

        The Boards of Directors of Carbon and Evergreen each unanimously approved the Merger Agreement. At the time of execution of the agreement, each of Yorktown Energy Partners III, L.P., and Patrick R. McDonald, President and Chief Executive Officer of Carbon, who beneficially own approximately 73.2% and 6.0%, respectively, of Carbon's outstanding common stock, has executed an agreement with Evergreen obligating each of them to vote all shares over which it has voting control in favor of the merger.

        RBC Capital Markets has acted as the financial advisor to Carbon and rendered a fairness opinion to the Board of Directors of Carbon.

        Completion of the merger, which is subject to customary conditions, including approval by the shareholders of Carbon, is expected to occur late in the second quarter or in the third quarter of 2003. The Merger Agreement contains a $2.5 million termination fee payable by Carbon if the Merger Agreement is terminated under certain circumstances.

13. Disclosures about Oil and Gas Activities

(A)
Costs Incurred in Oil and Gas Producing Activities

        The following table sets forth costs incurred in oil and gas property acquisition, exploration and development activities for the years ended December 31, 2002, 2001 and 2000:

	United States	Canada	Total
	(in thousands)
2002
Acquisition of properties:
Proved properties	$—	$1,046	$1,046
Unproved properties	785	502	1,287
Exploration	1,827	296	2,123
Development	2,120	4,430	6,550

Total	$4,732	$6,274	$11,006

2001
Acquisition of properties:
Proved properties	$—	$—	$—
Unproved properties	1,540	525	2,065
Exploration	9,513	214	9,727
Development	5,300	5,440	10,740

Total	$16,353	$6,179	$22,532

2000(1)
Acquisition of properties:
Proved properties	$—	$14,176	$14,176
Unproved properties	1,217	161	1,378
Exploration	2,895	19	2,914
Development	1,495	3,627	5,122

Total	$5,607	$17,983	$23,590

(1)
Canadian results for 2000 are the results of Carbon Canada subsequent to its acquisition by Carbon in February 2000.

(B)
Aggregate Capitalized Costs

        The following table sets forth the aggregate capitalized costs relating to oil and gas activities at the end of each of the years indicated:

	December 31, 2002
	United States	Canada	Total
	(in thousands)
Oil and gas properties, full cost method:
Unevaluated properties not being amortized	$6,218	$862	$7,080
Evaluated costs	43,591	27,632	71,223

Total capitalized costs	49,809	28,494	78,303
Less—Accumulated DD&A	(23,419)	(7,705)	(31,124)

Net capitalized costs	$26,390	$20,789	$47,179

	December 31, 2001
	United States	Canada	Total
	(in thousands)
Oil and gas properties, full cost method:
Unevaluated properties not being amortized	$6,892	$608	$7,500
Evaluated costs	41,247	21,503	62,750

Total capitalized costs	48,139	22,111	70,250
Less—Accumulated DD&A	(7,941)	(4,013)	(11,954)

Net capitalized costs	$40,198	$18,098	$58,296

        The following table sets forth the oil and gas property costs not being amortized at December 31, 2002, by the year in which the costs were incurred (in thousands):

	United States	Canada	Total
2002	$1,134	$449	$1,583
2001	1,059	413	1,472
2000	246	—	246
1999	3,779	—	3,779

	$6,218	$862	$7,080

        The Company anticipates that substantially all unevaluated costs will be classified as evaluated costs within five years.

(C)
Estimated Proved Oil and Gas Reserves (Unaudited)

        The table below sets forth the estimated quantities of year end proved reserves after royalty burdens at December 31, 2002, 2001 and 2000. The reserve estimates for properties located in the United States were prepared by Ryder Scott Company, an independent reservoir engineering firm, and the Canadian reserve estimates were prepared by Sproule Associates Limited, independent geological petroleum engineering consultants.

	Oil and Liquids			Natural Gas
	United States	Canada	Total	United States	Canada	Total
	(MBbl)			(MMcf)
Balance, December 31, 1999	228	—	228	31,012	—	31,012
Revisions of previous estimates	278	—	278	4,179	—	4,179
Extensions, discoveries and additions	70	146	216	283	7,727	8,010
Purchases of reserves in place	—	355	355	—	12,452	12,452
Production	(69)	(40)	(109)	(3,374)	(1,312)	(4,686)

Balance, December 31, 2000	507	461	968	32,100	18,867	50,967
Revisions of previous estimates	(10)	(51)	(61)	(679)	(2,560)	(3,239)
Extensions, discoveries and additions	34	79	113	10,968	5,575	16,543
Purchases of reserves in place	—	9	9	—	405	405
Production	(81)	(59)	(140)	(2,810)	(2,419)	(5,229)
Sales of reserves in place	(38)	—	(38)	(5,587)	—	(5,587)

Balance, December 31, 2001	412	439	851	33,992	19,868	53,860
Revisions of previous estimates	32	41	73	1,396	(1,365)	31
Extensions, discoveries and additions	22	120	142	5,310	7,305	12,615
Purchases of reserves in place	—	7	7	—	2,229	2,229
Production	(91)	(50)	(141)	(3,049)	(2,232)	(5,281)
Sales of reserves in place	(110)	—	(110)	(972)	—	(972)

Balance, December 31, 2002	265	557	822	36,677	25,805	62,482

Proved developed reserves(1):
December 31, 2000	382	411	793	26,422	16,193	42,615
December 31, 2001	401	352	753	28,949	14,710	43,659
December 31, 2002	237	426	663	28,569	17,403	45,972

(1)
Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

        In accordance with applicable requirements of the Securities and Exchange Commission (SEC), estimates of the Company's proved reserves and future net revenues are made using sale prices estimated to be in effect as of the date of the reserve estimates and are held constant throughout the life of the properties (except to the extent contractual arrangements in existence at year end specifically provide for escalation). Price declines decrease reserve values by lowering the future net revenues attributable to the reserves and may reduce the quantities of reserves that are recoverable on an economic basis. Price increases may have the opposite effect. Future prices received for production and future production costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates.

        There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. Oil and gas reserve engineering is a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact way, and estimates of other engineers might differ materially from those shown above. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretations and judgment. Results of drilling, testing and production may justify revisions. Accordingly, reserve estimates are often materially different from the quantities of oil and natural gas that are ultimately recovered. The meaningfulness of such estimates depends primarily on the accuracy of the assumptions upon which they were based. In general, the volume of production from oil and gas properties the Company owns declines as reserves are depleted. Except to the extent the Company acquires additional properties containing proved reserves or conducts successful exploration activities or both, the proved reserves of the Company will decline as reserves are produced. Reserves generated from future activities of the Company are therefore highly dependent upon the level of success in acquiring or discovering additional reserves and the costs incurred in doing so.

(D)
Standardized Measure (Unaudited)

        The standardized measure schedule is presented pursuant to the disclosure requirements of the SEC and SFAS No. 69, "Disclosures About Oil and Gas Producing Activities".

        The standardized measure is intended to provide a standard of comparable measurement of the Company's estimated proved oil and gas reserves based on pricing and costs existing as of December 31, 2002, 2001 and 2000. Pursuant to SFAS No. 69, future oil and gas revenues are calculated by multiplying the oil and gas production volumes expected to be produced in each year throughout the life of the properties by the oil and gas prices in effect at the end of the reporting period. Future price changes are considered only to the extent provided by contractual arrangement in existence at year end. Production and development costs are based upon costs at each year end and are held constant for the life of the properties. Future income tax expenses are estimated by applying a combined federal and state statutory tax rate of 38% in the United States and a combined federal and provincial rate ranging from 37 - 41% in Canada with recognition of tax basis, net operating loss carryforwards and other statutory deductions. For standardized measure purposes, the Company estimates future income taxes using the "year-by-year" method. For ceiling test purposes, the Company estimates future income taxes using the "short-cut" method. Discounted amounts are based on a 10% annual discount rate.

        The following table sets forth the Company's standardized measure of discounted future net cash flows at December 31, 2002, 2001 and 2000:

	December 31, 2002
	United States	Canada	Total
	(in thousands)
Future oil and gas revenue	$123,119	$118,943	$242,062
Future production costs	(34,859)	(21,801)	(56,660)
Future development costs	(13,593)	(4,612)	(18,205)
Future income tax expense	(13,192)	(29,870)	(43,062)

Future net cash flows	61,475	62,660	124,135
10% annual discount for estimated timing of cash flows	(25,470)	(16,897)	(42,367)

Standardized measure of discounted future net cash flows	$36,005	$45,763	$81,768

The computation of the standardized measure of discounted future net cash flows relating to proved oil and gas reserves at December 31, 2002 was based on average oil and liquids prices of $29.84 per barrel in the United States and $24.68 per barrel in Canada, and average natural gas prices of $3.14 per Mcf in the United States and $3.84 per Mcf in Canada.

	December 31, 2001
	United States	Canada	Total
	(in thousands)
Future oil and gas revenue	$84,038	$55,219	$139,257
Future production costs	(24,141)	(18,698)	(42,839)
Future development costs	(6,734)	(3,497)	(10,231)
Future income tax expense	(6,224)	(8,537)	(14,761)

Future net cash flows	46,939	24,487	71,426
10% annual discount for estimated timing of cash flows	(18,235)	(5,379)	(23,614)

Standardized measure of discounted future net cash flows	$28,704	$19,108	$47,812

        The computation of the standardized measure of discounted future net cash flows relating to proved oil and gas reserves at December 31, 2001 was based on average oil and liquids prices of $18.45 per barrel in the United States and $13.02 per barrel in Canada, and average natural gas prices of $2.25 per Mcf in the United States and $2.30 per Mcf in Canada.

	December 31, 2000
	United States	Canada	Total
	(in thousands)
Future oil and gas revenue	$326,156	$186,815	$512,971
Future production costs	(51,331)	(14,828)	(66,159)
Future development costs	(7,923)	(2,719)	(10,642)
Future income tax expense	(75,844)	(65,986)	(141,830)

Future net cash flows	191,058	103,282	294,340
10% annual discount for estimated timing of cash flows	(79,804)	(27,872)	(107,676)

Standardized measure of discounted future net cash flows	$111,254	$75,410	$186,664

        The computation of the standardized measure of discounted future net cash flows relating to proved oil and gas reserves at December 31, 2000 was based on average oil prices of $25.50 per barrel in the United States and $21.73 per barrel in Canada, and average natural gas prices of $9.76 per Mcf in the United States and $9.00 per Mcf in Canada.

        The standardized measure of discounted future net cash flows should not be construed to be an estimate of the fair value of the Company's proved reserves. Changes in the demand for oil and gas, price changes, reserve recovery variances and other factors make such estimates inherently imprecise and subject to revision.

        The tables below set forth the principle sources of changes in the standardized measure of discounted future net cash flows for the years ended December 31, 2002, 2001 and 2001:

	December 31, 2002
	United States	Canada	Total
	(in thousands)
Standardized measure of discounted future net cash flows relating to proved oil and gas reserves, at beginning of year	$28,704	$19,108	$47,812
Changes resulting from:
Sales and transfers of oil and gas produced, net of production costs	(5,044)	(5,793)	(10,837)
Net change in sales price and future production costs	12,353	25,724	38,077
Net changes in future development costs	(195)	735	540
Net changes due to extensions, discoveries and improved recovery	2,034	16,218	18,252
Revision of previous quantity estimates	1,964	(2,568)	(604)
Purchase of reserves in place	—	4,746	4,746
Sales of reserves in place	(2,198)	—	(2,198)
Accretion of discount	3,111	2,468	5,579
Net change in income tax	(3,857)	(12,575)	(16,432)
Other	(867)	(2,300)	(3,167)

Net changes	7,301	26,655	33,956

Standardized measure of discounted future net cash flows relating to proved oil and gas reserves, at end of year	$36,005	$45,763	$81,768

	December 31, 2001
	United States	Canada	Total
	(in thousands)
Standardized measure of discounted future net cash flows relating to proved oil and gas reserves, at beginning of year	$111,254	$75,410	$186,664
Changes resulting from:
Sales and transfers of oil and gas produced, net of production costs	(8,236)	(9,993)	(18,229)
Net change in sales price and future production costs	(105,421)	(83,846)	(189,267)
Net changes in future development costs	4,678	1,074	5,752
Net changes due to extensions, discoveries and improved recovery	8,964	4,924	13,888
Revision of previous quantity estimates	(634)	(3,103)	(3,737)
Purchase of reserves in place	—	320	320
Sales of reserves in place	(23,957)	—	(23,957)
Accretion of discount	15,353	11,146	26,499
Net change in income tax	39,872	33,520	73,392
Other	(13,169)	(10,344)	(23,513)

Net changes	(82,550)	(56,302)	(138,852)

Standardized measure of discounted future net cash flows relating to proved oil and gas reserves, at end of year	$28,704	$19,108	$47,812

	December 31, 2000
	United States	Canada(1)	Total
	(in thousands)
Standardized measure of discounted future net cash flows relating to proved oil and gas reserves, at beginning of year	$25,429	$—	$25,429
Changes resulting from:
Sales and transfers of oil and gas produced, net of production costs	(10,302)	(6,961)	(17,263)
Net change in sales price and future production costs	113,753	—	113,753
Net changes in future development costs	(1,269)	—	(1,269)
Net changes due to extensions, discoveries and improved recovery	2,243	35,084	37,327
Revision of previous quantity estimates	27,019	—	27,019
Purchase of reserves in place	—	76,377	76,377
Accretion of discount	2,619	—	2,619
Net change in income tax	(41,502)	(39,094)	(80,596)
Other	(6,736)	10,004	3,268

Net changes	85,825	75,410	161,235

Standardized measure of discounted future net cash flows relating to proved oil and gas reserves, at end of year	$111,254	$75,410	$186,664

(1)
Changes in Canadian reserves for 2000 represent changes since the Company's acquisition of Carbon Canada in February 2000.

14. Quarterly Financial Data (Unaudited)

        The following table sets forth the Company's quarterly results of operations for 2002 and 2001:

	2002
	March 31,	June 30,	September 30,	December 31,
	(in thousands except per share data)
Operating revenues	$3,626	$4,137	$3,745	$5,012
Operating expenses	1,185	1,226	1,347	1,269
Operating margin	2,441	2,911	2,398	3,743
Net income (loss)	(532)	(14,089)	(253)	319
Basic earnings per share	$(0.09)	$(2.31)	$(0.04)	$0.05
Diluted earnings per share	(0.09)	(2.31)	(0.04)	0.05
	2001
	March 31,	June 30,	September 30,	December 31,
	(in thousands except per share data)
Operating revenues	$8,303	$6,315	$3,710	$3,627
Operating expenses	1,368	1,260	1,268	1,285
Operating margin	6,935	5,055	2,442	2,342
Net income (loss)	1,016	1,304	(304)	(443)
Basic earnings per share	$0.17	$0.22	$(0.05)	$(0.07)
Diluted earnings per share	0.16	0.21	(0.05)	(0.07)

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        Not applicable.

PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

ITEM 11. EXECUTIVE COMPENSATION

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        For Part III, the information set forth in the Company's definitive Proxy Statement for the Company's 2003 Annual Meeting of Shareholders, to be filed, is incorporated by reference into this Report.

ITEM 14 CONTROLS AND PROCEDURES

        Within the 90 days prior to the date of this report, the Company carried out an evaluation, under the supervision and with the participation of the Company's management, including Carbon's principal executive officer and principal financial officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures pursuant to Rule 13a-14 under the Securities Exchange Act of 1934. Based upon that evaluation, the principal executive officer and principal financial officer concluded that the Company's disclosure controls and procedures are effective for purposes of recording, summarizing and timely reporting material information required to be disclosed in reports that the Company files under the Securities Exchange Act of 1934. There were no significant changes in the Company's internal controls or in other factors that could significantly affect these controls since the date the controls were evaluated.

PART IV

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a)
(1) Financial Statements:

        See indexes to Financial Statements of Carbon in Item 8.

Schedules are omitted because of the absence of the conditions under which they are required or because the information is included in the Consolidated Financial Statements or notes to the Consolidated Financial Statements.

(b)
Reports on Form 8-K:

The following report was filed by the Company on Form 8-K during the quarter ended December 31, 2002: None.

(c)
Exhibits:

Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation of Carbon Energy Corporation, incorporated by reference to Exhibit 2 of the Company's registration statement on Form S-4, No. 333-89783, effective January 18, 2000.
3.2	Bylaws of Carbon Energy Corporation, incorporated by reference to Exhibit 3 of the Company's registration statement on Form S-4, No. 333-89783, effective January 18, 2000.
10.1	1999 Stock Option Plan, incorporated by reference to Exhibit 10.1 of the Company's registration statement on Form S-4, No. 333-89783, effective January 18, 2000.
10.2	1999 Restricted Stock Plan, incorporated by reference to Exhibit 10.2 of the Company's registration statement on Form S-4, No. 333-89783, effective January 18, 2000.
10.3
Exchange and Financing Agreement dated October 14, 1999 among Carbon Energy Corporation, Carbon Canada Resources Ltd. and Yorktown Energy Partners III, L.P., incorporated by reference to Exhibit 10.3 of the Company's registration statement on Form S-4, No. 333-89783, effective January 18, 2000.
10.4
Stock Purchase Agreement dated August 11, 1999 between Bonneville Pacific Corporation and Carbon Canada Resources Ltd., incorporated by reference to Exhibit 10.4 of the Company's registration statement on Form S-4, No. 333-89783, effective January 18, 2000.
10.5
Form of Indemnification Agreement between Carbon Energy Corporation and its officers and directors, incorporated by reference to Exhibit 10.5 of the Company's registration statement on Form S-4, No. 333-89783, effective January 18, 2000.
10.6
Employment Agreement, dated as of October 29, 1999, between Carbon Energy Corporation and Patrick R. McDonald, incorporated by reference to Exhibit 10.6 of the Company's registration statement on Form S-4, No. 333-89783, effective January 18, 2000.
10.7
Employment Agreement, dated as of October 29, 1999, between Carbon Energy Corporation and Kevin D. Struzeski, incorporated by reference to Exhibit 10.7 of the Company's registration statement on Form S-4, No. 333-89783, effective January 18, 2000.
10.8
Credit agreement dated as of May 9, 2002 between CEC Resources Ltd. and Canadian Imperial Bank of Commerce, incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q No. 1-15639, filed August 19, 2002.
10.9	Amended and restated credit agreement dated December 31, 2002 between Carbon Energy Corporation (USA) and Bank of Oklahoma, National Association. *
10.10
Asset purchase and sale agreement dated January 15, 2003 by and between Carbon Energy Corporation (USA), formerly known as Bonneville Fuels Corporation as Seller and Fasken Acquisition 02, Ltd. as Buyer.*

10.11
First amendment to asset purchase and sale agreement, dated March 19, 2003 by and between Carbon Energy Corporation (USA), formerly known as Bonneville Fuels Corporation as Seller and Fasken Acquisition 02, Ltd. as Buyer.*
21	List of subsidiaries*
23.1	Consent of KPMG LLP*
23.2	Consent of Ryder Scott Company, L.P.*
23.3	Consent of Sproule Associates Limited*
24	Power of Attorney*
99.1	Certificate of 10-K Report, dated March 31, 2003, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*

*
Filed herewith

SIGNATURES

        Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 31, 2003

CARBON ENERGY CORPORATION
By:	/s/ PATRICK R. MCDONALD Patrick R. McDonald, President and Chief Executive Officer
By:	/s/ KEVIN D. STRUZESKI Kevin D. Struzeski, Treasurer and Chief Financial Officer

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons of the Registrant and in the capacities and on the dates indicated:

Date	Name and Title		Signature
March 31, 2003	Cortlandt S. Dietler, Director	) ) )
March 31, 2003	David H. Kennedy, Director	) ) )	/s/ PATRICK R. MCDONALD Patrick R. McDonald, for himself and as Attorney-in-Fact for the named directors
March 31, 2003	Bryan H. Lawrence, Director	) ) )	who together constitute all of the members of Registrant's Board of Directors
March 31, 2003	Peter A. Leidel, Director	) ) )
March 31, 2003	Patrick R. McDonald, Director	) ) )
March 31, 2003	Harry A. Trueblood, Jr., Director	) )

CERTIFICATIONS

I, Patrick R. McDonald, certify that:

1.
I have reviewed this annual report on Form 10-K of Carbon Energy Corporation;

2.
Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.
Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.
The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

a.
designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b.
evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

c.
presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.
The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

a.
all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

b.
any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6.
The registrant's other certifying officer and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March 31, 2003	/s/ PATRICK R. MCDONALD Patrick R. McDonald President and Chief Executive Officer

CERTIFICATIONS

I, Kevin D. Struzeski, certify that:

1.
I have reviewed this annual report on Form 10-K of Carbon Energy Corporation;

2.
Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.
Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.
The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

a.
designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b.
evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

c.
presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.
The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

a.
all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

b.
any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6.
The registrant's other certifying officer and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March 31, 2003	/s/ KEVIN D. STRUZESKI Kevin D. Struzeski Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.9	Amended and restated credit agreement
10.10	Asset purchase and sale agreement
10.11	First amendment to asset purchase and sale agreement
10.12	Agreement and Plan of Reorganization
21	List of subsidiaries
23.1	Consent of KPMG LLP
23.2	Consent of Ryder Scott Company, L.P.
23.3	Consent of Sproule Associates Limited
24	Power of Attorney
99.1	Certification of 10-K Report

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 10-K/A
Amendment No. 1

Annual Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

For the Fiscal Year Ended December 31, 2002

Commission File Number 1-15639

CARBON ENERGY CORPORATION
(Exact name of Registrant as specified in its Charter)

Colorado	84-1515097
(State of Incorporation)	(I.R.S. Employer Identification No.)
1700 Broadway, Suite 1150 Denver, Colorado	80290
(Address of principal executive offices)	(Zip Code)

Registrants telephone number, including area code: (303) 863-1555

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of Exchange on which registered
Common Stock, (no par value)	American Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None

        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

        Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No ☒

        The aggregate market value of the 1,107,714 shares of voting stock held by non-affiliates of the registrant, based upon the closing sale price of the common stock on June 30, 2002 of $9.69 per share as reported on the American Stock Exchange, was $10,733,749. Shares of common stock held by each officer and director and by each person who owns 5% or more of the outstanding common stock have been excluded in that such persons may be deemed affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

        As of March 19, 2003, the registrant had 6,150,323 shares of common stock outstanding.

PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

        The executive officers and directors are listed below with a description of their experience and certain other information. Each director was elected to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. Two of the Company's directors, Mr. Lawrence and Mr. Leidel, were persons selected as nominees by Yorktown Energy Partners III, L.P. (Yorktown) in accordance with the exchange agreement described in Item 13 below. Mr. McDonald was selected as a director pursuant to requirements of the exchange agreement and his employment agreement. Each of Carbon's two executive officers serves at the pleasure of the Board of Directors and in accordance with their employment agreements.

Directors and Officers

        The following sets forth certain information about the executive officers and directors of the Company:

Name	Age	Position
Patrick R. McDonald	46	President, Chief Executive Officer and Director
Kevin D. Struzeski	44	Treasurer and Chief Financial Officer
Cortlandt S. Dietler	81	Director
David H. Kennedy	53	Director
Bryan H. Lawrence	60	Director
Peter A. Leidel	46	Director
Harry A. Trueblood, Jr.	77	Director

        Patrick R. McDonald became Carbon's President, Chief Executive Officer and a director in September 1999. He has been Chairman and Chief Executive Officer of CEC since July 1998. From 1987 until 1997, Mr. McDonald was Chairman and President of Interenergy Corporation, Denver, Colorado. Since January 1998, he has been the sole member of McDonald Energy, LLC. Mr. McDonald is a petroleum geologist.

        Kevin D. Struzeski became Carbon's Treasurer and Chief Financial Officer on September 14, 1999. He has been Treasurer and Chief Financial Officer for CEC since November 1998. Mr. Struzeski was employed as Accounting Manager, MediaOne Group from 1997 to 1998 and prior to that he was employed as Controller, Interenergy Corporation from 1995 to 1997.

        Cortlandt S. Dietler has served as a director of Carbon since December 1999. Mr. Dietler has been the Chairman of TransMontaigne Inc., which owns and operates terminals and pipelines for the transportation of oil, gas and other petroleum products, since April 1995. Mr. Dietler was Chief Executive Officer of TransMontaigne from April 1995 through September 1999. He was the founder, Chairman and Chief Executive Officer of Associated Natural Gas Corporation, a natural gas gathering, processing and marketing company, prior to its 1994 merger with PanEnergy Corporation, on whose Board he served as an Advisory Director, prior to its merger with Duke Energy Corporation. Mr. Dietler also serves as a director of Hallador Petroleum Company (OTC-HPCO.OB), Cimarex Energy Co. (NYSE-XEC), and Forest Oil Corporation (NYSE-FST).

        David H. Kennedy has served as a director of Carbon since September 1999. From March 1981 through December 1998, Mr. Kennedy was a managing director of First Reserve Corp. and was responsible for investing and monitoring part of its portfolio of energy investments. Since January 1999, Mr. Kennedy has acted as a consultant to and investor in the energy industry. He serves as a director of Maverick Tube Corporation (NYSE-MVK).

        Bryan H. Lawrence has served as a director of Carbon since September 1999. Mr. Lawrence is a founder and member of Yorktown Partners LLC which was established in September 1997. Yorktown Partners LLC is the manager of private equity partnerships that invest in the energy industry. Mr. Lawrence had been employed at Dillon, Read & Co. Inc. since 1966, serving as a Managing Director until the merger of Dillon Read with SBC Warburg in September 1997. Mr. Lawrence also serves as a Director of Crosstex Energy, L.P. (NASDAQ-XTEX), D & K Healthcare Resources, Inc. (NASDAQ-DKWD), Hallador Petroleum Company (OTC-HPCO.OB), TransMontaigne Inc. (ASE-TMG), Vintage Petroleum, Inc. (NYSE-VPI) and certain non-public companies in the energy industry in which the Yorktown partnerships hold equity interests.

        Peter A. Leidel has served as a director of Carbon since September 1999. Mr. Leidel is a founder and member of Yorktown Partners LLC which was established in September 1997. Yorktown Partners LLC is the manager of private equity partnerships that invest in the energy industry. Previously, he was a partner of Dillon, Read & Co. Inc.'s venture capital fund and has invested in a variety of private companies with a particular focus on energy investments since 1983. He was previously employed in corporate treasury positions at Mobil Corporation and worked for KPMG Peat Marwick and the U.S. Patent and Trademark Office. Mr. Leidel is a director of Cornell Companies, Inc. (NYSE-CRN), Willbros Group, Inc. (NYSE-WG) and certain non-public companies in the energy industry in which the Yorktown partnerships hold equity interests.

        Harry A. Trueblood, Jr. has served as a director of Carbon since February 2000. Mr. Trueblood is currently owner and managing member of HAT Resources, LLC. He was formerly President and Chief Executive Officer of CEC from 1972 until June 1998. Mr. Trueblood also was founder and served as Chairman, President and CEO of Columbus Energy Corp., the former parent of CEC, from 1982 through December 2000 and also was founder and served as President and CEO of Consolidated Oil & Gas, Inc., the former parent of both CEC and Columbus from 1958 to 1988.

COMPLIANCE WITH SECTION 16 (a) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than ten percent of the Company's stock to file initial reports of ownership and reports of changes of ownership at specified times with the Securities and Exchange Commission and the American Stock Exchange. Copies of such reports are required to be furnished to the Company.

        Based solely on a review of copies of such reports furnished to the Company, the Company believes that all Section 16(a) filing requirements of its directors, officers and beneficial owners of more than 10% of the outstanding shares of the Company for the year ending December 31, 2002 have been complied with in a timely manner.

ITEM 11. EXECUTIVE COMPENSATION

        The following table summarizes the compensation paid during the last three fiscal years by Carbon to each of the two executive officers of Carbon.

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Restricted Stock Awards(2) ($)	Securites Underlying Options(3) (#)	All Other Compensation ($)
Patrick R. McDonald President and Chief Executive Officer	2002 2001 2000	244,764 229,050 203,642	301,900 138,000 102,733	— — 58,625	— — —	166,662 6,300 14,035	(4)
Kevin D. Struzeski Chief Financial Officer and Treasurer	2002 2001 2000	115,000 110,000 100,321	53,000 25,000 30,000	19,975 — 14,656	5,000 — 5,000	28,452 5,250 9,774	(5)

(1)
Includes $250,000 and $40,000 paid in January 2003 to Mr. McDonald and Mr. Struzeski, respectively, for bonuses accrued in 2002.

(2)
Granted pursuant to the Company's 1999 restricted stock plan and valued at the fair market value of $7.99 and $5.86 per share on the date of grant for 2002 and 2000, respectively. No shares were granted under this plan during 2001. The restricted stock vests 33.33% each year over a three year period from the date of the grant. All restricted stock outstanding under this plan becomes fully vested upon a change of control as defined in the plan. A change of control would include shareholder approval of Carbon's proposed merger with Evergreen Resources, Inc.

(3)
Granted pursuant to the Company's 1999 stock option plan.

(4)
Includes contributions of $5,500, $5,250 and $4,800 made by the Company in 2002, 2001 and 2000, respectively, to the Company's 401(k) plan on behalf of Mr. McDonald, $1,050 attributable to the Company's payment for a term life insurance policy on behalf of Mr. McDonald in 2002, 2001 and 2000, and $108,160 related to a stock appreciation amount paid in 2002 to Mr. McDonald by Carbon for the cancellation of an option. For further information see Item 13 below. The balance of the amounts for 2002 and 2000 represent amounts paid for untaken leave.

(5)
Includes contributions of $5,500, $5,250 and $5,250 made by the Company in 2002, 2001 and 2000, respectively, to the Company's 401(k) plan on behalf of Mr. Struzeski. The balance of the amounts for 2002 and 2000 represent amounts paid for untaken leave.

STOCK OPTION GRANTS AND EXERCISES

        In 1999, Carbon adopted a stock option plan. All salaried employees of the Company and its subsidiaries are eligible to receive both incentive stock options and nonqualified stock options. Directors and consultants who are not employees of the Company or its subsidiaries are eligible to receive non-qualified stock options, but not incentive stock options under the plan. The option price for the incentive stock options granted under the plan are not to be less than 100% of the fair market value of the shares subject to the option. The option price for the nonqualified stock options granted under the plan are not to be less than 85% of the fair market value of the shares subject to the options. All outstanding options under the stock option plan become immediately exercisable in full, whether or not there are vesting requirements, upon the occurrence of a change in control as defined in the plan. A change of control would include shareholder approval of Carbon's proposed merger with

Evergreen Resources, Inc. The term of any stock option cannot exceed ten years. The aggregate number of shares of common stock which may be issued under options granted pursuant to the plan may not exceed 700,000 shares.

        The specific terms of grant and exercise are determined by the Compensation Committee of the Board of Directors.

        The following table sets forth information concerning individual grants of stock options made to Carbon's executive officers for the fiscal year ended December 31, 2002:

Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price ($)	Expiration Date
					5% ($)	10% ($)
Kevin D. Struzeski	5,000	8.3%	7.99	2/29/12	25,124	63,670

(1)
The columns present hypothetical future realizable values of the options, obtainable upon exercise of the option's exercise price, assuming Carbon's common stock appreciates at a 5% and 10% compound annual rate over the term of the options. The 5% and 10% rates of market price appreciation are presented as examples pursuant to rules of the SEC and do not reflect management's prediction of the future market price of our common stock. No gain to the optionees is possible without an increase in the market price of the common stock above the option price. There can be no assurance that the potential realizable values shown in this table will be achieved. The potential realizable values presented are not intended to indicate the value of the options.

YEAR-END OPTION VALUE TABLE

        The following table summarizes information as of December 31, 2002 with respect to exercisable and non-exercisable options held by the Company's executive officers. The table also includes the value of "in-the-money" options, which represents the closing price of a share of common stock on December 31, 2002 of $10.00, less the exercise price, multiplied by the number of shares subject to the unexercised options.

2002 YEAR-END OPTION VALUES

	Number of Securities Underlying Unexercised Options at Year-End		In-the-Money Value of Unexercised Options at Year End ($)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick R. McDonald	148,000	—	666,000	—
Kevin D. Struzeski	48,333	6,667	233,790	16,947

EMPLOYMENT AGREEMENTS

        In October, 2002, Patrick R. McDonald and Carbon entered into a three-year employment agreement, which provides for Mr. McDonald to be the President and Chief Executive Officer of Carbon at a base salary of not less than $242,000 per year, to be adjusted on each July 1 for cost of living increases in the U.S. consumer price index and to be reviewed annually by the Board of Directors or the Compensation Committee. Carbon is to provide Mr. McDonald medical, dental and disability benefits and is to maintain for his benefit a life insurance policy in the amount of $2 million.

Carbon is also to pay for certain membership fees and dues of certain organizations to which Mr. McDonald has historically belonged. If a payment to Mr. McDonald is subject to an excise tax under the Internal Revenue Code, Carbon will pay to Mr. McDonald an additional amount to cover the excise tax on an after-tax basis. According to the employment agreement, Carbon is also to nominate and endorse Mr. McDonald as a director on Carbon's Board of Directors so long as he is an officer of Carbon. Prior to this employment agreement, Mr. McDonald had a three-year employment agreement which expired in October 2002.

        If Mr. McDonald's employment is terminated by Carbon for any reason other than "cause" (as defined in the agreement) or upon the death or disability of Mr. McDonald or if Mr. McDonald terminates his employment because of a material breach of the employment agreement by Carbon or because of a change in the position of Mr. McDonald with Carbon, then Mr. McDonald is to be paid a lump sum payment equal to 300% of his average annual compensation (which includes base salary and incentive compensation). Also, in that event, his options and restricted stock become 100% vested.

        Either Carbon or Mr. McDonald may terminate the agreement if there is a change in control of Carbon as defined in the employment agreement. In the event of a change in control not supported by a majority of the Board of Directors, Mr. McDonald is to be paid 400% of his average annual compensation upon termination of the employment agreement. In the event of a change in control supported by the Board of Directors, Mr. McDonald is to be paid 300% of his average annual compensation upon termination of the employment agreement by Carbon or 300% of his compensation upon termination of his employment by him. In addition, upon a change in control, any outstanding stock options, stock appreciation rights and incentive awards (including restricted stock) granted to Mr. McDonald become 100% vested, without any restrictions.

        In October, 1999, the Company entered into a two-year employment agreement with Mr. Struzeski. The initial two year term ended in October, 2001, after which the agreement continues from year to year. The agreement provides for Mr. Struzeski to be the Chief Financial Officer of Carbon at a base salary of $100,000 per year to be reviewed annually by the Board of Directors or the Compensation Committee, together with all benefits offered by Carbon to Carbon's employees generally. If Mr. Struzeski's employment is terminated by Carbon for any reason other than "cause" or upon the death or disability of Mr. Struzeski or if Mr. Struzeski terminates his employment because of a change in the position of Mr. Struzeski with Carbon, Carbon is to pay Mr. Struzeski an amount equal to his compensation (pro rated on a monthly basis) multiplied by the remaining months of his employment agreement. Also, in that event, his options and restricted stock become 100% vested. The employment agreement with Mr. Struzeski provides that either Carbon or Mr. Struzeski may terminate the contract if there is a change in control of Carbon. In the event of a change in control not supported by a majority of the Board of Directors, Mr. Struzeski is to be paid 300% of his average annual compensation (which includes base salary and incentive compensation) upon termination of the employment agreement. In the event of a change in control supported by the Board of Directors, Mr. Struzeski is to be paid 200% of his compensation upon termination of his employment agreement by the Company or 100% of his compensation upon termination of his employment by him. In the event of a change in control, any outstanding stock options, stock appreciation rights and incentive awards (including restricted stock) granted to Mr. Struzeski will become 100% vested, without restrictions.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors is comprised of non-employee directors of the Company. The Committee establishes and reviews the compensation policies of the Company and administers the Company's Stock Option and Restricted Stock Plans. The Committee also establishes salary and bonus levels for officers.

        The Committee believes that it is in the best interest of the Company and its shareholders for the cash compensation of its executive officers to be competitive with the compensation of executives of oil and gas companies of comparable size and geographical location and complexity of operations.

        Awards of stock options and restricted stock are intended to serve as long-term compensation designed to align the interests of Carbon's employees with the growth objectives of Carbon and its shareholders. Stock options are granted only at the market price of the Company's stock and will have value only if the price of the Company's common stock increases. Options typically have a term of ten years and vest 33% each year for three years following the grant.

        Restricted stock grants typically vest 33% each year for three years following the grant.

        The Committee considers various factors to determine the performance of the Company and its executives, including growth in natural gas and oil production, growth in reserves of natural gas and oil, cash flow, earnings before interest, taxes and depreciation (EBITDA) and net income. The Committee has not established any particular formula nor identified any one particular factor as being more important than others in determining the performance of the Company and its executives.

        For 2002, Carbon USA reported increased production volumes and net proved oil and natural gas reserves, and a decline in revenue, cash flow, EBITDA and net income. Production rose by 10% to an average of 9.9 MMcfe a day. Net proved reserves increased by 5% to 38.3 Bcfe, replacing over 196% of last years' production. Oil and gas revenues for 2002 decreased by 17% to $8.6 million. Cash flow before changes in working capital during 2002 was $1.9 million, a decrease of 29% from cash flow before changes in working capital reported in 2001. EBITDA declined to $2.8 million, a decrease of 7% from that reported for 2001. Carbon USA reported a $14.3 million net loss for the year, compared to a net loss of $1.3 million reported in 2001. The decrease in oil and gas revenue, cash flow before changes in working capital and EBITDA were due to a 26% decrease in the price of gas received in 2002 compared to 2001. In addition, the net loss for 2002 included a full cost ceiling impairment of $12.0 million due to low spot gas prices at June 30, 2002.

        For 2002, Carbon Canada reported increased net proved oil and natural gas reserves and a decline in production volumes, revenue, cash flow, EBITDA and net income. Net proved reserves increased by 30% to 29.1 Bcfe, replacing over 362% of last years' production. Production declined by 9% to an average of 6.9 MMcfe a day due primarily to the voluntary curtailment of natural gas and liquids production during the third quarter of 2002 due to low natural gas prices. Oil and gas revenues for 2002 decreased by 32% to $7.6 million. Cash flow before changes in working capital during 2002 was $3.5 million, a decrease of 40% from cash flow before changes in working capital reported in 2001. EBITDA declined to $3.8 million, a decrease of 51% from that reported for 2001. Carbon Canada reported a $.2 million net loss for the year, compared to net income of $2.9 million reported in 2001. The decrease in oil and gas revenues, cash flow before changes in working capital, and EBITDA were due to a 27% decrease in the price of gas received in 2002 compared to 2001. In addition, the net loss for 2002 included a full cost ceiling impairment of $1.2 million due to low spot gas prices at June 30, 2002.

        The common stock of Carbon increased from $8.69 per share at December 31, 2001 to $10.00 per share at December 31, 2002, an increase of 15%.

        The Committee reviewed the Company's operational and financial performance during 2002 to determine the level of compensation of its Chief Executive Officer, Patrick R. McDonald. Mr. McDonald has an employment agreement with the Company which provides for a base salary to be reviewed annually by the Compensation Committee of the Board of Directors or the Board of Directors. Mr. McDonald's base salary at January 1, 2002 was $240,000 and increased to $242,880, effective July 1, 2002. Based upon the Company's operational and financial results, the Compensation Committee recommended an increase to Mr. McDonald's base salary to $250,000 effective January 1,

2003 and recommended that Mr. McDonald receive a performance bonus of $250,000 to be paid January 15, 2003.

        The Compensation Committee did not award Mr. McDonald shares of common stock from the Company's Restricted Stock Plan or options from the Company's Stock Option Plan.

Compensation Committee
Peter A. Leidel, Chairman Cortlandt S. Dietler David H. Kennedy

Director Compensation

        Each of our directors who is neither an officer nor an employee will be paid a director's fee of $1,500 per quarter and $1,000 per committee meeting when the committee meeting is held separate from any regularly scheduled board meeting. Directors are also reimbursed for expenses incurred in attending Board of Directors and committee meetings, including expenses for travel, food and lodging.

        On October 21, 2002, Messrs. Dietler, Kennedy and Trueblood were each granted non-qualified stock options to purchase 5,000 shares of Carbon common stock at $9.88 per share. Shares subject to these options vest one-third on the first, second and third anniversaries of the date of grant and have a ten year term.

PERFORMANCE GRAPH

        The following performance graph compares the cumulative total stockholders' return for Carbon's common stock with the cumulative total return for the S&P 500 Index and the Dow Jones Secondary Oil Index commencing February 23, 2000 (the initial trading date for Carbon shares) and ending December 31, 2002. The closing sales price of the Company's common stock on the last trading day of 2002 was $10.00.

        The table assumes that the value of an investment in Carbon common stock and each index was $100 on February 23, 2000 and that all dividends were reinvested. The stock price performance shown on the graph is not necessarily indicative of future price performance.

(1)
Source: Fact Set Research Systems, Inc.

(2)
Source: Bloomberg

ITEM 12.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT RELATED STOCKHOLDER MATTERS

        The following table contains information regarding ownership of our common stock (the only class of stock outstanding) as of March 31, 2003 by each director, each executive officer named in the compensation table, all of our directors and executive officers as a group, and each shareholder who, to our knowledge, was the beneficial owner of five percent or more of the outstanding shares. All information is based on information provided by such persons to us. Unless otherwise indicated, their addresses are the same as Carbon's address and each person identified in the table holds sole voting and investment power with respect to the shares shown opposite such person's name. Footnotes supplement the information contained in the table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)		Percent Outstanding
Patrick R. McDonald and McDonald Energy, LLC	378,833	(b)(c)	6.0%
Kevin D. Struzeski	69,999	(d)	1.1%
Cortlandt S. Dietler P.O. Box 5660 Denver, CO 80217	31,666		*
David H. Kennedy 23 Lakeside Avenue Darien, CT 06820	31,666		*
Bryan H. Lawrence 410 Park Avenue, Suite 1900 New York, NY 10022	4,500,000	(e)	73.2%
Peter A. Leidel 410 Park Avenue, Suite 1900 New York, NY 10022	4,500,000	(f)	73.2%
Harry A. Trueblood, Jr 1720 S. Bellaire Street Suite 912 Denver, CO 80222	262,062	(g)	4.3%
All directors and executive officers as a group (7 persons including the above)	5,274,226		82.5%
Yorktown Energy Partners III, L.P. 410 Park Avenue, Suite 1900 New York, NY 10022	4,500,000		73.2%

*
Less than 1%

(a)
Includes the number of shares of common stock of the Company subject to stock options exercisable within 60 days after March 31, 2003, as follows: Mr. McDonald, 148,000 shares; Mr. Struzeski, 49,999 shares; Mr. Dietler, 21,666 shares; Mr. Kennedy, 21,666 shares and Mr. Trueblood, 1,666 shares; all directors and officers as a group, 242,997 shares.

(b)
Includes 50,000 shares of restricted stock granted pursuant to the Company's 1999 restricted stock plan, 39,999 of which have vested, 3,334 of which vest in 2003, 3,333 of which vest in 2004 and 3,334 of which vest in 2005.
(c)
Patrick R. McDonald is the sole member of McDonald Energy, LLC. The total includes 117,100 shares owned by CEC Resources Holdings, LLC of which McDonald Energy, LLC has a 58.3% interest.

(d)
Includes 20,000 shares of restricted stock, 12,499 of which have vested, 834 of which vest in 2003, 2,499 of which vest in 2004, 2,501 of which vest in 2005 and 1,667 which vest in 2006.

(e)
These shares are owned by Yorktown Energy Partners III, L.P. As a member of Yorktown Partners LLC, the manager of Yorktown Energy Partners III, L.P., Mr. Lawrence may be deemed to be a beneficial owner of these shares. Mr. Lawrence disclaims beneficial ownership of these shares.

(f)
These shares are owned by Yorktown Energy Partners III, L.P. As a member of Yorktown Partners LLC, the manager of Yorktown Energy Partners III, L.P., Mr. Leidel may be deemed to be a beneficial owner of these shares. Mr. Leidel disclaims beneficial ownership of these shares.

(g)
Does not include 35,711 shares which are owned by Lucile B. Trueblood, Mr. Trueblood's wife, which she acquired as her separate property and as to which Mr. Trueblood disclaims any beneficial ownership. Includes 12,000 shares owned by the Harry A. Trueblood, Jr. Charitable Remainder Unitrust dated June 1, 1998 as to which shares Mr. Trueblood disclaims ownership; however, as the only trustee, he does hold sole voting rights and dispositive powers with respect to such shares.

        The following table provides as of December 31, 2002, information regarding the Company's equity compensation plans, which consists of the 1999 stock option plan and 1999 restricted stock plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	570,168	$5.87	290,568
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	570,168	$5.87	290,568

        The number of shares of common stock remaining available for future issuance as shown in the table consists of 75,568 shares that may be subject to options granted in the future under the 1999 stock option plan and 215,000 shares of common stock available under the 1999 restricted stock plan.

        As described in Item 1 of this report, Carbon has entered into an agreement and plan of reorganization with Evergreen Resources, Inc. under which Carbon will merge with a subsidiary of Evergreen and Carbon shareholders will receive 0.275 shares of Evergreen stock for each outstanding share of Carbon common stock (and cash in lieu of any fractional shares). Yorktown Energy Partners III, L.P. and Mr. McDonald, who at March 31, 2003 beneficially owned approximately 73.2% and 6.0%, respectively, of Carbon's outstanding common stock, have executed voting agreements with Evergreen obligating each of them to vote all shares over which the party has voting control in favor of the merger. Carbon expects the merger to close in the second quarter or third quarter of 2003.

ITEM 13.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In October 1999, Yorktown purchased an aggregate of 4,500,000 shares of our common stock for $24,750,000 in cash. On October 14, 1999, Carbon, CEC and Yorktown signed the Exchange and Financing Agreement that provided for:

  •
  An assignment of the BFC stock purchase agreement to Carbon;

  •
  The purchase of common stock of Carbon by Yorktown as described above;

  •
  The exchange offer made for CEC shares;

  •
  Persons to be nominated as directors of the Company;

  •
  The adoption of the Company's 1999 stock option plan and the Company's 1999 restricted stock plan; and

  •
  The Company's entering into employment agreements with Mr. McDonald and Mr. Struzeski.

        In the Exchange Agreement, Carbon, CEC and Yorktown agreed that the Board of Directors of Carbon will consist of five directors. Carbon, CEC and Yorktown agreed that the five directors initially would be David H. Kennedy, a person who passed away and was replaced by Cortlandt S. Dietler, Bryan H. Lawrence, Peter A. Leidel and Patrick R. McDonald. After completion of the exchange offer and Harry A. Trueblood, Jr.'s acceptance of the exchange offer for all CEC common stock beneficially owned by him, the number of Carbon directors was increased to six and Mr. Trueblood was elected as the sixth director. As long as Yorktown beneficially owns shares with 50% or more of the outstanding votes in the election of directors of Carbon, Yorktown has the right to designate for nomination two directors. If Yorktown beneficially owns shares with 25% or more but less than 50% of the outstanding votes in the election of directors of Carbon, then Yorktown has the right to designate for nomination one director. Yorktown has no right to designate directors for nomination under the Exchange Agreement if Yorktown beneficially owns shares with less than 25% of the outstanding votes in the election of directors of Carbon. So long as Mr. McDonald is an officer of Carbon, he is to be designated for nomination as a director of Carbon.

        As provided by the Exchange Agreement, a Nominating Committee of Carbon's Board was established. The Nominating Committee consists of one Yorktown designated director, Mr. McDonald so long as he is a director of Carbon, and two independent directors. The Nominating Committee is responsible for determining nominees for the positions of directors of Carbon or persons to be elected by the Board of Directors or shareholders of Carbon to fill any vacancy in the Board of Directors. The Nominating Committee is required to nominate for director each Yorktown director which Yorktown has the right to designate and has designated. The Nominating Committee is required to nominate Mr. McDonald if he is entitled to be nominated. The Nominating Committee will then nominate the remaining directors; at least two of the persons nominated will be independent directors. If the size of the Board is changed and there are not sufficient positions for the election of two independent directors after taking into account the directors designated by Yorktown and Mr. McDonald, then the Nominating Committee is not required to nominate two independent directors. If there is a vacancy in the position relating to a Yorktown director, the remaining Yorktown director has the right to designate any replacement to fill the vacancy. The Nominating Committee has the right to designate any replacement to fill any other vacancy. The Exchange Agreement requires that any change in the size or composition of the Board of Directors or the Nominating Committee be approved by a supermajority vote of the Board consisting of a majority of the entire Board which includes a majority of all Yorktown directors and at least one independent director. The Exchange Agreement requires that Yorktown and Mr. McDonald take such actions as shareholders of Carbon as necessary to effectuate the election of directors nominated pursuant to the foregoing provisions. The provisions relating to election of directors cease to be effective on October 29, 2009 or, if earlier, when Yorktown beneficially owns shares with less than 25% of the outstanding votes in the election of directors and Mr. McDonald is no longer an officer of Carbon.

        On July 22, 1999, Mr. McDonald was granted a 20,000 share non-qualified option at a strike price of $4.25. The expiration date for these options was July 21, 2002. Due to non-public information prior to and at the expiration date, the sale of the shares subject to these options may have been prohibited. To facilitate the exercise of the options, the entire Board, exclusive of Mr. McDonald, authorized the cancellation of the options and a cash payment equal to the stock appreciation amount of $108,160. The appreciation amount was the difference per share between the exercise price of the options and the fair market value of the underlying stock on the date of cancellation. Concurrent with the cash payment, and with approval of the entire Board exclusive of Mr. McDonald, Carbon purchased 5,267 shares of Carbon common stock from Mr. McDonald at the market price of $9.65 per share for a total of $50,827.

SIGNATURES

        Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 30, 2003

CARBON ENERGY CORPORATION
By:	/s/ PATRICK R. MCDONALD Patrick R. McDonald, President and Chief Executive Officer
By:	/s/ KEVIN D. STRUZESKI Kevin D. Struzeski, Treasurer and Chief Financial Officer

        Pursuant to the requirements of the Securities Exchange Act of 1934, this amendment has been signed below by the following persons of the Registrant and in the capacities and on the dates indicated:

Date	Name and Title		Signature
April 30, 2003	Cortlandt S. Dietler, Director	) ) )
April 30, 2003	David H. Kennedy, Director	) ) )	/s/ PATRICK R. MCDONALD Patrick R. McDonald, for himself and as Attorney-in-Fact for the named directors
April 30, 2003	Bryan H. Lawrence, Director	) ) )	who together constitute all of the members of Registrant's Board of Directors
April 30, 2003	Peter A. Leidel, Director	) ) )
April 30, 2003	Patrick R. McDonald, Director	) ) )
April 30, 2003	Harry A. Trueblood, Jr., Director	) )

CERTIFICATIONS

I, Patrick R. McDonald, certify that:

1.
I have reviewed this annual report on Form 10-K of Carbon Energy Corporation;

2.
Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.
Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.
The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

a.
designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b.
evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

c.
presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.
The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

a.
all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

b.
any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6.
The registrant's other certifying officer and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: April 30, 2003	/s/ PATRICK R. MCDONALD Patrick R. McDonald President and Chief Executive Officer

CERTIFICATIONS

I, Kevin D. Struzeski, certify that:

1.
I have reviewed this annual report on Form 10-K of Carbon Energy Corporation;

2.
Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.
Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.
The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

a.
designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b.
evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

c.
presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.
The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

a.
all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

b.
any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6.
The registrant's other certifying officer and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: April 30, 2003	/s/ KEVIN D. STRUZESKI Kevin D. Struzeski Treasurer and Chief Financial Officer

Appendix D

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2003

Or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                               to

Commission File Number: 1-15639

CARBON ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	84-1515097 (I.R.S. Employer Identification No.)
1700 Broadway, Suite 1150, Denver, CO (Address of principal executive offices)	80290 (Zip Code)

(303) 863-1555
(Registrant's telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act) Yes ☐    No ☒

        Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

Class	Outstanding at May 5, 2003
Common stock, no par value	6,150,323 shares

CARBON ENERGY CORPORATION
INDEX

PART I—FINANCIAL INFORMATION

Item 1. FINANCIAL STATEMENTS

CARBON ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash	$7,736	$—
Accounts receivable, trade	4,513	3,240
Prepaid expenses and other	958	918

Total current assets	13,207	4,158

Property and equipment, at cost:
Oil and gas properties, using the full cost method of accounting:
Unproved properties	8,690	7,080
Proved properties	67,323	71,223

Furniture and equipment	931	894
	76,944	79,197
Less accumulated depreciation, depletion and amortization	(32,260)	(31,503)

Property and equipment, net	44,684	47,694

Deposits and other long-term assets	451	452

Total assets	$58,342	$52,304

The accompanying notes are an integral part of these consolidated financial statements.

	March 31, 2003	December 31, 2002
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,760	$4,914
Accrued production taxes payable	293	337
Income taxes payable	276	—
Undistributed revenue and other	1,662	1,462
Current derivative liability	1,727	1,116

Total current liabilities	9,718	7,829

Long-term debt	21,242	22,709
Other long-term liabilities	2,987	37
Deferred income taxes	3,707	3,093
Minority interest	—	28
Stockholders' equity:
Preferred stock, no par value: 10,000,000 shares authorized, none outstanding	—	—
Common stock, no par value: 20,000,000 shares authorized, 6,122,447 and 6,116,295 shares issued and outstanding at March 31, 2003 and December 31, 2002, respectively	32,029	31,987
Accumulated deficit	(10,523)	(12,017)
Accumulated other comprehensive loss	(818)	(1,362)

Total stockholders' equity	20,688	18,608

Total liabilities and stockholders' equity	$58,342	$52,304

The accompanying notes are an integral part of these consolidated financial statements.

CARBON ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2003	2002
Revenues:
Oil and gas sales	$6,466	$3,548
Other, net	(192)	78

	6,274	3,626
Expenses:
Oil and gas production costs	1,259	1,185
Depreciation, depletion and amortization	1,452	1,740
General and administrative, net	1,514	1,329
Interest and other, net	339	193

Total operating expenses	4,564	4,447

Income (loss) before income taxes	1,710	(821)
Income tax provision (benefit):
Current	457	27
Deferred	96	(316)

Total taxes	553	(289)

Income (loss) before cumulative effect of change in accounting principle	1,157	(532)
Cumulative effect of change in accounting principle, net of tax	336	—

Net income (loss)	$1,493	$(532)

Average number of common shares outstanding:
Basic	6,120	6,086
Diluted	6,381	6,086
Earnings (loss) per share—basic:
Income (loss) before cumulative effect of change in accounting principle	$0.19	$(0.09)
Cumulative effect of change in accounting principle, net of tax	0.05	—

	$0.24	$(0.09)

Earnings (loss) per share—diluted:
Income (loss) before cumulative effect of change in accounting principle	$0.18	$(0.09)
Cumulative effect of change in accounting principle, net of tax	0.05	—

	$0.23	$(0.09)

The accompanying notes are an integral part of these consolidated financial statements.

CARBON ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2003	2002
Cash flows from operating activities:
Net income (loss)	$1,493	$(532)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	1,452	1,740
Unrealized (gain)/loss on derivative contracts	216	(51)
Deferred income tax	96	(316)
Vesting of restricted stock grants and other	31	33
Cumulative effect of change in accounting principle	(336)	—
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	(1,105)	908
Prepaid expenses and other assets	(12)	6
Increase (decrease) in:
Accounts payable and accrued expenses	626	(3,779)
Undistributed revenue	131	(74)

Net cash provided by (used in) operating activities	2,592	(2,065)
Cash flows from investing activities:
Capital expenditures for oil and gas properties	(7,064)	(2,440)
Proceeds from property sales	14,377	1
Acquisition of minority interest in Carbon Energy Canada	(56)	—
Capital expenditures for support equipment	(34)	—

Net cash provided by (used in) investing activities	7,223	(2,439)
Cash flows from financing activities:
Proceeds from notes payable	29,196	8,549
Principal payments on notes payable	(31,234)	(4,069)
Proceeds from issuance of common stock	11	24

Net cash provided by (used in) financing activities	(2,027)	4,504

Effect of exchange rate changes on cash	(52)	—

Net increase in cash	7,736	—
Cash, beginning of period	—	—

Cash, end of period	$7,736	$—

Supplemental cash flow information:
Cash paid for interest	$228	$197
Cash paid for taxes	2	1,236

The accompanying notes are an integral part of these consolidated financial statements.

CARBON ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.    Nature of Operations

        Nature of Operations—Carbon Energy Corporation (the Company or Carbon) is an independent oil and gas company engaged in the exploration, development and production of natural gas and crude oil in the United States and Canada. The Company's areas of operations in the United States are the Piceance Basin in Colorado, the Uintah Basin in Utah and Montana. The Company's areas of operations in Canada are central and northwest Alberta and southeast Saskatchewan.

        The Company's business is comprised of the assets and properties of Carbon Energy Corporation (USA) (Carbon USA), which conducts the Company's operations in the United States, and the assets and properties of Carbon Energy Canada Corporation (Carbon Canada), which conducts the Company's operations in Canada. Effective July 11, 2002, Carbon changed the name of its United States subsidiary from Bonneville Fuels Corporation (Bonneville Fuels) to Carbon Energy Corporation (USA). Effective March 1, 2003, Carbon changed the name of its Canadian subsidiary from CEC Resources Ltd. (CEC Resources) to Carbon Energy Canada Corporation. As the parent company, Carbon provides management services to Carbon USA and Carbon Canada. Collectively, Carbon, Carbon Canada, Carbon USA and their subsidiaries are referred to as the Company.

        Carbon was incorporated in September 1999 under the laws of the State of Colorado to facilitate the acquisition of Carbon USA and subsidiaries. The acquisition of Carbon USA closed on October 29, 1999 and was accounted for as a purchase. In February 2000, Carbon completed an offer to exchange common shares of Carbon for shares of Carbon Canada, an Alberta, Canada company. Over 97% of the shareholders of Carbon Canada accepted the offer for exchange. This acquisition closed on February 17, 2000 and was also accounted for as a purchase. In November 2000, Carbon Canada initiated an offer to purchase additional shares of Carbon Canada stock that were not owned by Carbon. The offer was completed in February 2001 with the acquisition of approximately 34,000 of the 39,000 shares of Carbon Canada stock that were not owned by Carbon. In October 2002, Carbon Canada amended its articles to consolidate its issued and outstanding common shares on a one-for-2,500 basis. In November 2002, Carbon Canada initiated the exchange of common shares for post-consolidation shares or a cash payment in lieu of fractional post-consolidated shares. The exchange was completed in January 2003, after which Carbon owned 100% of the stock of Carbon Canada.

        On March 31, 2003, Carbon announced that it had entered into an Agreement and Plan of Reorganization (the Merger Agreement) with Evergreen Resources, Inc. (Evergreen). Under the Merger Agreement, Carbon will merge with a subsidiary of Evergreen, and Carbon stockholders will receive .275 shares of Evergreen common stock for each outstanding share of Carbon common stock (and cash in lieu of any fractional shares). As a result of the merger, Carbon will become a wholly owned subsidiary of Evergreen. The merger is intended to be a tax-free, stock-for-stock transaction. At the time of execution of the agreement, each of Yorktown Energy Partners III, L.P. and Patrick R. McDonald, President and Chief Executive Officer of Carbon, who own approximately 73.2% and 3.8%, respectively, of Carbon's outstanding common stock, had executed an agreement with Evergreen obligating each of them to vote all shares over which it has voting control in favor of the merger.

        Completion of the merger, which is subject to customary conditions, including approval by the stockholders of Carbon, is expected to occur in the third quarter of 2003. The Merger Agreement contains a $2.5 million termination fee payable by Carbon if the Merger Agreement is terminated under certain circumstances.

        Basis of Presentation—The unaudited financial statements presented herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). The statements do not include certain information and note disclosures required by accounting principles generally accepted in the United States for complete financial statements. The accompanying consolidated financial statements of the Company should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the SEC. The statements reflect all adjustments that, in the opinion of management, are necessary to fairly present the Company's financial position at March 31, 2003 and the results of its operations and its cash flows for the periods presented.

        All amounts are presented in U.S. dollars.

2.    Significant Accounting Policies

        Principles of Consolidation—The consolidated financial statements include the accounts of Carbon and its subsidiaries, all of which are wholly owned. All significant intercompany transactions and balances have been eliminated.

        Cash Equivalents—The Company considers all highly liquid instruments with original maturities of three months or less when purchased to be cash equivalents.

        Property and Equipment—The Company follows the full cost method of accounting for its oil and gas properties, whereby all costs incurred in the acquisition, exploration and development of properties (including costs of surrendered and abandoned leaseholds, delay lease rentals, dry holes and direct overhead related to exploration and development activities) are capitalized.

        Capitalized costs are accumulated for the United States and Canada as separate cost centers and are depleted using the units of production method based on proved reserves of oil and gas. For purposes of the depletion calculation, oil and gas reserves are converted to an equivalent unit of measure where six thousand cubic feet of gas is equal to one barrel of oil. For periods prior to January 1, 2003, the estimated future cost of site restoration, dismantlement and abandonment activities was provided for as a component of depletion (see discussion of asset retirement costs and obligations below). Investments in unproved properties are recorded at the lower of cost or fair market value and are not depleted pending the determination of the existence of proved reserves.

        Pursuant to full cost accounting rules, capitalized costs less related accumulated depletion and deferred income taxes may not exceed the sum of the present value of future net revenues from estimated production of proved oil and gas reserves using a 10% discount factor and unescalated oil and gas prices and costs as of the end of the period; plus the cost of properties not being amortized, if any; plus the lower of cost or estimated fair market value of unproved properties included in the costs being amortized, if any; less related income tax effects. At March 31, 2003, the costs reflected in the accompanying financial statements did not exceed the ceiling limitation in either the United States or Canada. Should natural gas and oil prices decline in the future, it is possible that impairments of the Company's oil and gas properties could occur.

        Proceeds from disposal of interests in oil and gas properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the rate of depletion.

        Buildings, transportation and other equipment are depreciated on the straight-line method with lives ranging from three to seven years.

        Asset Retirement Costs and Obligations—The Company adopted the provisions of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143) on January 1, 2003. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The asset retirement obligation is allocated to operating expense using a systematic and rational method.

        Upon adoption of the statement, the Company recorded an asset retirement obligation of approximately $3.0 million, an addition to oil and gas properties of approximately $3.5 million and a credit of approximately $336,000 (net of tax) for the cumulative effect of change in accounting principle. At March 31, 2003, the asset retirement obligation is recorded in other long-term liabilities. Below is a reconciliation of the beginning and ending aggregate carrying amount of the Company's asset retirement obligations as of March 31, 2003:

Three Months Ended March 31, 2003
(in thousands)
Beginning of the period	$—
Initial adoption entry	2,999
Liabilities incurred in the current period	257
Liabilities settled in the current period	(399)
Accretion expense	52
Impact of foreign currency change	60

End of the period	$2,969

        The following table summarizes the pro forma net income and earnings per share for the three months ended March 31, 2002 and for the years ended December 31, 2002, 2001 and 2000 had the change in accounting been implemented on January 1 of the respective years:

		Year Ended December 31,
	Three Months Ended March 31, 2002
		2002	2001	2000
	(in thousands, except per share data)
Net income (loss)
As reported	$(532)	$(14,555)	$1,573	$1,456
Pro forma	(499)	(14,425)	1,690	1,570
Basic earnings (loss) per common share:
As reported	$(0.09)	$(2.39)	$0.26	$0.25
Pro forma	(0.08)	(2.35)	0.28	0.27
Diluted earnings (loss) per common share:
As reported	$(0.09)	$(2.39)	$0.25	$0.25
Pro forma	(0.08)	(2.35)	0.27	0.27

        The difference in the as reported and pro forma net income include the effects of the accretion of the asset retirement obligation and a decrease in depletion expense as a result of adopting SFAS No. 143.

        In addition, had the Company adopted the provisions of SFAS No. 143 prior to January 1, 2003, the amount of the asset retirement obligations on a pro forma basis would have been as follows:

Adoption Date	Pro Forma Asset Retirement Obligation
(in thousands)
January 1, 2000	$1,570
December 31, 2000	2,250
December 31, 2001	2,672
March 31, 2002	2,726
December 31, 2002	2,999

        Undistributed Revenue—Represents revenue due to third party owners of jointly owned oil and gas properties.

        Revenue Recognition—The Company follows the sales method of accounting for natural gas revenues. Under this method, revenues are recognized based on the actual volume of gas sold to purchasers. To the extent the volumes of gas sold are more (over produced) or less (under produced) than the volumes to which the Company is entitled based on its interests in its properties, a gas imbalance may be created. If the estimated remaining reserves of a property are insufficient to enable the underproduced owner to recoup its share of production, a liability is created.

        Income Taxes—The Company accounts for income taxes using the liability method which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the book and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

        Foreign Currency Translation—Foreign currency transactions and financial statements are translated in accordance with SFAS No. 52, "Foreign Currency Translation." The Company uses the U.S. dollar as the functional currency for its U.S. operations and the Canadian dollar as the functional currency for its Canadian operations. Assets and liabilities related to the Company's Canadian operations are generally translated at the current exchange rate in effect as of the date of the balance sheet. Translation adjustments are reported as a component of stockholders' equity. Income statement accounts are translated at the average exchange rates during the reporting period. As a result of the change in the value of the Canadian dollar relative to the U.S. dollar, the Company reported non-cash currency translation gains/(losses) of $773,000 and ($6,000) for the three months ended March 31, 2003 and 2002, respectively.

        Comprehensive Income—The Company follows the provisions of SFAS No. 130, "Reporting Comprehensive Income." Comprehensive income includes net income and certain items recorded directly to stockholders' equity and are classified as other comprehensive income.

        Stock-Based Compensation—The Company applies APB Opinion (APB) No. 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock options. Under APB No. 25, compensation expense is recognized for the difference between the option price and market value on the measurement date. No compensation expense was recognized for the three months ended March 31, 2003 and 2002 as the exercise price of the stock options granted under the plan equaled the market price of the underlying stock on the date of grant.

        If compensation costs for this plan had been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income (loss) and earnings (loss) per share would have been as follows:

	Three Months Ended March 31,
	2003	2002
	(in thousands except per share data)
Net income (loss):
As reported	$1,493	$(532)
Pro forma	1,441	(574)
Basic earnings (loss) per common share:
As reported	$0.24	$(0.09)
Pro forma	0.24	(0.09)
Diluted earnings (loss) per common share:
As reported	$0.23	$(0.09)
Pro forma	0.23	(0.09)

        The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

	Three Months Ended March 31,
	2003	2002
Expected option life—years	5.00	5.00
Risk-free interest rate	2.78%	2.79%
Dividend yield	0.00%	0.00%
Volatility	47.16%	44.84%

        Earnings (Loss) Per Share—The Company uses the weighted average number of shares outstanding to calculate earnings per share data. When dilutive, options are included as share equivalents using the treasury stock method and are included in the calculation of diluted per share data. Due to the Company's net loss for the three months ended March 31, 2002, basic and diluted earnings per share are the same, as all potentially dilutive securities would be anti-dilutive.

        Accounting Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and the accompanying notes. The actual results could differ from those estimates.

        Recent Accounting Pronouncements—In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated With Exit or Disposal Activities," which provides guidance for financial accounting and reporting of costs associated with exit or disposal activities. This statement requires the recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred, as opposed to when the entity commits to an exit plan as previously required under EITF No. 94-3. The adoption of SFAS No. 146 on January 1, 2003, had no impact on the Company's financial position or results of operations.

3.    Acquisition and Disposition of Assets

        Disposition of Oil and Gas Assets—In July 2002, the Company sold certain overriding royalty interests in the Piceance and Permian Basins, receiving net proceeds of approximately $700,000. Proceeds from the sale were credited directly to the full cost pool and no gain or loss was recognized. The proceeds were used to repay amounts outstanding under the Company's credit facilities.

        In September 2002, the Company sold its entire working interests and related leasehold rights in Kansas, receiving net proceeds of approximately $2.1 million. Proceeds from the sale were credited directly to the full cost pool and no gain or loss was recognized. The proceeds were used to repay amounts outstanding under the Company's credit facilities.

        On March 24, 2003, Carbon USA closed on the sale of its interests in oil and gas properties located primarily in the Permian Basin of southeast New Mexico. Net proceeds from the sale, after normal closing adjustments, were $14.4 million. Proceeds from the sale were credited directly to the full cost pool and no gain or loss was recognized. A portion of the proceeds from the sale were used to repay borrowings under the Company's U.S. credit facility.

4.    Long-term Debt

        U.S. Facility—On December 31, 2002, the Company obtained a credit facility from the Bank of Oklahoma, National Association (Bank of Oklahoma). Borrowings under the Bank of Oklahoma credit facility were used to repay outstanding borrowings under the Company's previous credit facility with Wells Fargo Bank West National Association. The facility had an initial borrowing base of $19.0 million that was reduced to $14.0 million on March 24, 2003 as a result of the Company's sale of its interests in oil and gas properties located primarily in the Permian Basin of southeast New Mexico. The Company used a portion of the proceeds from the Permian Basin sale to repay outstanding borrowings under the new credit facility and at March 31, 2003 outstanding borrowings under the new credit facility were $10.7 million.

        The facility has a maturity date of October 2005 with no principal payments required until maturity. The interest rates on amounts borrowed under the facility vary depending upon outstanding borrowings as a percentage of the borrowing base. The Company's weighted average interest rate was 3.9% at March 31, 2003.

        The facility is secured by certain U.S. oil and gas properties of the Company and contains various convenants which prohibit or limit the Company's ability to pay dividends, purchase treasury shares, incur indebtedness, sell properties or merge with another entity. The Company is also be required to maintain certain financial ratios. The Company was in compliance with all debt covenants at March 31, 2003.

        Canadian Credit Facility—Carbon Canada's credit facility is an oil and gas reserve based line-of-credit with Canadian Imperial Bank of Commerce (CIBC). In May 2003, the Company secured an increase in the borrowing base of the facility with CIBC to approximately $15.0 million from approximately $10.9 million. At March 31, 2003 outstanding borrowings were $10.5 million. The Canadian facility is secured by the Canadian oil and gas properties of the Company. The revolving phase of the Canadian facility expires on March 31, 2004. If the revolving commitment is not renewed, the loan will be converted into a term loan and will be reduced by consecutive monthly payments over a period not to exceed 24 months. Subject to possible changes in the borrowing base, CIBC has agreed that it will not require the Company to make principal payments under the term loan section of the facility until April 2004 at the earliest. As such, no amounts under the CIBC facility have been classified as current at March 31, 2003. The Canadian facility bears interest at a rate equal to banker's acceptance rates plus 1.25% or at the CIBC Prime rate plus .5%. The Company's weighted average interest rate was 5.25% at March 31, 2003.

        The Canadian facility contains various covenants that limit the Company's ability to pay dividends, purchase treasury shares, incur indebtedness, sell properties, or merge with another entity. The Company was in compliance with all debt covenants at March 31, 2003.

        The agreement with CIBC also provides for $5.0 million of credit which can be utilized for financial derivative instruments used to hedge a portion of the Company's oil and gas production, currency exchange contracts and fixed price gas sales transactions with CIBC. The Company currently utilizes the swap facility to hedge a portion of its Canadian production as described in Note 5.

5.    Derivative Instruments

        Interest Rate Swap Agreements—During 2002, the Company entered into interest rate swap agreements that effectively converted a portion of its variable rate borrowings in the United States to fixed rate debt for periods of up to two years, reducing the impact of interest rate increases or decreases on future income. Quarterly settlements from interest rate swaps that qualify for hedge accounting treatment are recognized as an adjustment to interest expense. Changes in the fair value of interest rate swaps that do not qualify for hedge accounting treatment are recognized in the current period as other revenue. The cash flows from such agreements are included in operating activities in the consolidated statements of cash flow. The table below sets forth the Company's interest rate derivative contracts in place at March 31, 2003:

Notional Amount	Contract Expiration Date	Fixed Rate	Derivative Asset/ (Liability)
(in thousands)
$3,700	May 2003	3.46%	$(19)
2,000	October 2003	3.77%	(38)
800	October 2003	3.82%	(15)
1,000	March 2004	4.15%	(29)
2,500	April 2004	4.24%	(93)

			$(194)

        During the first three months of 2003, net hedging losses of $59,000 ($37,000 after tax) relating to interest rate derivative contracts were transferred from accumulated other comprehensive income to earnings. The fair value of outstanding interest rate derivative contracts designated as hedges decreased by $17,000 ($10,000 after tax). In March 2003, Carbon USA closed on the sale of its interest in oil and gas properties located primarily in the Permian Basin of southeast New Mexico. Proceeds from the sale were used to repay borrowings under the Company's U.S. credit facility with Bank of Oklahoma. As a result of this use of proceeds, the Company no longer had variable rate borrowings underlying certain of its interest rate swap agreements. As a result, the Company discontinued hedge accounting for these interest rate swaps and recorded a non-cash charge of $175,000 ($109,000 after tax) related to the change in the fair value of these interest rate swap agreements. As of March 31, 2003, the Company also had net unrealized derivative losses of $19,000 ($12,000 after tax) related to its interest rate swap agreements. The Company expects to reclassify these unrealized losses to earnings during the next twelve month period.

        Commodity Derivative Instruments and Hedging Activities—The Company may use certain financial instruments including swaps, collars, futures and other contracts in an attempt to reduce exposure to market fluctuations in the price of oil and natural gas.

        Pursuant to Company guidelines, the Company is to engage in these activities only as a hedging mechanism and may not enter into speculative transactions. Gains or losses from financial instruments that qualify for hedge accounting treatment are recognized as an adjustment to sales revenue in the period in which the financial instrument matures. Changes in the fair value of financial instruments that do not qualify for hedge accounting treatment are recognized during the current period as other revenue. The cash flows from such agreements are included in operating activities in the consolidated statements of cash flows. The following table sets forth the hedge gains (losses) realized by the Company for the three months ended March 31, 2003 and 2002 (in thousands):

	Three Months Ended March 31, 2003		Three Months Ended March 31, 2002
	United States	Canada	United States	Canada
Oil	$(157)	$(64)	$—	$11
Natural gas	(216)	(211)	51	95

        The table below sets forth the Company's derivative financial instrument positions relating to its natural gas and oil production at March 31, 2003:

        Swaps:

Carbon USA				Carbon Canada
Time Period	Bbl/ MMBtu	Weighted Average Fixed Price Bbl/ MMBtu	Derivative Asset/ (Liability)	Time Period	Bbl/ MMBtu	Weighted Average Fixed Price Bbl/ MMBtu	Derivative Asset/ (Liability)
			(in thousands)				(in thousands)
Gas				Gas
04/01/03-12/31/03	1,085,000	$3.07	$(1,316)	04/01/03-12/31/03	130,000	$3.15	$(183)
Oil				Oil
04/01/03-12/31/03	27,500	$25.63	$(42)	04/01/03-12/31/03	27,500	$27.38	$(10)

        The Company periodically enters into long-term physical sales contracts for a portion of its natural gas and oil production. The table below sets forth physical fixed price and costless collar sales contracts at March 31, 2003:

Fixed price:			Costless collars:
Carbon USA			Carbon Canada
Time Period	MMBtu	Weighted Average Fixed Price MMBtu	Time Period	MMBtu	Weighted Average Floor Price MMBtu	Weighted Average Ceiling Price MMBtu
04/01/03-12/31/03	753,000	$3.75	04/01/03-12/31/03	289,000	$3.95	$5.12
			01/01/04-04/30/04	115,000	3.95	5.78

        During the first three months of 2003, net hedging losses of $431,000 ($264,000 after tax) relating to commodity derivative contracts were transferred from accumulated other comprehensive income to earnings. The fair value of outstanding commodity derivative contracts designated as hedges decreased by $1.1 million ($663,000 after tax). In March 2003, Carbon USA closed on the sale of its interest in oil and gas properties located primarily in the Permian Basin of southeast New Mexico. At the time of the sale, the Company had an oil commodity swap that was utilized to hedge the Company's Permian Basin oil production which was sold. As a result of the sale, the Company no longer has Permian Basin oil production underlying this commodity derivative contract and consequently discontinued hedge accounting for this contract and recorded a non-cash charge of $42,000 ($26,000 net of tax) related to the change in the fair value of this contract. Other than the above mentioned commodity derivative contract, oil and natural gas prices reflective of the Company's hedge contracts were correlative with the published indices used to sell the Company's production. As a result, except for the above mentioned commodity derivative contract, no ineffectiveness was recognized related to the Company's hedge contracts during the three months ended March 31, 2003. As of March 31, 2003, the Company had net unrealized commodity derivative losses of $1.5 million ($926,000 after tax). The Company expects to reclassify all of these net unrealized losses to earnings during the nest twelve months.

6.    Business and Geographical Segments

        Segment information has been prepared in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Carbon has two reportable business and geographic segments: Carbon USA and Carbon Canada, representing oil and gas operations in the United States and Canada, respectively. The segments are business units that operate in unique geographic locations. The segment data presented below as of or for the three months ended March 31, 2003 and 2002 was prepared on the same basis as Carbon's consolidated financial statements.

	March 31, 2003			March 31, 2002
	United States	Canada	Total	United States	Canada	Total
Revenues:
Oil and gas sales	$2,801	$3,665	$6,466	$1,899	$1,649	$3,548
Other, net	(192)	—	(192)	78	—	78

	2,609	3,665	6,274	1,977	1,649	3,626
Expenses:
Oil and gas production costs	866	393	1,259	769	416	1,185
Depreciation, depletion and amortization	756	696	1,452	1,082	658	1,740
General and administrative, net	978	536	1,514	878	451	1,329
Interest and other, net	236	103	339	163	30	193

Total operating expenses	2,836	1,728	4,564	2,892	1,555	4,447

Income (loss) before income taxes and cumulative effect of accounting change	(227)	1,937	1,710	(915)	94	(821)
Income tax provision (benefit)	(90)	643	553	(343)	54	(289)

Net income (loss) before cumulative effect of accounting change	$(137)	$1,294	$1,157	$(572)	$40	$(532)

Total assets	$26,077	$32,265	$58,342	$42,675	$19,793	$62,468

Capital expenditures	$1,350	$5,714	$7,064	$767	$1,673	$2,440

Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        On March 31, 2003, Carbon announced that it had entered into an Agreement and Plan of Reorganization (the Merger Agreement) with Evergreen Resources, Inc. (Evergreen). Under the Merger Agreement, Carbon will merge with a subsidiary of Evergreen, and Carbon stockholders will receive .275 shares of Evergreen common stock for each outstanding share of Carbon common stock (and cash in lieu of any fractional shares). As a result of the merger, Carbon will become a wholly owned subsidiary of Evergreen. The merger is intended to be a tax-free, stock-for-stock transaction. At the time of execution of the agreement, each of Yorktown Energy Partners III, L.P. and Patrick R. McDonald, President and Chief Executive Officer of Carbon, who own approximately 73.2% and 3.8%, respectively, of Carbon's outstanding common stock, had executed an agreement with Evergreen obligating each of them to vote all shares over which it has voting control in favor of the merger.

        Completion of the merger, which is subject to customary conditions, including approval by the stockholders of Carbon, is expected to occur in the third quarter of 2003. The Merger Agreement contains a $2.5 million termination fee payable by Carbon if the Merger Agreement is terminated under certain circumstances

        Statements contained in the following management discussion and analysis of financial conditions and results of operations that are not historical facts are forward-looking statements and are subject to completion of the proposed merger.

Critical Accounting Policies

        The following summarizes several of our critical accounting policies. See a complete list of significant accounting policies in Note 2 to the Consolidated Financial Statements in this report.

        Property and Equipment—The Company follows the full cost method of accounting for its oil and gas properties. All costs incurred in the acquisition, exploration and development of properties (including costs of surrendered and abandoned leaseholds, delay lease rentals, dry holes and direct overhead related to exploration and development activities) are capitalized.

        Capitalized costs are accumulated for the United States and Canada as separate cost centers and are depleted using the units of production method based on proved reserves of oil and gas. For purposes of the depletion calculation, oil and gas reserves are converted to an equivalent unit of measure where six thousand cubic feet of gas is equal to one barrel of oil. For periods prior to January 1, 2003, the estimated future cost of site restoration, dismantlement and abandonment activities was provided for as a component of depletion. Investments in unproved properties are recorded at the lower of cost or fair market value and are not depleted pending the determination of the existence of proved reserves.

        Pursuant to full cost accounting rules, capitalized costs less related accumulated depletion and deferred income taxes may not exceed the sum of the present value of future net revenues from estimated production of proved oil and gas reserves using a 10% discount factor and unescalated oil and gas prices and costs as of the end of the period; plus the cost of properties not being amortized, if any; plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any; less related income tax effects.

        Reserves—There are many uncertainties inherent in estimating crude oil and natural gas reserve quantities, projecting future production rates and the timing of future development expenditures. In addition, reserve estimates of new discoveries are more imprecise than those of properties with a production history. Accordingly, these estimates are subject to change as additional information becomes available. Proved reserves are the estimated quantities of oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those reserves expected to be recovered through existing equipment and operating methods.

        Derivative Instruments and Hedging Activities—Pursuant to Company guidelines, the Company utilizes derivative instruments only as a hedging mechanism and does not enter into speculative transactions. The Company has a Risk Management Committee to administer and approve all hedging transactions. Gains or losses from commodity derivative instruments that qualify for hedge accounting treatment are recognized as an adjustment to sales revenue in the period in which the derivative instrument matures. Gains or losses from financial instruments that do not qualify for hedge accounting treatment are recognized currently as other revenue. The cash flows from such agreements are included in operating activities in the consolidated statements of cash flows.

        The estimation of fair values for the Company's hedging derivatives requires substantial judgement. The fair values of the Company's derivatives are estimated on a monthly basis using an option pricing model. The option pricing model uses various factors that include closing exchange prices, volatility and the time value of options. The estimated future prices are compared to the prices fixed by the hedge agreements and the resulting estimated future cash inflows (outflows) over the lives of the hedges are discounted. These pricing and discounting variables are sensitive to market volatility as well as to changes in future price forecasts, regional price differentials and interest rates.

        Valuation of Deferred Tax Assets—The Company uses the asset and liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are determined based on differences between the financial statement carrying values and their respective income tax bases (temporary differences). Future income tax assets and liabilities are measured using the tax rates expected to be in effect when the temporary differences are likely to reverse. The effect on future income tax assets and liabilities of a change in tax rates is included in operations in the period in which the change is enacted. The amount of future income tax assets recognized is limited to the amount of the benefit that is more likely than not to be realized.

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

Results of Operations

        The following table and discussion present comparative revenue, production volumes, average sales prices, expenses and percentage change between periods for the three months ended March 31, 2003 and 2002 (first quarter) for the Company's United States and Canadian operations.

	United States Three Months Ended March 31,			Canada Three Months Ended March 31,
	2003	2002	Change	2003	2002	Change
	(U.S. dollars in thousands, except prices and per Mcfe information)			(U.S. dollars in thousands, except prices and per Mcfe information)
Revenues:
Oil and gas revenues	$2,801	$1,899	47%	$3,665	$1,649	122%
Other, net	(192)	78	-346%	—	—	—

Total revenues	$2,609	$1,977	32%	$3,665	$1,649	122%
Daily production volumes:
Natural gas (MMcf)	7.7	9.1	-15%	7.5	6.2	21%
Oil and liquids (Bbl)	225	247	-9%	157	155	1%
Equivalent production (MMcfe 6:1)	9.1	10.6	-14%	8.4	7.1	18%
Average price realized:
Natural gas (Mcf)	$3.38	$1.84	84%	$4.93	$2.56	93%
Oil and liquids (Bbl)	23.05	17.91	29%	24.47	15.58	57%
Direct lifting costs	$386	$386	0%	$361	$349	3%
Average direct lifting costs/Mcfe	0.47	0.41	15%	0.48	0.54	-11%
Other production costs	480	383	25%	32	67	-52%
General and administrative, net	978	878	11%	536	451	19%
Depreciation, depletion and amortization	756	1,082	-30%	696	658	6%
Interest and other expense, net	236	163	45%	103	30	243%
Income tax provision (benefit)	(90)	(343)	-74%	643	54	1091%

        Revenues from oil, liquids and gas sales of Carbon USA for the first quarter of 2003 were $2.8 million, a 47% increase from 2002. The increase was due primarily to increased oil, liquids and natural gas prices in the first quarter of 2003, partially offset by decreased oil, liquids and natural gas production.

        Revenues from oil, liquids and gas sales of Carbon Canada for the first quarter of 2003 were $3.7 million, a 122% increase from 2002. The increase was due primarily to increased oil, liquids and natural gas prices and increased oil, liquids and natural gas production.

        Average production in the United States for the first quarter of 2003 was 225 barrels of oil and liquids per day and 7.7 million cubic feet (MMcf) of gas per day, a decrease of 14% from the same period in 2002 on a Mcf equivalent (Mcfe) basis where one barrel of oil or liquids is equal to six Mcf of gas. The decrease in production was due in part to the disposition of the Company's Kansas properties in September 2002 and natural production declines in all operating areas. During the first quarter of 2003, Carbon USA participated in the drilling of three gross (.6 net) wells of which one gross (.1 net) was completed as an oil well and two gross (.5 net) were completed as gas wells compared to two gross (.1 net) oil wells during the first quarter of 2002.

        Average production in Canada for the first quarter of 2003 was 157 barrels of oil and liquids per day and 7.5 MMcf of gas per day, an increase of 18% on a Mcfe basis from the same period in 2002.

The increase was primarily due to successful drilling activities in the third and fourth quarters of 2002 and first quarter of 2003 in the Carbon and Rowley areas of central Alberta. During the first quarter of 2003, Carbon Canada participated in the drilling of four gross (3.8 net) gas wells. During the first quarter of 2002, Carbon Canada participated in the drilling of three gross (2.0 net) wells of which two gross (1.5 net) were completed as gas wells and one gross (.5 net) well was abandoned as a dry hole.

        Average oil and liquids prices realized by Carbon USA increased 29% from $17.91 per barrel for the first quarter of 2002 to $23.05 for 2003. The average oil and liquids price includes hedge losses of $157,000 or $7.73 per barrel for the first quarter of 2003. There was no oil hedge activity for the first quarter of 2002. Average natural gas prices realized by Carbon USA increased 84% from $1.84 per Mcf for the first quarter of 2002 to $3.38 for 2003. The average natural gas price includes hedge losses of $216,000 or $.31 per Mcf for the first quarter of 2003 compared to hedge gains of $51,000 or $.06 per Mcf for 2002.

        Average oil and liquids prices realized by Carbon Canada increased 57% from $15.58 per barrel for the first quarter of 2002 to $24.47 for 2003. The average oil and liquids price includes hedge losses of $64,000 or $4.54 per barrel for the first quarter of 2003 compared to hedge gains of $11,000 or $.76 per barrel for 2002. Average natural gas prices realized by Carbon Canada increased 93% from $2.56 per Mcf for the first quarter of 2002 to $4.93 for 2002. The average natural gas price includes hedge losses of $211,000 or $.32 per Mcf for the first quarter of 2003 compared to hedge gains of $95,000 or $.17 Mcf for 2002.

        Other losses in the United States were $192,000 for the first quarter of 2003 compared to revenues of $78,000 for 2002. In March 2003, Carbon USA closed on the sale of its interest in oil and gas properties located primarily in the Permian Basin of southeast New Mexico. Proceeds from the sale were used to repay borrowings under the Company's U.S. credit facility with Bank of Oklahoma. As a result of this use of proceeds, the Company no longer had variable rate borrowings underlying certain of its interest rate swap agreements. As a result, the Company discontinued hedge accounting for these interest rate swaps and recorded a non-cash charge of $175,000 related to the change in the fair value of these agreements. In addition, at the time of the asset sale, the Company had an oil commodity swap that was utilized to hedge the Company's Permian Basin oil production which was sold. As a result of the sale, the Company no longer has Permian Basin oil production underlying this commodity derivative contract. Consequently the Company discontinued hedge accounting for this derivative contract and recorded a non-cash charge of $42,000 related to the change in the fair value of this contract.

        Direct lifting costs incurred by Carbon USA were $386,000 or $.47 per Mcfe for the first quarter of 2003 compared to $386,000 or $.41 per Mcfe for 2002. The higher per Mcfe expense in the first quarter of 2003 compared to 2002 was due to operating approximately the same number of wells with lower production per well.

        Other production costs incurred by Carbon USA, consisting primarily of severance taxes and production overhead, were $480,000 for the first quarter of 2003 compared to $383,000 for 2002. The increase is due primarily to increased severance taxes as a result of higher natural gas and oil prices.

        Direct lifting costs incurred by Carbon Canada were $361,000 or $.48 per Mcfe for the first quarter of 2003 compared to $349,000 or $.54 per Mcfe for 2002. The lower per Mcfe expense in the first quarter of 2003 was primarily due to a reconfiguration of the Company's compressor facilities that reduced compressor expenses in the Carbon area and a reduction in contract operating and overhead charges due to Carbon Canada employees assuming these duties.

        General and administrative (G&A) expenses (net of overhead reimbursements on operated wells) incurred by Carbon USA increased 11% from $878,000 for the first quarter of 2002 to $978,000 for 2003. The increase was primarily due to one time fees of $317,000 paid to RBC Capital Markets incurred during the first quarter of 2003 for financial advisory services and rendering a fairness opinion to the Board of Directors of Carbon regarding the exchange ratio of common shares in the announced merger with Evergreen. The comparative increase was partially offset by one time legal expenses of $146,000 incurred during the first quarter of 2002 related to litigation that was concluded in 2002. For the first quarter of 2002 and 2003, Carbon USA capitalized $41,000 of G&A related to geological and geophysical activities.

        General and administrative expenses (net of overhead reimbursements on operated wells) incurred by Carbon Canada increased 19% from $451,000 for the first quarter of 2002 to $536,000 for 2003. The increase was primarily due to an increase in Carbon management service fees billed to Carbon Canada in the first quarter of 2003 compared to 2002. For the first quarter of 2002 and 2003, Carbon Canada did not capitalize any G&A related to geological and geophysical activities.

        Interest and other expense incurred by Carbon USA increased 45% from $163,000 for the first quarter of 2002 to $236,000 for 2003. The increase was due primarily to increased interest rates in the first quarter of 2003 relative to 2002.

        Interest and other expense incurred by Carbon Canada increased 243% from $30,000 for the first quarter of 2002 to $103,000 for 2003. The increase was due primarily to increased average debt balances in the first quarter of 2003 relative to 2002 and increased interest rates in 2003.

        Depreciation, depletion and amortization (DD&A) of oil and gas assets is calculated using the units of production method. DD&A is typically determined by using historical capitalized costs incurred to find, develop and recover oil and gas reserves. However, the Company's DD&A rate has been affected by the purchase price of the properties acquired in the Company's acquisitions of Carbon USA and Carbon Canada, the volume of proved reserves the Company acquired in the acquisitions and a ceiling test impairment recorded by the Company in the second quarter of 2002.

        DD&A expense incurred by Carbon USA was $756,000 or $.93 per Mcfe for the first quarter of 2003 compared to $1.1 million or $1.14 per Mcfe for 2002. The decreased rate is primarily due to the ceiling test impairment recorded by the Company in the second quarter of 2002.

        DD&A expense incurred by Carbon Canada was $696,000 or $.92 per Mcfe compared to $658,000 or $1.02 per Mcfe for 2002. The decreased rate is primarily due to the ceiling test impairment recorded by the Company in the second quarter of 2002.

        Income tax benefit recorded by Carbon USA was $90,000 for the first quarter of 2003, an effective tax rate of 40%. This compared to an income tax benefit of $343,000 and an effective tax rate of 37% for the first quarter of 2002.

        Income tax expense incurred by Carbon Canada was $643,000 for the first quarter of 2003, an effective tax rate of 33%, compared to $54,000 and an effective tax rate of 57% for 2002. The decrease in the effective rate for the first quarter of 2003 compared to 2002 was primarily due to permanent differences in the non-deductibility of certain Canadian royalties for oil, liquids and natural gas compared to an allowable special deduction for Canadian resource properties.

Liquidity and Capital Resources

        At March 31, 2003, the Company had $58.3 million of assets. Total capitalization was $41.9 million, consisting of 49% stockholders' equity and 51% debt.

        For a discussion of the Company's credit facilities, see Note 4 to the Consolidated Financial Statements in this report.

        Net cash provided by operations for the three months ended March 31, 2003 was $2.6 million compared to $2.1 million used in operations in 2002. The increase in operating cash flow was primarily due to increased oil, liquids, and natural gas prices in all regions and increased oil, liquids and natural gas production in Canada, partially offset by decreased oil, liquids and natural gas production in the United States.

        For the three months ended March 31, 2003, Carbon USA spent approximately $1.3 million primarily to fund development and exploration activities in Colorado and Utah and received $14.4 million in proceeds related to the disposition of its interest in oil and gas properties located primarily in the Permian Basin of southeast New Mexico. For the three months ended March 31, 2003, Carbon Canada spent approximately $5.8 million primarily to fund development and exploration activities in central and northwest Alberta.

        For the three months ended March 31, 2002, Carbon USA spent approximately $767,000 primarily to fund development and exploration activities in Colorado, Montana and Utah. For the three months ended March 31, 2002, Carbon Canada spent approximately $1.6 million primarily to fund development activities in the Carbon area of central Alberta.

        Carbon's primary cash requirements for the remainder of 2003, subject to completion of the proposed merger described previously, will be to fund exploration and development expenditures, finance acquisitions, repay debt, and for general working capital needs. The Company has budgeted capital expenditures for the remainder of 2003, exclusive of unplanned acquisitions or divestitures, of approximately $13.9 million. At March 31, 2003, the Company is in compliance with all its debt covenants and has no reason to believe that either of its credit facilities will require principal payments during the next twelve months. Under the facilities, funds available at March 31, 2003 were approximately $7.8 million. In addition, at March 31, 2003, the Company had $7.7 million in cash which was subsequently used to repay borrowings under the Company's U.S. credit facility in April 2003. Carbon believes that available borrowings under its credit agreements and projected operating cash flows will be sufficient to cover its working capital, planned capital expenditures and debt service requirements for the next 12 months.

        On March 24, 2003, Carbon USA closed on the sale of its interest in oil and gas properties located primarily in the Permian Basin of southeast New Mexico. Net proceeds from the sale, after normal closing adjustments, were $14.4 million. The Company initially utilized the proceeds to pay down a portion of the debt and anticipates utilizing the resulting additional borrowing capacity to accelerate its remaining 2003 exploration and development drilling program in the Piceance and Uintah Basins.

        The Company's future cash flow is subject to a number of variables, including the level of production, commodity prices and capital expenditures. Also, borrowings under Carbon's credit facilities are subject to a number of conditions, including compliance with various covenants and borrowing base calculations. As a result, there can be no assurance that operating cash flows and other capital resources will provide cash in sufficient amounts to maintain planned levels of capital expenditures or to meet other cash needs.

        The table below sets forth the Company's contractual obligations at March 31, 2003 and the effect such obligations are expected to have on its liquidity and cash flow in future periods (in thousands):

	Payments Due By Period
Contractual Obligations	Less than 1 Year	1 - 3 Years	4 - 5 Years
Revolving credit facilities	$—	$21,242	$—
Operating leases	397	236	—
Transporation agreements	121	86	—

	$518	$21,564	$—

Disclosures Regarding Forward-Looking Statements

        All statements contained in this filing that are not historical facts are forward-looking statements. Such statements address activities, events or developments that the Company expects, believes, projects, intends or anticipates will or may occur, including such matters as future capital, development and exploration expenditures, reserve estimates (including estimates of future net revenues associated with such reserves and the present value of such future net revenues), future production of oil and natural gas, business strategies, expansion and growth of the Company's operations, cash flow and anticipated liquidity, prospect development and property acquisition, obtaining financial or industry partners for prospect or program development, or marketing of oil and natural gas. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which such forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to be correct. Factors that could cause actual results to differ materially are described, among other places, in the Marketing, Competition, Government Regulation, Environmental Regulation and Operating Hazards sections of the Company's 2002 Form 10-K and under "Management's Discussion and Analysis of Financial Condition and Results of Operations." These factors include, but are not limited to, general economic conditions, the market price of oil and natural gas, the risks associated with exploration, the Company's ability to find, acquire, market, develop and produce new properties, operating hazards attendant to the oil and natural gas business, uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures, the strength and financial resources of the Company's competitors, the Company's ability to find and retain skilled personnel, climatic conditions, labor relations, availability and cost of material and equipment, environmental risks, the results of financing efforts, and regulatory developments. All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. The Company undertakes no obligation to update any forward-looking statements to reflect future events or developments.

Item 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

        Because of its debt position, the Company is exposed to interest rate risk. Interest rate risk is estimated as the potential change in the fair value of interest sensitive investments resulting from an immediate hypothetical change in interest rates. The sensitivity analysis presents the change in fair value of these instruments and changes in the Company's earnings and cash flows assuming an immediate one percent change in floating interest rates. At March 31, 2003, the Company had $10.7 million of floating rate debt through its facility with Bank of Oklahoma and $10.5 million through its facility with CIBC. The Company also had $7.7 million in cash equivalent instruments that were used to repay borrowings under the Company's U.S. credit facility in April 2003. In addition, the Company currently has interest rate swap agreements that effectively convert a portion of its variable rate borrowings to fixed rate debt as described in Note 5 to the Consolidated Financial Statements in this report. Assuming constant debt levels, the impact on earnings and cash flow for the twelve month period beginning April 1, 2003, from a one percent change in interest rates would be approximately $131,000 before taxes.

Foreign Currency Risk

        The Canadian dollar is the functional currency of Carbon Canada. The Company is subject to foreign currency exchange rate risk on cash flows relating to sales, expenses, financing and investing transactions. The Company has not entered into foreign currency forward contracts or other similar financial instruments to manage this risk.

Commodity Price Risk

        Oil and gas commodity markets are influenced by global and regional supply and demand factors. Worldwide political events can also impact commodity prices. The prices received by Carbon for its natural gas production are determined mainly by factors affecting North American regional supply and demand for natural gas. Based upon recent reportable events, it is possible that published indices used to establish the price received by producers for their natural gas production may not be an accurate indication of the market price for natural gas.

        At March 31, 2003, all of the Company's United States gas production is in Colorado and Utah. Since March 2002, natural gas prices for production in these areas have been unusually low relative to the rest of the producing areas in the United States. Reduced regional seasonal demand and inadequate pipeline transportation capacity linking Carbon's production in the Piceance and Uintah Basins to consuming regions are principal factors contributing to the large price differentials. While there is the prospect of additional pipeline capacity out of the region which is expected to help alleviate the high price differentials received by Rocky Mountain gas producers, continued volatility is expected to affect the price received for natural gas produced by Carbon in the United States and Canada.

        The Company may use certain financial instruments including swaps, collars, futures and other contracts in an attempt to reduce exposure to fluctuations in the price of oil and natural gas by establishing fixed prices or hedges for its oil and natural gas production. Hedging the Company's oil and natural gas production may limit the Company's exposure to price declines or limit the benefit of price increases. Risks associated with the practice of hedging include counterparty credit risk, Carbon's inability to deliver required physical volumes of oil and gas which support the Company's hedges, inefficient or non-correlatable hedges, basis risk, inability to liquidate hedge positions if desired and other unforeseen economic factors.

        The table below sets forth the Company's derivative financial instrument positions related to its natural gas and oil production at March 31, 2003:

        Swaps:

Carbon USA				Carbon Canada
Time Period	Bbl/ MMBtu	Weighted Average Fixed Price Bbl/ MMBtu	Derivative Asset/ (Liability)	Time Period	Bbl/ MMBtu	Weighted Average Fixed Price Bbl/ MMBtu	Derivative Asset/ (Liability)
			(in thousands)				(in thousands)
Gas				Gas
04/01/03-12/31/03	1,085,000	$3.07	$(1,316)	04/01/03-12/31/03	130,000	$3.15	$(183)
Oil				Oil
04/01/03-12/31/03	27,500	$25.63	$(42)	04/01/03-12/31/03	27,500	$27.38	$(10)

        The Company periodically enters into long-term physical sales contracts for a portion of its natural gas and oil production. The table below sets forth physical fixed price and costless collar contracts at March 31, 2003:

Fixed price:			Costless collars:
Carbon USA			Carbon Canada
Time Period	MMBtu	Weighted Average Fixed Price MMBtu	Time Period	MMBtu	Weighted Average Floor Price MMBtu	Weighted Average Ceiling Price MMBtu
04/01/03-12/31/03	753,000	$3.75	04/01/03-12/31/03	289,000	$3.95	$5.12
			01/01/04-04/30/04	115,000	3.95	5.78

Item 4. CONTROLS AND PROCEDURES

        Within the 90 days prior to the date of this report, the Company carried out an evaluation, under the supervision and with the participation of the Company's management, including Carbon's principal executive officer and principal financial officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures pursuant to Rule 13a-14 under the Securities Exchange Act of 1934. Based upon that evaluation, the principal executive officer and principal financial officer concluded that the Company's disclosure controls and procedures are effective for purposes of recording, summarizing and timely reporting material information required to be disclosed in reports that the Company files under the Securities Exchange Act of 1934. There were no significant changes in the Company's internal controls or in other factors that could significantly affect these controls since the date the controls were evaluated.

PART II—OTHER INFORMATION

Item 1-5	Not applicable.
Item 6	(a)	Exhibits
	10.1	First Amendment of Amended and Restated Credit Agreement dated as of March 24, 2003 between Carbon Energy Corporation (USA) and Bank of Oklahoma, National Association*
	10.2	Credit Agreement dated as of May 14, 2003 between Carbon Energy Canada Corporation and Canadian Imperial Bank of Commerce.*
	99.1	Certification of 10-Q Report, dated May 15, 2003, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*
	(b)	Reports on Form 8-K
(i)
A report on Form 8-K, filed with the Securities and Exchange commission on April 1, 2003, regarding the March 31, 2003 announcement of an Agreement and Plan of Reorganization between Carbon Energy Corporation, Evergreen Resources, Inc. and Evergreen Merger Corporation.
(ii)
A report on Form 8-K, filed with the Securities and Exchange Commission on April 8, 2003, regarding the March 24, 2003 sale of the Company's interests in oil and gas properties located primarily in the Permian Basin of southeast New Mexico.

*
Filed herewith

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CARBON ENERGY CORPORATION Registrant
Date: May 15, 2003	By:	/s/ PATRICK R. MCDONALD President and Chief Executive Officer
Date: May 15, 2003	By:	/s/ KEVIN D. STRUZESKI Treasurer and Chief Financial Officer

CERTIFICATION

I, Patrick R. McDonald certify that:

1.
I have reviewed this quarterly report on Form 10-Q of Carbon Energy Corporation;

2.
Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.
Based on my knowledge, the financial statements and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.
The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

(a)
designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

(b)
evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

(c)
presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.
The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

(a)
all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

(b)
any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6.
The registrant's other certifying officer and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: May 15, 2003	/s/ PATRICK R. MCDONALD Patrick R. McDonald President and Chief Executive Officer

CERTIFICATION

I, Kevin D. Struzeski certify that:

1.
I have reviewed this quarterly report on Form 10-Q of Carbon Energy Corporation;

2.
Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.
Based on my knowledge, the financial statements and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.
The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

(a)
designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

(b)
evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

(c)
presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.
The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

(a)
all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

(b)
any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6.
The registrant's other certifying officer and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: May 15, 2003	/s/ KEVIN D. STRUZESKI Kevin D. Struzeski Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	First Amendment of Amended and Restated Credit Agreement
10.2	Credit Agreement
99.1	Certification of 10-Q Report

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 7-108-402 of the Colorado Business Corporation Act ("CBCA") provides, generally, that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective. The Registrant's articles of incorporation contain a provision eliminating liability as permitted by the statute. The Registrant's articles of incorporation further provide that directors and officers of the Registrant will not be held personally liable for any injury to persons or property caused by the wrongful act of any employee of the Registrant unless either (i) the director or officer was personally involved in the situation leading to litigation or (ii) the director or officer committed a criminal offense in connection with such litigation.

        Section 7-109-103 of the CBCA provides that a Colorado corporation must indemnify a person who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a "Proceeding"), in which he was a party because the person is or was a director, against reasonable expenses incurred by him in connection with the Proceeding, unless such indemnity is limited by the corporation's articles of incorporation. The Registrant's articles of incorporation do not contain any such limitation.

        Section 7-109-102 of the CBCA provides, generally, that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a Director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that the person's conduct was in the corporation's best interests and, in all other cases, his conduct was at least not opposed to the corporation's best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. The Registrant's articles of incorporation and its bylaws provide for such indemnification. A corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

        Under Section 7-109-107 of the CBCA, unless otherwise provided in the articles of incorporation, a Colorado corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify such a person who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its Board of Directors or shareholders, or contract. The Registrant's articles of incorporation and bylaws provide for indemnification of officers, employees and agents of the Registrant to the same extent as its directors.

        The Registrant's articles of incorporation and bylaws permit the Registrant to pay expenses incurred in defending a Proceeding in advance of the final disposition of the Proceeding if the person undertakes to repay the amount unless it is ultimately determined that he is entitled to such expenses.

        The Registrant's articles of incorporation also provide that the Registrant may purchase and maintain insurance covering any person serving on behalf of, or at the request of, the Registrant against any liability incurred by him in such capacity or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability. The Registrant has obtained a policy of directors' and officers' liability insurance that insures the Registrant's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 21. EXHIBITS

  (a)
  The following exhibits are filed as part of this registration statement:

Exhibit Number	Description of Exhibit
2	Agreement and Plan of Reorganization dated as of March 31, 2003 among Carbon Energy Corporation, Evergreen Resources, Inc. and Evergreen Merger Corporation (included as Appendix A to the proxy statement/prospectus)
3.1
Articles of Incorporation, as amended: Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, Commission File No. 33-273035, by reference to Exhibit I to the Registrant's Current Report on Form 8-K dated December 9, 1994, by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed June 8, 1998 and by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000
3.2	Bylaws: Incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed June 8, 1998
4.1
Shareholders Rights Agreement, incorporated by reference to Exhibit 2 of the Registrant's Current Report on Form 8-K dated July 7, 1997 and Exhibit 4.2 of the Registrant's Amended Registration Statement on Form 8-A dated March 8, 2001
5	Opinion of Berenbaum, Weinshienk & Eason, P.C.
8.1	Opinion of Berenbaum, Weinshienk & Eason, P.C.
8.2	Opinion of Burnet, Duckworth & Palmer LLP
23.1	Consent of Berenbaum, Weinshienk & Eason, P.C. (included in Exhibit 5)
23.2	Consent of Berenbaum, Weinshienk & Eason, P.C. (included in Exhibit 8.1)
23.3	Consent of Burnet, Duckworth & Palmer LLP (included in Exhibit 8.2)
23.4	Consent of BDO Seidman, LLP
23.5	Consent of Netherland, Sewell & Associates, Inc.
23.6	Consent of KPMG LLP
23.7	Consent of Ryder Scott Company, L.P.
23.8	Consent of Sproule Associates Limited
24	Power of Attorney
99(a)	Form of Carbon Energy Corporation Proxy Card

  (b)
  Financial statement schedules: Not applicable.

  (c)
  Reports, opinions or appraisals: The opinion of RBC Dain Rauscher Inc. is included as Appendix B to the proxy statement/prospectus.

ITEM 22. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 or this Form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 20, 2003.

EVERGREEN RESOURCES, INC.
By:	/s/ MARK S. SEXTON Mark S. Sexton Chairman of the Board, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 20, 2003.

/s/ MARK S. SEXTON		/s/ KEVIN R. COLLINS
Name:	Mark S. Sexton	Name:	Kevin R. Collins
Title:	Chairman of the Board, President, Chief Executive Officer and Director (principal executive officer)	Title:	Executive Vice President—Finance, Treasurer and Chief Financial Officer (principal financial and accounting officer)
/s/ ALAIN G. BLAINCHARD		/s/ DENNIS R. CARLTON
Name:	Alain G. Blainchard	Name:	Dennis R. Carlton
Title:	Director	Title:	Director
/s/ ROBERT J. CLARK		/s/ LARRY D. ESTRIDGE
Name:	Robert J. Clark	Name:	Larry D. Estridge
Title:	Director	Title:	Director
/s/ ANDREW D. LUNDQUIST		/s/ JOHN J. RYAN, III
Name:	Andrew D. Lundquist	Name:	John J. Ryan, III
Title:	Director	Title:	Director
/s/ SCOTT D. SHEFFIELD		/s/ ARTHUR L. SMITH
Name:	Scott D. Sheffield	Name:	Arthur L. Smith
Title:	Director	Title:	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2	Agreement and Plan of Reorganization dated as of March 31, 2003 among Carbon Energy Corporation, Evergreen Resources, Inc. and Evergreen Merger Corporation (included as Appendix A to the proxy statement/prospectus)
3.1
Articles of Incorporation, as amended: Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, Commission File No. 33-273035, by reference to Exhibit I to the Registrant's Current Report on Form 8-K dated December 9, 1994, by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed June 8, 1998 and by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000
3.2	Bylaws: Incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed June 8, 1998
4.1
Shareholders Rights Agreement, incorporated by reference to Exhibit 2 of the Registrant's Current Report on Form 8-K dated July 7, 1997 and Exhibit 4.2 of the Registrant's Amended Registration Statement on Form 8-A dated March 8, 2001
5	Opinion of Berenbaum, Weinshienk & Eason, P.C.
8.1	Opinion of Berenbaum, Weinshienk & Eason, P.C.
8.2	Opinion of Burnet, Duckworth & Palmer LLP
23.1	Consent of Berenbaum, Weinshienk & Eason, P.C. (included in Exhibit 5)
23.2	Consent of Berenbaum, Weinshienk & Eason, P.C. (included in Exhibit 8.1)
23.3	Consent of Burnet, Duckworth & Palmer LLP (included in Exhibit 8.2)
23.4	Consent of BDO Seidman, LLP
23.5	Consent of Netherland, Sewell & Associates, Inc.
23.6	Consent of KPMG LLP
23.7	Consent of Ryder Scott Company, L.P.
23.8	Consent of Sproule Associates Limited
24	Power of Attorney
99(a)	Form of Carbon Energy Corporation Proxy Card